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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on February 7, 2020

Registration No. 333-231677

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Priam Properties Inc.
(Exact name of registrant as specified in its governing instruments)

102 Woodmont Blvd., Suite 100, Nashville, Tennessee 37205
(615) 296-0483
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Abhishek Mathur
Chief Executive Officer
102 Woodmont Blvd., Suite 100, Nashville, Tennessee 37205
(615) 296-0483
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:
David C. Wright, Esq. Mark W. Wickersham, Esq. Hunton Andrews Kurth LLP 951 East Byrd Street Richmond, Virginia 23219 (804) 788-8638	Christina T. Roupas, Esq. Courtney M.W. Tygesson, Esq. Winston & Strawn LLP 35 W. Wacker Drive Chicago, Illinois 60601 Telephone: (312) 558-5600 Facsimile: (312) 558-5700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

          If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

Common Stock, $0.01 par value per share	$	$

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended. Includes shares of common stock that may be purchased by the underwriters pursuant to their option to purchase additional shares.

(2)
$12,120 of the amount shown has been previously paid.

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated February 7, 2020

PROSPECTUS

          Shares

Priam Properties Inc.

Common Stock

        This is the initial public offering of Priam Properties Inc. We are offering          shares of our common stock.

        We expect the initial public offering price of our common stock to be between $        and $        per share. Currently, no public market exists for our shares. We intend to apply to list our common stock on the NYSE American LLC, or NYSE American, under the symbol "PRMI." We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a real estate investment trust, or REIT, for federal income tax purposes commencing with our short taxable year ending December 31, 2020. To assist us in qualifying as a REIT, among other purposes, our charter generally limits any person from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding stock or the outstanding shares of any class or series of our capital stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

        We are an "emerging growth company" under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 30 of this prospectus for a discussion of certain risk factors that you should consider before investing in our common stock.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

(1)
See "Underwriting" for additional disclosure regarding the underwriting discounts and commissions and other expenses payable to the underwriters by us.

        We have granted the underwriters an option to purchase up to an additional          shares from us, at the public offering price, less underwriting discounts and commissions, for 30 days after the date of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The shares will be ready for delivery on or about                , 2020.

Bookrunning Manager

D.A. Davidson & Co.

The date of this prospectus is                , 2020.

        You should rely only on the information contained in this document. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current as of the date such information is presented. Our business, financial condition, liquidity, funds from operations, or FFO, results of operations and prospects may have changed since those dates.

        We use market data, demographic data, industry forecasts and industry projections throughout this prospectus. Unless otherwise indicated, we derived such information from the market study prepared for us by Rosen Consulting Group, or RCG, a nationally-recognized real estate consulting firm. Such information is included in this prospectus in reliance on RCG's authority as an expert on such matters. We have paid RCG a fee of $55,100 for such services. In addition, we have obtained certain market and industry data from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. The industry forecasts and projections are based on historical market data and the preparers' experience in the industry, and there is no assurance that any of the projected amounts will be achieved. We believe that the market and industry research others have performed are reliable, but we have not independently verified this information.

i

Glossary

        In this prospectus:

  •
  "initial portfolio" and "initial properties" mean the 15 multi-tenant office properties, as a group, comprised of 31 buildings with an aggregate of approximately 1.9 million net rentable square feet, that we acquired pursuant to our formation transactions described in this prospectus under the caption "Structure and Formation of Our Company." We own 100% of the interests in 12 of the properties in our initial portfolio, 99.998% of the interests in Chase Corporate Center and minority interests in two of the properties in our initial portfolio as follows: 46.1% of the interests in One Harrison, which we account for on a consolidated basis; and 7.1% of the interests in 2700 Blankenbaker, which we account for under the equity method;

  •
  "initial selected markets" means Columbus, Ohio; Raleigh, North Carolina; Nashville, Tennessee; Indianapolis, Indiana; Tampa, Florida; Orlando, Florida; and Memphis, Tennessee;

  •
  "major markets" means the 11 largest MSAs nationwide;

  •
  "Millennials" means the approximately 76 million individuals in the U.S. between the ages of 21 and 37 as of December 31, 2018, according to RCG. Approximately half of Millennials are 28 years old or older, and we expect that shifting lifestyle preferences among this group will lead many households to move to locations that offer a higher quality of life, greater affordability, more job opportunities and a range of housing options;

  •
  "MSA" means metropolitan statistical area;

  •
  "our formation transactions" means the series of transactions pursuant to which our operating partnership acquired all or a portion of the ownership interests in the 15 multi-tenant office properties that comprise our initial portfolio. To acquire the ownership interests in the properties included in our initial portfolio, our operating partnership paid $275,000 in cash and issued an aggregate of 2,578,947 common units and an aggregate of 417,110 4.75% Series A Preferred Units to the prior investors. See "Structure and Formation of our Company" for additional information regarding our formation transactions.

  •
  "our predecessor" means the entities and properties acquired by us in our formation transactions and the business and operations conducted by our Chief Executive Officer, Abhishek Mathur, in connection with those entities and properties;

  •
  "target markets" means MSAs, other than the major markets, that have populations of at least one million people.(1) Target markets have, on average, a higher population growth rate and a higher employment growth rate than the averages of those of the major markets. While target markets exist nationwide, our current focus is on urban nodes in target markets in the Midwest and Southeast United States;

  •
  "urban nodes" means submarkets or portions thereof within target markets that typically display several of the following attributes:

  •
  proximity to urban-style amenities such as restaurants, coffee shops, bars, gyms and other retail options;

(1)
Population estimates are based on data released in 2017 by the United States Census Bureau. Target markets include all MSAs that meet our population criteria, other than the following five MSAs for which RCG does not have data: Providence, Rhode Island and Warwick, Massachusetts; Oklahoma City, Oklahoma; New Orleans, Louisiana and Metairie, Louisiana; Buffalo, New York and Niagara Falls, New York; and Grand Rapids, Michigan and Wyoming, Michigan.

ii

    •
    access or proximity to a range of housing options for employees and high-end housing options for executives;

    •
    a variety of transportation options; and

    •
    proximity to existing or emerging industry clusters.

        We believe that urban nodes have the desirable attributes of both urban submarkets, such as connectivity to cultural and entertainment amenities, and suburban submarkets, such as shorter commutes and more housing options. According to RCG, urban nodes can exist in a variety of submarket types, including central business districts, or CBDs, urban infill zones and historically suburban environments. When identifying urban nodes within target markets and submarkets we seek to maintain a disciplined focus on validating the presence of an urban node that meets our investment criteria, rather than on other classifications of submarket type.

iii

 PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information regarding our company and the historical and pro forma financial statements appearing elsewhere in this prospectus, including under the caption "Risk Factors." Unless the context otherwise requires, references in this prospectus to "we," "our," "us" and "our company" refer to our predecessor for the periods prior to the completion of our formation transactions, which occurred on August 14, 2019, and Priam Properties Inc., a Maryland corporation (together with our consolidated subsidiaries, including Priam Office Properties OP LP, a Delaware limited partnership, which we refer to in this prospectus as our operating partnership) thereafter. References to "our Advisor" refer to our external advisor, Priam Office Advisors LLC, a Delaware limited liability company. We do not have any employees. Rather, our Advisor, pursuant to an advisory agreement with us, provides our executive officers. Unless the context otherwise requires, references in this prospectus to "our management team" and other teams, including our acquisition team and our asset management team, refer to people employed by our Advisor providing such services to us. We are the sole general partner of our operating partnership. The historical and current operations described in this prospectus refer to the historical and current operations of our predecessor and its affiliates as if such operations were conducted by us. Unless otherwise indicated, the information contained in this prospectus is as of September 30, 2019 and assumes that the underwriters' option to purchase additional shares is not exercised and the common stock to be sold in this offering is sold at $            per share, which is the midpoint of the price range set forth on the front cover of this prospectus. Beginning nine months following completion of this offering, 50% of the common units of our operating partnership issued in our formation transactions will be redeemable at our option or at the option of each holder, and beginning 18 months following completion of this offering the remaining 50% of the common units issued in our formation transactions will be redeemable at our option or at the option of each holder. Each common unit will be redeemable for cash in an amount equal to the then-current market price per share of our common stock or, at our option, for one share of our common stock. During the first three years following completion of this offering, each share of our common stock issued in connection with the redemption of our common units will be subject to a six-month lock-up agreement. See "Shares Eligible for Future Sale—Lock-up Agreements."

Our Company

        We are a recently formed real estate investment company focused on acquiring, improving, owning and managing multi-tenant office properties in high-growth urban nodes in the Midwest and Southeast United States within target markets, which we define as MSAs, other than the major markets, that have populations of at least one million people. We are externally managed by Priam Office Advisors LLC, our Advisor. We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2020.

        We developed our urban node investment strategy, which our management team has been executing since 2014, to address shifting demographic trends affecting office properties with a particular focus on Millennials. We believe Millennials are increasingly relocating away from major markets in search of living and working environments that provide access to the modern urban amenities available in major markets while also providing a high quality of life and lower cost of living than major markets. We believe multi-tenant office properties in high-growth urban nodes represent the most compelling risk-adjusted opportunity to benefit from the changing priorities and preferences of the Millennial workforce and the employers who seek to recruit and retain them.

        We believe that urban nodes combine many of the desirable attributes of urban submarkets, such as connectivity to cultural and entertainment amenities and desirable employment opportunities, and those of suburban submarkets, such as shorter commutes, lower cost of living and more housing options. According to RCG, urban nodes can exist in a variety of submarket types, including CBDs, urban infill zones and historically suburban environments. When identifying urban nodes within target markets and submarkets, we seek to maintain a disciplined focus on validating the characteristics of an urban node within a target market that meets our investment criteria, rather than on specific classifications of submarket type.

        We own 100% of the interests in 12 multi-tenant office properties, a 99.998% interest in one multi-tenant office property and minority interests of 46.1% and 7.1%, respectively, in two multi-tenant office properties, all 15 of which we refer to collectively as our initial portfolio. The 15 multi-tenant office properties are comprised of 31 buildings with an aggregate of approximately 1.9 million net rentable square feet. As of September 30, 2019, our initial portfolio was approximately 91.4% leased. Our initial portfolio includes properties located within select urban nodes in seven markets located in the Midwest and Southeast United States: Columbus, Ohio; Raleigh, North Carolina; Indianapolis, Indiana; Tampa, Florida; Memphis, Tennessee; Louisville, Kentucky and Birmingham, Alabama. We consider certain markets where we currently own properties—Columbus, Ohio; Raleigh, North Carolina; Indianapolis, Indiana; Tampa, Florida; and Memphis, Tennessee—together with Nashville, Tennessee; and Orlando, Florida, to be our initial selected markets. According to RCG, our initial selected markets contained an aggregate of approximately 317 million net rentable square feet of office space as of December 31, 2018.

        We believe that Abhishek Mathur, our Chief Executive Officer, possesses a unique combination of commercial real estate experience and an intimate knowledge and understanding of the priorities and preferences of the Millennial generation and, as a result, is a leader in identifying and capitalizing on the growing numbers of Millennial workers and office-using businesses when acquiring the properties in our initial portfolio. Since 2010, Mr. Mathur has been acquiring real estate, and since 2014 he has been executing on our urban node investment strategy. Mr. Mathur has been responsible for the acquisition, financing, operations, leasing or disposition of approximately $3.0 billion of office properties since 2005. Additionally, W. Michael Madden, our Chief Financial Officer and Treasurer, has extensive experience in corporate finance, public company reporting and internal controls. Our senior management team has extensive relationships and knowledge of the urban nodes in our initial selected markets that we intend to leverage for further growth of our portfolio.

Market Opportunity

        With approximately 76 million individuals between the ages of 21 and 37 as of December 31, 2018, Millennials comprise the largest generation in the United States and is expected to be the predominant group in the workforce for the foreseeable future, according to the Brookings Institute. As the majority of Millennials mature into their thirties, we believe many have entered or are entering into a stage of life where the confluence of starting a family, continuing to pursue a career and purchasing a home become priorities and, as a result, issues such as employment opportunities, cost of living, quality of life, proximity to work and access to well-regarded schools are becoming increasingly important. We believe these preferences, combined with diminishing single-family home affordability in the major markets, will cause many Millennials to pursue opportunities to live and work in urban nodes in target markets that can address their evolving career and personal goals.

        We focus on multi-tenant office properties in urban nodes in target markets that we believe are not only poised to experience outperforming rent and occupancy growth due to sustained population in-migration but also are likely to maintain a significant and sustainable spread between current market rents and rents at which new construction is typically justified. We believe the characteristics of the urban nodes in which we make acquisitions permit us to acquire office properties at attractive yields and significantly insulate us from risks associated with new supply.

        When identifying target markets, we focus on factors such as population growth, a highly educated workforce, office-using employment growth and limited new supply.

        Population Growth.    Population growth in target markets has notably outpaced population growth in the major markets during recent years. According to population estimates released by the United States Census Bureau, or the Census Bureau, average annual population growth in target markets in 2017 exceeded that of the major markets by more than 50% (an average annual rate of 1.1% in target markets versus 0.6% in the major markets). From 2013 through 2017, the growth of the population between the ages of 25 and 34 in target markets exceeded that of the major markets by 40% to 45% (an average annual rate of 1.9% in target markets versus 1.4% in the major markets). Additionally, between 2007 and 2017, the number of 25- to 34 year-olds as a share of total population in target markets increased by 90 basis points, nearly double the increase in the major markets during the same time period. We believe the pace of population growth in target markets reflects the shifting lifestyle preferences of Millennials and that, as this in-migration trend continues, more employers will choose to locate or relocate their corporate offices to urban nodes in target markets to attract the Millennial workforce talent that is increasingly residing nearby.

        Highly Educated Workforce.    Many target markets are economic epicenters that often have a strong university presence and a large existing population of highly educated workers. Further, educational attainment increased in target markets in recent years because of net migration and retention of highly educated workers. As of 2017, approximately 3.2% of the population in target markets, or 700,000 people, holding a Bachelor's or more advanced degree had moved from another state, compared with 2.5% in the major markets. Notably, the rate of increase in the number of people in target markets holding a Bachelor's or more advanced degree has outpaced that of the major markets by approximately 6.0%, increasing between 2006 to 2017 by 39.8% and reaching 21.6 million people in 2016. In contrast, the highly-educated population in major markets increased at a slower pace of 33.7% during the same time period. We believe that job opportunities, affordability and lifestyle preferences will continue to draw highly educated young professionals to target markets, driving economic growth and attracting employers offering high-paying positions in knowledge-driven industries.

        Office-using Employment Growth.    Office-using employment has increased in recent years in target markets. As a result, we expect tenant demand for multi-tenant office properties to continue to increase substantially in target markets. In recent years, strong office-using employment growth supported sustained tenant demand and a steady improvement in operating conditions for office properties in target markets, many of which had office-using employment growth rates that surpassed the national office-using employment growth rate of 1.4% in 2018. From 2010 through 2018, office-using employment growth averaged 2.3% annually in target markets, compared with an average of 1.6% among major markets, according to the U.S. Bureau of Labor Statistics, or BLS.

        Limited New Supply.    We believe target markets will be supply-constrained over the medium- to long-term due to prevailing market rents below levels that would justify new construction. As a result, the level of new construction in target markets tends to be lower than in the major markets, resulting in relatively fewer options for multi-tenant office space. New construction in target markets during 2017 remained 15 million square feet below 2008 levels.

        Halo Effect.    Several high-profile companies have announced plans to establish secondary campuses or headquarters within certain of our initial selected markets, developments which we believe are further indications of a broader recognition of the trends on which our strategy has focused since 2014. The following are examples of such announcements:

  •
  In May 2018, AllianceBernstein L.P., or AllianceBernstein, a global investment-management and research firm with more than $500 billion in assets under management, announced it would be relocating its corporate headquarters to Nashville from New York City. The relocation is expected to bring more than 1,000 jobs to Nashville.

  •
  In May 2016, Salesforce, a cloud-based software company based in San Francisco, announced plans to lease 250,000 square feet in downtown Indianapolis, the site of its regional headquarters. Salesforce is expected to have approximately 800 employees in Indianapolis by 2021.

  •
  In January 2018, Amazon.com, Inc., or Amazon, announced a "Top 20" list for its second headquarters, or HQ2, that included four of our initial selected markets (Columbus, Raleigh, Nashville and Indianapolis). We believe that inclusion of several of our initial selected markets on the "Top 20" list further validates our ability to identify markets early that are beneficiaries of positive demographic trends, regardless of the actual selection. In November 2018, in addition to announcing its decision regarding HQ2, Amazon announced it would open an East Coast hub of operations in Nashville (an "Operations Center of Excellence"), which is expected to bring approximately 5,000 new jobs to the city.

  •
  Between May and July 2017, Infosys Technologies Limited, or Infosys, a global leader in consulting, technology and next-generation services, announced it would be opening Technology and Innovation Hubs in Raleigh and Indianapolis. Each of these projects is expected to create approximately 2,000 jobs in its respective city by 2021.

  •
  In September 2018, Chipotle Mexican Grill, Inc., or Chipotle, announced it would consolidate offices from New York and Colorado to Columbus, Ohio. Chipotle announced 270 new jobs and noted that its main reason for moving was that "The Columbus Region offers us the right combination of a diverse talent pool and innovation to continue Chipotle's national and global growth."

  •
  In December 2018, Indigo Ag, Inc., or Indigo Ag, announced it will establish its headquarters for North American commercial operations in downtown Memphis, where it will create 700 new jobs. Indigo Ag announced that it will invest approximately $6.6 million in Memphis over the next three years and has noted that a reason for the move was Memphis's pro-business environment.

  •
  In July 2016, ADP, LLC, or ADP, a comprehensive global provider of cloud-based Human Capital Management solutions, announced that it would be moving its payroll and benefits processing center to Orlando. This Fortune 250 company is expected to create 1,600 new jobs in Orlando over the coming years.

        We believe that all markets included on Amazon's "Top 20" list, as well as other targets of high-profile corporate relocation processes, are likely to enjoy a meaningful "halo effect" in the eyes of Millennials in the workforce and employers alike. We believe that target markets will continue to be considered for similar corporate relocations, and we further believe that relocation announcements to target markets will serve to further raise the profiles of target markets among a broader group of employers. Additionally, we believe such announcements will act as a catalyst for public infrastructure projects located in and around urban nodes, creating additional attractive options for similar corporate relocations.

Our Urban Node Investment Strategy

        We seek to acquire well-located multi-tenant office properties in urban nodes where we believe we can effectively execute our value-added repositioning programs to generate attractive risk-adjusted returns for our stockholders. We believe urban nodes in target markets tend to be:

  •
  poised for, or already experiencing, population and office-use employment growth outperformance, both relative to national averages and major markets, and relative to the overall target market MSAs;

  •
  supply-constrained over the medium- to long-term due to prevailing market rents below levels that would justify new construction; and

  •
  characterized by a critical mass of office real estate of a size, vintage and character that we believe is well-suited for our capital improvement and value-added leasing strategies.

        We believe that well-located multi-tenant office properties in urban nodes that have a diverse tenant mix, a history of high occupancy rates and require limited deferred capital expenditures provide downside protection. As a result of these downside protections and upside opportunities, we believe that the properties in our initial portfolio are desirable investments even before we deploy capital to make improvements to the property. We believe that with a relatively modest amount of discretionary growth capital expenditures, we can continue to create workspaces that appeal to Millennials and their employers to drive increases in occupancy and rental rates.

Our Investment Process and Value-Add Repositioning Program

        We have an integrated, scalable real estate acquisition and management process that our founder, Mr. Mathur, began developing in 2014. Our dynamic process has been expanded and refined based upon actual operating experience since our initial acquisitions and our routine assessment of evolving conditions in target markets. We believe our senior management team's past experience in managing and acquiring multi-tenant office buildings and our support processes will enable us to achieve scale in each of our initial selected markets. We have strong relationships in our initial selected markets and the urban nodes we select, which we believe enhance our acquisition and underwriting capabilities. Our team's relationships in our initial selected markets have helped us to build a positive reputation, which in turn has led to a number of opportunities to gain scale and future opportunities to acquire additional properties in each of our initial selected markets. In addition, our team's experience helps us use our value-add repositioning program to improve acquired properties with features that are attractive to Millennials.

Selection of Target Markets and Urban Nodes

        Our acquisition strategy is based upon extensive market and demographic research and is focused on exploiting the large shift in Millennial population trends occurring within target markets. When identifying target markets, we focus on factors such as population growth, job growth, employer movement and office relocations, strength of office submarkets, rental rate growth, development pricing, availability of land for speculative construction and institutional capital investment levels. Within these target markets, we then seek submarkets that contain vibrant communities led by prominent universities, local governments that are supportive of attracting business and a growing workforce of Millennials. We evaluate submarkets using data from a variety of sources, with a particular emphasis on macroeconomic and microeconomic trends (including housing market, demographic, population and wage data), to determine if a particular submarket meets our investment criteria.

        Within submarkets that meet our investment criteria, we seek to identify the urban nodes that offer the most attractive mix of rental rate increases, absorption, vacancy rates and amenity-rich environments, which are often characterized by high barriers-to-entry for speculative construction (stemming from a lack of developable land and high construction costs relative to prevailing market rents), access to transportation networks, a range of housing options, employment centers, well-regarded schools and retail conveniences such as coffee shops, bars, gyms and restaurants. We seek to obtain a first-mover advantage by achieving scale in urban nodes in target markets before other institutional investors recognize the attractive office market fundamentals resulting from Millennial in-migration.

Selection of Multi-Tenant Office Properties

        Once we have identified urban nodes that meet our investment criteria, we target specific properties that have an existing diverse tenant mix and high occupancy rates and that we believe would benefit from our value-add repositioning strategy, with a particular focus on the addition of Millennial-focused amenities. We then leverage our local brokerage relationships in the market to acquire the assets that we believe have the greatest potential for risk-adjusted returns and long-term capital appreciation.

        The following summarizes our typical selection criteria for potential multi-tenant office property acquisitions:

Size	75,000 or more net rentable square feet
Tenant Profile	Multi-tenant (no single-tenant buildings) with a diverse tenant mix
Value-Add Opportunity	Leasing costs expected to be low on both an absolute and relative basis
Capacity to add certain amenities that are attractive to Millennials and require minimal capital expenditures, such as common-area WiFi, LED lighting, small cafes and food kiosks, and outdoor areas that often include seating, fire pits or bocce ball courts
Tenant Turnover	Approximately 20% - 30% annual rent rollover
Occupancy	Greater than 80% occupied, but at below-market rental rates
Property Condition	No significant deferred capital expenditures
Target Pricing	Approximately 20% - 40% below projected construction replacement cost

Property Underwriting

        Once we have identified a potential acquisition target that meets our investment criteria, we leverage our acquisition team's experience underwriting properties and our asset management team's market-specific knowledge and relationships across target markets to analyze key factors including historical and projected rental rates, absorption time periods, tenant incentives, prospective tenant improvement dollars and capital expenditure requirements. Our acquisition and asset management teams collaborate to assess each acquisition target's projected operating expenses, rental rates, tenant improvement costs, rental terms and disposition expectations to determine a property's estimated value. Our acquisition and asset management teams benefit from their relationships with local leasing brokers, property managers and other vendors and draw upon our experience in target markets to further refine their underwriting assumptions.

Case Study: Our Investment Process and Value-Add Repositioning Program

        We acquired The Collection at Sabal Park, or The Collection, in August 2018. The Collection is a 428,276 net rentable square foot multi-tenant office property that consists of four multi-story buildings and four single-story buildings in the I-75/I-4 corridor at Sabal Park in Tampa, Florida. We believe The Collection acquisition is illustrative of our investment process and value-add repositioning program described above.

        Selection of Target Market.    Certain markets in the state of Florida meet many of our initial acquisition criteria due to the state's strong historical and projected population growth, business-friendly environment (evidenced by the lack of a state income tax) and diverse employer base. According to the Census Bureau, Tampa, Jacksonville and Orlando all experienced double-digit population growth from 2010 to 2018. Tampa, in particular, experienced a 16.9% increase in population during this time period, according to the Census Bureau, and in 2014 Florida overtook New York as the third most populous state in the United States.

        We concluded that Tampa's compelling growth trajectory, resilient employer base and strong real estate fundamentals satisfied our investment criteria. According to the Census Bureau, the Tampa MSA was the tenth-fastest growing MSA in the country in 2017, and a recent Pew Research Poll ranked it in the top five of places in the country Americans would most like to live. Tampa also boasts a number of notable employers such as BayCare Health System, Publix Super Markets, Verizon Communications, Inc. and JPMorgan Chase. Additionally, according to Cushman & Wakefield, as of March 2019, Tampa had an overall 11.5% vacancy rate and only 250,000 square feet of office space under construction. We believe that Tampa is well-positioned to continue experiencing strong rental rate growth due to an increase in office space demand and limited new office construction.

        Selection of Urban Nodes.    After we validated the attractiveness of the Tampa market, we investigated Tampa's submarkets to identify the presence of urban nodes that satisfy our investment criteria. We ultimately selected the urban nodes of Westshore and the I-75/I-4 corridor because we believe they are ideally suited for employers that desire to attract potential Millennial employees living in Tampa. The I-75/I-4 corridor also features a mixed-use business park setting and access to a range of housing options for employees, which we believe makes the corridor particularly appealing to employers requiring highly functional and well-located office space.

        Selection of Property and Asset Underwriting.    Once we identified the I-75/I-4 corridor as an urban node that met our investment criteria, we began targeting specific properties that we believed would benefit from our value-add repositioning strategy, with a particular focus on the addition of Millennial-focused amenities. By leveraging our local brokerage relationships in Tampa, we were given an "off-market" opportunity to purchase The Collection. Our asset management team concluded that there were opportunities to add value to the property with minimal capital expenditures.

        Value-Add Repositioning Program.    Going forward, we plan to improve The Collection by making judicious capital expenditures to add certain Millennial-focused amenities, such as common area WiFi, collaboration areas and outdoor improvements. We also intend to work with national and local food and beverage operators to provide tenants with convenient dining options that currently do not exist. We believe that, with these improvements and active asset management, The Collection will continue to attract employers and improve occupancy to levels consistent with Tampa's competitive occupancy rates.

        At the time of initial underwriting of the property, The Collection's occupancy rate was 80%. Under the terms of our contract to purchase The Collection, we were given control of the leasing of the property, which allowed us to better position the property for potential tenants. As a result of our efforts, we leased 110,000 square feet and increased occupancy to 93.5% as of September 30, 2019.

Our Competitive Strengths

Early Identification of, and Investment in, Attractive Urban Nodes

        Our founders, Messrs. Mathur and Adams, identified the potential for Millennial population growth in target markets and have had a presence in many of our initial selected markets since making their first acquisition of a multi-tenant office property. We believe that population growth in our initial selected markets will continue as Millennials migrate to urban nodes and employers locate or relocate their offices to attract the Millennial workforce that is increasingly residing nearby. We believe that announcements made by AllianceBernstein, Salesforce, Amazon, Infosys, CoStar, ADP and others to move, or to consider moving, into target markets validate our views of this demographic shift. We also believe that target markets will continue to be considered for corporate relocations and that these relocations will further raise the profile of target markets. Additionally, we believe that our early and consistent presence in many target markets, and our proven ability to identify desirable urban nodes and source acquisition opportunities within them, provides us with a significant first-mover advantage to capitalize on population growth that we believe will lead to increased demand for office properties.

Well-Positioned Initial Portfolio

        We own 100% of the interests in 12 multi-tenant office properties, 99.998% of the interests in one multi-tenant office property and minority interests in two multi-tenant office properties. Our initial portfolio is comprised of 31 buildings with an aggregate of approximately 1.9 million net rentable square feet. Our initial properties are in urban nodes which generally are located in vibrant communities with prominent universities, local governments that are supportive of attracting business and a growing Millennial workforce that is expected to attract entrepreneurs and large employers alike. We believe a large portion of the Millennial workforce increasingly is remaining in these urban nodes after graduation to work, or returning to the urban nodes within the markets where they grew up, rather than residing in major markets longer-term. The urban nodes in which our initial properties are located share a number of important common attributes that we believe are particularly attractive to this demographic, such as numerous housing options, well-regarded schools and a desirable work-life balance, evidenced by short commutes and proximity to restaurants, coffee shops, bars, gyms and other retail conveniences.

        As of September 30, 2019, our initial portfolio was 91.4% leased by a diverse group of tenants. None of the 31 buildings in our initial portfolio requires extensive capital expenditures and each provides opportunities for discretionary, value-add improvements. Through our value-add repositioning program, we invest in features attractive to the Millennial workforce, such as modern lighting, amenities and open floorplans, such that our all-in investment remains substantially below estimated replacement cost. We believe that the location of the office properties in our initial portfolio, their high occupancy levels and low capital expenditure requirements lead to our initial portfolio being well-positioned to carry out our investment strategy.

Relationship-Driven Access to Acquisitions

        Of our 10 most recent acquisitions, eight were sourced off-market through existing relationships with the property owners or brokers, which we believe evidences our ability to leverage our close relationships in target markets. We also believe our positive reputation with market participants distinguishes us from many competing property buyers and owners, who often do not have the same localized relationships and knowledge. We expect that our extensive "high-touch" relationships with property owners, brokers, national and regional lenders, diverse tenants and other market participants in our initial selected markets and our reputation as a reliable counterparty will continue to provide us access to off-market acquisition opportunities in submarkets we identify as being attractive urban nodes.

Active and Robust Acquisition Pipeline

        Our active and robust acquisition pipeline includes approximately 5.0 million square feet of multi-tenant office properties in our initial selected markets, which we have generated from our extensive relationships with property owners, brokers, national and regional lenders and other market participants, and our deep knowledge of our initial selected markets and the urban nodes therein. We regularly replenish and grow our pipeline by identifying additional urban nodes within our initial selected markets and potential acquisition opportunities within those urban nodes. Our goal is to identify, underwrite and acquire an average of two to four multi-tenant office properties per quarter over the next several years. According to RCG, as of December 31, 2018 there are an aggregate of approximately 317 million square feet of office space in our initial selected markets, providing us with an opportunity to maintain an active pipeline and to scale operations significantly.

Experienced Management Team Attuned to the Millennial Demographic

        Our senior management team, led by Mr. Mathur, our Chief Executive Officer, has an intimate knowledge and understanding of each of our initial properties as well as a focused strategy targeting urban nodes and specific properties that we believe would benefit from our value-add repositioning strategy with a particular focus on the addition of Millennial-focused amenities. Mr. Madden, our Chief Financial Officer and Treasurer, has extensive experience in corporate finance, public company reporting and internal controls. Our senior management team has a proven track record in office property real estate, collectively having been responsible for the acquisition, financing, operations, leasing or disposition of an aggregate of approximately $3.0 billion of office properties. In addition, our senior management team has extensive experience managing operating expenses through continued implementation of cost control initiatives. We believe our senior management team provides us with a significant advantage over competing buyers when pursuing acquisition opportunities given its extensive relationships with property owners, brokers and tenants within our initial selected markets and its understanding of Millennial office space preferences.

        Mr. Mathur, 39, born among the earliest Millennials, was early to recognize, through personal experience, observation and analyses of emerging trends, the needs and priorities of both Millennial workers and the employers seeking to recruit and retain them. In addition, our Advisor's employees are primarily Millennials, and we believe their personal experiences will continue to serve as a meaningful competitive strength for the foreseeable future. Several of our team members have participated in substantial demographic research efforts to gain a better understanding of Millennials and their workplace preferences. Through this demographic research and the collective experience of our senior management team and our Advisor's employees, we believe that we are attuned to the attributes of office properties desired by the Millennial workforce. Collectively, we believe our senior management team and our Advisor's employees provide us with the ability to successfully identify both urban nodes and properties that are well-positioned for our strategy and conceive and execute efficient value-added repositioning programs that will resonate with the employers of our target demographic and the Millennial workforce.

Engaged and Disciplined Approach to Portfolio Management

        Our asset management team regularly evaluates each of our properties, including its historical and projected financial performance, tenant mix, market fundamentals and other factors, to assess whether its expected future returns justify our continued ownership, or if one or more properties should be sold in order to re-deploy the proceeds into other investment opportunities. We have demonstrated an ability to effectively identify opportune times to sell properties after executing our value-add repositioning strategy to enhance the value of our properties, which has in the past resulted in, and in the future is expected to result in, enhanced liquidity and the ability to fund new acquisitions from time to time.

  Case Study: Our Portfolio Management Strategy

        Oaks Business Center (Nashville, Tennessee)—Oaks Business Center is a two-building multi-tenant office property located in Nashville, Tennessee, comprising 61,770 square feet. In 2015, we acquired Oaks Business Center in an off-market process for approximately $11.5 million. At the time of our purchase, the property was 95% occupied and had a weighted-average lease term of approximately 3.8 years. As a result of our lease-up initiatives and high-touch property management strategies, we increased occupancy to 100% and the weighted-average lease term to over eight years. In 2017, as part of our regular property evaluation process, we concluded that the value of the property had increased meaningfully since our acquisition, and that the prospect of future additional increases in value was marginal. As such, we believed that the investment's internal rate of return had been maximized and it was the optimal time to dispose of the property. As a result, we initiated a broad marketed sales process that resulted in the sale of Oaks Business Center in 2017 for $13.3 million, representing an economic gain on sale of approximately $1.8 million during our 28-month ownership period.

Alignment of Interests

        We believe the interests of our senior management team and certain of our directors will be strongly aligned with those of our stockholders. As a result of their direct or indirect ownership interests in the entities that received common units in our formation transactions, our senior management team and certain of our directors and their respective affiliates (other than us) will beneficially own, directly or indirectly, an aggregate of 112,241 common units, collectively representing approximately        % of the total outstanding shares of our common stock on a fully diluted basis (or approximately        % if the underwriters' option to purchase additional shares is exercised in full) upon completion of this offering.

Growth-Oriented Capital Structure

        We intend to target an overall debt-to-gross total assets ratio of approximately 50% to 60%, which we believe is in line with that of similar publicly traded REITs. In addition, we believe our ability to issue common units as tax-advantaged consideration for property acquisitions will provide us a significant competitive advantage.

Our Business and Growth Strategies

        Our principal investment objectives are to provide our stockholders with current income in the form of dividends and to increase the cash flow and value of our portfolio of office properties thereby increasing the value of our common stock. To accomplish these goals, we intend to focus on the strategies outlined below.

Pursue Our Urban Node Office Property Investment Strategy

        We seek to acquire multi-tenant office properties in urban nodes located within target markets. Within the markets that meet our investment criteria, we intend to acquire well-located office properties within the urban nodes that offer the most attractive mix of rental rate increases, absorption, vacancy rates and amenity-rich environments. These attractive urban nodes are often characterized by high barriers-to-entry for speculative construction (stemming from a lack of developable land and high construction costs relative to market rents), access to transportation networks, a range of housing options, employment centers, well-regarded schools and retail conveniences such as coffee shops, bars, gyms and restaurants. Within identified urban nodes, we focus primarily on multi-tenant office properties at acquisition prices below projected replacement costs and rental rates significantly below those of the overall market. We intend to leverage our strong relationships in many of our initial selected markets and the urban nodes we select to execute our investment strategy.

Create Value through Active Asset Management

        We believe that opportunities exist to increase cash flow through active asset management both in our initial portfolio as well as from new properties that we acquire. When considering a property for acquisition, we review all property-level operating expenditures to determine how the property can be managed more efficiently. Our asset management team remains integrally involved in the operation of our initial properties and pairs regular visits and inspections with a preventative maintenance program to mitigate the need for long-term capital expenditures. This has often led to the identification of additional sources of revenue and the elimination of redundant or unnecessary expenses. During 2018, the wholly owned properties in our initial portfolio delivered a weighted-average rental growth rate (initial leasing spread) of 9%, including an average rental growth rate of 7% from new leases and 10% from renewals. As of September 30, 2019, the wholly owned properties in our initial portfolio delivered a weighted-average rental growth rate (initial leasing spread) of 10%, including an average rental growth rate of 7% from new leases and 11% from renewals.

  Case Study: Our Active Asset Management Capabilities

        Grove Park (Memphis, Tennessee)—In 2016, we bought an office property located in East Memphis from an owner who did not typically invest in office buildings. The owner's lack of office asset management experience led to uncaptured revenue from tenant reimbursements and excessive operating costs. While performing acquisition due diligence and utilizing our knowledge of other office properties in our portfolio, we recognized that the amount of revenue that the owner could have collected, and that we would be able to collect in the future, was significant. We determined that we could easily capture this missed revenue through tenant reimbursements and targeted re-leasing efforts. Upon acquisition of the property, we immediately focused on capturing this lost tenant reimbursement revenue and have been able to significantly increase annual net operating income.

Achieve Scale in Our Initial Selected Markets

        We believe that achieving scale in our initial selected markets of approximately 500,000 to one million net rentable square feet will provide us with several absolute or relative cost-saving and revenue-generating opportunities, such as realizing economies of scale by allocating overhead expenses across a larger asset base, enhancing pricing power and negotiating leverage with sub-contractors and other vendors in our urban nodes, providing flexible leasing solutions to tenants as they grow over time, and capturing incremental cash flow when we internalize property management. Our management team has extensive experience managing operating expenses through continued implementation of cost control initiatives, such as installation of LED lighting upgrades that reduce utility costs at our properties, and the implementation of capital improvement projects through incentives.

Execute Our Value-Add Repositioning Program to Target Millennial Preferences

        When formulating the business plan for a potential acquisition, we evaluate opportunities for revenue-enhancing capital expenditures in both common areas and vacant spaces. As was the case with the majority of the office properties in our initial portfolio, we expect that many of the office properties we acquire in the future will present opportunities to significantly improve economic returns through relatively modest investments in capital improvements. We expect to focus on investment in capital improvements specifically designed to attract the Millennial workforce and their employers. We believe that the Millennial workforce desires enhanced collaboration opportunities and a more casual work environment. In order to appeal to employers looking to accommodate the preferences of the Millennial workforce, we typically offer open floorplans and add amenities such as common-area WiFi, LED lighting, small cafes and food kiosks, and outdoor areas that often include seating, fire pits or bocce ball courts. In addition, we plan to work with third parties to facilitate the addition of amenities to enhance the tenant experience in areas surrounding our office properties, such as with coffee shop or restaurant chain operators.

Pursue Opportunities to Recycle Capital Efficiently

        We are committed to prudent growth and expect to create significant value by assembling a large portfolio of multi-tenant office properties in attractive urban nodes that will benefit from the long-term demographic trends that we believe will drive future stockholder value. However, we intend to regularly evaluate our portfolio and may opportunistically and selectively sell office properties when we believe the proceeds can be efficiently redeployed into new investment opportunities that present greater overall return prospects. In particular, we may decide to sell certain office properties located in our current target markets if we identify more attractive opportunities to redeploy capital in urban nodes that satisfy our investment criteria.

Our Initial Portfolio

        Our initial portfolio consists of a total of 1.9 million net rentable square feet of office space. We own 100% of the interests in 12 of the properties in our initial portfolio, 99.998% of the interests in Chase Corporate Center, which we account for on a consolidated basis, and minority interests of 46.1% in One Harrison, which we account for on a consolidated basis, and 7.1% in 2700 Blankenbaker, which we account for under the equity method. We acquired this portfolio and commenced operations on August 14, 2019, as a result of our formation transactions. The following table sets forth an overview of our initial portfolio as of September 30, 2019.

Property	% Equity Interests Owned	Number of Buildings	Location	Year Built		Net Rentable Square Feet	% Leased(1)	Annualized Base Rent(2)		Annualized Base Rent per Leased Square Foot(3)		Average Net Effective Base Rent per Leased Square Foot(4)
Goodale Office Complex	100.0%
1400 Goodale		1	Columbus, OH	1955	(5)	60,539	100.0%	$1,288,576	(6)	$21.29	(6)	$22.33	(6)
1404 Goodale		1	Columbus, OH	1986	(5)	19,224	100.0	389,039	(6)	20.24	(6)	20.84	(6)
MetroCenter IV	100.0	1	Columbus, OH	1982		101,894	85.1	1,675,561	(7)	19.31	(7)	19.85	(7)
MetroCenter V	100.0	1	Columbus, OH	1985		212,731	92.8	3,541,600	(8)	17.95	(8)	18.35	(8)
One Harrison(9)	46.1	1	Raleigh, NC	1984		56,954	90.6	1,141,238	(10)	22.11	(10)	24.70	(10)
Haverstick Office Park	100.0
Haverstick I		1	Indianapolis, IN	1983		43,498	84.2	685,023		18.71		19.19
Haverstick II		1	Indianapolis, IN	1983		35,788	94.5	628,287		18.59		18.27
Intech Ten	100.0	1	Indianapolis, IN	2001		116,414	90.3	2,012,078		19.14		19.36
The Collection at Sabal Park	100.0	8	Tampa, FL	1983 - 1988		428,276	93.5	7,853,200	(11)	19.60	(11)	19.49	(11)
5400 Poplar	100.0	1	Memphis, TN	1984		41,912	100.0	904,525		21.58		22.54
8700 Tournament Trails	100.0	1	Memphis, TN	2002		73,423	94.5	1,499,985		21.61		21.79
Grove Park	100.0	1	Memphis, TN	1962		59,711	84.2	1,071,998		21.31		21.66
Primacy II	100.0	1	Memphis, TN	1981		123,265	85.3	2,220,393		21.13		22.20
Primacy III	100.0	1	Memphis, TN	1983		131,125	73.4	1,863,305		19.36		20.45
2700 Blankenbaker(12)	7.1	1	Louisville, KY	2002		107,598	100.0	2,713,270	(13)	25.22	(13)	25.37	(13)
Executive Park(14)	100.0	7	Louisville, KY	1972		109,651	95.2	1,748,116		16.75		17.12
Chase Corporate Center(15)	99.998	2	Birmingham, AL	1985 - 1987		211,341	95.1	4,543,732	(16)	22.61	(16)	23.39	(16)

Total/Weighted Average		31				1,933,344	91.4%	$35,779,926		$20.24		$20.71

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

(4)
Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of September 30, 2019, calculated on a straight-line basis to amortize rental abatements, divided by (ii) square footage under commenced leases as of September 30, 2019.

(5)
The buildings in the Goodale Office Complex were converted to office buildings in 2005 and 2006.

(6)
The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $573,564 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(7)
The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $754,186 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(8)
The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $1,243,355 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(9)
We own 46.1% of the interests in One Harrison and consolidate the property in our financial statements.

(10)
Represents 100% of One Harrison's annualized base rent, annualized base rent per leased square foot and average net effective annual base rent per leased square foot, as applicable.

(11)
The leases at two of the buildings at this property are triple-net leases and, as such, the 2018 rent recoveries of $96,683 for Sabal Business Center I and $65,127 for Sabal Business Center II have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(12)
We own 7.1% of the interests in 2700 Blankenbaker, which we account for under the equity method in our consolidated financial statements.

(13)
Represents 100% of 2700 Blankenbaker's annualized base rent, annualized base rent per leased square foot and average net effective annual base rent per leased square foot, as applicable. The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $1,169,079 have been added to provide cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(14)
Subject to a ground lease that expires in 2067.

(15)
We own 99.998% of the interests in Chase Corporate Center and consolidate the property in our financial statements.

(16)
Represents 100% of Chase Corporate Center's annualized base rent, annualized base rent per leased square foot and average net effective annual base rent per leased square foot, as applicable.

Lease Distribution

        As of September 30, 2019, approximately 48.4% of our initial portfolio's annualized base rent was generated from leases of 10,000 net rentable square feet or less. Leases of this size typically require lower amounts of tenant improvements and provide better tenant diversification across the portfolio. The following chart sets forth the percentage of annualized base rent of our initial portfolio under lease as of September 30, 2019.

Percentage of 2019 Annualized Base Rent by Amount of Space Leased as of September 30, 2019

Tenant Diversification

        As of September 30, 2019, our initial portfolio was leased to 287 tenants conducting business in a variety of industries. Our five largest tenants as of September 30, 2019 were Cigna Healthspring, Inc., Coca-Cola, Indiana University Health, CBRE, Inc. and Springfield College. Collectively, as of September 30, 2019, our five largest tenants provided approximately 18.6% of our initial portfolio's annualized base rent, and our single largest tenant provided approximately 5.2% of our initial portfolio's annualized base rent.

Acquisition Strategy and Pipeline

        We seek to expand our portfolio through acquisitions of well-located multi-tenant office properties located in attractive urban nodes within target markets.

        As of the date of this prospectus, we have identified 12 multi-tenant office properties aggregating approximately 2.0 million net rentable square feet as acquisition opportunities in our initial selected markets for estimated purchase prices aggregating approximately $303 million. In particular, we are currently negotiating non-binding letters of intent with respect to four of these properties in four of our initial selected markets. Collectively, these four properties represent approximately 601,000 net rentable square feet and are available for an estimated aggregate purchase price of approximately $95 million. We have not completed our due diligence process and have not entered into binding agreements with the sellers of any of these properties. As a result, we do not deem any of these potential acquisition prospects probable as of the date of this prospectus. The four properties are as follows:

  •
  Columbus—An approximately 119,000 square foot multi-tenant office property located in the Dublin submarket, for an estimated purchase price of approximately $16 million;

  •
  Tampa—An approximately 80,000 square foot multi-tenant office property located in the I-75/I-4 corridor, for an estimated purchase price of approximately $13 million;

  •
  Orlando—An approximately 195,000 square foot multi-tenant office property located in the Maitland submarket, for an estimated purchase price of approximately $31 million; and

  •
  Raleigh—An approximately 210,000 square foot multi-tenant office property in the Glenwood submarket, for an estimated purchase price of approximately $35 million.

        We can provide no assurances that we will acquire the properties listed above at the prices we currently expect, on our anticipated timeline or at all.

Property Management

        We use various qualified third parties to manage the properties in our initial portfolio. As we achieve scale in target markets, we intend to terminate third-party property manager arrangements by internalizing the property management function in markets where we achieve 500,000 to one million net rentable square feet.

Financing Strategy

        In the future, we may incur various types of indebtedness, including indebtedness secured by our properties.

Summary Risk Factors

        Investing in our common stock involves a high degree of risk. Prospective investors are urged to carefully consider the matters discussed under "Risk Factors" prior to making an investment in our common stock. Such risks include, but are not limited to:

  •
  Our rental revenue is derived from our properties, and adverse economic or other developments in the markets in which they are located could adversely affect our results of operations, financial condition and ability to service our debt and make distributions to our stockholders.

  •
  We expect to have approximately $152.2 million of indebtedness outstanding following completion of this offering, which may expose us to the risk of default under our debt obligations and may include covenants that restrict our ability to pay distributions to our stockholders.

  •
  We depend on significant tenants in certain of our properties, and a bankruptcy, insolvency or inability to pay rent by any of these tenants could result in a material decrease in our rental income, which would have a material adverse effect on our financial condition, results of operations, cash flows, cash available for distribution and our ability to service our debt obligations.

  •
  We may be unable to lease vacant space, renew leases or re-let space on favorable terms or at all as leases expire, which could materially adversely affect us, including our financial condition, results of operations, cash flows, cash available for distribution and our ability to service our debt obligations.

  •
  We rely on third-party property managers to operate our initial properties and leasing agents to lease vacancies in our initial properties.

  •
  Competition for property acquisitions may reduce the number of opportunities available to us and increase our acquisition costs, which could have a material adverse effect on our growth prospects.

  •
  Significant competition in the leasing market could have a material adverse effect on our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

  •
  We are recently formed, have no operating history as a REIT or a publicly traded company and have limited resources, and as such may not be able to operate successfully our business, continue to implement our investment strategy or generate sufficient revenue to make or sustain distributions to stockholders.

  •
  We did not obtain any third-party appraisals of the properties acquired by us in connection with our formation transactions. As a result, the price paid by us for the acquisition of the properties in our formation transactions may have exceeded the fair market value of those properties and assets.

  •
  Our success depends on our Advisor's key personnel, whose continued service is not guaranteed, and the loss of one or more of such key personnel could adversely affect our ability to manage our business and to implement our growth strategies and this could create a negative perception of our company in the capital markets.

  •
  We depend upon our Advisor to conduct our operations and, therefore, any adverse changes in the financial health of our Advisor, or our relationship with our Advisor, could hinder our operating performance and adversely affect the market price of our common stock.

  •
  Our Advisor and certain of its affiliates may have interests that diverge from the interests of our common stockholders.

  •
  Our business is subject to risks associated with real estate assets and the real estate industry, which could materially adversely affect our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

  •
  Certain provisions of Maryland law could inhibit changes of control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

  •
  Failure to qualify as a REIT, or failure to maintain our qualification as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

  •
  There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering.

  •
  We may be unable to make distributions at expected levels, which could result in a decrease in the market price of our common stock.

  •
  Certain members of our senior management team and the prior investors own a significant amount of common units, which may be redeemed by us for shares of our common stock, and future sales by these holders of shares of our common stock, or the perception that such sales could occur in the future, could have a material adverse effect on the market price of our common stock.

Structure and Formation of Our Company

Our Operating Entities

  Our Company

        We were formed as a Maryland corporation in July 2018 and commenced operations upon completion of our formation transactions on August 14, 2019. We conduct our business through a traditional umbrella partnership real estate investment trust, or UPREIT, structure in which our properties are owned by our operating partnership directly or indirectly through limited partnerships, limited liability companies or other subsidiaries of our operating partnership, as described below under "—Our Operating Partnership." We are the sole general partner of our operating partnership and, upon completion of this offering, will own approximately        % of the common units of our operating partnership. Our board of directors oversees our business and affairs.

  Our Operating Partnership

        Our operating partnership was formed as a Delaware limited partnership in July 2018 and commenced operations upon completion of our formation transactions on August 14, 2019. Substantially all of our assets are held by, and our operations are conducted through, our operating partnership. As the sole general partner of our operating partnership, we generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in "Description of the Partnership Agreement of Our Operating Partnership." In the future, we may issue common units or preferred units from time to time in connection with property acquisitions, compensation or otherwise.

Formation Transactions

        The properties and businesses that our operating partnership acquired in connection with our formation transactions were previously owned by partnerships and limited liability companies in which Mr. Mathur and his affiliates (other than us), and other third parties, directly or indirectly owned interests. We refer to these partnerships and limited liability companies collectively as the ownership entities. The prior owners of the ownership entities or their parent companies, whom we refer to collectively as the prior investors, entered into contribution agreements with our operating partnership pursuant to which they contributed all or a portion of their interests in the ownership entities to our operating partnership or its subsidiaries in exchange for cash and common units or, in the case of third parties Hall Capital, LLC and Hall Capital III, LP, which we refer to collectively as, Hall Capital, preferred units of limited partnership in our operating partnership designated as 4.75% Series A Preferred Units. The amount of consideration paid to the prior investors in our formation transactions was based upon the terms of the applicable contribution agreements and was not based on arm's-length negotiations (except with respect to Hall Capital). No appraisal or other third-party valuation of the properties in our initial portfolio was obtained. See "Structure and Formation of Our Company—Our Structure—Determination of Consideration Payable in our Formation Transactions."

        In connection with our formation transactions, the following have occurred:

  •
  We were formed as a Maryland corporation and our operating partnership was formed as a Delaware limited partnership in July 2018. In connection with our formation, Messrs. Mathur and Adams made an initial investment in us of an aggregate of $1,000 in exchange for an aggregate of 1,000 shares of our common stock. We will repurchase those shares upon completion of this offering for $1,000.

  •
  Our operating partnership entered into contribution agreements with the prior investors, pursuant to which we acquired our initial properties by acquiring from the prior investors 100%

    of the equity interests in the entities that own the multi-tenant office properties (other than the entity that owns One Harrison, of which we acquired 46.1% of the equity interests; the entity that owns 2700 Blankenbaker, of which we acquired 7.1% of the equity interests; and the entity that owns Chase Corporate Center, of which we acquired 99.998% of the equity interests), for:

    •
    an aggregate of $275,000 in cash;

    •
    2,578,947 common units; and

    •
    417,110 4.75% Series A Preferred Units (which have an aggregate liquidation preference amount of $20.86 million).

  •
  As a result of the foregoing, we own, through our operating partnership, 100% of the interests in 12 of the properties in our initial portfolio, 99.998% of the interests in Chase Corporate Center, which we account for on a consolidated basis, and minority interests in two of the properties in our initial portfolio as follows: 46.1% of the interests in One Harrison, which we account for on a consolidated basis; and 7.1% of the interests in 2700 Blankenbaker, which we account for under the equity method. The contribution agreements for Chase Corporate Center provide that the remaining 0.002% interest will be contributed in exchange for an aggregate of three 4.75% Series A Preferred Units (which will have an aggregate liquidation preference amount of $150) and seven common units, following receipt of the consent of the lender of the debt secured by Chase Corporate Center.

  •
  All of our initial properties are consolidated in our financial statements other than 2700 Blankenbaker, which we account for under the equity method.

  •
  Messrs. Mathur and Madden, who were members of the management team of Priam Capital GP, LLC and Priam Investors GP, LLC, or Priam Capital, which controlled the entities other than Hall Capital that contributed our initial properties, became members of our senior management team and approximately seven former employees of Priam Capital became our Advisor's dedicated employees.

  •
  50% of the common units issued in our formation transactions will be redeemable at the option of the holder beginning nine months following the completion of this offering. The remaining 50% of the common units issued in our formation transactions will be redeemable 18 months following the completion of this offering. Each common unit will be redeemable for cash in an amount equal to the then-current market price per share of our common stock or, at our option, for shares of our common stock on a one-for-one basis. During the first three years following completion of this offering, each share of our common stock issued in connection with the redemption of our common units will be subject to a six-month lock-up agreement. See "Shares Eligible for Future Sale—Lock-up Agreements."

        Concurrently with or prior to the completion of this offering, the following will occur:

  •
  We will sell                shares of our common stock in this offering (or                    shares of our common stock if the underwriters' option to purchase additional shares is exercised in full) and we will contribute the net proceeds from this offering to our operating partnership in exchange for            common units (or                 common units if the underwriters' option to purchase additional shares is exercised in full).

  •
  We expect to have approximately $152.2 million of indebtedness outstanding upon completion of this offering.

  •
  Concurrently with the completion of this offering, we expect to amend and restate our advisory agreement, or as amended and restated, the Advisory Agreement, pursuant to which our Advisor will continue to provide management and advisory services to us. See "Our Advisor and the Advisory Agreement—Advisory Agreement."

  •
  In connection with the completion of this offering, we expect to adopt the Priam Properties Inc. Amended and Restated 2020 Individual Equity Incentive Plan, or the Individual Equity Incentive Plan, and the Priam Properties Inc. 2020 Advisor Equity Incentive Plan, or the Advisor Equity Incentive Plan, and, together with the Individual Equity Incentive Plan, the Equity Incentive Plans.

  Benefits of this Offering to Related Parties

        In connection with this offering, our senior management team and certain of our directors will receive material benefits described in "Certain Relationships and Related Party Transactions," including those described below.

  •
  We have agreed to file, following the date on which our common units become eligible for redemption pursuant to the terms of the partnership agreement, one or more registration statements on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, registering the issuance and resale of the shares of common stock issuable upon redemption of the common units issued in our formation transactions, including those issued to Mr. Mathur, his affiliates and related trusts and certain of our other directors and executive officers and their respective affiliates. We have agreed to pay all of the expenses relating to such registration statements, except for any brokerage and sale commission fees and disbursements of each holder's counsel, accountants and other advisors, and any transfer taxes relating to the sale or disposition of shares of common stock by such holders. See "Shares Eligible for Future Sale—Registration Rights."

  •
  We intend to enter into indemnification agreements with our directors and executive officers effective upon completion of this offering, providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors or in certain other capacities.

  •
  Under the Equity Incentive Plans, we may grant cash or equity incentive awards to our Advisor, directors, officers, employees and consultants. Upon completion of this offering, we will grant awards of restricted shares of common stock having an aggregate initial value of $            (which will be an aggregate of             restricted shares of common stock based on the midpoint of the price range set forth on the front cover of this prospectus) to our independent directors pursuant to the Individual Equity Incentive Plan. These awards will vest pursuant to the terms of the respective award agreements. See "Executive Compensation—Equity Incentive Plans."

  Our Structure

        The following diagram depicts our expected ownership structure upon completion of this offering. Our operating partnership owns the properties in our initial portfolio directly or indirectly.

(1)
Includes an aggregate of            restricted shares of our common stock to be granted to our independent directors concurrently with the completion of this offering, based on the midpoint of the price range on the front cover of this prospectus.

(2)
Includes an aggregate of 61,332 common units issued in our formation transactions and beneficially owned by Brian C. Adams or his affiliates (other than us) as a result of his indirect or direct ownership interests in the entities that received common units in our formation transactions.

(3)
Includes an aggregate of 50,909 common units issued to Mr. Mathur in our formation transactions and beneficially owned by Mr. Mathur or his affiliates (other than us) as a result of his indirect or direct ownership interests in the entities that received common units in our formation transactions.

(4)
Percentages of ownership are 100% (of each of 12 property-owning entities), 99.998% (of the entity that owns Chase Corporate Center), 46.1% (of the entity that owns One Harrison) and 7.1% (of the entity that owns 2700 Blankenbaker).

Our Advisor and the Advisory Agreement

        In connection with this offering, we will enter into the Advisory Agreement pursuant to which our Advisor will continue to provide management and advisory services to us. The Advisory Agreement requires our Advisor to manage our business affairs in conformity with policies and investment guidelines that are approved and monitored by our board of directors.

        We expect to benefit from the experience, skill, resources, relationships and contacts of the executive officers and other key personnel of our Advisor under the Advisory Agreement. All of our executive officers are equity holders of our Advisor and we will not have any employees upon completion of this offering.

Type	Description
Initial Term	The initial term of the Advisory Agreement is five years, beginning with the completion of this offering. It will automatically renew for an unlimited number of successive one-year periods thereafter, unless the agreement is not renewed or is terminated in accordance with its terms.
Base Management Fee

An annual base management fee, calculated and payable in cash in arrears on a monthly basis in an amount equal to 1/12 of the sum of (i) $          and (ii) 1.25% multiplied by the sum of (a) the net proceeds from this offering plus (b) the net proceeds from future offerings of our common stock minus (c) any amount that we pay for repurchases of shares of our common stock. Up to 100% of the base management fee may be paid in common units or long-term incentive partnership units in our operating partnership, or LTIP units, at the discretion of our Advisor. Pursuant to an agreement with our Advisor, we will pay 100% of the first year's base management fee in common units or LTIP units.

Incentive Fee

An annual incentive fee, calculated and payable in cash in arrears on a quarterly basis, in an amount equal to the greater of (i) $0.00 and (ii) the product of (a) 20% multiplied by (b) the amount by which our total stockholder return, on an annualized basis, exceeds 8% multiplied by (c) the weighted-average number of common shares and common units outstanding.

See "Our Advisor and the Advisory Agreement—Advisory Agreement—Incentive Fee."
Acquisition Fee

An acquisition fee equal to 0.50% of the gross purchase price of each property (other than our initial properties) is due at the closing of each acquisition. Up to one-half of the acquisition fee may be paid in shares of our common stock at the discretion of our board of directors.

Initial Grant

Upon entering into the original advisory agreement, we approved for issuance to our Advisor a one-time grant of 3% of the total number of common units outstanding upon completion of this offering, or the Initial Grant, or            common units. We intend to issue the Initial Grant to our Advisor following completion of this offering. Our Advisor may award the Initial Grant to our senior management team and other employees of our Advisor.

Property Management Fee, Construction Management Fee and Leasing Commissions

If we internalize property management and leasing functions at our properties, we will pay an affiliate of our Advisor property management fees and construction management fees equal to those fees previously payable to the third-party property manager under each property's third-party property manager arrangement and market-rate leasing commissions.

Type	Description
Expense Reimbursement

We will reimburse our Advisor for all reasonable out-of-pocket expenses in connection or associated with property acquisitions or acquisition investigations, such as environmental site assessments, building inspection reports, independent appraisals and travel costs. See "Our Advisor and the Advisory Agreement—Advisory Agreement—Expense Reimbursement."

Termination Fee

Upon a determination by us not to renew the Advisory Agreement at the expiration of the initial term or any extended term or our termination of the Advisory Agreement at any time after the initial term (other than for cause), we will pay our Advisor a termination fee equal to three times the sum of the average annual base management fee and incentive fee earned by our Advisor during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Any termination fee will be payable by us in common units equal to the termination fee divided by the average of the daily market price of our common stock for the ten consecutive trading days immediately preceding the date of termination. Payment must be made within 90 days after occurrence of the event requiring the payment of the termination fee.

In the event of a change of control of our Advisor, which will not take place without our consent, no termination fee will be due or payable.
Internalization of Management

After the first four and a half years of the initial term of the Advisory Agreement, and not later than 180 days prior to the end of the initial term of the Advisory Agreement, our Advisor must provide to us a written offer to contribute to us at the end of the initial term all of the assets or equity interests in our Advisor.

The offer price will be the lesser of the two amounts determined by the Internalization Formulas, as defined below.

The Internalization Formulas are: (i) our Advisor's earnings before interest, taxes, depreciation and amortization (adjusted for unusual, extraordinary and non-recurring charges and expenses), or EBITDA, annualized based on the most recent completed quarter, multiplied by a specific multiple, or the EBITDA Multiple, set forth below depending on our common stock's annual total stockholder return, or TSR, and (ii) the equity market capitalization of our outstanding common stock and common units multiplied by a specific percentage, or the Capitalization Percentage, set forth below depending on our annual TSR.

Type	Description

For purposes of the computations above, the EBITDA Multiple and Capitalization Percentage, respectively, for specific levels of TSR are: (A) 5.0 and 5.0% if the TSR is less than 8.0%; (B) 5.5 and 5.5% if the TSR is at least 8.0% and not more than 12.0%; and (C) 6.0 and 6.0% if the TSR is greater than 12.0%. For purposes of the foregoing computation, TSR will be calculated by adding (i) the difference (if any, but not a negative number) between the volume-weighted average of the closing price of our common stock for the last ten consecutive trading days of the computation period and the price paid per share in this offering, or the IPO price, plus (ii) dividends per share paid in respect of our common stock since the completion of this offering, dividing the result by the number of full months elapsed since completion of this offering, and multiplying the result by 12.

Upon receipt of the Advisor's initial internalization offer, a special committee consisting solely of our independent directors may accept the Advisor's proposal or submit a counter offer to the Advisor. Consummation of any internalization transaction will be conditioned upon (i) our receipt of a fairness opinion from a nationally recognized investment banking firm to the effect that the consideration to be paid by us for the assets or equity of our Advisor is fair, from a financial point of view, to holders of our common stock who are not affiliated with our Advisor or its affiliates, (ii) approval of the internalization transaction by a special committee comprised solely of independent members of our board of directors, and (iii) approval by stockholders holding a majority of all the votes cast at a meeting of stockholders duly called and at which a quorum is present.

If these conditions are not satisfied and an internalization transaction is not consummated at the end of the initial term, the Advisor will annually submit a new internalization offer, with an Internalization Price based on the foregoing framework, not later than 180 days prior to the next anniversary of the Advisory Agreement until termination of the Advisory Agreement. The special committee of our board of directors and our Advisor will follow the same process with respect to each internalization offer, and any internalization transaction will be subject to the above three conditions. Unless we terminate the Advisory Agreement for cause or the Advisor is internalized (in which case the Advisor's owner will receive the Internalization Price), the Advisor will receive the termination fee upon termination of the Advisory Agreement.

Type	Description

At the time we internalize our Advisor, our investment portfolio might include investments containing equity participations or cash flow-sharing provisions negotiated with our joint venture partners and included in the investment documentation at the time such investment was made. Such equity participations and cash flow-sharing provisions may not be recordable as income until received, and receipt may be delayed depending on the timing of the ultimate sale of the investments. At the time of internalization, if the amount of any equity participation or cash flow has not been recorded in EBITDA for purposes of determining the Internalization Price, then we will pay such unrecorded equity participations or cash flow-sharing provisions to the equity owners of the Advisor upon actual receipt of such consideration.

Restrictions on Transfer

        Each of our Advisor, executive officers, directors and director nominees and their respective affiliates has agreed not to sell or otherwise transfer or encumber any shares of our common stock or securities convertible or exchangeable into our common stock (including common units and LTIP units) owned by him, her or it at the completion of this offering or thereafter acquired by him, her or it for a period of 180 days (with respect to our executive officers, directors and director nominees and their affiliates) without the written consent of D.A. Davidson & Co. Under the partnership agreement governing our operating partnership, holders of common units may not transfer their common units without our prior consent. Beginning nine months following completion of this offering, 50% of the common units issued in our formation transactions will be redeemable, at each holder's option, and beginning 18 months following completion of this offering, the remaining 50% of the common units issued in our formation transactions will be redeemable, at each holder's option. Each common unit will be redeemable for cash in an amount equal to the then-current market price per share of our common stock or, at our option, for shares of our common stock on a one-for-one basis. See "Description of the Partnership Agreement of Our Operating Partnership—Redemption Rights." Additionally, we, as the general partner of our operating partnership, may, at our option, force such redemptions described above. See "Description of the Partnership Agreement of our Operating Partnership—Mandatory Redemption."

Restrictions on Ownership of Our Capital Stock

        Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Code, effective upon completion of this offering and subject to certain exceptions, our charter will provide that no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer."

        Our charter will also prohibit any person from, among other things:

  •
  beneficially or constructively owning or transferring shares of our capital stock if such ownership or transfer would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a year);

  •
  transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons;

  •
  beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own 9.9% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary, or TRS) of our real property within the meaning of Section 856(d)(2)(B) of the Code; and

  •
  beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

        Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the 9.8% ownership limit and certain other restrictions in our charter and may establish or increase an excepted holder percentage limit for such person if our board of directors obtains such representations, covenants and undertakings as it deems appropriate in order to conclude that granting the exemption and/or establishing or increasing the excepted holder percentage limit will not cause us to lose our status as a REIT.

        Our charter will also provide that any ownership or purported transfer of our stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to one or more charitable trusts for the benefit of a charitable beneficiary or beneficiaries, and the purported owner or transferee will acquire no rights in such shares, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. If the transfer to the trust is ineffective for any reason to prevent a violation of the ownership and transfer restrictions contained in our charter, the transfer that would have resulted in such violation will be void ab initio.

Conflicts of Interest

        Following completion of this offering, conflicts of interest may arise between the holders of common units, on the one hand, and our stockholders, on the other hand, with respect to certain transactions, such as the sale of properties or a reduction of indebtedness, which could have adverse tax consequences to holders of common units, including Messrs. Mathur and Adams, thereby making those transactions less desirable to such holders. See "Policies with Respect to Certain Activities—Conflict of Interest Policies" and "Description of the Partnership Agreement of Our Operating Partnership." In addition, Messrs. Mathur and Adams are parties to, or have interests in, certain agreements with us, including the contribution agreements relating to our acquisition of our initial portfolio. These contribution agreements were not negotiated at arm's length and there may be conflicts of interest in the interpretation and enforcement of such agreements. See "Certain Relationships and Related Party Transactions—Formation Transactions."

        We are externally managed by our Advisor. Our executive officers, one of whom is also one of our directors, are members of our Advisor. Related parties participated in the negotiation of the Advisory Agreement, including its terms relating to fees payable to our Advisor, which may not be as favorable to us if such related parties did not participate in such negotiations. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the Advisory Agreement because of our desire to maintain our ongoing relationship with our Advisor. Pursuant to the Advisory Agreement, our Advisor is obligated to supply us with all of our management team. In addition, subject to the direction and oversight of our board of directors, our Advisor has significant discretion regarding the implementation of our operating policies and strategies. See "Conflicts of Interest."

        In addition, our management team will retain ownership interests in certain properties that were not contributed to us in our formation transactions. As a result of these ownership interests, our management team will have conflicts of interest. See "Risk Factors—Risks Related to Our Organizational Structure—We may pursue less vigorous enforcement of terms of the contribution and other agreements with members of our senior management and our affiliates because of our dependence on them and conflicts of interest." For additional information about these relationships, see "Certain Relationships and Related Party Transactions—Excluded Assets."

Distribution Policy

        We intend to pay regular quarterly cash dividends to holders of shares of our common stock. Although we have not previously paid dividends, we intend to pay an initial dividend with respect to the period commencing on the completion of this offering and ending            , 2020 based on an initial distribution rate of $             per share for a full quarter. On an annualized basis, this would be $            per share, or an annual dividend rate of approximately                %, based on the midpoint of the price range set forth on the front cover of this prospectus. We intend to maintain our initial dividend rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimates. Actual distributions may be significantly different from expected distributions. Distributions declared by us will be authorized by our board of directors in its sole discretion out of funds legally available therefor and will depend upon a number of factors, including restrictions under applicable law, our results of operations, the capital requirements of our company and the distribution requirements necessary to qualify and to maintain our qualification as a REIT. See "Distribution Policy."

        We intend to pay dividends that will enable us to meet the distribution requirements applicable to REITs and to eliminate or minimize our obligation to pay income and excise taxes. Although we have no current intention to pay dividends in shares of our common stock, we may in the future choose to do so. See "Material Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders." We do not intend to reduce the expected dividend per share if the underwriters' option to purchase additional shares is exercised.

Our Tax Status

        We intend to elect and qualify to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2020. Our qualification as a REIT will depend upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our capital stock. We believe that we will be organized in conformity with the requirements for qualification as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2020.

        As a REIT, we generally will not be subject to federal income tax on our net taxable income that we distribute currently to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute on an annual basis at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If we fail to qualify for taxation as a REIT in any taxable year and do not qualify for certain statutory relief provisions, our income for that year will be taxed at regular corporate rates, and we would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. Even if we qualify as a REIT for federal income tax purposes, we may still be subject to state and local taxes on our income and assets and to federal income and excise taxes on our undistributed income. Additionally, any income earned by any TRS we form in the future will be fully subject to federal, state and local corporate income tax.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions in the future. If we do take advantage of any of these exemptions, we do not know if some investors will find shares of our common stock less attractive as a result. The result may be a less active trading market for shares of our common stock and the price of our common stock may be more volatile.

        In addition, the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards. We may elect to comply with public company effective dates at any time, and such election would be irrevocable pursuant to Section 107(b) of the JOBS Act.

        We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Corporate Information

        Priam Properties Inc., a Maryland corporation, was incorporated on July 5, 2018 and commenced operations on August 14, 2019. Our principal executive offices are located at 102 Woodmont Boulevard, Suite 100, Nashville, Tennessee 37205. Our telephone number is (615) 296-0483. We maintain an internet website at www.priamproperties.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

The Offering

Common stock offered by us	shares (plus an additional shares that we may issue and sell upon the exercise in full of the underwriters' option to purchase additional shares).
Common stock to be outstanding upon completion of this offering	shares(1)
Common stock and common units to be outstanding upon completion of this offering	shares and common units(1)(2)
Use of proceeds

We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and estimated offering expenses payable by us, will be approximately $          million ($          million if the underwriters' option to purchase additional shares is exercised in full). We will contribute the net proceeds from this offering to our operating partnership in exchange for common units. Our operating partnership intends to use the net proceeds from this offering to fund acquisitions of multi-tenant office properties and for general corporate purposes, including working capital.

Our Advisor	Pursuant to the terms of the Advisory Agreement, our Advisor will provide management and advisory services to us.
Risk factors

Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading "Risk Factors" beginning on page 28 and other information included in this prospectus before investing in our common stock.

Proposed NYSE American symbol	"PRMI"

(1)
Includes (a) shares of our common stock to be issued in this offering and (b) an aggregate of                        shares of restricted common stock to be granted to our independent directors concurrently with the completion of this offering under the Individual Equity Incentive Plan. Excludes (a) an aggregate of 1,000 shares of our common stock initially issued in connection with our formation to Messrs. Mathur and Adams, which will be repurchased by us at cost upon completion of this offering; (b) shares of our common stock issuable upon the exercise in full of the underwriters' option to purchase additional shares; (c) shares of our common stock available for future issuance under the Equity Incentive Plans; and (d) 2,578,947 shares that may be issued, at our option, upon redemption of the common units issued in our formation transactions. Excludes 26,050 LTIP units held by Priam Properties Inc.

(2)
Includes 2,578,947 common units issued in our formation transactions, which may, subject to certain limitations, and as set forth in the partnership agreement of our operating partnership, be called or tendered for redemption by us in exchange for cash or, at our option, for shares of our common stock on a one-for-one basis beginning nine months following completion of this offering as follows: 50%, at our option or each holder's option, and beginning 18 months following completion of this offering, the remaining 50%, at our option or each holder's option. Excludes 26,050 LTIP units held by Priam Properties Inc.

 Summary Selected Financial Data

        The following summary selected financial data should be read in conjunction with our audited financial statements and the related notes, our unaudited pro forma financial information and the related notes, "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

        The following table sets forth summary selected financial and operating data on (i) a condensed consolidated pro forma basis for our company after giving effect to (a) our formation transactions, (b) the estimated use of net proceeds from this offering based on an initial public offering price of $         per share, which is the midpoint of the price range set forth on the front cover of this prospectus and (c) other pro forma adjustments reflecting the completion of this offering, and (ii) a historical consolidated basis for our operating partnership and combined basis for our accounting predecessor. Our company commenced operations on August 14, 2019, in connection with our formation transactions. For all periods prior to August 14, 2019, the financial position and results of operations presented are of our accounting predecessor, which is not a legal entity. Our accounting predecessor is composed of certain entities and their consolidated subsidiaries that own controlling interests in three office properties that we refer to as Haverstick, 5400 Poplar and Grove Park. For the period from August 14, 2019 through September 30, 2019, the financial position and results are of our operating partnership, which we account for under the equity method prior to completion of this offering. We are the sole general partner of our operating partnership and upon completion of this offering, we expect to increase our ownership percentage in our operating partnership to an extent that we will be required to consolidate our operating partnership in our financial statements.

        The historical balance sheet information as of September 30, 2019 of our operating partnership, and as of August 13, 2019, and December 31, 2018, 2017 and 2016 of our accounting predecessor, and the statements of operations and cash flow information for the period from August 14, 2019 through September 30, 2019 of our operating partnership, and for the period from January 1, 2019 through August 13, 2019, and the years ended December 31, 2018 and 2017, and the partial period ended December 31, 2016, of our accounting predecessor, have been derived from the historical financial statements included elsewhere in this prospectus and include all adjustments consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods in accordance with GAAP.

        Our unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2019 assume completion of this offering and our formation transactions as of January 1, 2019 for the statement of operations data and as of December 31, 2019 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Our Company		Our Accounting Predecessor
		Our Operating Partnership Historical Consolidated
			Historical Combined
	Pro Forma Condensed Consolidated
		Period from August 14, 2019 (commencement of operations) through September 30, 2019	Period from January 1, 2019 through August 13, 2019	Year Ended December 31,		Period from July 22, 2016 through December 31, 2016
	Year Ended December 31, 2019
				2018	2017
	(unaudited)	(unaudited)
Statement of Operations Data:
Revenues
Rental income	$	$4,188,089	$2,054,828	$3,421,962	$3,406,973	$544,748
Recoveries from tenants		584,575	213,410	249,551	373,392	83,955
Other		34,735	152,719	62,245	1,597	—

Total revenues		4,807,399	$2,420,957	$3,733,758	$3,781,962	$628,703

Operating Expenses
Property operating expenses		1,082,045	544,914	869,609	$793,519	$142,223
Real estate taxes		488,251	306,011	487,807	516,627	73,700
Repairs and maintenance		267,404	175,819	293,050	297,397	61,740
Management fees		143,825	77,063	133,217	134,758	24,503
Other operating expenses		508,154	113,026	143,142	255,032	30,856
Depreciation and amortization		2,788,333	939,811	1,714,406	1,693,783	219,396

Total operating expenses		5,278,012	2,156,644	$3,641,231	$3,691,116	$552,418

Equity in loss of unconsolidated joint venture		(6,440)	—	—	—	—

Income (loss) from operations		(477,053)	264,313	92,527	$90,846	$76,285
Interest expense		(843,512)	(492,445)	(801,135)	(770,009)	(127,198)

Net loss		(1,320,565)	(228,132)	$(708,608)	$(679,163)	$(50,913)
Net income attributable to non-controlling interest		10,098	—	—	—	—

Net income (loss) attributable to Priam Properties Predecessor		(1.330,663)	(228,132)	$(708,608)	$(679,163)	$(50,913)
Preferred distributions		(129,988)	—	—	—	—

Net loss allocable to common shareholders	$	$(1,460,651)	$(228,132)	$(708,608)	$(679,163)	$(50,913)

Balance Sheet Data (as of):
Investments in real estate, net	$	$235,362,287	$18,723,328	$19,047,752	$19,624,943	$14,921,287
Total assets	$	$277,981,830	$21,583,906	$21,991,437	$22,858,805	$17,568,133
Mortgage notes payable, net	$	$155,805,570	$15,385,903	$15,433,336	$15,498,347	$11,301,888
Total liabilities	$	$166,778,023	$16,603,975	$16,783,374	$16,821,147	$11,852,987
Total equity	$	$90,218,319	$4,979,931	$5,208,063	$6,037,658	$5,715,146
Other Data:
Cash flows provided by (used in)
Operating activities	$	$366,957	$275.266	$797,381	$977,987	$277,266
Investing activities	$	$(483,124)	$(340,979)	$(551,309)	$(6,025,812)	$(16,427,260)
Financing activities	$	$(470,147)	$(170,172)	$(211,682)	$5,221,562	$17,067,947
Net operating income ("NOI")(1)	$	$2,603,727	$1,262,823	$1,891,163	$1,893,959	$326,537
Funds from operations ("FFO")(1)	$	$1,457,670	$711,679	$1,005,798	$1,014,620	$168,483
Adjusted funds from operations ("AFFO")(1)	$	$530,444	$310,043	$360,471	$555,417	$113,196

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for definitions of these metrics and reconciliations of these metrics to net income, the most directly comparable GAAP measure.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, including our historical and pro forma combined financial statements and the notes thereto, before making an investment decision to purchase shares of our common stock offered by this prospectus. The occurrence of any of the following risks could materially adversely affect our business, prospects, financial condition, cash flows, funds from operations, results of operations, the per-share trading price of our common stock and our ability to make cash distributions to our stockholders, which could cause you to lose all or a significant part of your investment in our common stock. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled "Forward-Looking Statements."

 Risks Related to Our Business and Operations

Our rental revenue is derived from our properties, and adverse economic or other developments in the markets in which they are located could adversely affect our results of operations, financial condition and ability to service our debt and make distributions to our stockholders.

        The properties in our initial portfolio are located in the Columbus, Raleigh, Indianapolis, Tampa, Memphis, Louisville and Birmingham markets. As a result, we are particularly susceptible to adverse economic, real estate or other developments in these initial selected markets, such as periods of general or industry economic slowdown or recession, the slowdown of in-migration to these markets, business lay-offs or downsizing, relocations of businesses out of these markets, increases in real estate and other taxes and the cost of complying with current or new governmental regulations, as well as to natural disasters and other disruptions that occur in such markets. Our operations also may be affected if competing properties are built in target markets. We cannot assure you that target markets will grow or that underlying real estate fundamentals will be favorable to owners, operators and developers of office properties. Any adverse developments in target markets could materially reduce the value of our real estate portfolio and our rental revenues, and thus materially adversely affect our business, results of operations, financial condition and ability to service our debt and make distributions to our stockholders.

We expect to have approximately $152.2 million of indebtedness outstanding following completion of this offering, which may expose us to the risk of default under our debt obligations and our debt agreements may include covenants that restrict our ability to pay distributions to our stockholders.

        Upon completion of this offering, we anticipate that our total indebtedness will be approximately $152.2 million, a substantial portion of which will be guaranteed by our operating partnership and us, and we may incur significant additional debt to finance future acquisitions.

        Payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the dividends currently contemplated or necessary to qualify and maintain our qualification as a REIT. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

  •
  our cash flows may be insufficient to meet our required principal and interest payments;

  •
  we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

  •
  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

  •
  we may be forced to dispose of one or more of our properties, possibly on unfavorable terms or in violation of certain covenants to which we may be subject;

  •
  we may default on our obligations, in which case the lenders or mortgagees may have the right to foreclose on any properties that secure the loans and/or collect rents and other income from our properties;

  •
  we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations or reduce our ability to pay, or prohibit us from paying, distributions to our stockholders; and

  •
  our default under any loan with cross default provisions could result in a default on other indebtedness.

        If any one of these events were to occur, our financial condition, results of operations and cash flows could be materially adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Indebtedness."

We depend on significant tenants in certain of our properties, and a bankruptcy, insolvency or inability to pay rent by any of these tenants could result in a material decrease in our rental income, which would have a material adverse effect on our financial condition, results of operations, cash flows, cash available for distribution and our ability to service our debt obligations.

        As of September 30, 2019, the three largest tenants at properties in our initial portfolio, Cigna Healthspring, Inc., or Cigna, Coca-Cola and Indiana University Health, collectively represented approximately 13.0%, and individually represented approximately 5.2%, 3.9% and 3.9%, respectively, of the total annualized base rent in our initial portfolio. The inability of these or other future significant tenants to pay rent or the bankruptcy or insolvency of a significant tenant may adversely affect the income produced by our office properties. For example, Cigna, the largest tenant at properties in our initial portfolio by annualized base rent, accounts for an annualized base rent of $1,667,180, which represents approximately 5.2% of the total annualized base rent of our initial portfolio as of September 30, 2019. As a result, Cigna's inability to pay rent could materially adversely affect the income produced by our initial portfolio. Any leasing delays, tenant failures to make rent payments when due or tenant bankruptcies could result in the termination of the tenant's lease and, particularly in the case of a large tenant, or a significant number of tenants, may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

        If any of these tenants were to experience a downturn in its business or a weakening of its financial condition resulting in its failure to make timely rental payments or causing it to default under its lease, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment. In many cases, we may have made substantial initial investments in the applicable leases through tenant improvement allowances and other concessions that we may not be able to recover. In addition, to the extent a tenant vacates specialized space in one of our properties, re-leasing the vacated space could be more difficult than re-leasing less specialized office space. Any such event could have a material adverse effect on our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

        Any bankruptcy filings by or relating to one of our tenants could bar all efforts by us to collect pre-bankruptcy debts from that tenant or seize its property, unless we receive an order permitting us to do so from a bankruptcy court, which we may be unable to obtain. A tenant bankruptcy could also delay our efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. Furthermore, if a tenant rejects the lease while in bankruptcy, we would have only a general unsecured claim for pre-petition damages. Any unsecured claim that we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims that we hold, if any, which may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock. Furthermore, dealing with a tenant bankruptcy or other default may divert management's attention and cause us to incur substantial legal and other costs, which could adversely affect our ability to execute our business strategies and our results of operations.

Partners or co-venturers in our joint ventures may have economic or other business interests or goals which are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives, and they may have competing interests in our markets that could create conflicts of interest, which could have a material adverse effect on our investments in joint ventures and on our business, financial position and results of operations.

        We have co-invested, and in the future, we may co-invest, with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for developing properties and managing the affairs of a property, partnership, joint venture or other entity. In particular, in connection with our formation transactions, we acquired a 99.998% equity interest in the entity that owns Chase Corporate Center, a 46.1% equity interest in the entity that owns One Harrison and a 7.1% equity interest in the entity that owns 2700 Blankenbaker. Investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present where a third party is not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals and may be in a position to take actions contrary to our policies or objectives, and they may have competing interests in our markets that could create conflicts of interest. Such investments may also have the potential risk of impasses on decisions, such as a sale or financing, because neither we nor the partner(s) or co-venturer(s) would have full control over the partnership or joint venture. In addition, a sale or transfer by us to a third party of our interests in the joint venture may be subject to consent rights or rights of first refusal, in favor of our joint venture partners, which would in each case restrict our ability to dispose of our interest in the joint venture. Where we are a limited partner or non-managing member in any partnership or limited liability company, if such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay taxes, we may be forced to dispose of our interest in such entity, restructure our investment, or take other corrective action. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. Our joint ventures may be subject to debt and, during periods of volatile credit markets, the refinancing of such debt may require equity capital calls. Any of the foregoing risks could have a material adverse effect on our investments in joint ventures and on our business, financial position and results of operations.

Long-term leases may result in below market lease rates over time, which could adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

        All of our leases are modified gross leases (i.e., tenants reimburse us for any operating expenses, property taxes, or insurance to the extent such expenses exceed certain base amounts), except for our properties in Columbus and certain properties in Tampa, which are triple-net (i.e., tenants reimburse us for all operating expenses, property taxes and insurance), with an average term of 3.6 years. Our long-term leases are expected to provide for rent increases over the terms of the leases. However, if we do not accurately judge the potential for increases in market rental rates, we may set the terms of these long-term leases at levels such that, even after contractual rental increases, the rent under our long-term leases could be less than then-prevailing market rental rates. Further, we may have no ability to terminate those leases or to adjust the rent to then-prevailing market rates. As a result, our business, financial condition and results of operations and our ability to make distributions to our stockholders could be materially and adversely affected.

We may be unable to lease vacant space, renew leases or re-let space on favorable terms or at all as leases expire, which could materially adversely affect us, including our financial condition, results of operations, cash flows, cash available for distribution and our ability to service our debt obligations.

        As of September 30, 2019, 8.6% of the square footage of the properties in our initial portfolio was not under lease and was available for rent. In addition, an aggregate of 52.3% of our currently leased square footage is subject to leases that will expire between now and the end of 2022. We cannot assure you that vacant space will be leased, leases will be renewed or that our properties will be re-let at net effective rental rates equal to or above the current average net effective rental rates or that substantial rent abatements, tenant improvements, early termination rights or below-market renewal options will not be offered to attract new tenants or retain existing tenants. Our ability to lease our properties depends upon the overall level of spending in the economy, which is adversely affected by, among other things, job losses and unemployment levels, recession, personal debt levels, the housing market, stock market volatility and uncertainty about the future. If rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases expire, our financial condition, results of operations, cash flows, cash available for distributions and our ability to service our debt obligations could be materially adversely affected.

We rely on third-party property managers to operate our initial properties and leasing agents to lease vacancies in our initial properties.

        We rely on third-party property managers and leasing agents to manage and lease vacancies in most of our properties. The third-party property managers have significant decision-making authority with respect to the management of our properties. Although we are significantly engaged with our third-party property managers, our ability to direct and control how our properties are managed on a day-to-day basis may be limited. Thus, the success of our business may depend in part on the ability of our third-party property managers to manage the day-to-day operations and the ability of our leasing agents to lease vacancies in our properties. Any adversity experienced by our property managers or leasing agents could adversely impact the operation and profitability of our properties and, consequently, our financial condition, results of operations, cash flows, cash available for distributions and our ability to service our debt obligations.

Competition for property acquisitions may reduce the number of opportunities available to us and increase our acquisition costs, which could have a material adverse effect on our growth prospects.

        The current market for property acquisitions is extremely competitive. This competition may increase the demand for the types of properties in which we typically invest and, therefore, reduce the number of suitable investment opportunities available to us and increase the purchase prices for such properties, in the event we are able to acquire or develop such properties. We face significant competition for attractive investment opportunities from an indeterminate number of investors, including publicly traded and privately held REITs, private equity investors and institutional investment funds, many of which have greater financial resources than we do, a greater ability to borrow funds to make investments in properties and the ability to accept more risk than we can prudently manage, including risks with respect to the geographic proximity, particularly in target markets, of investments and the payment of higher acquisition prices. This competition will increase if investments in real estate become more attractive relative to other investments. If the level of competition for investment opportunities is significant in target markets, it could have a material adverse effect on our growth prospects.

Significant competition in the leasing market could have a material adverse effect on our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

        We compete with numerous developers, owners and operators of real estate, many of which own properties similar to ours in the same submarkets in which our properties are located. If our competitors offer space at rental rates below current market rates, or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants' leases expire. As a result, our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations could be materially adversely affected.

Our ongoing strategy depends, in part, upon completing future acquisitions and dispositions, and we may not be successful in identifying attractive acquisition opportunities and consummating these transactions.

        As part of our strategy, we intend to tailor and grow our portfolio of multi-tenant office properties. We cannot assure you that we will be able to identify opportunities or complete transactions on commercially reasonable terms or at all, or that we will actually realize any anticipated benefits from such acquisitions or investments. There may be high barriers to entry in target markets and scarcity of available acquisition opportunities in the urban nodes in which we want to invest. In addition, we may face unforeseen competition for attractive investment opportunities from an indeterminate number of other real estate investors, including investors with significant capital resources such as domestic and foreign corporations and financial institutions, sovereign wealth funds, public and private REITs, private institutional investment funds, domestic and foreign high-net-worth individuals, life insurance companies and pension funds. As a result of competition, we may be unable to acquire additional properties as we desire or the purchase price may be significantly elevated. Similarly, we cannot assure you that the urban nodes in which we plan to invest will continue to experience the growth and demographic change that we expect.

        Additionally, we regularly review our business to identify multi-tenant office properties that we believe are in urban nodes or have certain characteristics that may not benefit us as much as properties in other urban nodes or with different characteristics. One of our strategies is to selectively dispose of properties and use sale proceeds to fund our growth in target markets through acquisition of office properties that will enhance our portfolio. We cannot assure you that we will be able to consummate any such sales on commercially reasonable terms or at all, or that we will actually realize any anticipated benefits from such sales. Additionally, we may be unable to successfully identify attractive and suitable replacement assets even if we are successful in completing such dispositions. We may face delays in reinvesting net proceeds from sales in new acquisitions, which would impact the return we earn on our assets. Dispositions of real estate assets can be particularly difficult in a challenging economic environment when financing alternatives are limited for potential buyers. Our inability to sell assets, or to sell such assets at attractive prices, could have an adverse impact on our ability to realize proceeds for reinvestment.

Acquired office properties may be located in new markets outside of our initial selected markets, where we may face risks associated with investing in unfamiliar markets.

        We may from time to time acquire office properties in markets that are new to us. When we acquire office properties located in new markets outside of our initial selected markets, we may face risks associated with a lack of market knowledge or understanding of the local economy or trends, forging new business relationships in the area, competition with other companies that already have an established presence in such markets and unfamiliarity with local government and permitting procedures.

We may not acquire the properties that we evaluate in our pipeline.

        Throughout this prospectus, we refer to our pipeline of potential acquisition opportunities, which includes properties that are subject to purchase agreements, properties subject to non-binding letters of intent and properties that we have identified and may consider purchasing in the future. We may never execute binding purchase agreements with respect to properties that are currently subject to non-binding letters of intent, and properties with respect to which we are negotiating may never lead to the execution of any letter of intent or purchase contract. In addition, our purchase agreements contain several closing conditions that may not be satisfied for a variety of reasons, many of which are outside of our control, including the discovery of previously unknown liabilities or other items uncovered during our diligence process.

        Accordingly, we may not ultimately acquire the properties currently in our pipeline at the expected prices, on our anticipated timeline or at all and therefore, you should not place undue reliance on the acquisition pipeline as we have discussed in this prospectus.

The failure of properties acquired in the future to meet our financial expectations could have a material adverse effect on our financial condition, results of operations, cash flows, the per-share trading price of our common stock and our growth prospects.

        Our future acquisitions and our ability to successfully operate these properties may be exposed to the following significant risks, among others:

  •
  we may acquire properties that are not accretive to our results upon acquisition;

  •
  we may not successfully manage and lease acquired properties to meet our expectations;

  •
  we may significantly overpay for a property;

  •
  our cash flows may be insufficient to enable us to pay the required principal and interest payments on the debt secured by the properties;

  •
  we may spend more than budgeted amounts to make necessary improvements or renovations to acquired properties;

  •
  we may be unable to quickly and efficiently integrate new acquisitions into our existing operations;

  •
  our management may be required to spend considerable time negotiating agreements and integrating acquired properties, diverting their attention from our other business objectives;

  •
  market conditions may result in higher than expected vacancy rates and/or lower than expected rental rates; and

  •
  we may acquire properties subject to pre-existing liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

        If we cannot operate acquired properties to meet our financial expectations, our financial condition, results of operations, cash flows, the per-share trading price of our common stock and our growth prospects could be materially adversely affected.

Our dependence on smaller businesses to rent our space could have a material adverse effect on our cash flows and results of operations.

        Many of our tenants are smaller businesses that generally do not have the financial strength or resources of larger corporate tenants. In particular, 110 of our tenants (representing approximately 8.7% of our annualized base rent as of September 30, 2019) lease 2,500 square feet or less from us and many of those tenants are smaller, independent businesses, which generally experience a higher rate of failure than large businesses. As a result of our dependence on these smaller businesses, we could experience a higher rate of tenant defaults, turnover and bankruptcies due to circumstances and forces outside of our control, which could have a material adverse effect on our cash flows and results of operations.

Many of our operating costs and expenses are fixed and will not decline if our revenues decline.

        Our results of operations depend, in large part, on our level of revenues, operating costs and expenses. The expense of owning and operating a property is not necessarily reduced when circumstances such as market factors and competition cause a reduction in revenue from any of our properties. As a result, if our revenues decline, we may not be able to reduce our expenses to keep pace with the corresponding reductions in revenues. Many of the costs associated with real estate investments, such as real estate taxes, insurance, loan payments and maintenance, generally will not be reduced if a property is not fully occupied or other circumstances cause our revenues to decrease, which could have a material adverse effect on our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

We may be required to make rent or other concessions and/or significant capital expenditures to improve our properties in order to retain and attract tenants, which may materially adversely affect our financial condition, results of operations, cash flows, cash available for distributions and ability to service our debt obligations.

        Upon expiration of our leases to our tenants, to the extent that adverse economic conditions in the real estate market reduce the demand for office space, we may be required to make rent or other concessions, accommodate requests for renovations, build-to-suit remodeling and other improvements or provide additional services to our tenants. As a result, we may have to make significant capital or other expenditures in order to retain tenants whose leases expire and to attract new tenants in sufficient numbers. Additionally, we may need to raise capital to make such expenditures. If we are unable to do so or capital is otherwise unavailable, we may be unable to make the required expenditures. This could result in non-renewals by tenants upon expiration of their leases. If any of the foregoing were to occur, it could have a material adverse effect on our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

Increases in mortgage rates or unavailability of mortgage debt may make it difficult for us to finance or refinance our existing debt, which could have a material adverse effect on our financial condition, growth prospects and ability to make distributions to stockholders.

        If mortgage debt is unavailable to us at reasonable rates or at all, we may not be able to finance the purchase additional properties or refinance existing debt when it becomes due. If interest rates are higher when we refinance our properties, our income and cash flows could be reduced, which would reduce cash available for distribution to our stockholders and may hinder our ability to raise more capital by issuing more stock or by borrowing more money. Any of these factors could have a material adverse effect on our financial condition and growth prospects.

Mortgage and other secured debt obligations expose us to the possibility of foreclosure, which could result in the loss of our investment in a property or group of properties subject to mortgage debt.

        Mortgage and other secured debt obligations increase our risk of property losses because defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and ultimately our loss of the property securing any loans for which we are in default. Any foreclosure on a mortgaged property or group of properties could adversely affect the overall value of our portfolio of properties. For tax purposes, a foreclosure on any of our properties that is subject to a nonrecourse mortgage loan would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income upon foreclosure, but would not receive any cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

Most of our debt arrangements involve balloon payment obligations, which may materially adversely affect our cash flows, financial condition and ability to make distributions.

        Most of our debt arrangements require us to make a lump-sum or "balloon" payment at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or our ability to sell the property. At the time the balloon payment is due, we may or may not be able to refinance the existing financing on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. In addition, balloon payments and payments of principal and interest on our indebtedness may leave us with insufficient cash to pay the distributions that we are required to pay to qualify and maintain our qualification as a REIT.

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our financial condition, results of operations, cash flows, cash available for distribution and our ability to service our debt obligations.

        Our business may be affected by market and economic challenges experienced by the real estate industry or the U.S. economy as a whole, such as the dislocations in the credit markets and general global economic downturn during the recent recessionary period. These conditions, or similar conditions in the future, may materially adversely affect us as a result of the following potential consequences, among others:

  •
  decreased demand for office space, which would place downward pressure on market rental rates and property values;

  •
  reduced values of our properties may limit our ability to dispose of assets at attractive prices or obtain debt financing secured by our properties and may reduce the availability of unsecured loans; and

  •
  our ability to obtain financing on terms and conditions that we find acceptable, or at all, may be limited, which could reduce our ability to pursue acquisition opportunities and refinance existing debt, reduce our returns from our acquisition activities and increase our future debt service expense.

        In addition, the recent economic downturn has adversely affected, and may continue to adversely affect, the businesses of many of our tenants. As a result, we may see increases in bankruptcies of our tenants and increased defaults by tenants, and we may experience higher vacancy rates and delays in re-leasing vacant space, which could negatively impact our business, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

Failure to hedge effectively against interest rate changes may adversely affect our financial condition, results of operations, cash flows, cash available for distribution and our ability to service our debt obligations.

        Subject to qualifying and maintaining our qualification as a REIT, we may enter into hedging transactions to protect us from the effects of interest rate fluctuations on floating rate debt. Our hedging transactions may include entering into interest rate cap agreements or interest rate swap agreements. These agreements involve risks, such as the risk that such arrangements would not be effective in reducing our exposure to interest rate changes or that a court could rule that such an agreement is not legally enforceable. In addition, interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates. Hedging could increase our costs and reduce the overall returns on our investments. In addition, while hedging agreements would be intended to lessen the impact of rising interest rates on us, they could also expose us to the risk that the other parties to the agreements would not perform, we could incur significant costs associated with the settlement of the agreements or that the underlying transactions could fail to qualify as highly-effective cash flow hedges under Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 815, Derivatives and Hedging. Failure to hedge effectively against interest rate changes may adversely affect our financial condition, results of operations, cash flows, cash available for distribution and our ability to service our debt obligations.

We are recently formed, have no operating history as a REIT or a publicly traded company and have limited resources, and as such may not be able to operate successfully our business, continue to implement our investment strategy or generate sufficient revenue to make or sustain distributions to stockholders. We cannot assure you that the past experience of our senior management team will be sufficient to operate successfully our company as a publicly traded company.

        We are recently formed and have no operating history as a REIT or a publicly traded company. We cannot assure you that the past experience of our senior management team and our Advisor will be sufficient to operate successfully our company as a REIT or a publicly traded company, including the ability to timely meet the ongoing disclosure requirements of the SEC. See "Risk Factors—Risks Related to Our Status As a REIT—Failure to qualify as a REIT, or failure to maintain our qualification as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders." Following completion of this offering, we will be required to develop and implement control systems and procedures in order to qualify and maintain our qualification as a REIT and satisfy our periodic and current reporting requirements under applicable SEC regulations and comply with NYSE American listing standards, and this transition could place a significant strain on our management systems, infrastructure and other resources and divert management's attention from growing our business. Failure to operate successfully as a public company could have a material adverse effect on our financial condition, results of operations, cash flows and per-share trading price of our common stock.

        In addition, our limited resources may materially adversely impact our ability to operate successfully our portfolio or implement our business plan. As a result of our failure to operate successfully our business, implement our investment strategy or generate sufficient revenue to make or sustain distributions to stockholders, the value of your investment could decline significantly or you could lose a portion of or all of your investment.

We are an "emerging growth company," and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make shares of our common stock less attractive to investors.

        We are an "emerging growth company" under the JOBS Act. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for emerging growth companies, including certain requirements relating to accounting standards and compensation disclosure. We will remain an emerging growth company until the earliest to occur of:

  •
  the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustments for inflation);

  •
  the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt;

  •
  the date on which we are deemed to be a "large accelerated filer" under the Exchange Act; or

  •
  December 31, 2024.

        For as long as we remain an emerging growth company, we may take advantage of exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies, including the requirements to:

  •
  provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404;

  •
  comply with any new or revised financial accounting standards applicable to public companies until such standards are also applicable to private companies;

  •
  comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer;

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  comply with any new audit rules adopted by the PCAOB unless the SEC determines otherwise;

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  provide certain disclosure regarding executive compensation required of larger public companies; or

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  hold stockholder advisory votes on executive compensation.

        We cannot predict if investors will find shares of our common stock less attractive because we will not be subject to the same reporting and other requirements as other public companies. If some investors find shares of our common stock less attractive as a result, there may be a less active trading market for our common stock, and the per-share trading price of our common stock could decline and may be more volatile.

We have elected to use the extended transition period for complying with new or revised financial accounting standards available under the JOBS Act.

        Pursuant to the JOBS Act, as an emerging growth company, we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of our financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible, as possible different or revised standards may be used.

We will incur significant new costs as a result of becoming a public company, and such costs may increase if and when we cease to be an emerging growth company.

        As a public company, we will incur significant legal, accounting, insurance and other expenses that we have not incurred as a private company, including costs associated with public company reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the NYSE American and other applicable securities rules and regulations. Compliance with these rules and regulations may significantly increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. As a result, our executive officers' attention may be diverted from other business concerns, which could adversely affect our business and results of operations. Furthermore, the expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect compliance with these public reporting requirements and associated rules and regulations to increase expenses, particularly after we are no longer an emerging growth company, although we are currently unable to estimate theses costs with any degree of certainty. We could be an emerging growth company for up to five full fiscal years, although circumstances could cause us to lose that status earlier as discussed above, which could result in our incurring additional costs applicable to public companies that are not emerging growth companies.

        In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

Two material weaknesses have been identified in our internal control over financial reporting. If we fail to maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results in a timely manner, which may cause investors to lose confidence in our reporting financial information, the trading price of our common stock could decline materially and our access to the capital markets or other financing sources could be materially and adversely affected.

        A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. We will rely on our internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. More broadly, effective internal control over financial reporting is a necessary component of our program to prevent, and to detect fraud and to operate successfully as a public company. Designing and implementing an effective system of internal control over financial reporting is a continuous effort that requires significant resources, including the expenditure of a significant amount of time by senior members of our management team.

        In connection with the audits of the combined consolidated financial statements of our company and our accounting predecessor for the years ended December 31, 2018 and 2017, two material weaknesses were identified by our independent registered public accounting firm. The first material weakness related to insufficient finance and accounting resources within our organization with adequate knowledge of our financial operations, results, processes and controls. As a result of having insufficient resources internally, we had engaged external advisors to assist in the preparation of the financial statements. However, without sufficient accounting staff in place throughout 2018, we were unable to maintain controls over supervision of the external advisors we engaged, which led to the finding of the second material weakness which related to our failure to maintain adequate controls over the preparation of the financial statements or the information used to support to the recorded amounts.

        To remediate these material weaknesses, we developed and have been executing on a plan that includes (i) initiating a full internal review and evaluation of key processes, procedures and documentation and related control procedures, and the subsequent testing of those controls, and (ii) hiring additional internal accounting personnel with the appropriate level of technical experience and training in the application of technical accounting guidance to non-routine and complex transactions in order to properly analyze, review, record and report on business transactions. In July 2018, and in preparation for this offering, we hired our Chief Financial Officer, Mr. Madden, who has extensive experience in public companies and internal control over financial reporting. By the end of 2018, we had improved our financial reporting process to the extent that we did not need external advisors to compile our financial statements. Although we completed a substantial portion of the preparatory work outlined above during 2019, we can provide no assurance that these actions, as well as further actions we may take, will allow us to remediate this material weakness within the time period we anticipate. If we fail to implement and maintain effective internal control over financial reporting (including appropriately and effectively remediating this material weakness), material misstatements in our interim or annual financial statements may occur in the future.

        Neither we nor our independent registered public accounting firm have performed an evaluation of internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act during any period. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional material weaknesses or significant control deficiencies may have been identified. While Section 404 of the Sarbanes-Oxley Act will require us to assess the effectiveness of our internal control structure and procedures for financial reporting on an annual basis, for as long as we are an "emerging growth company" under the JOBS Act, the registered public accounting firm that issues an audit report on our financial statements will not be required to attest to or report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of our internal controls could detect problems that our management's assessment might not. Failure to comply with Section 404 of the Sarbanes-Oxley Act could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities.

We may enter into tax protection agreements that could limit our ability to sell or otherwise dispose of certain properties or require us to maintain certain debt levels that otherwise would not be required to operate our business.

        In connection with contributions of properties to our operating partnership, our operating partnership may in the future enter into tax protection agreements under which it agrees to minimize the tax consequences to the contributing partners resulting from the sale or other disposition of the contributed properties. Tax protection agreements may make it economically prohibitive to sell any properties that are subject to such agreements even though it may otherwise be in our stockholders' best interests to do so. In addition, we may be required to maintain a minimum level of indebtedness throughout the term of any tax protection agreement regardless of whether such debt levels are otherwise required to operate our business. Although we have not currently entered into any tax protection agreements, we may in the future enter into tax protection agreements to assist contributors of properties to our operating partnership in deferring the recognition of taxable gain as a result of and after any such contribution.

If we issue common units or preferred units as consideration for property acquisitions, the value placed on such units may not accurately reflect their market value, which may dilute your interest in us.

        If we issue common units or preferred units as consideration for property acquisitions, the value attributable to such units will be determined based on negotiations with the property seller and, therefore, may not reflect the fair market value of such units if a public market for them existed. If the value of such units is greater than the value of the related property, your interest in us may be diluted.

Our use of common units or preferred units as consideration to acquire properties could result in stockholder dilution or limit our ability to sell such properties, which could have a material adverse effect on our business, results of operations and cash flows.

        In the future, we may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for partnership interests in our operating partnership, which may result in stockholder dilution. This acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties, and may require that we agree to protect the contributors' ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell properties at a time, or on terms, that would be favorable absent such restrictions, which could have a material adverse effect on our business, results of operations and cash flows.

We did not obtain any third-party appraisals of the properties acquired by us from the prior investors in connection with our formation transactions. As a result, the price paid by us for the acquisition of the properties in our formation transactions may have exceeded the fair market value of those properties and assets.

        We did not obtain any third-party appraisals of the properties acquired by us from the prior investors in connection with our formation transactions. Accordingly, the value of the cash, common units and preferred units paid or issued as consideration for the properties acquired by us in our formation transactions may have exceeded their aggregate fair market value and their aggregate historical combined net tangible book value. The aggregate historical combined net tangible book value of our company was approximately $67.8 million as of the completion of our formation transactions on August 14, 2019.

Our success depends on key personnel, particularly Abhishek Mathur, who is employed by our Advisor and whose continued service is not guaranteed.

        Our continued success and our ability to manage anticipated future growth depend, in large part, upon the efforts of key personnel, particularly Mr. Mathur, who has extensive market knowledge and relationships and exercise substantial influence over our operational and financing activity. Among the reasons that our key personnel are important to our success is that each has a national or regional industry reputation that attracts business and investment opportunities and assists us in negotiations with lenders, existing and potential tenants and industry personnel. If we lose their services, we may be unable to find suitable replacements promptly or at all, and our relationships with such personnel could diminish. In addition, if Mr. Mathur ceases to be our Chief Executive Officer, we may be required to sell certain properties. See "—We may be forced to sell one or more of Chase Corporate Center, Primacy II and Primacy III upon the occurrence of certain events, which could materially adversely affect our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations."

        Many of our other key personnel also have extensive experience and strong reputations in the real estate industry, which aid us in identifying opportunities, having opportunities brought to us and negotiating with tenants and build-to-suit prospects. The loss of services of one or more members of our senior management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners, existing and prospective tenants and industry participants, which could materially adversely affect our financial condition, results of operations, cash flows and the per-share trading price of our common stock.

Following the completion of this offering, we may be subject to future litigation, including existing claims relating to the entities that own the properties described in this prospectus and otherwise in the ordinary course of business, which could have a material adverse effect on our financial condition, results of operations, cash flows and the per-share trading price of our common stock.

        Upon completion of this offering, we may be subject to litigation, including existing claims relating to the entities that own the properties and operate the businesses described in this prospectus and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We intend to vigorously defend ourselves against any such claims. However, we cannot be certain of the ultimate outcomes of currently asserted claims or of those that may arise in the future. In addition, we may become subject to litigation in connection with our formation transactions in the event that prior investors dispute the valuation of their respective interests, the adequacy of the consideration received by them in our formation transactions or the interpretation of the agreements implementing our formation transactions. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if such fines, judgments and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby having an adverse effect on our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could materially adversely affect our results of operations and cash flows, expose us to increased risks that would be uninsured and/or adversely impact our ability to attract officers and directors.

We may not be able to rebuild our existing properties to their existing specifications if we experience a substantial or comprehensive loss of such properties.

        In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications. Further, reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements and cause us to incur substantial costs. Environmental and legal restrictions could also restrict the rebuilding of our properties.

Competition for skilled personnel could increase our labor costs.

        We compete intensely with various other companies in attracting and retaining qualified and skilled personnel. We depend on our ability to attract and retain skilled management personnel in order to successfully manage the day-to-day operations of our company. Competitive pressures may require that we enhance our pay and benefits package to compete effectively for such personnel. We may not be able to offset such added costs by increasing the rates we charge our tenants. If there is an increase in these costs that we cannot offset or if we fail to attract and retain qualified and skilled personnel, our business and operating results could be materially and adversely affected.

We rely on information technology in our operations and security breaches and other disruptions in our systems could compromise our and our tenants' information and expose us to liability, which would cause our business and reputation to suffer.

        In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our tenants and business partners, including personally identifiable information of our tenants and employees, on our networks. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. We also may incur costs to remedy any damage caused by such disruptions. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disruption to our operations and damage to our reputation, which could adversely affect our business.

Our growth depends on external sources of capital that are outside of our control and may not be available to us on commercially reasonable terms or at all, which could limit our ability to, among other things, meet our capital and operating needs or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

        In order to qualify and maintain our qualification as a REIT, we are required under the Code to, among other things, distribute annually at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary capital expenditures, from operating cash flows. Consequently, we intend to rely on third-party sources to fund our capital needs. We may not be able to obtain such financing on favorable terms or at all and any additional debt we incur will increase our leverage and likelihood of default. Our access to third-party sources of capital depends, in part, on:

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  general market conditions;

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  the market's perception of our growth potential;

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  our current debt levels;

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  our current and expected future earnings;

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  our cash flows and cash distributions; and

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  the market price per share of our common stock.

        The capital markets have been volatile. If we cannot obtain capital from third-party sources at the time and in the amounts that we need it, we may not be able to acquire or develop properties when strategic opportunities exist, meet the capital and operating needs of our existing properties, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to qualify and maintain our qualification as a REIT.

We are subject to risks from natural disasters such as earthquakes and severe weather.

        Natural disasters and severe weather such as earthquakes, tornadoes or hurricanes may result in significant damage to our properties. The extent of our casualty losses and loss in operating income in connection with such events is a function of the severity of the event and the total amount of exposure in the affected area. When we have geographic concentration of exposures, a single catastrophe (such as an earthquake) or destructive weather event (such as a tornado) affecting a region may have a significant negative effect on our financial condition and results of operations. We also are exposed to risks associated with inclement winter weather, particularly in the Mid-West and Southeast states, including increased costs for the removal of snow or ice. Inclement weather also could increase the need for maintenance and repair of our communities. Our financial results may be adversely affected by our exposure to losses arising from natural disasters or severe weather.

We face possible risks associated with the physical effects of climate change.

        The physical effects of climate change could have a material adverse effect on our properties, operations and business. To the extent climate change causes changes in weather patterns, our markets could experience increases in storm intensity. These conditions could result in physical damage to our properties or declining demand for space in our buildings or the inability of us to operate the buildings at all in the areas affected by these conditions. Climate change also may have indirect effects on our business by increasing the cost of (or making unavailable) property insurance on terms we find acceptable, increasing the cost of energy and increasing the cost of snow removal or related costs at our properties. Legislation to address climate change could increase utility and other costs of operating our properties which, if not offset by rising rental income, would reduce our net income. Should the impact of climate change in target markets be material in nature, our properties, operations or business would be adversely affected.

We may be forced to sell one or more of Chase Corporate Center, Primacy II and Primacy III upon the occurrence of certain events, which could materially adversely affect our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

        The partnership agreement permits the holders of the 4.75% Series A Preferred Units to require our operating partnership to sell one or more of Chase Corporate Center, Primacy II and Primacy III upon the earliest to occur of (a) the date on which Mr. Mathur ceases to be our Chief Executive Officer or is otherwise unable or unwilling to dedicate a reasonable amount of his business time to the management of our company and (b) May 1, 2024. If the holders of the 4.75% Series A Preferred Units choose to require such sale or sales, then our operating partnership must use its best efforts in good faith to sell such property or properties within 12 months thereafter. Rather than conducting such sale or sales, we could redeem for cash all of the then-outstanding 4.75% Series A Preferred Units at the liquidation value per share, or an aggregate of $20.86 million plus any accrued but unpaid distributions. However, if we are unable or unwilling to redeem the 4.75% Series A Preferred Units and are forced to sell such property or properties, we cannot assure you that we will be able to consummate any such sales on commercially reasonable terms or at all, or that we will realize sufficient proceeds with which to redeem the 4.75% Series A Preferred Units. Moreover, dispositions of real estate assets can be particularly difficult in a challenging economic environment, when financing alternatives are limited for potential buyers, and if we are forced to sell in such an environment, the forced sales could materially adversely affect our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

        In addition, the possibility of triggering the forced sale of one or more of Chase Corporate Center, Primacy II and Primacy III and the potential adverse consequences that could thereby result may lead our board of directors not to terminate Mr. Mathur's employment even if termination would otherwise be in our best interests.

We may be unable to source off-market or lightly marketed acquisition opportunities in the future, which may have a material adverse effect on our growth.

        Of our ten most recent acquisitions, eight were sourced on an off-market basis based on relationships with the property owners or represent the successful execution of our strategy of pre-empting a wide marketing process via our close relationships in our broker network and reputation as a reliable counterparty. We believe our approach and positive reputation with market participants contrasts with those of many competing property owners in these markets who often do not have the same localized relationships and knowledge. In the formal sales process, our potential acquisition targets may find our competitors to be more attractive because they may have greater resources, may be willing to pay more for the properties or may have a more compatible operating philosophy. In particular, larger REITs, including publicly traded and privately held REITs, private equity investors or institutions investment funds who are targeting office properties may enjoy significant competitive advantages that result from, among other things, a lower cost of capital, enhanced operating efficiencies, more risk tolerance, more personnel and market penetration and familiarity with markets. As such, if we do not have access to off-market or lightly marketed deal flow in the future, our ability to locate and acquire additional properties in target markets at attractive prices could be materially and adversely affected which could materially impede our growth, and, as a result, adversely affect our operating results.

We may choose not to distribute the proceeds of any sales of real estate to our stockholders, which may reduce the amount of our cash distributions to stockholders.

        We may choose not to distribute any proceeds from the sale of real estate investments to our stockholders. Instead, we may elect to use such proceeds to:

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  acquire additional real estate investments;

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  repay debt;

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  create working capital reserves; or

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  make repairs, maintenance, tenant improvements or other capital improvements or expenditures on our properties.

        Any decision to retain or invest the proceeds of any sales, rather than distribute such proceeds to our stockholders, may reduce the amount of cash distributions you receive on your common stock.

Risks Related to the Real Estate Industry

Our business is subject to risks associated with real estate assets and the real estate industry, which could materially adversely affect our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

        Our ability to pay expected dividends to our stockholders depends on our ability to generate revenues in excess of expenses, scheduled principal payments on debt and capital expenditure requirements. Events and conditions generally applicable to owners and operators of real property that are beyond our control may decrease cash available for distribution and the value of our properties. These events include many of the risks set forth above under "—Risks Related to Our Business and Operations," as well as the following:

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  oversupply or reduction in demand for office space in our markets;

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  adverse changes in financial conditions of buyers, sellers and tenants of properties;

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  vacancies or our inability to rent space on favorable terms, including possible market pressures to offer tenants rent abatements, tenant improvements, early termination rights or below-market renewal options, and the need to periodically repair, renovate and re-let space;

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  increased operating costs, including insurance premiums, utilities, real estate taxes and state and local taxes;

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  rent control or stabilization laws, or other laws regulating rental housing, which could prevent us from raising rents to offset increases in operating costs;

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  civil unrest, acts of war, terrorist attacks and natural disasters, including hurricanes, which may result in uninsured or underinsured losses;

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  decreases in the underlying value of our real estate;

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  changing submarket demographics; and

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  changing traffic patterns.

        In addition, periods of economic downturn or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increased incidence of defaults under existing leases, which could materially adversely affect our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.

The illiquidity of real estate investments could significantly impede our ability to respond to changing economic, financial and investment conditions and to adverse changes in the performance of our properties, which could harm our financial condition.

        The real estate investments made, and to be made, by us are relatively illiquid, and as a result, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions may be limited. Return of capital and realization of gains, if any, from an investment generally will occur upon disposition or refinancing of the underlying property. We may be unable to realize our investment objectives by sale, other disposition or refinancing at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. In particular, our ability to dispose of one or more properties within a specific time period is subject to weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions and changes in laws, regulations or fiscal policies of jurisdictions in which the property is located.

        In addition, the Code imposes restrictions on a REIT's ability to dispose of properties that are not applicable to other types of real estate companies. In particular, the tax laws applicable to REITs effectively require that we hold our properties for investment, rather than primarily for sale in the ordinary course of business, which may cause us to forego or defer sales of properties that otherwise would be in our best interests. Therefore, we may not be able to vary our portfolio in response to economic or other conditions promptly or on favorable terms, which may adversely affect our financial condition.

Our property taxes could increase due to property tax rate changes or reassessment, which would adversely impact our cash flows.

        Even if we qualify as a REIT for federal income tax purposes, we will be required to pay some state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. Therefore, the amount of property taxes we pay in the future may increase substantially from what we have paid in the past. If the property taxes we pay increase, our cash flows would be adversely impacted, and our ability to pay dividends to our stockholders could be adversely affected.

As an owner of real estate, we could incur significant costs and liabilities related to environmental matters.

        Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or release of hazardous or toxic substances, waste or petroleum products at, on, in, under or migrating from such property, including costs to investigate, clean up and monitor such contamination and liability for harm to the environment, natural resources, or human health and safety. Such laws often impose liability without regard to fault or whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be strict, joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. See "Business and Properties—Environmental and Related Matters."

        Some of our properties have been or may be impacted by contamination arising from current or prior uses of the property, or adjacent properties, for commercial or industrial purposes. Such contamination may arise from spills of petroleum or hazardous substances or releases from tanks used to store such materials. While we obtained Phase I Environmental Site Assessments for each of the properties in our portfolio, the assessments are limited in scope and may have failed to identify all environmental conditions or concerns. For example, they do not generally include soil or groundwater sampling, other subsurface investigations or a hazardous materials survey. Furthermore, while we have current Phase I Environmental Site Assessments for each property, we do not have current reports for all of the properties in our portfolio and, as such, may not be aware of all potential or existing environmental contamination liabilities at the properties in our portfolio. As a result, we could potentially incur material liability for these issues.

        As the owner of the buildings on our properties, we could face liability for the presence of hazardous materials, such as asbestos or lead, or other adverse conditions, such as poor indoor air quality, in our buildings. Environmental laws govern the presence, maintenance, and removal of hazardous materials in buildings, and if we do not comply with such laws, we could face fines for such noncompliance. Also, we could be liable to third parties, such as occupants of the buildings, for damages related to exposure to hazardous materials or adverse conditions in our buildings, and we could incur material expenses with respect to abatement or remediation of hazardous materials or other adverse conditions in our buildings. In addition, some of our tenants routinely may handle and use hazardous or regulated substances and wastes as part of their operations at our properties, which are subject to regulation. Such environmental and health and safety laws and regulations could subject us or our tenants to liability resulting from these activities. Environmental liabilities could affect a tenant's ability to make rental payments to us, and changes in laws could increase the potential liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially adversely affect our operations, or those of our tenants, which could in turn have an adverse effect on us. If we incur material environmental liabilities in the future, we may face significant remediation costs, and we may find it difficult to sell any affected properties.

Our properties may contain or develop harmful mold or suffer from other air quality issues, which could lead to liability for adverse health effects and costs of remediation.

        When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination commonly known as vapor intrusion from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation or mitigation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury is alleged to have occurred.

Our properties may be subject to impairment charges.

        On a quarterly basis, we will assess whether there are any indicators that the value of our properties may be impaired. A property's value is considered to be impaired only if the estimated aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. In our estimate of cash flows, we will consider factors such as expected future operating income, trends and prospects, the effects of demand, competition and other factors. If we are evaluating the potential sale of an asset, the undiscounted future cash flows analysis will consider the most likely course of action at the balance sheet date based on current plans, intended holding periods and available market information. We will be required to make subjective assessments as to whether there are impairments in the value of our properties. These assessments may be influenced by factors beyond our control, such as early vacating by a tenant or damage to properties due to earthquakes, tornadoes, hurricanes and other natural disasters, fire, civil unrest, terrorist acts or acts of war. These assessments may have a direct impact on our earnings because recording an impairment charge results in an immediate negative adjustment to earnings. There can be no assurance that we will not take impairment charges in the future related to the impairment of our properties. Any such impairment could have a material adverse effect on our business, financial condition and results of operations in the period in which the charge is taken.

We may incur significant costs complying with various federal, state and local laws, regulations and covenants that are applicable to our properties.

        Our properties are subject to various covenants and federal, state and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers may restrict our use of our properties and may require us to obtain approval from local officials or restrict our use of our properties and may require us to obtain approval from local officials of community standards organizations at any time with respect to our properties, including prior to developing or acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic or hazardous material abatement requirements. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future development, acquisitions or renovations, or that additional regulations will not be adopted that increase such delays or result in additional costs. Our growth strategy may be affected by our ability to obtain permits, licenses and zoning relief.

        In addition, federal and state laws and regulations, including laws such as the ADA, impose further restrictions on our properties and operations. Under the ADA, all public accommodations must meet federal requirements related to access and use by disabled persons. Some of our properties may currently be in non-compliance with the ADA. If one or more of the properties in our portfolio is not in compliance with the ADA or any other regulatory requirements, we may incur additional costs to bring the property into compliance, governmental fines or damages to private litigants or be unable to refinance such properties. In addition, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that will adversely impact our financial condition, results of operations and cash flows.

Our title insurance policies may not cover all title defects.

        Each of the properties in our initial portfolios is insured by a title insurance policy. However, it is possible that there may be title defects for which we will have no title insurance coverage. If there were a material title defect related to any of our properties that is not adequately covered by a title insurance policy, we could lose some or all of our capital invested in and our anticipated profits from such property.

Uncertain market conditions could cause us to sell our properties at a loss in the future.

        We intend to hold our various real estate investments until such time as we determine that a sale or other disposition appears to be advantageous to achieve our investment objectives. Our senior management team and our board of directors may exercise their discretion as to whether and when to sell one of our properties, and we will have no obligation to sell our buildings at any particular time. We generally intend to hold our properties for an extended period of time, and we cannot predict with any certainty the various market conditions affecting real estate investments that will exist at any particular time in the future. Because of the uncertainty of market conditions that may affect the future disposition of our properties, we may not be able to sell our buildings at a profit in the future or at all. We may incur prepayment penalties in the event that we sell a property subject to a mortgage earlier than we otherwise had planned. Additionally, we could be forced to sell properties at inopportune times which could result in us selling the affected building at a substantial loss. Accordingly, the extent to which you will receive cash distributions and realize potential appreciation on our real estate investments will, among other things, be dependent upon fluctuating market conditions. Because of the uncertainty of market conditions that may affect the future disposition of our properties, and the potential payment of prepayment penalties upon such disposition, we cannot assure you that we will be able to sell our properties at a profit in the future, which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our stockholders.

Uninsured losses relating to real property may adversely affect your returns.

        We evaluate our insurance coverage annually in light of current industry practice through an analysis prepared by outside consultants and attempt to ensure that all of our properties are adequately insured to cover casualty losses. However, there are certain losses, including losses from floods, earthquakes, wildfires, acts of war, acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed economically feasible or prudent to do so. In addition, changes in the cost or availability of insurance could expose us to uninsured casualty losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of our assets will be reduced by the amount of any such uninsured loss, and we could experience a significant loss of capital invested and potential revenue in these properties and could potentially remain obligated under any recourse debt associated with the property. In addition, we may have no source of funding to repair or reconstruct the damaged property, and we cannot assure you that any such sources of funding will be available to us for such purposes in the future. Furthermore, we, as the general partner of our operating partnership, generally will be liable for all of our operating partnership's unsatisfied recourse obligations. Any such losses could materially adversely affect our financial condition, results of operations, cash flows and ability to pay distributions on, and the per-share trading price of, our common stock.

Risks Related to Our Organizational Structure

Upon completion of this offering, Mr. Mathur and his affiliates will own, directly or indirectly, a substantial beneficial interest in our company on a fully diluted basis and will have the ability to exercise significant influence on our company and our operating partnership, including the approval of significant corporate transactions.

        Upon completion of this offering, Mr. Mathur and his affiliates will collectively beneficially own, directly or indirectly, an aggregate of approximately        % of the outstanding common units (which may be tendered for redemption by us for shares of our common stock), which represent an approximate        % beneficial interest in our company on a fully diluted basis. Consequently, to the extent we redeem their common units with shares of our common stock, these individuals may be able to significantly influence the outcome of matters submitted for stockholder action, including the approval of significant corporate transactions, such as business combinations, consolidations and mergers.

Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of common units in our operating partnership, which may impede business decisions that could benefit our stockholders.

        Conflicts of interest may exist or could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its limited partners under Delaware law and the partnership agreement of our operating partnership in connection with the management of our operating partnership. Our fiduciary duties and obligations as the general partner of our operating partnership may come into conflict with the duties of our directors and officers to our company. Mr. Mathur owns a significant interest in our operating partnership as a limited partner and may have conflicts of interest in making decisions that affect both our stockholders and the limited partners of our operating partnership.

        The partnership agreement provides that, in the event of a conflict between the interests of our operating partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our operating partnership, are under no obligation not to give priority to the separate interests of our company or our stockholders, and that any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of our operating partnership under its partnership agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our operating partnership, owe to the operating partnership and its partners.

        Additionally, the partnership agreement provides that we will not be liable to our operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for our intentional harm or gross negligence. Our operating partnership must indemnify us, our directors and officers, officers of our operating partnership and our designees from and against any and all claims that relate to the operations of our operating partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) the person actually received an improper personal benefit in violation or breach of the partnership agreement or (3) in the case of a criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful. Our operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person's right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

We may have assumed unknown liabilities in connection with our formation transactions, and any recourse against third parties, including the prior investors in our assets, for certain of these liabilities will be limited.

        As part of our formation transactions, we acquired entities and assets that are subject to existing liabilities, some of which may be unknown or unquantifiable at the time this offering is completed. These liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims by tenants, vendors or other persons dealing with our predecessor entities (that had not been asserted or threatened prior to this offering), tax liabilities and accrued but unpaid liabilities incurred in the ordinary course of business. While in some instances we may have the right to seek reimbursement against an insurer, any recourse against third parties, including the prior investors in our assets, for certain of these liabilities will be limited.

Our charter contains certain provisions restricting the ownership and transfer of our capital stock that may delay, defer or prevent a change of control transaction that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

        Our charter contains certain ownership limits with respect to our capital stock. Our charter, among other restrictions, prohibits the beneficial or constructive ownership by any person of more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our stock, excluding any shares that are not treated as outstanding for federal income tax purposes. Our board of directors, in its sole and absolute discretion, may exempt a person, prospectively or retroactively, from this ownership limit if certain conditions are satisfied (including the receipt of representations, covenants and undertakings as our board of directors may deem appropriate). See "Description of Capital Stock—Restrictions on Ownership and Transfer." This ownership limit as well as other restrictions on ownership and transfer of our stock in our charter may:

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  discourage a tender offer or other transactions or a change in management or of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests; and

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  result in the transfer of shares acquired in excess of the restrictions to a trust for the benefit of a charitable beneficiary and, as a result, the forfeiture by the acquirer of certain of the benefits of owning the additional shares.

We could increase the number of authorized shares of stock, classify and reclassify unissued stock and issue stock without stockholder approval.

        A majority of our entire board of directors has the power under our charter to amend our charter, without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we are authorized to issue. In addition, under our charter, our board of directors has the power, without stockholder approval, to authorize us to issue authorized but unissued shares of our common stock or preferred stock and to classify or reclassify any unissued shares of our common stock or preferred stock into one or more classes or series of stock and set the preference, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption for such newly classified or reclassified shares. See "Description of Capital Stock—Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock." As a result, we may issue series or classes of common stock or preferred stock with preferences, dividends, powers and rights, voting or otherwise, that are senior to, or otherwise conflict with, the rights of holders of our common stock. Although our board of directors has no such intention at the present time, it could establish a class or series of preferred stock that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change of control that might involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

Certain provisions of Maryland law could inhibit changes of control, which may discourage third parties from conducting a tender offer or seeking other change of control transactions that could involve a premium price for our common stock or that our stockholders otherwise believe to be in their best interests.

        Certain provisions of the Maryland General Corporation Law, or the MGCL, may have the effect of inhibiting a third-party from making a proposal to acquire us or of impeding a change of control under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

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  "business combination" provisions that, subject to limitations, prohibit certain business combinations between us and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof or an affiliate or associate of ours who was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding voting stock at any time within the two-year period immediately prior to the date in question) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes certain fair price and/or supermajority stockholder voting requirements on these combinations; and

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  "control share" provisions that provide that holders of "control shares" of our company (defined as shares that, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a "control share acquisition" (defined as the direct or indirect acquisition of ownership or control of issued and outstanding "control shares") have no voting rights with respect to their control shares, except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

        By resolution of our board of directors, we have opted out of the business combination provisions of the MGCL and provided that any business combination between us and any other person is exempt from the business combination provisions of the MGCL, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). In addition, pursuant to a provision in our bylaws, we have opted out of the control share provisions of the MGCL. However, our board of directors may by resolution elect to opt in to the business combination provisions of the MGCL and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future. Notwithstanding the foregoing, an alternation or repeal of the board resolutions exempting such business combinations will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

        Certain provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain corporate governance provisions, some of which (for example, a classified board) are not currently applicable to us. If implemented, these provisions may have the effect of limiting or precluding a third-party from making an unsolicited acquisition proposal for us or of delaying, deferring or preventing a change in control of us under circumstances that otherwise could provide the holders of shares of our common stock with the opportunity to realize a premium over the then current market price. Relatedly, we have opted out of certain provisions of Subtitle 8 of Title 3 of the MGCL, commonly referred to as the Maryland Unsolicited Takeover Act, or MUTA, by means of our charter, which prohibits us from electing to be subject to certain provisions of MUTA unless an election with respect to any section of Title 3, Subtitle 8 of the MGCL is approved by the affirmative vote of a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of our directors. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Subtitle 8, Also Known as the Maryland Unsolicited Takeover Act."

Our bylaws designate the Circuit Court for Baltimore City, Maryland as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland shall be the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders with respect to our company, our directors, our officers or our employees (we note we currently have no employees). This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that the stockholder believes is favorable for disputes with us or our directors, officers or employees, which may discourage meritorious claims from being asserted against us and our directors, officers and employees. Alternatively, if a court were to find this provision of our charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations. We adopted this provision because we believe it makes it less likely that we will be forced to incur the expense of defending duplicative actions in multiple forums and less likely that plaintiffs' attorneys will be able to employ such litigation to coerce us into otherwise unjustified settlements, and we believe the risk of a court declining to enforce this provision is remote, as the General Assembly of Maryland has specifically amended the MGCL to authorize the adoption of such provisions.

Certain provisions in the partnership agreement of our operating partnership may delay or prevent unsolicited acquisitions of us.

        Provisions in the partnership agreement of our operating partnership may delay, or make more difficult, unsolicited acquisitions of us or changes of our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some of our stockholders might consider such proposals, if made, desirable. These provisions include, among others:

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  redemption rights;

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  a requirement that we may not be removed as the general partner of our operating partnership without our consent;

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  transfer restrictions on common units;

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  our ability, as general partner, in some cases, to amend the partnership agreement and to cause our operating partnership to issue units with terms that could delay, defer or prevent a merger or other change of control of us or our operating partnership without the consent of the limited partners; and

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  the right of the limited partners to consent to direct or indirect transfers of the general partnership interest, including as a result of a merger or a sale of all or substantially all of our assets, in the event that such transfer requires approval by our common stockholders.

        Upon completion of this offering, the limited partners of our operating partnership other than Priam Properties Inc., including certain of our executive officers and directors, will collectively own approximately        % of the outstanding common units, which represents an approximate        % beneficial interest in our company on a fully diluted basis (or approximately        % if the underwriters' option to purchase additional shares is exercised in full).

We may pursue less vigorous enforcement of terms of the contribution and other agreements with members of our senior management and our affiliates because of our dependence on them and conflicts of interest.

        Mr. Mathur, our Chief Executive Officer, is a party to or has interests in contribution agreements with us pursuant to which we acquired interests in our properties and assets. We may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationships with such members of board of directors and our management, with possible negative impact on stockholders.

Our board of directors may change our strategies, policies and procedures without stockholder approval and we may become more highly leveraged, which may increase our risk of default under our debt obligations.

        Our investment, financing, leverage and distribution policies, and our policies with respect to all other activities, including growth, capitalization and operations, will be determined exclusively by our board of directors and may be amended or revised at any time by our board of directors without notice to or a vote of our stockholders. This could result in us conducting operational matters, making investments or pursuing business or growth strategies that are different than those contemplated in this prospectus. Further, our charter and bylaws do not limit the amount or percentage of indebtedness, funded or otherwise, that we may incur. Our board of directors may alter or eliminate our current policy on borrowing at any time without stockholder approval. If this policy changed, we could become more highly leveraged, which could result in an increase in our debt servicing costs. Higher leverage also increases the risk of default on our obligations. In addition, a change in our investment policies, including the manner in which we allocate our resources across our portfolio or the types of assets in which we seek to invest, may increase our exposure to interest rate risk, real estate market fluctuations and liquidity risk. Changes to our policies with regard to the foregoing could materially adversely affect our financial condition, results of operations and cash flows.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

        Under Maryland law, generally, a director will not be liable if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

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  actual receipt of an improper benefit or profit in money, property or services; or

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  active and deliberate dishonesty by the director or officer that was established by a final judgment as being material to the cause of action adjudicated.

        Our charter obligates us to indemnify each director and officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to advance the defense costs incurred by our directors and officers. We intend to enter into indemnification agreements with each of our executive officers and directors whereby we will indemnify our directors and executive officers to the fullest extent permitted by Maryland law against all expenses and liabilities incurred in their capacity as an officer and/or director, subject to limited exceptions. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist absent the current provisions in our charter and bylaws or that might exist with other companies.

We are a holding company with no direct operations and, as such, we will rely on funds received from our operating partnership to pay liabilities, and the interests of our stockholders will be structurally subordinated to all liabilities and obligations of our operating partnership and its subsidiaries.

        We are a holding company and will conduct substantially all of our operations through our operating partnership. We do not have, apart from an interest in our operating partnership, any independent operations. As a result, we will rely on cash distributions from our operating partnership to pay any dividends we might declare on shares of our common stock. We will also rely on distributions from our operating partnership to meet any of our obligations, including any tax liability on taxable income allocated to us from our operating partnership. In addition, because we are a holding company, your claims as a stockholder will be structurally subordinated to all existing and future liabilities and obligations (whether or not for borrowed money) of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be available to satisfy the claims of our stockholders only after all of our and our operating partnership's and its subsidiaries' liabilities and obligations have been paid in full.

Our operating partnership may issue additional common units to third parties without the consent of our stockholders, which would reduce our ownership percentage in our operating partnership and could have a dilutive effect on the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders.

        Upon completion of this offering, we will own        % of the outstanding common units in our operating partnership. We may, in connection with our acquisition of properties or otherwise, issue additional common units to third parties. Such issuances would reduce our ownership percentage in our operating partnership and could affect the amount of distributions made to us by our operating partnership and, therefore, the amount of distributions we can make to our stockholders. Because you will not directly own common units, you will not have any voting rights with respect to any such issuances or other partnership level activities of our operating partnership.

Risks Related to Our Status As a REIT

Failure to qualify as a REIT, or failure to maintain our qualification as a REIT, would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our stockholders.

        We have not yet elected to be taxed as a REIT. We believe that our organization and proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT commencing with our short taxable year ending December 31, 2020. However, we cannot assure you that we will qualify and maintain our qualification as a REIT. To qualify as a REIT, we must meet various requirements set forth in the Code concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. The complexity of these requirements and of applicable Treasury Regulations is greater in the case of a REIT that, like us, holds its assets through an entity treated as a partnership for federal income tax purposes. Accordingly, we cannot be certain that we will be successful in operating so as to qualify as a REIT. At any time, new laws, interpretations or court decisions may change the federal income tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine that it is not in our best interest to qualify as a REIT and to revoke our REIT election, which it may do without stockholder approval.

        In connection with this offering, we will receive an opinion from Hunton Andrews Kurth LLP that, commencing with our short taxable year ending December 31, 2020, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the federal income tax laws and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the federal income tax laws for our short taxable year ending December 31, 2020 and subsequent taxable years. Investors should be aware that Hunton Andrews Kurth LLP's opinion will be based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the Internal Revenue Service, or the IRS, or any court and speaks only as of the date issued. In addition, Hunton Andrews Kurth LLP's opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Hunton Andrews Kurth LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. In addition, Hunton Andrews Kurth LLP's opinion will not foreclose the possibility that we may have to use one or more REIT savings provisions, which may require us to pay a material excise or penalty tax in order to maintain our REIT qualification.

        If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our stockholders because:

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  we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

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  we could be subject to increased state and local taxes; and

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  unless we are entitled to relief under certain federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.

        In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common stock. See "Material Federal Income Tax Considerations" for a discussion of material federal income tax consequences relating to us and our common stock.

Even if we qualify as a REIT, we may face other tax liabilities that reduce our cash flows.

        Even if we qualify for taxation as a REIT, we may be subject to certain federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. In addition, any TRS we form in the future will be subject to regular corporate federal, state and local taxes. Any of these taxes would decrease cash available for distributions to stockholders.

Failure to make required distributions would subject us to federal corporate income tax.

        We intend to operate in a manner so as to qualify as a REIT for federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain, each year to our stockholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, we will be subject to federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under the Code.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities or liquidate otherwise attractive investments.

        To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our capital stock. In order to meet these tests, we may be required to forego investments we might otherwise make. Thus, compliance with the REIT requirements may hinder our performance.

        In particular, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of our investment in securities (other than government securities, securities of TRSs and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, securities of TRSs and qualified real estate assets) can consist of the securities of any one issuer, and no more than 20% of the value of our total assets can be represented by the securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

Ownership of a TRS will be subject to limitations and our transactions with a TRS would cause us to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm's-length terms.

        Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs. In addition, the Code limits the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation and in certain circumstances, other limitations on deductibility may apply. The Code also imposes a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm's-length basis. Any TRS that we form will be subject to applicable federal, foreign, state and local income tax on its taxable income, and its after-tax net income will be available for distribution to us but is not required to be distributed to us. If we form any TRSs, we will monitor the value of our investments in such TRSs for the purpose of ensuring compliance with TRS ownership limitations and would structure our transactions with our TRS on terms that we believe are arm's length to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we would be able to comply with the 20% limitation described above or to avoid application of the 100% excise tax.

The 100% tax on prohibited transactions will limit our ability to engage in transactions that would be treated as prohibited transactions for federal income tax purposes.

        The term "prohibited transaction" generally includes a sale or other disposition of property that is held primarily for sale to customers in the ordinary course of a trade or business by us. The Code sets forth a safe harbor for REITs that wish to sell property without risking the imposition of the 100% tax. A principal requirement of the safe harbor is that the REIT must hold the applicable property for not less than two years prior to its sale of the production of rental income. No assurance can be given that we will qualify for this safe harbor. We intend to conduct our operations at the REIT level so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. As a result, we may choose not to engage in certain transactions at the REIT level, even though the sales or structures might otherwise be beneficial to us. In addition, whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid the prohibited transaction tax.

You may be restricted from acquiring or transferring certain amounts of our common stock.

        The restrictions on ownership and transfer in our charter may inhibit market activity in our capital stock and restrict our business combination opportunities.

        In order to qualify as a REIT for each taxable year after 2020, five or fewer individuals, as defined in the Code, may not own, beneficially or constructively, more than 50% in value of our issued and outstanding stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity beneficially or constructively owns our capital stock under this requirement. Additionally, at least 100 persons must beneficially own our capital stock during at least 335 days of a taxable year for each taxable year after 2020. To help insure that we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

        Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary to preserve our qualification as a REIT. Unless exempted by our board of directors, our charter prohibits any person from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock. Our board of directors may not grant an exemption from this restriction to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in our failing to qualify as a REIT. This as well as other restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

New legislation or administrative or judicial action, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify or remain qualified as a REIT.

        The federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time, which could affect the federal income tax treatment of an investment in us. The federal income tax rules dealing with REITs are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, which could result in statutory changes as well as frequent revisions to regulations and interpretations.

        The Tax Cuts and Jobs Act, or the TCJA, significantly changed the federal income tax laws applicable to businesses and their owners, including REITs and their stockholders. Additional technical corrections or other amendments to the TCJA or administrative guidance interpreting the TCJA may be forthcoming at any time. There can be no assurance that future changes to the federal income tax laws or regulatory changes will not be proposed or enacted that could impact our business and financial results. Furthermore, the REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in revisions to regulations and interpretations in addition to statutory changes. If enacted, certain of such changes could have an adverse impact on our business and financial results.

        We cannot predict whether, when or to what extent the TCJA and any new federal tax laws, regulations, interpretations or rulings will impact the real estate investment industry or REITs. Prospective investors are urged to consult their tax advisors regarding the effect of the TCJA and potential future changes to the federal tax laws on an investment in our stock.

Dividends payable by REITs generally do not qualify for the reduced tax rates on dividend income from regular corporations.

        Qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is subject to the reduced maximum tax rate applicable to capital gains. Dividends payable by REITs, however, generally are not eligible for the reduced qualified dividend rates. For taxable years beginning after December 31, 2017 and before January 1, 2026, non-corporate taxpayers may deduct up to 20% of certain pass-through business income, including "qualified REIT dividends" (generally, dividends received by a REIT stockholder that are not designated as capital gain dividends or qualified dividend income), subject to certain limitations, resulting in an effective maximum federal income tax rate of 29.6% on such income. In addition, individuals, trusts, and estates whose income exceeds certain thresholds are subject to 3.8% Medicare tax on dividends received by us. Although the reduced federal income tax rate applicable to qualified dividend income does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. Tax rates could be changed in future legislation.

The ability of our board of directors to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

        Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on our total return to our stockholders.

If our operating partnership failed to qualify as a partnership for federal income tax purposes, we would cease to qualify as a REIT and suffer other adverse consequences.

        We believe that our operating partnership will be treated as a "partnership" for federal income tax purposes. As a partnership, our operating partnership generally will not be subject to federal income tax on its income. Instead, each of its partners, including us, will be allocated, and may be required to pay tax with respect to, its share of our operating partnership's income. We cannot assure you, however, that the IRS will not challenge the status of our operating partnership or any other subsidiary partnership in which we own an interest as a partnership for federal income tax purposes, or that a court would not sustain such a challenge. If the IRS were successful in treating our operating partnership or any such other subsidiary partnership as an entity taxable as a corporation for federal income tax purposes, we would fail to meet the gross income tests and certain of the asset tests applicable to REITs and, accordingly, we would likely cease to qualify as a REIT. Also, the failure of our operating partnership or any subsidiary partnerships to qualify as a partnership could cause it to become subject to federal and state corporate income tax, which would reduce significantly the amount of cash available for debt service and for distribution to its partners, including us.

To qualify and maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause us to curtail our investment activities or dispose of assets at inopportune times and/or on unfavorable terms, which could materially adversely affect our financial condition, results of operations and cash flows.

        To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to qualify and maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These borrowing needs could result from, among other things, differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes, or the effect of non-deductible expenditures, the creation of reserves or required principal payments. Our access to third-party sources of capital depends on a number of factors, including the market's perception of our growth potential, our current debt levels, the market price of our common stock, and our current and potential future earnings. We cannot assure you that we will have access to such capital on favorable terms at the desired times, or at all, which may cause us to curtail our investment activities or dispose of assets at inopportune times and/or on unfavorable terms, which could materially adversely affect our financial condition, results of operations and cash flows.

Risks Related to Our Advisor and the Advisory Agreement

Our Advisor and certain of its affiliates may have interests that diverge from the interests of our common stockholders.

        We are subject to conflicts of interest arising out of our relationship with our Advisor and its affiliates. Our Advisor and its affiliates, including the executive officers and employees of our Advisor on whom we rely, could make substantial profits as a result of pursuing transactions that may not be in our best interests, which could have a material adverse effect on our operations and your investment. Examples of these potential conflicts of interests include:

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  competition for the time and services of personnel that work for us and our affiliates;

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  compensation and fees payable by us to our Advisor, none of which were the result of arm's length negotiations and may not be on market terms and are payable, in some cases, whether or not our stockholders receive distributions;

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  enforcement of the terms of contribution and other agreements relating to the contributions of direct and indirect interests in certain properties from affiliates of our Advisor;

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  the possibility that our Advisor and its affiliates may make investment or disposition recommendations to us in order to increase their own compensation even though the investments or dispositions may not be in the best interests of our stockholders; and

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  the possibility that we may acquire or merge with our Advisor, resulting in an internalization of our management functions.

We depend upon our Advisor to conduct our operations and, therefore, any adverse changes in the financial health of our Advisor, or our relationship with our Advisor, could hinder our operating performance and adversely affect the market price of our common stock.

        We have no employees. Personnel and services that we require are provided to us under contracts with our Advisor. We depend on our Advisor to manage our operations and acquire and manage our portfolio of real estate assets. Our Advisor will make all decisions with respect to the management of our company, subject to the supervision of, and any guidelines established by, our board of directors. Our Advisor will depend upon the fees and other compensation that it will receive from us in connection with the management of our business and sale of our properties to conduct its operations. Any adverse changes in the financial condition of, or our relationship with, our Advisor could hinder its ability to successfully manage our operations and our portfolio of investments.

Our Advisor has limited operating history.

        Our Advisor was formed in July 2019 and has never acted as an advisor or external manager to a prior public program. There can be no assurance that we will be able to find suitable investments or generate sufficient cash flows to pay our operating expenses and make distributions to our stockholders.

The nature of our Advisor's business, and our dependence on our Advisor, makes us subject to certain risks to which we would not ordinarily be subject based on our targeted investments.

        While the directors have oversight responsibility with respect to the services provided by our Advisor pursuant to the Advisory Agreement, the services provided by our Advisor under such agreement will not be performed by employees of our company or its subsidiaries, but by our Advisor directly. Personnel and services that we require are provided to us under the Advisory Agreement. As a result, our Advisor will have the ability to influence many matters affecting our company and the performance of its properties now and in the foreseeable future.

        The Advisory Agreement has a five-year term and will automatically be renewed for additional one-year terms unless terminated by either us or our Advisor upon prior notice. Accordingly, there can be no assurance that our company will continue to have the benefit of our Advisor's advisory services, including its executive officers, or that our Advisor will continue to be our advisor. If our Advisor should cease for whatever reason to provide advisory services or be our advisor, the cost of obtaining substitute services may be greater than the fees that we pay to our Advisor under the Advisory Agreement, and this may adversely impact our ability to meet our objectives and execute our strategy which could materially and adversely affect our cash flows, results of operations and financial condition.

If our Advisor loses or is unable to retain or obtain key personnel, our ability to implement our investment strategies could be hindered, which could adversely affect our cash flow and our ability to make cash distributions to our stockholders.

        Our success depends to a significant degree upon the contributions of certain of the officers and other key personnel of our Advisor. We cannot guarantee that all, or any, will remain affiliated with our Advisor. If any of our key personnel were to cease their affiliation with our Advisor, our results of operations could suffer.

        We believe our future success depends upon our Advisor's ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our Advisor will be successful in retaining and attracting such skilled personnel. If our Advisor loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the market price of our common stock may be adversely affected.

We pay substantial fees and expenses to our Advisor, which payments increase the risk that you will not earn a profit on your investment.

        Pursuant to the Advisory Agreement, we pay significant fees to our Advisor. Those fees include a base management fee, an incentive fee and obligations to reimburse our Advisor for certain expenses. These payments increase the risk that you will not earn a profit on your investment in our common stock. See "Our Advisor and the Advisory Agreement—Advisory Agreement."

Terminating the Advisory Agreement for unsatisfactory performance of our Advisor or electing not to renew the Advisory Agreement may be difficult and terminating the Advisory Agreement in certain circumstances requires payment of a substantial termination fee.

        The Advisory Agreement with our Advisor may not be terminated by us during its initial five-year term except for cause. After the initial term, termination of the Advisory Agreement with our Advisor without cause is difficult and costly. Our independent directors will review our Advisor's performance and the advisory fees annually and, following the initial term, the Advisory Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon: (a) our Advisor's unsatisfactory performance that is materially detrimental to us; or (b) a determination that the advisory fees payable to our Advisor are not fair, subject to our Advisor's right to prevent termination based on unfair fees by accepting a reduction of advisory fees agreed to by at least two-thirds of our independent directors. We must provide our Advisor with 180 days' prior notice of any such termination. Additionally, upon such a termination, the Advisory Agreement provides that we will pay our Advisor a termination fee equal to three times the sum of the average annual base management fee and incentive fee received by our Advisor during the prior 24-month period before such termination, calculated as of the end of the most recently completed fiscal quarter. This provision increases the cost to us of terminating the Advisory Agreement and adversely affects our ability to terminate our Advisor without cause, which could have a material adverse effect on our business, results of operations and cash flows.

If we internalize the advisory services provided by our Advisor, we will become exposed to new and additional costs and risks and may pay substantial consideration to our Advisor.

        If we internalize the advisory and management services provided by our Advisor, we will become exposed to new and additional costs and risks. For example, while we would no longer bear the external costs of the advisory fees paid to our Advisor if we become self-advised, our direct overhead may increase, as we would be responsible for compensation and benefits of our officers and other employees that were previously paid by our Advisor. As a direct employer, we would also be subject to those potential liabilities that are commonly faced by employers, such as workers disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances. Accordingly, if we internalize the advisory and management services provided by our Advisor, our financial condition and operating results may be adversely affected.

If we choose not to internalize our Advisor or we are unable to complete an internalization transaction, our business and growth could be negatively affected and we may still be obligated to pay a termination fee upon termination of the Advisory Agreement.

        Pursuant to the Advisory Agreement, our Advisor is obligated to present to us an initial proposal to internalize our Advisor four-and-a-half years into the initial term and not later than 180 days prior to the end of the initial term of the Advisory Agreement. No assurances can be given that we will internalize our Advisor on the terms described in this prospectus, or at all. Any proposal from our Advisor will be subject to negotiation and execution of definitive documentation between us and our Advisor and approval by our board of directors and our stockholders. As a result, there can be no assurance that we will be able to successfully consummate an internalization transaction, which could adversely affect our business and growth. If we choose not to internalize our Advisor and not to renew the Advisory Agreement at the expiration of the initial term or any extended term, or if we terminate the Advisory Agreement at any time after the initial term other than for cause, we will be obligated to pay our Advisor a termination fee equal to three times the sum of the average annual base management fee and incentive fee earned by our Advisor during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Our management structure and agreements and relationships with our Advisor may restrict our investment activities and may create conflicts of interest or the perception of such conflicts.

        Our Advisor is authorized to follow broad operating and investment guidelines and, therefore, has discretion in determining the types of properties that will be appropriate investments for us, as well as our individual operating and investment decisions. Our board of directors periodically reviews our operating and investment guidelines and our operating activities and investments, but it does not review or approve each decision made by our Advisor on our behalf. In addition, in conducting periodic reviews, our board of directors relies primarily on information provided to it by our Advisor.

The potential for conflicts of interest as a result of our management structure may provoke dissident stockholder activities that result in significant costs.

        In the past, in particular following periods of volatility in the overall market or declines in the market price of a company's securities, stockholder litigation, dissident stockholder director nominations and dissident stockholder proposals have often been instituted against companies alleging conflicts of interest in business dealings with affiliated and related persons and entities. Our relationships with our Advisor and its affiliates may precipitate such activities. These activities, if instituted against us, could result in substantial costs and a diversion of our management's attention.

Risks Related to This Offering

There has been no public market for our common stock prior to this offering and an active trading market for our common stock may not develop following this offering.

        Prior to this offering, there has not been any public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained or that shares of our common stock will be resold at or above the initial public offering price. The initial public offering price of our common stock will be determined by agreement among us and the underwriters, but there can be no assurance that our common stock will not trade below the initial public offering price following the completion of this offering. See "Underwriting." The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of REITs and the attractiveness of their equity securities in comparison to other equity securities (including securities issued by other real estate-based companies), our financial performance and general stock and bond market conditions.

We may be unable to make distributions at expected levels, which could result in a decrease in the market price of our common stock.

        Our estimated initial annual distribution on our common stock represents        % of our estimated initial cash available for distribution for the 12 months ending December 31, 2020 as calculated in "Distribution Policy." Accordingly, we may be unable to pay our estimated initial annual distribution to stockholders out of cash available for distribution. If sufficient cash is not available for such distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, or reduce the amount of such distributions. To the extent we borrow to fund distributions, our future interest expense would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. If cash available for distribution generated by our assets is less than our current estimate, or if such cash available for distribution decreases in future periods from expected levels, our inability to make the expected distributions could result in a decrease in the market price of our common stock. In the event the underwriters' option to purchase additional shares is exercised, pending investment of the proceeds therefrom, our ability to pay such distributions out of cash from our operations may be further adversely affected.

        All distributions will be made at the discretion of our board of directors and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, qualification and maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future, and our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market price of our common stock.

Certain members of our senior management team own a significant amount of common units, which may be redeemed by us for shares of our common stock, and future sales by these holders of shares of our common stock, or the perception that such sales could occur in the future, could have a material adverse effect on the market price of our common stock.

        Mr. Mathur and his affiliates, including trusts established for the benefit of his children, will beneficially own, upon completion of this offering, an aggregate of approximately        % of our outstanding shares of common stock (assuming the exchange of all outstanding common units beneficially owned by them into shares of our common stock on a one-for-one basis). Future sales by these holders of shares of our common stock, or the perception that such sales could occur in the future, could have a material adverse effect on the market price of our common stock.

The market price and trading volume of our common stock may be volatile following this offering.

        Even if an active trading market develops for our common stock, the per-share trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur, and investors in shares of our common stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. If the per-share trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price. We cannot assure you that the per-share trading price of our common stock will not fluctuate or decline significantly in the future.

        Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

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  actual or anticipated variations in our quarterly operating results or dividends;

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  changes in our funds from operations or earnings estimates;

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  publication of research reports about us or the real estate industry;

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  increases in market interest rates that lead purchasers of our shares to demand a higher yield;

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  changes in market valuations of similar companies;

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  adverse market reaction to any additional debt we incur in the future;

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  additions or departures of key management personnel;

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  actions by institutional stockholders;

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  speculation in the press or investment community;

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  the realization of any of the other risk factors presented in this prospectus;

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  the extent of investor interest in our securities;

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  the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

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  our underlying asset value;

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  investor confidence in the stock and bond markets generally;

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  changes in tax laws;

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  future equity issuances;

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  failure to meet earnings estimates;

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  failure to meet and maintain REIT qualifications;

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  changes in our credit ratings; and

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  general market and economic conditions.

        In addition, the stock markets, including the NYSE American on which shares of our common stock are expected to be listed, historically have experienced significant price and volume fluctuations. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management's attention and resources, which could have a material adverse effect on us our financial condition, results of operations, cash flows and the per-share trading price of our common stock.

There may not be a broad market for our common stock, which may cause our common stock to trade at a discount and make it difficult for you to sell shares of our common stock.

        Our common stock is expected to trade on the NYSE American under the symbol "PRMI." Listing on the NYSE American or another national securities exchange does not ensure an actual or active market for our common stock. Accordingly, an actual or active market for our common stock may not be maintained, the market for our common stock may not be liquid, the holders of our common stock may be unable to sell their shares of our common stock, and the prices that may be obtained following the sale of our common stock may not reflect the underlying value of our assets and business.

We may use a portion of the net proceeds from this offering to make distributions to our stockholders, which would, among other things, reduce our cash available to develop or acquire properties and may reduce the returns on your investment in our common stock.

        Prior to the time we have fully invested the net proceeds from this offering, we may fund distributions to our stockholders out of the net proceeds from this offering, which would reduce the amount of cash we have available to acquire properties and may reduce the returns on your investment in our common stock. The use of these net proceeds for distributions to stockholders could adversely affect our financial results. In addition, funding distributions from the net proceeds from this offering may constitute a return of capital to our stockholders, which would have the effect of reducing each stockholder's tax basis in our common stock.

You will experience immediate and material dilution as a result of this offering, which may adversely affect the per-share trading price of our common stock.

        As of September 30, 2019, the aggregate historical combined net tangible book value of our company was approximately $87.9 million, or $34.32 per share of our common stock held by the prior investors, assuming the redemption of common units for shares of our common stock on a one-for-one basis. As a result, the pro forma net tangible book value per share of our common stock after the completion of this offering will be less than the initial public offering price. The purchasers of shares of our common stock offered hereby will experience immediate and substantial dilution of $        per share in the pro forma net tangible book value per share of our common stock, based on the midpoint of the price range set forth on the front cover of this prospectus. See "Dilution." Additionally, subject to the 180-day lock-up restrictions described in "Underwriting," we are not restricted from issuing additional shares of common stock or issuing preferred stock, including securities that are convertible or exchangeable for, or that represent the right to receive, our common stock (including common units) or our preferred stock or any substantially similar securities in the future. The per-share trading price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market pursuant to this offering, or otherwise, or as a result of the perception or expectation that such sales could occur.

The consolidated financial statements of our accounting predecessor and our operating partnership and the unaudited pro forma financial statements of our company may not be representative of our financial statements as an independent public company.

        The consolidated financial statements of our accounting predecessor and our operating partnership and the unaudited pro forma financial statements of our company that are included in this prospectus do not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the periods presented. Furthermore, this financial information is not necessarily indicative of what our results of operations, financial position or cash flows will be in the future. It is not possible for us to accurately estimate all adjustments that may reflect all the significant changes that will occur in our cost structure, funding and operations as a result of this offering, including potential increased costs associated with reduced economies of scale and increased costs associated with being an independent publicly traded company. See "Selected Financial Data" and the consolidated financial statements of our accounting predecessor and our operating partnership and the unaudited pro forma financial statements of our company, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere in this prospectus.

Increases in market interest rates may have an adverse effect on the trading prices of our common stock as prospective purchasers of our common stock may expect a higher dividend yield and as an increased cost of borrowing may decrease our funds available for distribution.

        One of the factors that will influence the trading prices of our common stock will be the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates but which are expected to rise in the near future, may lead prospective purchasers of our common stock to expect a higher dividend yield (with a resulting decline in the trading prices of our common stock) and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decrease.

The number of shares of our common stock available for future issuance or sale could materially adversely affect the per-share trading price of our common stock.

        We are offering            shares of our common stock as described in this prospectus. Upon completion of this offering, we will have outstanding            shares of our common stock and common units, on a combined basis (or approximately            if the underwriters' option to purchase additional shares is exercised in full). The shares sold in this offering will be freely tradable, except restrictions on ownership and transfer in our charter intended to preserve our status as a REIT. Upon completion of this offering, certain of our officers and their affiliates (other than us), employees and non-employee directors, together with third-party prior investors, will beneficially own an aggregate of             shares of our common stock and common units. Beginning nine months following completion of this offering, 50% of the common units issued in our formation transactions will be redeemable, at the option of each holder, and beginning 18 months following completion of this offering, the remaining 50% of the common units issued in our formation transactions will be redeemable, at the option of each holder. Each common unit will be redeemable for cash in an amount equal to the then-current market price per share of our common stock or, at our option, for shares of our common stock on a one-for-one basis. We have agreed to register the shares issuable upon redemption of the common units so that such shares will be freely tradable under the securities laws after they are redeemed.

        We cannot predict whether future issuances or sales of shares of our common stock or the availability of shares for resale in the open market will decrease the per-share trading price of our common stock. The per-share trading price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse or upon the registration of additional shares of our common stock pursuant to registration rights granted in connection with this offering.

The issuance of substantial numbers of our equity securities, including common units or LTIP units, or the perception that such issuances might occur could materially adversely affect the per-share trading price of shares of our common stock.

        The exercise of the underwriters' option to purchase additional shares, the redemption of common units or LTIP units for common stock, the vesting of any restricted common stock granted to certain directors, executive officers and other employees under the Equity Incentive Plans, the issuance of our common stock or common units in connection with future property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the per-share trading price of our common stock, and the existence of units, options or shares of our common stock issuable under the Equity Incentive Plans or upon redemption of common units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future issuances of shares of our common stock may be dilutive to existing stockholders.

Future offerings of debt, which would be senior to our common stock upon liquidation, or preferred equity securities which may be senior to our common stock for purposes of dividend distributions or upon liquidation, may materially adversely affect us, including the per-share trading price of our common stock.

        In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing our operating partnership to issue debt securities), including medium-term notes, senior or subordinated notes and classes or series of preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will be entitled to receive our available assets prior to distribution to the holders of our common stock. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. Holders of our common stock are not entitled to preemptive rights or other protections against dilution. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk that our future offerings could reduce the per-share trading price of our common stock and dilute their interest in us.

If securities analysts do not publish research or reports about our industry or if they downgrade our common stock or the office real estate sector, the price of our common stock could decline.

        The trading market for our common stock will rely in part upon the research and reports that industry or financial analysts publish about us or our industry. We have no control over these analysts. Furthermore, if one or more of the analysts who do cover us downgrades our shares or our industry, or the stock of any of our competitors, the price of our common stock could decline. If one or more of these analysts ceases coverage of our company, we could lose attention in the market which in turn could cause the price of our common stock to decline.

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus that are forward-looking statements within the meaning of the federal securities laws. In particular, statements pertaining to our capital resources, property performance, leasing rental rates, future dividends and results of operations contain forward-looking statements. Likewise, our pro forma financial statements and all of our statements regarding anticipated growth in our funds from operations and anticipated market conditions, demographics and results of operations are forward-looking statements. You can identify forward-looking statements by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "seek," "approximately," "intend," "plan," "pro forma," "estimates" or "anticipate" or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

        Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

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  general economic conditions;

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  adverse economic or real estate developments, either nationally or in the markets in which our properties are located;

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  other factors affecting the real estate industry generally;

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  the competitive environment in which we operate;

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  our reliance on, and actual or potential conflicts of interest with, our Advisor;

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  risks that affect the market for office properties and, in particular, target markets;

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  decreased rental rates or increased vacancy rates;

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  that our capital improvements and expenditures will not result in increased occupancy and rental rates;

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  our ability to successfully identify prime urban nodes in target markets;

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  our and our Advisor's lack of operating history;

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  our failure to generate sufficient cash flows to service our outstanding indebtedness;

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  defaults on, early terminations of or non-renewal of leases by tenants, including significant tenants;

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  our failure to acquire the properties in our identified pipeline successfully, on the anticipated timeline or at the anticipated costs;

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  our failure to properly assess Millennial in-migration, employment growth or other trends in target markets and other markets in which we seek to invest;

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  lack or insufficient amounts of insurance;

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  bankruptcy or insolvency of a significant tenant or a substantial number of smaller tenants;

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  our failure to successfully operate acquired properties;

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  our ability to operate successfully as a public company;

  •
  our dependence on key personnel and ability to identify, hire and retain qualified personnel in the future;

  •
  conflicts of interests with our officers and/or directors;

  •
  our failure to obtain necessary outside financing on favorable terms or at all;

  •
  fluctuations in interest rates and increased operating costs;

  •
  financial market fluctuations;

  •
  general volatility of the market price of our common stock;

  •
  changes in GAAP;

  •
  environmental uncertainties and risks related to adverse weather conditions and natural disasters;

  •
  our failure to qualify and maintain our qualification as a REIT for federal income tax purposes;

  •
  limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and

  •
  changes in governmental regulations or interpretations thereof, such as real estate and zoning laws and increases in real property tax rates and taxation of REITs.

        While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. We disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes after the date of this prospectus, except as required by applicable law. You should not place undue reliance on any forward-looking statements that are based on information currently available to us or the third parties making the forward-looking statements. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section titled "Risk Factors."

 USE OF PROCEEDS

        After deducting the underwriting discount and commissions and estimated expenses of this offering payable by us, we expect to receive net proceeds from this offering of approximately $             million, or approximately $             million if the underwriters' option to purchase additional shares is exercised in full, in each case assuming an initial public offering price of $            per share, which is the midpoint of the price range set forth on the front cover of this prospectus.

        We intend to contribute the net proceeds from this offering to our operating partnership in exchange for common units and our operating partnership intends to use the net proceeds to fund acquisitions of multi-tenant office properties and for general corporate purposes, including working capital.

        Pending application of the net proceeds from this offering, we intend to invest the net proceeds in interest-bearing accounts, money market accounts and interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT. Such investments may include, for example, government and government agency certificates, government bonds, certificates of deposit, interest-bearing bank deposits, money market accounts and mortgage loan participations.

 DISTRIBUTION POLICY

        We intend to pay regular quarterly dividends to holders of shares of our common stock. Although we have not previously paid dividends, we intend to pay an initial dividend with respect to the period commencing on the completion of this offering and ending on the last day of the fiscal quarter ending            , 2020, based on a distribution of $            per share for a full quarter. On an annualized basis, this would be $            per share, or an annual distribution rate of approximately        % based on an estimated initial public offering price at the midpoint of the price range set forth on the front cover of this prospectus. We estimate that this initial annual distribution rate will represent approximately        % of estimated cash available for distribution for the 12 months ending September 30, 2020. Our intended initial annual distribution rate has been established based on our estimate of cash available for distribution for the 12 months ending September 30, 2020, which we have calculated based on adjustments to our pro forma income for the 12 months ended September 30, 2019. In estimating our cash available for distribution for the 12 months ending September 30, 2020, we have made certain assumptions as reflected in the table and footnotes below, including that there will be no early lease terminations and no lease renewals or new leases executed in our portfolio after September 30, 2019 (unless there has been an early lease termination or a new or renewal lease has been entered into prior to the date of this prospectus).

        Our estimate of cash available for distribution does not include the effect of any changes in our working capital resulting from changes in our working capital accounts after September 30, 2019, other than the amount of cash estimated to be used for tenant improvement and leasing commission costs related to leases that may be entered into prior to the date of this prospectus. Our estimate also does not reflect the amount of cash estimated to be used for investing activities for acquisition, development and other activities, other than a reserve for recurring capital expenditures, and amounts estimated for leasing commissions and tenant improvements for renewing space. It also does not reflect the amount of cash estimated to be used for financing activities, other than scheduled loan principal payments on mortgage and other indebtedness that will be outstanding upon completion of this offering. Although we have included all material investing and financing activities that we have commitments to undertake as of December 31, 2019, we may undertake other investing and/or financing activities in the future. Any such investing and/or financing activities may have a material effect on our estimate of cash available for distribution. Because we have made the assumptions set forth above in estimating cash available for distribution, we do not intend this estimate to be a projection or forecast of our actual results of operations or our liquidity, and have estimated cash available for distribution for the sole purpose of determining the amount of our initial annual distribution rate. Our estimate of cash available for distribution should not be considered as an alternative to cash flow from operating activities (computed in accordance with GAAP) or as an indicator of our liquidity or our ability to pay dividends or make other distributions. In addition, the methodology upon which we made the adjustments described below is not necessarily intended to be a basis for determining future dividends or other distributions. We believe that our estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate; however, we cannot assure you that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions.

        We intend to maintain our initial distribution rate for the 12-month period following completion of this offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Dividends and other distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and restrictive covenants in loan agreements in respect of our outstanding indebtedness, the capital requirements of our company, the distribution requirements necessary to maintain our qualification as a REIT and other factors described below. Although we have no current intention to do so, we may in the future also choose to pay dividends in shares of our common stock. See "Material Federal Income Tax Considerations—Distribution Requirements." We do not intend to reduce the expected dividends per share if the underwriters' option to purchase additional shares is exercised; however, this could require us to pay dividends from the net proceeds from this offering.

        Actual distributions may be significantly different from expected distributions. We cannot assure you that our estimated dividends will be made or sustained or that our board of directors will not change our distribution policy in the future. Any dividends or other distributions we pay in the future will depend upon our actual results of operations, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, please see "Risk Factors."

        Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. In addition, a REIT will be required to pay a 4% nondeductible excise tax on the amount, if any, by which the distributions it makes in a calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. For more information, please see "Material Federal Income Tax Considerations." We anticipate that our estimated cash available for distribution will be sufficient to enable us to meet the annual distribution requirements applicable to REITs and to avoid or minimize the imposition of corporate and excise taxes. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements or to avoid or minimize the imposition of tax and we may need to borrow funds to make some distributions.

        The following table sets forth calculations relating to our intended regular quarterly distribution rate based on our pro forma net income for the 12 months ended September 30, 2019, which has been derived from the unaudited pro forma condensed consolidated financial statements included elsewhere in this prospectus, and the adjustments we have made in order to estimate our initial cash available for distribution for the 12 months ending September 30, 2020 (dollars in thousands, except per share amounts):

Pro forma net income (loss) for the 12 months ended December 31, 2018	$
Less: Pro forma net income (loss) for the nine months ended September 30, 2018
Add: Pro forma net income (loss) for the nine months ended September 30, 2019

Pro forma net income (loss) for the 12 months ended September 30, 2019	$
Add: real estate depreciation and amortization(1)
Less: net effects of straight-line rent adjustments for tenant leases(2)
Add: net increases in contractual rental revenue(3)
Less: net decreases in contractual rental revenue due to lease expirations, assuming renewals consistent with historical data(4)
Add: pro forma amortization of tenant incentives and leasing commissions(5)
Add: pro forma amortization of other real estate intangibles(6)
Add: pro forma amortization of debt issuance costs(7)
Add: pro forma non-cash compensation expense(8)

Estimated cash flow from operating activities for the 12 months ending September 30, 2020	$

Less: estimated cost of tenant improvements and leasing commissions(9)
Less: estimated recurring capital expenditures(10)
Less: scheduled principal payments on long-term debt(11)
Less: scheduled payments on capital leases(12)

Estimated cash available for distribution for the 12 months ending September 30, 2020	$

Estimated initial annual distribution to non-controlling interests(13)	$
Estimated initial annual distribution to common stockholders(14)	$
Total estimated initial annual distribution to common stockholders and common unit holders	$
Total estimated initial annual distribution per share of common stock(15)	$
Estimated payout ratio(16)		%

(1)
Represents the pro forma amount of depreciation and amortization for real estate assets for the 12 months ended September 30, 2019.

(2)
Represents the elimination of the net effects of straight-lined, pro forma rental revenues for the 12 months ended September 30, 2019.

(3)
Represents the sum of (i) contractual rent increases and the full-year impact of leases that commenced during the 12 months ended September 30, 2019 that will continue in effect during the 12 months ending September 30, 2020 of approximately $            , net of associated increases in property operating expenses of approximately $            , plus (ii) net reductions in rent abatement from leases that commenced on or before September 30, 2019 during the 12 months ending September 30, 2020 of approximately $            , plus (iii) contractual rent from leases entered into on or prior to September 30, 2019 but not commenced as of September 30, 2019 of approximately $            , net of associated increases in property operating expenses of approximately $            and abatements associated with these leases of approximately $            for the 12 months ending September 30, 2020.

(4)
Represents the full-year impact of leases that expired or were terminated during the 12 months ended September 30, 2019 and estimated net decreases in contractual rent during the 12 months ending September 30, 2020 due to lease expirations totaling            square feet, assuming a renewal rate of 83% based on expiring square feet, which was our weighted-average historical lease renewal rate (without giving effect to incremental square footage under new leases) during the periods set forth below, and rental rates on renewed leases equal to the in-place rates for such leases at expiration. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Influence Future Results of Operations—Lease Expirations" for further discussion of our scheduled lease expirations. This adjustment gives effect only to expirations net of estimated renewals and does not take into account incremental expansion or new leasing. The following table outlines how the historical renewal rate was calculated.

		Year Ended December 31,
	Nine Months Ended September 30, 2019				Total/ Weighted Average
		2018	2017	2016
Expiring leases	43	47	19	5	114
Expiring square footage	166,890	228,159	68,020	10,857	473,926
Renewed leases	34	33	13	3	83
Renewed square footage	143,322	195,715	49,346	6,484	394,867
Renewal rate	86%	86%	73%	60%	83%
(5)
Represents the pro forma amount of amortization associated with incentives and commissions associated with our leasing activity for the 12 months ended September 30, 2019.

(6)
Represents the pro forma amount of amortization associated with in-place leases, and above- and below-market leases for the 12 months ended September 30, 2019.

(7)
Represents the amortization of debt issuance costs for the 12 months ended September 30, 2019.

(8)
Represents the pro forma non-cash compensation expense related to equity-based awards to be granted to our executive officers, independent directors and eligible non-executive employees for the 12 months ended September 30, 2019.

(9)
Represents the costs of tenant improvements and leasing commissions and includes (a) any contractually committed tenant improvement or leasing commission costs to be paid in the 12 months ending September 30, 2020 related to any new leases or lease renewals entered into as of September 30, 2019 and (b) an estimate of tenant improvements and leasing commissions for the estimated lease renewals described in footnote (4) above based upon the historical weighted-average amount of tenant improvements and leasing commissions paid within our portfolio during the periods set forth below. The following table outlines how the historical averages were calculated:

		Year Ended December 31,
	Nine Months Ended September 30, 2019				Total/ Weighted Average
		2018	2017	2016
Tenant improvements	$1,177,956	$603,370	$132,181	$88,051	$2,001,558
Number of renewal leases	34	33	13	3	83
Total square footage renewed	143,322	195,715	49,346	6,484	394,867
Per square foot	$8.22	$3.08	$2.68	$13.58	$5.07
Leasing commissions	$613,326	$341,435	$156,241	$24,265	$1,135,267
Number of renewal leases	34	33	13	3	83
Total square footage renewed	143,322	195,715	49,346	6,484	394,867
Per square foot	$4.28	$1.75	$3.17	$3.74	$7.95
(10)
Represents the estimated amount of recurring capital expenditures that will be required for the 12 months ending September 30, 2020, which is based on the historical weighted-average annual amount of recurring capital expenditures per square foot within our portfolio during the periods set forth below. Recurring capital expenditures are defined as investments that are required to keep existing building operations running smoothly. Such investments include, but are not limited to, replacements or major repairs to elevators, HVAC systems, roofing, electrical systems, lighting and other aspects of maintaining a functioning office building. The following table outlines how the historical averages were calculated:

		Year Ended December 31,
	Nine Months Ended September 30, 2019				Total/ Weighted Average
		2018	2017	2016
Recurring capital expenditures	$572,945	$1,281,282	$468,243	$265,726	$2,588,196
Total square footage	1,933,344	1,670,196	734,536	350,093	1,121,289
Recurring capital expenditures per square foot	$0.30	$0.77	$0.64	$0.76	$0.66
(11)
Reflects the scheduled principal payments for mortgage loans payable for the 12 months ending September 30, 2020.

(12)
Reflects the scheduled payments for capital leases payable for the 12 months ending September 30, 2020.

(13)
Represents the share of our total estimated initial annual distribution that is attributable to the holders of limited partnership interests in our operating partnership other than us.

(14)
Based on a total of            shares of our common stock expected to be outstanding upon completion of this offering.

(15)
Based on the total initial distribution to common stockholders divided by the total number of shares of our common stock expected to be outstanding upon completion of this offering.

(16)
Calculated as total estimated initial annual distribution to common stockholders divided by our stockholders' share of estimated cash available for distribution for the 12 months ending September 30, 2020.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2019 on an actual basis and on an as adjusted basis to give effect to this offering and the use of net proceeds as set forth in "Use of Proceeds." You should read this table in conjunction with "Use of Proceeds," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

	As of September 30, 2019
	Actual(1)	As Adjusted(2)
Cash and cash equivalents	$864

Debt:
Mortgage notes payable, net	—

Total debt	—

4.75% Series A Preferred Units	—
Equity:
Common stock, $0.01 par value per share; 500,000,000 shares authorized; 1,000 shares issued and outstanding (actual) and shares issued and outstanding (as adjusted)	$10
Additional paid-in capital	990
Non-controlling interest	—

Total equity	$901,938

Total capitalization	$901,938

(1)
We currently account for our interests in our operating partnership under the equity method. Upon completion of this offering, we expect to consolidate our operating partnership in our financial statements.

(2)
Excludes (a) an aggregate of 1,000 shares of our common stock initially issued upon our formation to Messrs. Mathur and Adams, which will be repurchased by us at cost upon completion of this offering and (b)                 shares of our common stock issuable upon the exercise in full of the underwriters' option to purchase additional shares. Includes (a                shares of our common stock to be issued in this offering and (b) an aggregate of                restricted shares of our common stock to be granted to our independent directors upon completion of this offering (based on the midpoint of the price range set forth on the front cover of this prospectus) under the Individual Equity Incentive Plan.

 DILUTION

        Investors in our common stock offered by this prospectus will experience an immediate and substantial dilution of the net tangible book value of our common stock from the initial public offering price. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of outstanding shares of common stock, assuming the exchange of common units for shares of our common stock on a one-for-one basis. At September 30, 2019, we had a net tangible book value of approximately $             million. After giving effect to the sale of our common stock in this offering at a price per share of $            , which is the midpoint of the price range set forth on the front cover of this prospectus and the application of the net proceeds received by us from this offering, the pro forma net tangible book value as of September 30, 2019 attributable to common stockholders would have been approximately $             million, or $            per share of common stock. This amount represents an immediate increase in net tangible book value of $            per share to the prior investors and an immediate dilution in pro forma net tangible book value of $            per share from the assumed public offering price of $            per share of common stock to our new investors. The following table illustrates this per-share dilution.

Assumed initial public offering price per share of our common stock(1)			$
Net tangible book value per share before this offering(2)	$
Decrease in pro forma net tangible book value per share after this offering(3)	$(	)

Pro forma net tangible book value per share after this offering(4)			$

Dilution in pro forma net tangible book value per share to new investors(5)			$

(1)
Based on a price per share equal to the midpoint of the price range set forth on the front cover of this prospectus.

(2)
Net tangible book value per share of our common stock before this offering is determined by dividing the net book value of our tangible assets at September 30, 2019 (consisting of total assets less intangible assets, which are comprised of deferred financing and leasing costs, acquired above-market leases and acquired in-place lease value, net of liabilities to be assumed, excluding acquired below-market leases) of our company by the number of shares of our common stock to be held by the prior investors after this offering, assuming the exchange for shares of our common stock on a one-for-one basis of the common of our operating partnership.

(3)
The decrease in pro forma net tangible book value per share attributable to this offering is determined by subtracting (a) the net tangible book value per share before this offering (see footnote (2) above) from (b) the pro forma net tangible book value per share after this offering (see footnote (4) below).

(4)
Based on pro forma net tangible book value of approximately $             million divided by the sum of                shares of our common stock, and                 common units to be outstanding after this offering (excluding units held by us), not including (a) shares of common stock issuable upon the exercise in full of the underwriters' option to purchase additional shares and (b)                 shares of our common stock available for future issuance under the Equity Incentive Plans.

(5)
Dilution is determined by subtracting pro forma net tangible book value per share of our common stock after giving effect to this offering from the initial public offering price per share paid by a new investor in this offering.

Differences Between New Investors and Prior Investors

        The following table summarizes, as of September 30, 2019, the differences between the average price per unit paid by our prior investors and by new investors purchasing shares of our common stock

in this offering (at an assumed initial price per share of $            , which is the midpoint of the price range set forth on the front cover of this prospectus), before deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering, in each case assuming the exchange of all outstanding common units for shares of our common stock on a one-for-one basis.

	Shares/ Common Units/ Issued/ Granted(1)
				Total Consideration
						Average Price Per Share
	Number		Percentage	Amount	Percentage
Prior Investors	2,578,947	(2)
New Investors		(3)

Total

(1)
Assumes no exercise of the underwriters' option to purchase additional shares.

(2)
Represents 2,578,947 common units issued in connection with our formation transactions.

(3)
Includes                shares of common stock to be sold in this offering, an aggregate of                restricted shares of common stock to be granted to certain of our directors upon completion of this offering.

 SELECTED FINANCIAL DATA

        The following selected financial data should be read in conjunction with our audited financial statements and the related notes, our unaudited pro forma financial information and the related notes, "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

        The following table sets forth selected financial and operating data on (i) a condensed consolidated pro forma basis for our company after giving effect to (a) our formation transactions, (b) the estimated use of net proceeds from this offering based on an initial public offering price of $            per share, which is the midpoint of the price range set forth on the front cover of this prospectus and (c) other pro forma adjustments reflecting the completion of this offering, and (ii) a historical consolidated basis for our operating partnership and combined basis for our accounting predecessor. Our company commenced operations on August 14, 2019, in connection with our formation transactions. For all periods prior to August 14, 2019, the financial position and results of operations presented are of our accounting predecessor, which is not a legal entity. Our accounting predecessor is composed of certain entities and their consolidated subsidiaries that own controlling interests in three office properties that we refer to as Haverstick, 5400 Poplar and Grove Park. For the period from August 14, 2019 through September 30, 2019, the financial position and results are of our operating partnership, which we account for under the equity method prior to completion of this offering. We are the sole general partner of our operating partnership and upon completion of this offering, we expect to increase our ownership percentage in our operating partnership to an extent that we will be required to consolidate our operating partnership in our financial statements.

        The historical balance sheet information as of September 30, 2019 of our operating partnership, and as of August 13, 2019, and December 31, 2018, 2017 and 2016 of our accounting predecessor, and the statements of operations and cash flow information for the period from August 14, 2019 through September 30, 2019 of our operating partnership, and for the period from January 1, 2019 through August 13, 2019, and the years ended December 31, 2018 and 2017, and the partial period ended December 31, 2016, of our accounting predecessor, have been derived from the historical financial statements included elsewhere in this prospectus and include all adjustments consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the historical financial statements for such periods in accordance with GAAP.

        Our unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2019 assume completion of this offering and our formation transactions as of January 1, 2019 for the statement of operations data and as of December 31, 2019 for the balance sheet data. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Our Company		Our Accounting Predecessor
		Our Operating Partnership Historical Consolidated
			Historical Combined
	Pro Forma Condensed Consolidated
		Period from August 14, 2019 (commencement of operations) through September 30, 2019	Period from January 1, 2019 through August 13, 2019	Year Ended December 31,		Period from July 22, 2016 through December 31, 2016

	Year Ended December 31, 2019
				2018	2017
	(unaudited)	(unaudited)
Statement of Operations Data:
Revenues
Rental income	$	$4,188,089	$2,054,828	$3,421,962	$3,406,973	$544,748
Recoveries from tenants		584,575	213,410	249,551	373,392	83,955
Other		34,735	152,719	62,245	1,597	—

Total revenues		4,807,399	$2,420,957	$3,733,758	$3,781,962	$628,703

Operating Expenses
Property operating expenses		1,082,045	544,914	869,609	$793,519	$142,223
Real estate taxes		488,251	306,011	487,807	516,627	73,700
Repairs and maintenance		267,404	175,819	293,050	297,397	61,740
Management fees		143,825	77,063	133,217	134,758	24,503
Other operating expenses		508,154	113,026	143,142	255,032	30,856
Depreciation and amortization		2,788,333	939,811	1,714,406	1,693,783	219,396

Total operating expenses		5,278,012	2,156,644	$3,641,231	$3,691,116	$552,418

Equity in loss of unconsolidated joint venture		(6,440)	—	—	—	—

Income (loss) from operations		(477,053)	264,313	92,527	$90,846	$76,285
Interest expense		(843,512)	(492,445)	(801,135)	(770,009)	(127,198)

Net loss		(1,320,565)	(228,132)	$(708,608)	$(679,163)	$(50,913)
Net income attributable to non-controlling interest		10,098	—	—	—	—

Net income (loss) attributable to Priam Properties Predecessor		(1.330,663)	(228,132)	$(708,608)	$(679,163)	$(50,913)
Preferred distributions		(129,988)	—	—	—	—

Net loss allocable to common shareholders	$	$(1,460,651)	$(228,132)	$(708,608)	$(679,163)	$(50,913)

Balance Sheet Data (as of):
Investments in real estate, net	$	$235,362,287	$18,723,328	$19,047,752	$19,624,943	$14,921,287
Total assets	$	$277,981,830	$21,583,906	$21,991,437	$22,858,805	$17,568,133
Mortgage notes payable, net	$	$155,805,570	$15,385,903	$15,433,336	$15,498,347	$11,301,888
Total liabilities	$	$166,778,023	$16,603,975	$16,783,374	$16,821,147	$11,852,987
Total equity	$	$90,218,319	$4,979,931	$5,208,063	$6,037,658	$5,715,146
Other Data:
Cash flows provided by (used in)
Operating activities	$	$366,957	$275.266	$797,381	$977,987	$277,266
Investing activities	$	$(483,124)	$(340,979)	$(551,309)	$(6,025,812)	$(16,427,260)
Financing activities	$	$(470,147)	$(170,172)	$(211,682)	$5,221,562	$17,067,947
Net operating income ("NOI")(1)	$	$2,603,727	$1,262,823	$1,891,163	$1,893,959	$326,537
Funds from operations ("FFO")(1)	$	$1,457,670	$711,679	$1,005,798	$1,014,620	$168,483
Adjusted funds from operations ("AFFO")(1)	$	$530,444	$310,043	$360,471	$555,417	$113,196

(1)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures" for definitions of these metrics and reconciliations of these metrics to net income, the most directly comparable GAAP measure.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion of our financial condition and results of operations should be read in conjunction with the selected financial data, and the audited consolidated and combined financial statements and related notes thereto, of our accounting predecessor for the years ended December 31, 2018 and 2017, the period from January 1, 2019 through August 13, 2019 and the nine months period ended September 30, 2018, and of our company for the period from August 14, 2019 through September 30, 2019, which are included elsewhere in this prospectus.

        Where appropriate, the following discussion includes analysis of the effects of our formation transactions, certain other transactions and this offering. These effects are reflected in the pro forma condensed consolidated financial statements located elsewhere in this prospectus.

        As used in this section, unless the context otherwise requires, "we," "us," "our," and "our company" mean Priam Properties Inc., a Maryland corporation, together with our consolidated subsidiaries. References to our "accounting predecessor" are to the real estate operations and assets of the entities that own interests in the three properties that we refer to as Haverstick, 5400 Poplar, and Grove Park for periods prior to August 14, 2019.

        This management's discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or elsewhere in this prospectus. See "Risk Factors" and "Forward-Looking Statements."

Overview

  Our Company

        We are a recently formed real estate investment company focused on acquiring, improving, owning and managing multi-tenant office properties in high-growth urban nodes within target markets in the Midwest and Southeast United States. We are externally managed by our Advisor. We were formed as a Maryland corporation in July 2018 and commenced operations on August 14, 2019, upon completion of our formation transactions.

        We conduct our business through a traditional UPREIT structure in which our properties are owned by our operating partnership directly or indirectly through limited partnerships, limited liability companies, or other subsidiaries of our operating partnership. We are the sole general partner of our operating partnership and expect to own approximately        % of our operating partnership upon the completion of this offering (or approximately        % if the underwriters' option to purchase additional shares is exercised in full). Immediately following completion of our formation transactions, we owned approximately 1% of our operating partnership. Therefore, we have not consolidated the assets, liabilities and results of operations of our operating partnership but rather accounted for our interest in our operating partnership under the equity method. We expect that, upon completion of this offering, our ownership interest in our operating partnership will increase such that we will consolidate our operating partnership in our financial statements and no longer account for our interests in our operating partnership under the equity method.

Formation Transactions and This Offering

        Prior to the completion of this offering, our operating partnership completed a series of formation transactions pursuant to which our operating partnership acquired, through a series of contribution and acquisition transactions, 100% of the ownership interests in 12 of the multi-tenant office properties that comprise our initial portfolio, including the three multi-tenant office properties that comprise our accounting predecessor, a 99.998% interest in Chase Corporate Center, which our operating partnership accounts for on a consolidated basis, and minority interests in two multi-tenant properties as follows: 46.1% of the interests in One Harrison, which our operating partnership accounts for on a consolidated basis; and 7.1% of the interests in 2700 Blankenbaker, which our operating partnership accounts for under the equity method (see "Business and Properties—Our Initial Portfolio").

        To acquire the ownership interests in the properties included in our initial portfolio, our operating partnership paid $275,000 in cash and issued an aggregate of 2,578,947 common units and issued an aggregate of 417,110 4.75% Series A Preferred Units (having an aggregate liquidation preference amount of $20.86 million) to the prior investors. See "Structure and Formation of our Company" for additional information regarding our formation transactions.

        We estimate that the net proceeds from this offering will be approximately $             million, or approximately $             million if the underwriters' option to purchase additional shares is exercised in full, in each case after deducting the underwriting discount and commissions and estimated expenses of this offering payable by us based on an initial public offering price of $            per share, the midpoint of the range set forth on the cover page of this prospectus. We will contribute the net proceeds from this offering to our operating partnership in exchange for a number of common units equal to the number of shares sold in this offering. Our operating partnership will use the net proceeds from this offering to fund acquisitions of multi-tenant office properties and for general corporate purposes, including working capital. See "Use of Proceeds."

        Our operations are carried on through our operating partnership and wholly- owned subsidiaries of our operating partnership. The consummation of our formation transactions (i) has enabled us to consolidate ownership of our initial portfolio under our operating partnership and (ii) will enable us to qualify as a REIT for federal income tax purposes commencing with the short taxable year ending December 31, 2020.

        The fair value of the assets in our initial portfolio (consisting of physical assets and in-place leases) and liabilities assumed (consisting of long-term debt) have been estimated and recognized in accordance with GAAP as of August 14, 2019, the date of acquisition by our operating partnership. We will amortize the value of any above-market or below-market lease intangibles through rental income.

Factors That May Influence Future Results of Operations

  Business and Strategy

        Our business is focused on acquiring, improving, owning and managing multi-tenant office properties in high-growth urban nodes within target markets. We developed our urban node investment strategy, which our management team has been executing since 2014, to address shifting demographic trends affecting office properties with a particular focus on Millennials. We believe Millennials are increasingly relocating away from major markets in search of living and working environments that provide access to the modern urban amenities available in major markets while also providing a high quality of life and lower cost of living than major markets. We expect to use our Advisor's market-specific knowledge to focus on acquiring, improving, owning and managing attractive office properties located in urban nodes within target markets because we believe these properties represent the most compelling risk-adjusted opportunity to benefit from the changing priorities and expectations of the Millennial workforce and the employers who seek to recruit and retain them.

        Part of our strategy includes improving the properties in our portfolio to further appeal to Millennials. This often includes implementing such amenities such as common-area WiFi, LED lighting, small cafes and food kiosks, and outdoor areas that often include seating, fire pits or bocce ball courts. We monitor the changing preferences among Millennials, and depending on the nature of these changes, they may impact our value-add strategy and lead to an increase in capital expenditures from what we have recorded in the past or currently anticipate.

  Property Rental Revenue

        The future rental revenue from the properties in our initial portfolio will depend principally on our ability to maintain or increase the occupancy and rental rates of currently leased space, lease currently available space, and lease space that becomes available from lease expirations or other terminations. National, regional and local (particularly in target markets) economic conditions; an oversupply of or a reduction in demand for office space; changes in market rental rates; our ability to provide adequate services and maintenance at our properties; and fluctuations in interest rates could materially and adversely affect our rental revenue in future periods. Future economic or regional downturns affecting our submarkets or downturns in our tenants' industries that impair our ability to renew or re-lease space and the ability of our tenants to fulfill their lease commitments, as in the case of tenant bankruptcies, could materially and adversely affect our ability to maintain or increase occupancy levels and rental rates. In addition, growth in rental revenue also will partially depend on our ability to acquire additional properties that meet our acquisition criteria. At September 30, 2019, the aggregate portfolio occupancy for our initial properties was 91.4%. For the year ended December 31, 2018, our portfolio had rental revenue growth of 5.8% over the prior year, net operating income growth of 7.4% over the prior year and same-store cash net operating income growth of 5.8% over the prior year.

  Demographic Trends in Current Markets

        The properties in our initial portfolio are located in urban nodes in the MSAs of Columbus, Raleigh, Indianapolis, Tampa, Memphis, Louisville, and Birmingham. Positive or negative changes in Millennials continuing their migration to our initial selected markets and specifically the urban nodes in which our initial properties are located will impact our overall performance. See "Industry and Market Opportunity—Characteristics of Target Markets—Demographic Trends."

  Operating Expenses

        Our operating expenses generally consist of rental expenses such as utilities, property taxes, insurance, maintenance and general and administrative expenses. Increases in rental expenses in excess of certain base amounts generally are passed on to tenants that are a party to our full-service gross leases and paid in full by tenants that are a party to our triple-net leases. In some cases, our office tenants may be party to a modified gross lease or modified net lease. In both cases, the tenant may self-perform or directly source some specific services that are typically included in our rental expenses. In addition, some of our leases provide for limitations on the amount of year-over-year increases for a particular rental expense. As a result, to the extent that property operating expenses increase at a rate faster than allowable year-over-year increases in rental expenses, we would not be able to pass certain costs on to our tenants, which could result in increases in property operating expenses and a corresponding reduction in net operating income. Additionally, properties in our portfolio may be reassessed for property tax purposes, or property tax rates may increase, from time to time after the completion of this offering. Therefore, the amount of property taxes we pay in the future may increase from what we have paid in the past.

        As a publicly traded REIT, we estimate that our annual general and administrative expenses will increase due to higher legal, insurance, accounting and other costs of corporate governance and compliance associated with being a public company as compared to our accounting predecessor, which is comprised of private entities. We anticipate that we will grow our company in the 12 to 24 months immediately following the completion of this offering and, as a result, we expect that our general and administrative expenses will increase further.

  Interest Rates

        We expect that future changes in interest rates will impact our overall performance. While we may seek to manage our exposure to future changes in rates through interest rate swap agreements or interest rate caps, portions of our overall outstanding debt will likely remain at floating rates.

  Lease Expirations

        Our ability to re-lease space when leases expire will impact our results of operations and is affected by economic and competitive conditions in our markets as well as the desirability of our individual properties. As of September 30, 2019, in addition to 165,880 rentable square feet of currently available space in the office buildings of our initial portfolio, leases representing 51,941 square feet, or 2.7% of our total rentable square feet and 3.2% of our total annualized rent, were scheduled to expire during the three months ending December 31, 2019 and 262,060 square feet, or 13.6%, of our total rentable square feet and 14.9% of our total annualized rent, were scheduled to expire during the year ending December 31, 2020. As of December 31, 2019, we had renewed 19,191, or 36.9% of the total rentable square feet that was scheduled to expire during the three months December 31, 2019 and 11,348, or 4.3% of the total rentable square feet that was scheduled to expire during the year ending December 31, 2020.

        We expect to renew leases scheduled to expire during the three months ending December 31, 2019 and the year ending December 31, 2020 consistent with our historical renewal rate. We calculate our "renewal rate" as the total square footage under renewal and expansion leases (without giving effect to incremental square footage under new leases) executed during the applicable period divided by the total square footage under renewable leases during such period. We define "renewable leases" as all leases scheduled to expire during the applicable period, excluding terminated/defaulted leases and short-term/swing space leases. Terminated/defaulted leases and short-term/swing space leases that were excluded from the definition of "renewable leases" represented 13,236, 20,235, 3,656 and 1,388 square feet and $274,245, $267,981, $77,880 and $29,040 in annualized effective rent for the nine months ended September 30, 2019 and the years ended December 31, 2018, December 31, 2017 and December 31, 2016, respectively. Historically, we have been able to renew expiring leases or replace tenants at market rents that are higher than expiring rents. While we expect this trend to continue for the foreseeable future, our ability to achieve these market rent increases depends largely on economic conditions both on a macro-level and in our individual markets. The following table provides historical information regarding our renewal rates and the relationship between expiring rental rates and the market rental rates upon renewal, including the effects of any rent deferrals or abatements:

	Nine Months Ended September 30, 2019	Year Ended December 31,
					Total/ Weighted Average
		2018	2017	2016
Expiring leases
Number of leases	43	47	19	5	114
Square footage	166,890	228,159	68,020	10,857	473,926
Weighted-average net effective rent per square foot	$17.90	$16.46	$22.90	$18.66	$17.94
Renewed leases
Number of leases	34	33	13	3	83
Square footage	143,322	195,715	49,346	6,484	394,867
Weighted-average net effective rent per square foot	$18.99	$17.60	$23.76	$21.31	$18.94
Lease renewal rate	86%	86%	73%	60%	83%
Weighted-average increase (decrease) in net effective rent upon renewal	6.0%	7.0%	3.7%	14.2%	5.5%

        Upon renewal of expiring leases, we incur costs for leasing commissions and often provide for certain tenant improvements as part of the renewal lease structure. The following table provides historical information regarding the amounts of tenant improvements and leasing commissions for renewed leases for the periods shown:

	Nine Months Ended September 30, 2019	Year Ended December 31,
					Total/ Weighted Average
		2018	2017	2016
Number of lease renewals	34	33	13	3	83
Square footage of renewals	143,322	195,715	49,346	6,484	394,867
Tenant improvement costs	$1,177,956	$603,370	$132,181	$88,051	$2,001,558
Leasing commission costs	613,326	341,435	156,241	24,265	1,135,267

Total tenant improvement and leasing commission costs	$1,791,282	$944,805	$288,422	$112,316	$3,136,825

Tenant improvement costs per square foot	$8.22	$3.08	$2.68	$13.58	$5.07
Leasing commission costs per square foot	4.28	1.75	3.17	3.74	2.88

Total tenant improvement and leasing commission cost per square foot	$12.50	$4.83	$5.85	$17.32	$7.95

Taxable REIT Subsidiaries

        A TRS generally may provide non-customary and other services to our tenants and engage in activities that we may not engage in directly without adversely affecting our qualification as a REIT. See "Material Federal Income Tax Considerations—Requirements for Qualification as a REIT—Taxable REIT Subsidiaries." We may form a TRS in the future. Any income earned by a TRS will not be included in our taxable income for purposes of the 75% or 95% gross income tests, except to the extent such income is distributed to us as a dividend, in which case such dividend income will qualify under the 95%, but not the 75%, gross income test. See "Material Federal Income Tax Considerations—Gross Income Tests." Because a TRS is subject to federal income tax, and state and local income tax (where applicable) as a regular corporation, the income earned by any TRS generally will be subject to an additional level of tax as compared to the income earned by our non-TRS subsidiaries.

Critical Accounting Policies and Estimates

  Allocation of Purchase Price of Real Estate

        Upon the acquisition of investments in real estate, we evaluate whether the acquisition is a business combination or an asset acquisition. We have determined that all acquisitions of real estate by our accounting predecessor through August 13, 2019 and by our company from August 14, 2019 through September 30, 2019 met the definition of an asset acquisition. We allocate the purchase price of properties to acquired tangible assets, consisting of land and improvements, buildings and improvements, and acquired intangible assets and liabilities (consisting of the value of above-market and below-market leases and the value of in-place leases). For asset acquisitions, we allocate the purchase price and capitalized transaction costs using a relative fair value method.

        The fair values of the tangible assets of an acquired property (which includes land, buildings and improvements) are determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land and buildings and improvements based on our determination of the relative fair value of these assets. We determine the "as-if-vacant" fair value of a property using methods similar to those used by independent appraisers. We use factors in determining these analyses including estimates of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, we include real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

        The fair values of above-market and below-market leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases and (ii) an estimate of market lease rates for the corresponding leases, measured over a period equal to the remaining non-cancelable term of the lease including any fixed rate bargain renewal periods, with respect to a below-market lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities. Above-market lease values and below-market lease values are amortized as an adjustment of rental income over the remaining terms of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above-market and below-market leases related to that lease would be recorded as an adjustment to rental income.

        The fair values of in-place leases include an estimate of direct costs associated with obtaining a new tenant and costs associated with lost rentals that are avoided by acquiring an in-place lease. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on our consideration of current market costs to execute a similar lease. The amount of costs associated with lost rentals is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. These lease intangibles are amortized and included in depreciation and amortization expense over the remaining terms of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

  Revenue Recognition and Allowance for Doubtful Accounts

        Rental revenues consist of base rents, which are recognized on a straight-line basis over their lease term. Recoveries from tenants represent amounts that are charged to tenants for their share of operating expenses incurred by us in accordance with each tenant's respective lease. Expenses such as insurance, real estate taxes, repairs and maintenance, and other operating expenses are generally subject to recovery. Recoveries from tenants are recognized in accordance with the terms of the lease, on a monthly basis, and adjusted annually.

        If collectability of rents or tenant receivables are not reasonably assured, future revenue recognition is limited to amounts contractually owed and paid, and, when appropriate, an allowance for estimated losses is established. For rent receivables, the assessment is based on amounts estimated to be recoverable over the lease term. Judgment is exercised in establishing allowances which include payment history and current credit status in developing these estimates.

Results of Operations

        We commenced operations on August 14, 2019, upon completion of our formation transactions. The results of operations for the period from August 14, 2019 through September 30, 2019 are of our operating partnership, which, prior to completion of this offering, we account for under the equity method, and reflect our operating partnership's ownership of 14 of the properties in our initial portfolio and our operating partnership's ownership interest in 2700 Blankenbaker, which it accounts for under the equity method. The results of operations for periods prior to August 14, 2019 are of our accounting predecessor, which reflect results of only three properties (Haverstick, 5400 Poplar and Grove Park). Therefore, the results of operations for the short period from August 14, 2019 through September 30, 2019 are not comparable to those of any prior periods.

Comparison of the Year Ended December 31, 2018 to the Year Ended December 31, 2017—Our Accounting Predecessor

Revenue

        Total revenue.    Total revenue includes net rental revenue, as well as recoveries from our tenants of certain operating costs such as utilities, taxes, insurance, and general maintenance items. Total revenues were $3.7 million for the year ended December 31, 2018 as compared to $3.8 million in the prior year.

        Rental revenue.    Rental revenue was $3.4 million for the year ended December 31, 2018, as compared to $3.4 million in the prior year. The flat comparison in rental revenue reflects steady occupancy levels and limited changes in the tenant portfolio.

        Recoveries from tenants.    Recoveries from tenants decreased to $250,000 for the year ended December 31, 2018, from $373,000 for the prior year. The decrease in recoveries primarily reflects an overall decrease in operating expenses and the re-leasing and renewal activity for the Grove Park property during 2018 and its related impact on recoveries from adjustments to base year expense stops.

        Other income.    Other income was $62,000 for the year ended December 31, 2018, compared with $1,597 in the prior year. Other income was higher in 2018 due to a fee collected from a tenant in the 5400 Poplar property that terminated a long-term lease in January 2018.

Operating Expenses

        Total operating expenses.    Total operating expenses consist of costs of operating our properties, property taxes, repairs and maintenance, management fees to our third-party property managers, general and administrative costs, and depreciation and amortization. Total operating expenses were $3.6 million for the year ended December 31, 2018 as compared to $3.7 million for the prior year.

        Property operating expenses.    Property operating expenses consist of utilities, landscaping, janitorial, cleaning, and other routine upkeep costs. For the year ended December 31, 2018, these expenses totaled $870,000 as compared to $794,000 in the prior year. The increase reflects higher costs for HVAC repair, electricity and janitorial expenses.

        Real estate taxes.    Real estate taxes decreased to $488,000 for the year ended December 31, 2018 as compared to $517,000 for the prior year, reflecting refunds received from city and county governments.

        Repairs and maintenance.    Repairs and maintenance costs decreased to $293,000 for the year ended December 31, 2018 as compared to $297,000 for the prior year.

        Management fees.    Management fees increased to $133,000 for the year ended December 31, 2018 as compared to $135,000 for the prior year.

        Other operating expenses.    Other operating expenses decreased to $143,000 for the year ended December 31, 2018 as compared to $255,000 for the prior year due primarily to a reduction in legal fees related to leasing activity in 2017.

        Depreciation and amortization.    Depreciation and amortization was $1.7 million for the year ended December 31, 2018 as compared to $1.7 million for the prior year.

        Interest expense.    Interest expense increased to $801,000 for the year ended December 31, 2018 as compared to $770,000 for the prior year.

Non-GAAP Financial Measures

  Net Operating Income

        Net operating income, or NOI, is a non-GAAP measure which we use to assess our operating results. We calculate NOI beginning with net income (loss) allocable to common stockholders in accordance with GAAP before interest, income taxes, depreciation and amortization, impairment losses, and gains or losses from sales of properties and any other infrequent items that create volatility within our earnings and make it difficult to determine the earnings generated by our core ongoing business. We also exclude corporate-level general and administrative expenses and other income or expense items such as interest income from investments or costs from the pursuit of non-consummated transactions. NOI is a non-GAAP financial measure and should not be viewed as an alternative, or superior, to net income (loss) calculated in accordance with GAAP as a measurement of our operating performance. We believe that NOI is helpful to investors as a supplemental comparative performance measure of income generated by our properties alone on a recurring basis before administrative overhead. Other REITs may not define NOI in the same manner as we do; therefore, our computation of NOI may not be comparable to that of other REITs.

        The following table provides a reconciliation of net income (loss) prepared in accordance with GAAP to NOI:

		Historical Data
	Period from August 14, 2019 (commencement of operations) through September 30, 2019
		Period from January 1, 2019 to August 13, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Net loss per GAAP	$(1,320,565)	$(228,132)	$(708,608)	$(679,163)
Interest expense	843,512	492,445	801,135	770,009
Depreciation and amortization of real estate assets	2,788,333	939,811	1,714,406	1,693,783
Straight-line rent revenue effect	(215,707)	(54,327)	(58,912)	(145,702)
Other operating expenses	508,154	113,026	143,142	255,032

Net Operating Income	$2,603,727	$1,262,823	$1,891,163	$1,893,959

  Funds From Operations and Adjusted Funds From Operations

        We calculate funds from operations, or FFO, in accordance with the current Nareit (formerly known as National Association of Real Estate Investment Trusts) definition. Nareit currently defines FFO as follows: Net income (computed in accordance with GAAP), excluding gains or losses from sales of property and impairment charges, plus depreciation and amortization on real estate assets. Other REITs may not define FFO in accordance with the Nareit definition or may interpret the current Nareit definition differently than we do; therefore, our computation of FFO may not be comparable to such other REITs.

        We calculate adjusted funds from operations, or AFFO, by starting with FFO and adjusting for recurring capital expenditures and acquisition-related costs and then adding back non-cash items including: non-real estate depreciation, straight-lined rents and fair value lease adjustments, non-cash components of interest expense and compensation expense. AFFO is a non-GAAP financial measure and should not be viewed as an alternative to net income calculated in accordance with GAAP as a measurement of our operating performance. We believe that AFFO is widely-used by other REITs and is helpful to investors as a meaningful additional measure of our ability to make capital investments. Other REITs may not define AFFO in the same manner as we do, and as a result, our calculation of AFFO may differ from that of our competitors.

        These metrics are non-GAAP financial measures and should not be viewed as an alternative measurement of our operating performance to net income (loss). Management believes that accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. As a result, we believe that the additive use of FFO and AFFO, together with the required GAAP presentation, is widely-used by our competitors and other REITs and provides a more complete understanding of our performance and a more informed and appropriate basis on which to make investment decisions.

        The following table provides a reconciliation of net income (loss) prepared in accordance with GAAP to FFO and AFFO:

		Historical Data
	Period from August 14, 2019 (commencement of operations) through September 30, 2019
		Period from January 1, 2019 to August 13, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Funds from operations:
Net loss per GAAP	$(1,320,565)	$(228,132)	$(708,608)	$(679,163)
(Income) attributable to non-controlling interest	(10,098)	—	—	—
Depreciation and amortization of real estate assets	2,788,333	939,811	1,714,406	1,693,783

Funds from operations available for common shareholders:	$1,457,670	$711,679	$1,005,798	$1,014,620
Recurring capital expenditures	(483,124)	(340,979)	(551,309)	(275,627)
Amortization of debt issue costs	(92,254)	18,755	30,324	35,920
Straight-line effects of lease revenue	(215,707)	(54,327)	(58,912)	(145,702)
Amortization and accretion of above and below market leases	(136,141)	(25,085)	(65,430)	(73,794)
Non-cash compensation expense	—	—	—	—

Adjusted funds from operations available for common shareholders	$530,444	$310,043	$360,471	$555,417

Liquidity and Capital Resources

  Overview

        We believe that the completion of this offering will improve our financial position by reducing our leverage and providing us with enhanced access to capital. After completion of this offering, we expect our ratio of debt to gross total assets to be approximately        % (        % if the underwriters' option to purchase additional shares is exercised in full).

        Our short-term liquidity requirements consist primarily of operating expenses and other expenditures associated with our properties, dividend payments to our stockholders required to qualify and maintain our qualification as a REIT, capital expenditures for property improvements and, potentially, acquisitions. We expect to meet our short-term liquidity requirements through net cash provided by operations, reserves established from existing cash and the net proceeds from this offering.

        Our long-term liquidity needs consist primarily of funds necessary for the repayment of debt at maturity, property acquisitions, tenant improvements and capital improvements. We expect to meet our long-term liquidity requirements with net cash from operations, long-term secured and unsecured indebtedness and the issuance of equity and debt securities.

        In the future, we may incur various types of indebtedness, including indebtedness secured by our properties. We are currently in compliance with all debt covenants relating to our outstanding indebtedness.

        We expect that, upon completion of this offering, and as a publicly traded REIT, we will have access to multiple sources of capital to fund our long-term liquidity requirements, including the incurrence of additional debt and the issuance of additional equity securities. However, as a new public company, we cannot assure you that we will have access to all these sources of capital. Our ability to incur additional debt will depend on a number of factors, including our degree of leverage, the value of our unencumbered assets and borrowing restrictions that may be imposed by lenders. Our ability to access the equity capital markets will depend on a number of factors as well, including general market conditions for REITs and market perceptions about our company.

  Consolidated Indebtedness

        As of September 30, 2019, we had $152.2 million of consolidated indebtedness as set forth below.

Property	Amount Outstanding(1)	Interest Rate	Maturity Date	Projected Balance at Maturity
MetroCenter IV	$5,017,500	4.52%	February 28, 2021	$4,964,028
The Collection at Sabal Park	40,646,627	4.02	August 6, 2021	39,371,689
5400 Poplar	4,059,735	4.50	July 27, 2022	3,815,483
Chase Corporate Center	23,200,000	5.03	February 11, 2023	22,561,811
Goodale	8,960,000	4.36	October 6, 2027	7,832,919
Grove Park	6,009,653	4.38	August 11, 2026	4,990,823
Haverstick	5,460,000	5.15	January 11, 2027	4,857,460
Intech Ten	8,282,000	4.13	September 6, 2027	7,200,242
MetroCenter V	12,900,000	4.43	January 6, 2028	11,810,645
One Harrison	6,893,783	4.78	June 1, 2028	5,329,857
Primacy II	10,427,357	4.44	May 1, 2024	9,160,907
Tournament Trails	5,217,715	4.62	May 1, 2024	4,596,936
Executive Office Park	7,024,598	4.77	April 11, 2023	6,218,539
Primacy III	8,078,200	4.52%	January 4, 2023	7,750,128

Total	$152,177,169			$140,461,466

(1)
Amounts based on debt balances as of September 30, 2019.

        Annual maturities (net of amortizing principal payments) of notes payable as of September 30, 2019 are due during the following years:

Year	Amount Due	Percentage of Total
2020	$4,964,028	3.5%
2021	39,371,689	28.0
2022	3,815,483	2.7
2023	36,530,478	26.0
2024	13,757,844	9.8
2025	—	—
2026	4,990,823	3.6
2027	19,890,621	14.2
2028	17,140,502	12.2
2029	—	—
2030	—	—
Thereafter	—	—

	$140,461,466	100.0%

  Description of Certain Debt

        The following is a summary of the material provisions of the loan agreements evidencing our material debt.

  Mortgage Loan Secured by Chase Corporate Center

        Chase Corporate Center is subject to senior mortgage debt with an original principal amount of $23.2 million.

        Maturity and interest.    The loan has a maturity date of February 11, 2023 and bears interest at a fixed rate per annum of 5.03%. The loan has an interest-only period until February 2021.

        Security.    The loan was made to a single-purpose entity and is secured by a first-priority mortgage on Chase Corporate Center, security interest in all personal property used in connection with Chase Corporate Center, and an assignment of leases and rents relating to Chase Corporate Center.

        Prepayment.    The entire loan may be defeased in accordance with the terms of the loan agreement. On and after May 11, 2022, the loan may be prepaid without penalty.

        Events of default.    The loan agreement contains customary events of defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan and bankruptcy or other insolvency events.

        Cash management.    Certain events may trigger cash management, including the debt yield (as defined below) being less than 7.5% (tested quarterly). If the debt yield falls below 7.5%, then the lender's sweep of excess cash flow from the property will continue until the date on which the debt yield has been at least 7.5% for two consecutive calendar quarters. "Debt yield" is defined as, as of the last day of the calendar month immediately preceding the applicable date of determination, the quotient obtained by dividing (a) adjusted net cash flow as of such date by (b) the outstanding principal amount of the loan as of such date.

  Mortgage Loan Secured by The Collection

        Any capitalized terms not defined below have the meanings ascribed to them in the Loan Agreement.

        Maturity and Interest.    The $36,400,000 loan closed on August 6, 2018 has an initial maturity date of August 6, 2021 (with two options to extend the maturity date by one calendar year each) and bears a fluctuating rate of interest per annum equal to the one (1) month LIBOR Rate plus 2.00%. Commencing on September 15, 2018, and continuing on the 15th day of each month thereafter, (i) accrued and unpaid interest shall be due and payable in arrears, and (ii) principal payments, in the fixed principal amount of $57,952, calculated by Lender based on an assumed interest rate of 4% and a thirty (30) year mortgage-style amortization schedule.

        Security.    The loan was made to Sabal Park LLC ("Borrower"), a single purpose entity. The loan is secured by a first priority mortgage on various office buildings commonly known as The Collections at Sabal Park in Tampa, Florida (the "Property"), a security interest in all personal property used in connection with the Property, and an assignment of leases and rents relating to the Property.

        Prepayment.    Borrower may make a prepayment of the principal amount of the loan in whole or in part prior to the Maturity Date no more than two times per calendar year, upon sixty (60) days written notice to Lender. There is no prepayment fee for amounts paid on or before the maturity date.

  Financial Covenants

  Occupancy Level

        In the event that the Total Occupancy Level drops below 70% at any time (a "TI/LC Event"), Borrower shall deposit all of its monthly net proceeds (free cash flow after all normal operating expenses, Debt Service, and reserve and escrow payments) into an account with Lender, which amounts shall be held in a fully restricted non-interest bearing account pledged to and controlled by Lender (the "TI/LC Account"), as additional security for the Obligations, for the payment of Approved Leasing Expenses at the Property. Upon achieving a Total Occupancy Level in excess of 80% for ninety (90) consecutive days, and so long as no Event of Default exists, the monthly funding into the TI/LC Account shall cease, and the funds remaining in the TI/LC Account shall remain in the TI/LC Account and continue to be available for Approved Leasing Expenses at the Property.

  Debt Service Coverage Ratio

        The Loan is subject to a minimum Debt Service Coverage Ratio of 1.30. Compliance shall be evaluated annually beginning with the December 31, 2018 year-end operating statements and current Rent Roll (pro-rated from the Closing Date).

        If Borrower is not in compliance with the Debt Service Coverage Ratio requirement of 1.30, but the Debt Service Coverage Ratio is equal to or greater than 1.15 (the "DSCR Event"), then Borrower may deposit funds into an account with Lender, which amounts shall be held in a fully restricted non-interest bearing account pledged to and controlled by Lender (the "DSCR Account") in an amount equal to the difference between the Net Operating Income that meets the Debt Service Coverage Ratio requirement of 1.30 and the actual Net Operating Income that produces the Debt Service Coverage Ratio which is equal to or greater than 1.15 (the "DSCR Funds"). The DSCR Funds shall be held in the DSCR Account until the Borrower has met the Debt Service Coverage Ratio requirement of 1.30, as tested annually beginning on the following December 31st based on the trailing twelve month operating statements and current Rent Roll. The DSCR Funds will be released to Borrower within ten (10) Business Days of Lender's determination that the Debt Service Coverage Ratio is in compliance with the 1.30 requirement.

        If Borrower is not in compliance with the Debt Service Coverage Ratio requirement of 1.30, and the Debt Service Coverage Ratio is less than 1.15, or the Debt Service Coverage Ratio requirement of 1.30 is not reached within twelve (12) months of the DSCR Event, then Borrower may make a pay down (without prepayment penalty) or deposit or maintain (as applicable) the DSCR Funds in the DSCR Account. If no pay down is made by Borrower, the DSCR Funds shall be held in the DSCR Account until the Borrower has met the Debt Service Coverage Ratio requirement of 1.30, as tested annually beginning on the following December 31st based on the trailing twelve month operating statements and current Rent Roll. The DSCR Funds will be released to Borrower within ten (10) Business Days of Lender's determination that the Debt Service Coverage Ratio is in compliance with the 1.30 requirement. Any terms not defined above are defined in the Loan Agreement.

        Restrictions on Additional Indebtedness.    Borrower shall not create or permit to exist any Debt, including any guaranties or other contingent obligations, except for the Permitted Debt.

        "Permitted Debt" is defined in the Loan Agreement as (a) the Obligations; (b) any Debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms which are paid within ninety (90) days; (c) unsecured, subordinate loans made by the Guarantor to Borrower to pay: (i) the costs of any repairs, upgrades or tenant build-out with respect to the Mortgaged Property approved by Lender (if required by this Agreement or the Loan Documents); or (ii) taxes, insurances or other sums due with respect to the Mortgaged Property; (d) endorsement of checks for collection in the ordinary course of business; (e) Permitted Equipment Financing; and

(f) any other Debt (other than (a), (b), (c), (d) and (e) hereof) which in the aggregate does not exceed $250,000.00.

        Unless, at such time, the Distribution Conditions are satisfied, Borrower shall not (i) pay or declare any dividends or other distribution to any owner of an equity interest in Borrower or otherwise (except for distributions made solely to satisfy equity interest holders of Borrower's federal income tax liabilities in connection with Borrower), (ii) purchase, redeem or otherwise acquire any stock or other equity interests, (iii) pay or acquire any debt subordinate to the Obligations (except Permitted Debt), or (iv) pay any fees or other amounts to any Affiliate of Borrower.

        "Distribution Conditions" are defined in the Loan Agreement as (i) no Event of Default then exists and (ii) sufficient funds are then available from the operations of the Mortgaged Property to pay all sums as they become due under the Loan Documents and for the operations of the Mortgaged Property as required by the Loan Documents. Any terms not defined above are defined in the Loan Agreement.

Contractual Obligations

        The following table outlines the timing of required payments related to our commitments as of September 30, 2019 excluding those related to 2700 Blankenbaker, which we account for under the equity method.

		Payments by period
	Total	Within 1 year	2 years	3 years	4 years	5 years	More than 5 years
Principal payments of long-term indebtedness	$152,177,169	$6,674,952	$41,626,026	$5,749,890	$38,088,850	$14,970,802	$45,066,649
Long-term Debt—fixed interest	30,543,071	5,724,201	5,536,245	5,418,250	4,123,435	3,084,624	6,656,316
Long-term Debt—variable interest	—	—	—	—	—	—	—
Capital lease obligations	1,200,737	381,945	381,945	335,203	106,644	—	—
Ground leases	1,470,000	30,000	30,000	30,000	30,000	30,000	1,320,000

Total	$185,390,977	$12,811,098	$47,574,215	$11,533,343	$42,343,929	$18,085,426	$53,042,966

        The information in the table above reflects our projected interest rate obligations for the floating rate payments based on one-month LIBOR as of September 30, 2019 of 2.02%.

Off-Balance Sheet Arrangements

        Other than the items disclosed above under the headings "Consolidated Indebtedness" and "Contractual Obligations," upon completion of this offering we will have no off-balance sheet arrangements that are reasonably likely to have a current or future material effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. As of September 30, 2019, our company, and as of December 31, 2018 and December 31, 2017, our accounting predecessor, did not have any off-balance sheet arrangements.

Cash Flows

        The following discussion of cash flow activity pertains to our results of our operating partnership for the period from August 14, 2019 (commencement of operations) through September 30, 2019.

        We commenced operations on August 14, 2019, upon completion of our formation transactions. The results of operations for the period from August 14, 2019 through September 30, 2019 are of our operating partnership, which, prior to completion of this offering, we account for under the equity method, and reflect our operating partnership's ownership of the 14 properties in our initial portfolio and our operating partnership's ownership interest in 2700 Blankenbaker, which it accounts for under the equity method. The results of operations for periods prior to August 14, 2019 are of our accounting predecessor, which reflect results of only three properties (Haverstick, 5400 Poplar and Grove Park). Therefore, the cash position as of September 30, 2019 and the cash flow results for the short period August 14, 2019 through September 30, 2019 are not comparable to those of any prior periods.

        Cash and restricted cash was $11.5 million as of September 30, 2019.

        Operating activities.    Net cash provided by operating activities for the period from August 14, 2019 through September 30, 2019 was $367,000, reflecting the cash flow results of the properties that were acquired as part of our formation transactions.

        Investing activities.    Net cash used in investing activities for the period from August 14, 2019 through September 30, 2019 was $483,000, reflecting tenant improvements and recurring capital expense items at the properties acquired as part of our formation transactions.

        Financing activities.    Net cash used in financing activities for the period from August 14, 2019 through September 30, 2019 was $470,000, primarily reflecting the initial use of cash of $275,000 on August 14, 2019 to acquire a portion of the equity interests in our portfolio as well as principal payments on outstanding mortgages, a line of credit, and capital leases at the properties acquired as part of our formation transactions.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market-sensitive instruments. In pursuing our business strategies, the primary market risk to which we are exposed is interest rate risk. Our primary interest rate exposure is daily LIBOR. We primarily use fixed interest rate financing to manage our exposure to fluctuations in interest rates. On a limited basis, we also use derivative financial instruments to manage interest rate risk. We do not use these derivatives for trading or other speculative purposes. We have not designated any of our derivatives as hedges for accounting purposes. As a result, we account for our derivative instruments under FASB ASC 815, Derivatives and Hedging. Under FASB ASC 815, the resulting assets and liabilities associated with derivative financial instruments are carried on our balance sheet at estimated fair value at the end of each reporting period.

        Assuming no increase in the amount of our outstanding variable-rate indebtedness, if the one-month LIBOR were to increase or decrease by 0.50%, our cash flows would decrease or increase by approximately $279,000 on an annualized basis.

Inflation

        Substantially all of our office leases provide for the recovery of increases in real estate taxes and operating expenses, subject to certain caps. In addition, substantially all of the leases provide for annual rent increases. We believe that inflationary increases may be offset in part by the contractual rent increases and expense escalations described above.

Recently Issued Accounting Literature

        In February 2016, the FASB issued ASU 2016-02, Leases, ("ASU 2016-02"). ASU 2016-02 establishes the principles to increase the transparency and comparability among organizations for leasing transactions affecting both lessees and lessors. ASU 2016-02 requires lessees to record a right-of-use asset and a lease liability for all leases with terms over 12 months regardless of their classification. Lessor accounting remains largely unchanged, apart from the narrower scope of initial direct costs that can be capitalized. The new standard will result in certain costs, such as legal costs related to lease negotiations, being expensed rather than capitalized. In addition, ASU 2016-02 requires lessors to identify the lease and non-lease components, such as the reimbursement of common area maintenance, contained within each lease. Recoveries from tenants will not be addressed until the Company's adoption of ASU 2016-02, considering its revisions to accounting for common area maintenance as described in ASU 2018-11 below.

        In July 2018, the FASB issued ASU 2018-11, Targeted Improvements, ("ASU 2018-11") to simplify the leasing guidance by allowing lessors to elect a practical expedient to not separate non-lease components from a lease, which would provide the Company with the option of not bifurcating certain common area maintenance recoveries as a non-lease component. As a result of electing this practical expedient, the Company will no longer present rental revenue and tenant reimbursement revenue separately in the combined statements of operations. In addition, the Company is planning to elect the package of practical expedients, which permits the Company to not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. The Company is not planning to elect the hindsight practical expedient, which permits entities to use hindsight in determining the lease term and assessing impairment.

        In December 2018, the FASB issued ASU 2018-20, Narrow-Scope Improvements for Lessors, ("ASU 2018-20") that allows lessors to make an accounting policy election not to evaluate whether real estate taxes and other similar taxes imposed by a governmental authority on a specific lease revenue-producing transaction are the primary obligation of the lessor as owner of the underlying leased asset. A lessor that makes this election will exclude these taxes from the measurement of lease revenue and the associated expense. The amendment also requires lessors to (1) exclude lessor costs paid directly by lessees to third parties on the lessor's behalf from variable payments and therefore variable lease revenue and (2) include lessor costs that are paid by the lessor and reimbursed by the lessee in the measurement of variable lease revenue and the associated expense.

        We expect to meet the definition of an emerging growth company ("EGC"). In November 2019, the FASB issued ASU 2019-10 which provides relief to EGC's by delaying the effective date for ASU 2016-02 and the related interpretations ASU 2018-11 and ASU 2018-20. These new accounting standards are now effective for fiscal years beginning after December 15, 2020, and interim periods beginning after December 15, 2021. The adoption of ASU 2016-02 and the related interpretations is not expected to have a material impact to our financial statements with respect to lessor accounting. In the case of lessee accounting, we expect that a right-of-use asset and corresponding liability will be established for the ground lease in place at the Executive Park property in Louisville, Kentucky. The ground lease provides for monthly payments of $2,500 and expires in 2067.

        In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13"). ASU 2018-13 amends existing fair value measurement disclosure requirements by adding, changing, or removing certain disclosures. ASU No. 2018-13 is effective as of January 1, 2020, and earlier adoption is permitted. We are currently reviewing the impact this ASU will have on our financial statements, but it is not expected to have a material impact.

INDUSTRY AND MARKET OPPORTUNITY

        Unless otherwise indicated, the following information is based upon a report prepared for us by RCG. For purposes of this prospectus, when RCG makes reference to, or provides data with respect to, target markets in the aggregate, they are referring to all the MSAs that meet our population criteria, other than the following five MSAs for which RCG does not have data: Providence, Rhode Island and Warwick, Massachusetts; Oklahoma City, Oklahoma; New Orleans, Louisiana and Metairie, Louisiana; Buffalo, New York and Niagara Falls, New York; and Grand Rapids, Michigan and Wyoming, Michigan.

Our Urban Node Investment Strategy

        We seek to acquire well-located multi-tenant office properties in urban nodes where we believe we will face limited competition from institutional investors and can effectively execute our value-add repositioning programs to generate attractive risk-adjusted returns for our stockholders. We believe urban nodes in target markets tend to be:

  •
  poised for, or already experiencing, population and office-use employment growth outperformance, both relative to national averages and major markets, and relative to the overall target market MSAs;

  •
  supply-constrained over the medium- to long-term due to prevailing market rents below levels that would justify new construction; and

  •
  characterized by a critical mass of office real estate of a size, vintage and character that we believe is well-suited for our capital improvement and value-added leasing strategies.

        We believe that well-located multi-tenant office properties in urban nodes that have a diverse tenant mix, a history of high occupancy rates and limited deferred capital expenditures provide downside protection. As a result of this downside protection and upside opportunity, we believe that the properties in our initial portfolio are desirable investments even before we deploy capital to make improvements to the property. We believe that with a relatively modest amount of discretionary capital expenditures, we can continue to create workspaces that appeal to Millennials and their employers to drive increases in occupancy and rental rates.

Millennial Trends

Maturing Millennial Workforce

        The Millennial generation, which is defined by the Brookings Institute to be all U.S. persons born between 1981 and 1997, is maturing. According to the Census Bureau, there were approximately 76 million Millennials as of December 31, 2017, comprising the largest generational cohort and the largest share of the U.S. labor force. As of January 2018, workers between the ages of 20 and 34 made up approximately 32% of the total civilian labor force according to the BLS, as compared with 41% for workers between the ages of 35 and 54 and 22% for workers between the ages of 55 and 74. Moreover, by 2026, when the majority of Millennials will be between 25 and 44 years old, Millennials are projected to comprise more than 44% of the total civilian labor force nationwide, according to the BLS.

        As the majority of Millennials mature into their thirties, we believe many have entered or are entering into a stage of life where the confluence of starting a family, continuing to pursue a career and purchasing a home become priorities and, as a result, issues such as employment opportunities, cost of living, quality of life, proximity to work and access to well-regarded schools become increasingly important to them. According to a February 2018 Federal Home Loan Mortgage Corporation survey, approximately 93% of people between the ages of 21 and 37 reported the desire to own a home. Of that 93%, 21% can afford to buy a home but are renting for convenience reasons. Further, when choosing where to live, 87% of Millennial respondents to a 2015 survey by the Urban Land Institute indicated that the quality of the environment is either top priority or a high priority and half or more indicated that green space, space between neighbors and walkability were among their high priorities. We believe these preferences, combined with diminishing single-family home affordability in the major markets, have caused, are causing and will continue to cause many Millennials to pursue opportunities to live and work in urban nodes in target markets that can address their evolving career and personal goals. Further, we believe this shift in Millennial lifestyle preferences will significantly influence the pattern of economic growth across target markets in the near future.

Millennial Population Growth and In-Migration to Target Markets

        In 2017, annual average population growth in target markets exceeded annual average population growth in the major markets by more than 50%. By 2017, overall population growth in target markets was 1.1% versus 0.6% in the major markets, according to the Census Bureau. Millennials have contributed significantly to this recent population growth in target markets. Since 2010, population growth in the 25-to-34 year-old age cohort has been higher in target markets than in major markets and the gap has continued to widen. From 2013 through 2017, the population between the ages of 25 and 34 increased by an average of 1.9% per year in target markets compared with 1.4% per year in the major markets, with four of our initial selected markets among the top 20 fastest-growing markets for this age group. From 2010 to 2017, the population between the ages of 25 and 34 increased 28.4% in Orlando, 20.4% in Tampa, 17.1% in Columbus and 18.6% in Nashville. The number of people between the ages of 25 and 34 in target markets has increased by 1.6 million people since 2010 to 13.3 million in 2017.

        Net migration was a significant driver of population growth in target markets in recent years, accounting for an annual average of approximately 50% of their population growth since 2012, compared with approximately 25% in major market, according to the Census Bureau. Moreover, as a share of the existing population, annual net migration averaged 0.5% per year between 2010 and 2017 in target markets, nearly double the pace in the major markets. In 2017, 4.6% of the total population between the ages of 25 and 34, or approximately 610,000 people, moved to a target market from another state, according to the Census Bureau. In comparison, only 3.5% of this age cohort in the major markets had moved from another state. We believe this population growth is primarily the result of a large and increasing portion of the Millennial-aged workforce choosing to remain after graduation to work in urban nodes within target markets or returning to the urban nodes within the markets where they grew up, rather than residing in the major markets longer-term.

Annual Population Growth

Sources: Census Bureau, RCG

Population Growth: 25-34 Years

Sources: Census Bureau, RCG

Net Migration as a Share of Population Growth

Sources: Census Bureau, RCG

	Population
	Jul-17	Jul-18	% Change
United States	325,147,121	327,167,434	0.6%
Major Markets	90,989,761	91,406,703	0.5%
Target Markets	85,065,061	85,934,108	1.0%
Initial Selected Markets	14,295,842	14,514,990	1.5%
Tampa-St. Petersburg-Clearwater, FL Metro Area	3,091,225	3,142,663	1.7%
Orlando-Kissimmee-Sanford, FL Metro Area	2,512,917	2,572,962	2.4%
Columbus, OH Metro Area	2,082,475	2,106,541	1.2%
Indianapolis-Carmel-Anderson, IN Metro Area	2,026,723	2,048,703	1.1%
Nashville-Davidson—Murfreesboro—Franklin, TN Metro Area	1,900,584	1,930,961	1.6%
Raleigh, NC Metro Area	1,334,342	1,362,540	2.1%
Memphis, TN-MS-AR Metro Area	1,347,576	1,350,620	0.2%

Source: Census Bureau

Note:
Major Markets include Atlanta, Boston, Chicago, Dallas, Houston, Los Angeles, Miami, New York City, Philadelphia, San Francisco and Washington D.C. Target Markets include all MSAs with populations above one million, excluding the aforementioned Major Markets.

Demand Drivers and Indicators in Our Initial Selected Markets

Highly-Educated Workers

        Many target markets are economic epicenters that often have a strong university presence and a large existing population of highly educated workers. Further, educational attainment increased in target markets in recent years because of net migration and retention of highly educated workers. As of 2017, approximately 3.2% of the population in target markets, or 700,000 people, holding a Bachelor's or more advanced degree had moved from another state, compared with 2.5% in the major markets. Notably, the rate of increase in the number of people in target markets holding a Bachelor's or more advanced degree has outpaced that of the major markets by approximately 6.0%, increasing between 2006 to 2017 by 39.8% and reaching 21.6 million people in 2017. In contrast, the highly-educated population in major markets increased at a slower pace of 33.7% during the same time period. We believe that job opportunities, affordability and lifestyle preferences will continue to draw highly-educated young professionals to target markets, driving economic growth and attracting employers offering high-paying positions in knowledge-driven industries. Looking ahead, we believe that ongoing in-migration of young and educated workers to target markets, as well as an increasing new highly educated workforce graduating from the top universities located within target markets, will continue to provide the labor force for new and growing businesses, bolstering demand for multi-tenant office space.

Office-Using Employment Growth

        Office-using employment has increased in recent years in target markets. As a result, we expect tenant demand for multi-tenant office properties to continue to increase substantially in target markets. In recent years, strong office-using employment growth supported sustained tenant demand and a steady improvement in operating conditions for office properties in target markets, many of which had office-using employment growth rates that surpassed the national office-using employment growth rate of 11.4% in 2018. From 2010 through 2018, office-using employment growth averaged 2.3% annually in target markets, compared with an average of 1.6% among major markets, according to the BLS. The markets with the fastest growth in office-using employment in 2018 included several of our initial selected markets, specifically Orlando (4.0%), Tampa (2.5%) and Nashville (3.1%). Further increasing the office-using employment in target markets, several high-profile companies, including AllianceBernstein, Salesforce, Amazon, Infosys, CoStar and ADP, have recently announced plans to build office properties in markets that we have previously identified as our initial selected markets, including Columbus, Raleigh/Durham, Indianapolis and Nashville. We believe businesses are focusing on target markets in order to access the growing number of educated Millennial workers living in urban nodes. We expect more businesses to move into, or expand within, urban nodes in target markets in order to leverage their sizable pools of well-educated Millennial workers and take advantage of comparatively lower costs of doing business.

Target Markets by Office-Using Employment One-Year Growth (2017)

Market	Jobs (000s)	One-Year Growth
Raleigh/Durham*	11.3	5.1%
Orlando*	15.2	5.1%
Seattle	17.8	4.0%
Las Vegas	5.8	3.0%
Tampa*	10.4	2.9%
Kansas City	7.9	2.8%
Jacksonville	4.6	2.7%
Nashville*	6.3	2.7%
Inland Empire	5.2	2.6%
Detroit	13.6	2.6%
Hartford	3.3	2.4%
Indianapolis*	5.8	2.4%
U.S.	579.9	1.9%

Sources: BLS, RCG

*
This market is among our initial selected markets

Rent Growth

        We expect more businesses to continue to relocate to, or expand within, target markets to take advantage of relatively low rental costs. Moreover, we expect to experience increased rents at our office properties as a result of increased demand in the face of a limited supply of multi-tenant office space in these target markets. Reflecting this more limited supply and increasing demand, rent growth in target markets accelerated to an average annual rate of 4.2% during the past three years.

    •    2017 Average Asking Rent Initial Selected Markets vs. Major Markets

Sources: CBRE, Cushman & Wakefield, Thalhimer, RCG

Target Markets—Rental Rate Growth*

Sources: CBRE, Cushman & Wakefield, Colliers, Avison Young Market Reports

*
Data not provided by RCG.

Urban Nodes—Rental Rate Growth*

Sources: CBRE, Cushman & Wakefield, Colliers, Avison Young Market Reports

*
Data not provided by RCG.

Vacancy Rates

        Vacancy rates in target markets have been decreasing, which we believe is due to lack of supply and increasing demand for office space by tenants that seek to employ the growing Millennial workforce. The average vacancy rate in target markets has decreased by approximately 5.8% since 2010, compared with a decrease of 2.5% in major markets. In 2017, office vacancy rates in target markets were approximately 14.0% in 2017 as compared to 14.4% in major markets. As the Millennial population continues to mature and more businesses choose to locate in or relocate to target markets, we expect to continue to realize decreased vacancy rates in our multi-tenant office properties.

New Construction

        We focus on target markets, which we believe will be supply-constrained over the medium- to long-term due to prevailing market rents below levels that would justify new construction. As a result, the level of new construction in target markets tends to be lower than in the major markets, resulting in relatively fewer options for multi-tenant office space.

        The rate of new construction throughout the United States sharply declined after its previous peak in 2008. However, by 2017, new construction in the major markets reached a post-recession peak of 25 million square feet, only approximately four million square feet less than the previous peak in 2008. In contrast, new construction in target markets remained 15 million square feet less in 2017 than in 2008. Further, we believe speculative development activity will remain low in target markets due to relatively lower rents and rising construction costs nationwide that can create meaningful barriers to entry, maintaining a low risk of over-supply in the next several years.

Total New Construction by Market Classification

Source: RCG

Target Markets

        When identifying target markets, we focus on factors such as population growth, job growth, employer movement and office relocations, strength of office submarkets, rental rate growth, construction pricing, availability of land for speculative construction and institutional capital investment levels. Within these target markets, we then seek submarkets that contain vibrant communities led by prominent universities, local governments that are supportive of attracting business and a growing workforce of Millennials. We evaluate submarkets using data from a variety of sources, particularly focusing on evaluation of macroeconomic and microeconomic inputs (including housing market, demographic and economic data), to determine if a particular market meets our investment criteria. Within markets that meet our investment criteria, we seek to identify the urban nodes that offer the most attractive mix of rental rate increases, absorption, vacancy rates and amenity-rich environments, which are often characterized by high barriers-to-entry (stemming from high construction costs relative to market rents), access to transportation networks, a range of housing options, employment centers, well-regarded schools and retail conveniences such as coffee shops, bars and restaurants. Set forth below are brief descriptions of the key economic drivers and office market attributes in four of our initial selected markets, Raleigh/Durham, Columbus, Indianapolis and Memphis and the urban nodes and employers we target therein.

Initial Selected Market: Raleigh/Durham, NC

Urban Node: Cary Submarket

  Economic Overview

        Raleigh/Durham is home to one of the most rapidly expanding clusters of knowledge-driven industries in the country. We believe that sustained growth in the technology, life sciences, finance, and business services industries has fueled robust hiring in office-using employment in recent years. Since

2010, office-using employment increased in Raleigh/Durham by an annual average of 4.0%, or a total increase of more than 56,000 jobs, according to the BLS. As of December 2017, office-using employment accounted for approximately 232,000 jobs, representing one-quarter of total employment in the market. Further supporting economic growth, the large local universities and associated "Research Triangle" infrastructure are research and innovation hubs, as well as a source of highly-educated workforce talent. Raleigh/Durham is also a sizable regional healthcare center and has a large government sector, as Raleigh is the state capital of North Carolina. Raleigh/Durham not only contains ample job opportunities, but also is more affordable relative to major markets. Reflecting costs of housing, goods and services in 2017, the cost of living index was approximately 35% and 30% less in Durham and Raleigh, respectively, than major markets, according to the Council for Community and Economic Research. Supported by increased job opportunities, affordability compared with many major markets, a high quality of life, and a wide range of cultural and recreational amenities, Raleigh/Durham has attracted a growing pool of educated workers in recent years. RCG expects strong job creation in high-wage, knowledge-driven industries to continue to attract educated Millennial workers to the market.

Raleigh/Durham Local Employment Sectors

Source: RCG, BLS

        Raleigh/Durham is a center for business and finance, providing support services to companies and individuals in the broader region. Employers include local, regional and national banks, large accounting firms, marketing and advertising companies, as well as law and consulting firms. The healthcare industry is also a significant economic driver in Raleigh/Durham. Duke University and University of North Carolina have large academic hospitals that support the local healthcare industry. In addition, Raleigh/Durham is the largest medical hub in the region. Furthermore, as the state capital, there are numerous state and local government offices located in Raleigh, as well as several federal government offices. The government sector is the second largest local employer, with payrolls of 164,000 in 2017, or just over 17% of total employment, according to the BLS.

Raleigh/Durham Employment Growth

Sources: BLS, RCG

        Looking ahead, as companies seek to capitalize on the talented local workforce, RCG expects expansion in knowledge-driven industries to drive growth in office-using employment in Raleigh/Durham. RCG forecasts a 1.7% increase in total employment per year from 2018 to 2022. Among office-using sectors, RCG expects employment to increase by an annual average of 2.3% in each of 2018 and 2019, fueling robust migration of educated Millennial workers to Raleigh/Durham.

  Attributes of Urban Nodes

        Our initial portfolio includes one office property in the urban node of Cary in the Raleigh/Durham market. As high-wage, knowledge-driven industries expand throughout Raleigh/Durham, we expect demand for multi-tenant office space to increase in urban nodes located within a short distance from either downtown Raleigh or Durham that offer desirable neighborhoods and close proximity to urban amenities, as well as a highly educated Millennial workforce. The city of Cary is one such example because it is conveniently located approximately 20 minutes away from both Research Triangle Park and downtown Raleigh, and contains some of the most well-regarded public schools in the state. There are also ample job opportunities, and many large corporations with offices in Cary such as Google Inc., SAS Institute Inc., IBM and Cisco Systems, Inc. The unemployment rate in Cary was among the lowest in the Raleigh area, at 3.5% as of December 2017, compared with the city of Raleigh at 3.9% and the national average of 3.9%, according to the BLS. Moreover, educational attainment in Cary is also among the highest in the region, with 64.2% of the population aged 25 years and older holding a Bachelor's or a more advanced degree in 2016, compared with 49.2% in Raleigh and 30.3% nationally, according to the Census Bureau. Additionally, Cary features cultural amenities such as local theaters, arts centers and festivals. Looking ahead, as Millennials mature and become homeowners, we expect tenant demand to remain strong in Cary and other urban nodes throughout the Raleigh/Durham market.

  Office Market Overview

  Vacancy Rates

        Robust economic activity and business growth across office-using industries spurred demand for office space in the Raleigh/Durham market in recent years. Reflecting strong tenant demand and moderate construction activity, the overall Raleigh/Durham vacancy rate contracted to 14.2% in 2017 from 19.1% in 2010, according to Triangle Business Journal. Looking ahead, RCG expects growth in demand for office space in office-using industry clusters to outpace supply for office space, causing the overall office vacancy rate to decrease through the next five years.

Office Vacancy Rates by Selected Submarket

Sources: Triangle Business Journal, RCG

*
We have identified this submarket as an urban node.

 Quarterly Office Vacancy Rates by Selected Submarket*

Source: Colliers

*
Data not provided by RCG.

  Rent Growth

        Robust demand and a moderate level of high-end new construction have contributed to a steady increase in average asking rent. As of 2017, the overall Raleigh/Durham average asking rent was $23.78 per square foot according to Cushman and Wakefield, approximately $13.00 per square foot less than the average in major markets. Since 2011, overall rent increased by an average of 3.6% per year. RCG expects companies to continue to move to and expand in Raleigh/Durham to take advantage of these relatively low operating costs, supporting increased demand for office space. As a result, RCG expects the overall average asking rent to continue to increase steadily in the coming years but remain below that of the major markets.

 Average Asking Office Rent for Raleigh/Durham (per square foot) by Selected Submarket

Sources: Cushman & Wakefield, RCG

*
We have identified this submarket as an urban node.

  New Construction

        Elevated demand for office space motivated a moderate acceleration in construction activity in several submarkets throughout Raleigh/Durham. Since 2010, approximately 4.7 million square feet have been delivered, an annual average of nearly 590,000 square feet, according to Triangle Business Journal. In 2017, new construction reached the highest level in nine years with 1.5 million square feet delivered. Although new office construction increased during the last few years, completions remained significantly lower than the pre-recession peak of 2.5 million square feet in 2008 and the prior peak of 2.6 million in 1999. Looking ahead, with continued steady but moderate rent growth and rising construction costs in the coming years, RCG expects new office construction to remain moderate in the near term compared with previous cycles as projects currently in the pipeline reach completion and to decrease thereafter, reducing the risk of oversupply and downward pressure on rental rates.

 Office Construction

Sources: Triangle Business Journal, RCG

Initial Selected Market: Columbus, OH

Urban Nodes: Grandview Heights and Dublin

  Economic Overview

        The Columbus economy is fueled by growth in knowledge-driven industries. Supported by a highly educated workforce, technology, life sciences and advanced manufacturing are sizable local industry clusters. The Columbus market is also home to numerous corporate and regional headquarters, including those of major insurance companies, financial institutions, apparel retailers and restaurant chains. Led by Ohio State University, or OSU, which has more than 66,000 students, including approximately 60,000 students at the Columbus campus alone, the educational and health services sector is a significant local employer and a source of economic stability. In addition, as the state capital, Columbus is also home to a large government employment sector.

 Columbus Local Employment

Source: RCG, BLS

        As the largest regional economic hub, Columbus is home to a sizable financial and business services industry that provides support services to the numerous local corporate headquarters, as well as businesses and individuals in the broader region. There are five Fortune 500 companies headquartered in the Columbus area, as well as satellite offices and headquarters for a number of large multinational firms. In addition, a number of marketing and payment processing contractors are headquartered in Columbus. Furthermore, as a centrally located transportation and distribution hub, there are numerous third-party logistics companies and transportation contractors with operations and offices in the market.

        The Columbus economy is also supported by extensive local research and development, or R&D, activity, anchored by OSU. OSU spent $818 million on R&D activity in 2016, ranking 22nd in the nation, according to the National Science Foundation. Supported by proximity to research and innovation at the university, biotechnology, pharmaceuticals, advanced manufacturing and computer technology all represent significant local industry clusters. Additionally, Columbus is home to a range of startup support services including business accelerators and venture capital firms.

        Highlighting the recent growth in the technology, business services and financial services industries, office-using employment in Columbus increased by 3.0% annually since 2010, or a cumulative increase of more than 51,000 jobs, according to the BLS. As of December 2017, office-using jobs reached 280,000 and comprised more than 25% of total employment. In addition to office-using industry clusters, the educational and health services employment sector is also a significant economic driver in Columbus. OSU is the largest local employer, with approximately 31,000 employees, while the OhioHealth hospital network is the fourth largest employer with approximately 21,000 employees, according to the Columbus Business Journal. Payrolls in the educational and health services sector, the second largest local job sector, increased by an annual average of 3.2% from 2010 through 2017. As the state capital, there are numerous local, state and federal government offices in Columbus, and the government sector is the largest local employment sector, with payrolls of nearly 175,000 as of December 2017.

Columbus Employment Growth

Sources: BLS, RCG

        In addition to a wide range of employment opportunities, Columbus is much more affordable compared with the major markets, with a cost of living index approximately 35% less than the average of the major markets in 2017 according to the Council for Community and Economic Research. With a high level of affordability, sustained job growth and a wide range of recreational and cultural amenities, Columbus has attracted a growing number of educated workers in recent years. Supported by the favorable live-work-play environment, RCG expects Columbus to continue to draw talented workers and retain recent graduates, and the economy of Columbus to add jobs at a faster rate than the national average during the next five years. Going forward, RCG expects additional companies to capitalize on the expanding highly skilled workforce located in and around Columbus. RCG expects total employment in Columbus to rise by 1.4% per year between 2018 and 2022, or by 80,000 jobs.

  Attributes of Urban Nodes

        Our initial portfolio includes four office properties located in the urban nodes of Grandview Heights and Dublin, each conveniently located less than 20 minutes from downtown Columbus with easy access to I-270. Grandview Heights offers an attractive community for Millennials seeking amenity-rich environments that provide a live-work-play balance and a small downtown with a variety of restaurants and bars. Dublin has many unique attractions, such as Downtown Dublin with historic buildings, parks and many dining and shopping options. Dublin is also home to the Columbus Zoo and Zoombezi Bay Waterpark. Dublin contains numerous strong office-using employment industries including information technology, medical biosciences and healthcare and business services, as well as several corporate headquarters and regional offices. Top employers in Dublin include Cardinal Health, Inc., The Wendy's Company, OhioHealth, and HP Inc. Dublin has a highly educated workforce with 75.3% of the population aged 25 or older holding a Bachelor's or more advanced degree as of 2016, which has contributed to the low unemployment rate of 3.0%. We expect office demand in

Grandview Heights and Dublin, as well as other urban nodes throughout the Columbus market, to remain strong in the coming years.

  Office Market Overview

  Vacancy Rate

        Reflecting strong demand and moderate levels of construction, the overall office vacancy rate in Columbus contracted by 800 basis points from 2010 through 2016 to 12.0% according to CBRE, Inc. Thereafter, despite sustained leasing activity, the vacancy rate increased somewhat to 14.2% in 2017 as new office supply was delivered. Looking ahead, RCG expects increased business activity in major office-using industry clusters to continue to support tenant demand as operating conditions improve steadily, further decreasing office vacancy rates in light of limited supply growth.

Office Vacancy Rates by Selected Submarket

Sources: CBRE, RCG

*
We have identified this submarket as an urban node.

†
According to CBRE, Inc. the Dublin submarket vacancy rate was 16.8% and the Polaris submarket vacancy rate was 10.4% at the end of 2009.

 Grandview Submarket—Quarterly Office Vacancy Rates*

Sources: CBRE, Colliers

*
Data not provided by RCG.

  Rent Growth

        Strong tenant demand and a moderate level of new office construction contributed to a steady rise in the overall average asking rent for office space in recent years. As of 2017, the overall average asking rent for office space was $19.70 according to CBRE, Inc., approximately $17.00 per square foot less than the major market average. According to CBRE, Inc., the overall average office asking rent increased by 15.1% between 2006 and 2017. RCG expects the overall average asking rent to continue to increase at a moderate pace in the coming years as a result of increased tenant demand by new and existing business expansion in office-using industries.

 Average Asking Office Rent for Columbus (per square foot) by Selected Submarket

Sources: CBRE, RCG

*
We have identified this submarket as an urban node.

  New Construction

        Strong tenant demand has recently spurred office construction projects throughout the Columbus market. Since 2010, a total of approximately 2.8 million square feet was delivered, an annual average of close to 350,000 square feet according to CBRE, Inc. Although suburban construction increased in recent years compared with the prior cycle, annual office completions remained significantly less than during the late-1990s and early 2000s. Looking ahead, despite increasing tenant demand, RCG expects continued growth in construction costs combined with rising inflation and moderate rent growth to limit new office construction in urban nodes in the Columbus market in the coming years.

 Office Construction

Sources: CBRE, RCG

Initial Selected Market: Indianapolis, IN

Urban Nodes: Carmel and Keystone Crossing

  Economic Overview

        Indianapolis's economy is driven by a diverse range of industries and a growing cluster of knowledge-driven jobs. As the largest economic hub in Indiana and the state capital, Indianapolis is home to corporate and regional headquarters, a sizable insurance and finance industry and a large number of government employees. Other significant industries include the life sciences clusters in biotech, pharmaceuticals, medical devices and agricultural bioscience, the high tech cluster in marketing technology, as well as the advanced manufacturing and engineering clusters related to aeronautics and the defense industry. Further supporting economic growth, Indianapolis is a major transportation and distribution hub, with some of the largest processing and distribution facilities in the nation. In addition, Indianapolis is home to a sports entertainment cluster that supports tourism and consumer spending. Fueled by expansion across a broad range of industries, RCG expects employment in Indianapolis to grow at a moderate to strong pace through the next five years.

        The Indianapolis workforce is highly educated, supported by local universities and a growing number of highly skilled workers attracted to the region by employment opportunities in knowledge-driven industries. Indianapolis also has a low cost of living and wide range of cultural and entertainment amenities. The two major regional universities, Purdue University and Indiana University, both of which are located just outside the metropolitan area in West Lafayette and Bloomington, respectively, produce thousands of graduates each year and generate significant research and innovation that supports the regional life sciences and advanced manufacturing industries. Both Purdue University and Indiana University ranked among the top 50 schools in the nation for R&D expenditures in 2016 according to the National Science Foundation. In addition, Indiana University—Purdue University Indianapolis, or IUPUI, located in Indianapolis is the main medical campus for the University of Indiana. Scientists and physicians at IUPUI brought in more than $135 million in research funding from the National Institutes of Health in 2017, allowing it to attract and retain qualified medical professionals. Other local universities that add to the educated workforce include Butler University and the University of Indianapolis. In combination with the numerous large local hospitals and healthcare networks, the educational and health services sector is the second largest employment sector in Indianapolis, accounting for approximately 15% of total employment.

Indianapolis Local Employment

Source: RCG, BLS

        Indianapolis is also home to the headquarters of several large companies, including three Fortune 500 companies and regional offices of numerous national and multinational firms. As the largest business hub in the broader region, the finance and insurance industries are important economic drivers. The health insurance, real estate investment, banking, accounting and other traditional professional services are some of the main employers in Indianapolis. Many of these jobs are captured by the financial activities sector, which increased employment by a total of more than 17% from 2010 through 2017. Corporate and regional headquarters in Indianapolis also extend to innovative R&D industries, including large multinational pharmaceutical companies, medical device manufacturers and several major defense companies.

        Further supporting economic growth, with a central location in the state and the broader Midwest Region, Indianapolis is a large shipping and distribution market. Indianapolis is located at the intersection of several major interstate highways and an extensive freight railroad network. In addition, the Indianapolis International Airport is one of the largest air cargo distribution hubs in the nation. Reflecting the large size of the shipping and distribution industry, Indianapolis is also home to numerous business and financial support services including third-party logistics companies, as well as accounting and law firms.

        Reflecting the expansion in the high tech, professional services, corporate management and financial services industries, office-using employment increased in recent years by 3.2% annually since 2010, or a total of 49,000 jobs, according to the BLS. As of December 2017, office-using employment accounted for approximately 247,000 jobs, or approximately one-quarter of total employment. Further supporting the local economy, there are a number of additional sizable job clusters in Indianapolis. The government sector is the fourth largest local employment sector, and government payrolls accounted for 12.5% of total employment in 2017. Indianapolis also has a large tourism industry, with a sizable sports entertainment cluster and numerous museums and cultural attractions. Many of the tourism-related jobs are captured by the leisure and hospitality sector, which accounted 109,000 jobs, or more than 10% of total employment as of December 2017.

Indianapolis Employment Growth

Sources: BLS, RCG

        Workers are attracted to Indianapolis not only because of job opportunities, but also greater affordability compared with major markets. The Indianapolis cost of living index was 35% less than the major markets in 2017, according to the Council for Community and Economic Research. We expect local industries to expand further in the coming years as companies leverage the large local pool of workforce talent and recent graduates from nearby Purdue University and Indiana University. Moreover, the availability of highly-skilled jobs, the quality of life and affordability in the region should continue to attract working professionals and young families. RCG expects total employment in Indianapolis to increase by 1.4% annually during the next five years, adding a total of 76,000 new jobs.

  Attributes of Urban Nodes

        Our initial portfolio includes two properties located in the urban node of Keystone Crossing. The urban nodes of Keystone Crossing and Carmel located outside of Indianapolis benefit from several popular residential communities located between I-65 and I-465, approximately 20 minutes or less away from downtown Indianapolis. Carmel contains a lively downtown, well-regarded schools and is conveniently situated near I-465 and I-69 and along major roadways U.S. Highway 31 and Keystone Parkway. According to the City of Carmel, Carmel has the second largest concentration of office workers in the state, located primarily in the Meridian Street Corridor submarket located just north of Indianapolis, which contains 40 corporate headquarters. CNO Financial Group Inc. and Delta Faucet Company are headquartered in Carmel, along with the U.S. headquarters of Allegion PLC. Keystone Crossing is also located in a prime location and is bordered by both the Meridian Street Corridor and Carmel. Nearby cities of Fishers and Westfield also contain many corporate headquarters. Because of their desirable live-work-play communities, Carmel and Keystone Crossing attract many highly educated workers. As of 2016, approximately 70% of Carmel's population aged 25 or older held a Bachelor's or more advanced degree, compared with 29% in the city of Indianapolis and 30.3% nationally, according to the Census Bureau. As of December 2017, Carmel had a low 2.2% unemployment rate compared with 3.1% in Indianapolis and 3.9% nationally, according to the BLS.

  Office Market Overview

  Vacancy Rate

        Office leasing activity strengthened in recent years due to expansion among existing office-using tenants and new businesses attracted to the market. Following multiple years of sustained tenant demand and limited construction activity, the overall office vacancy rate contracted to 16.6% in 2015, a decrease of 790 basis points from the peak in 2010 according to CBRE. Following the completion of new office construction in 2016, the office vacancy rate increased to 19.5% in 2017. Looking ahead, new office construction is expected to slow significantly in the coming years and tenant leasing activity should remain steady, supported by broad-based economic growth and expansion in knowledge-economy industries. The overall vacancy rate should decrease rapidly as new space is absorbed in the near term and then continue to improve more gradually in the intermediate term, consistent with the moderate pace of economic growth.

Office Vacancy Rates by Selected Submarket

Sources: CBRE, RCG

*
We have identified this submarket as an urban node.

  Rent Growth

        Strong tenant demand contributed to steady office rent growth, and resulted in a recent wave of new office construction. Overall office rent growth increased 12.5% since 2007 and reached a record of $19.55 per square foot in 2017, according to CBRE, Inc., which is approximately $17.00 per square foot less than the major market average as of 2017. Lower occupancy costs represent a significant potential advantage for office tenants relocating from major markets. In addition, continued expansion of existing companies in Indianapolis is expected to further support demand for office space. With sustained demand, RCG expects the average asking rent to continue to increase at a moderate pace in the coming years.

Average Asking Office Rent for Indianapolis (per square foot) by Selected Submarkets

Sources: CBRE, RCG

*
We have identified this submarket as an urban node.

  New Construction

        Tenant demand for office space prompted construction activity from 2010 to 2016 throughout the Indianapolis market. In total, approximately 1.7 million square feet delivered since 2010, an annual average of 206,000 square feet according to CBRE, Inc. With 1.2 million square feet of deliveries in 2016, new office construction surpassed the previous peak of 760,000 square feet in 2008, but remained significantly less than the historical peak of nearly 2.2 million square feet reached in 2000. In 2017, no significant new office construction was delivered.

Office Construction

Sources: CBRE, RCG

        Most of the recent office development in Indianapolis was concentrated either in downtown or in northern suburban submarkets, particularly in submarkets with easy access to large highways and desirable residential communities located nearby. Current office redevelopment initiatives in a number of communities may further attract new businesses and increase tenant demand in urban nodes. As local companies continue to expand and new companies move into the market in the coming years, RCG expects tenant demand in urban nodes to continue to grow.

Initial Selected Market: Memphis, TN

Urban Node: East Memphis

  Economic Overview

        Memphis is a diverse regional economic hub and the largest market in a 200-mile radius. The professional services and financial services industries represent significant local industry clusters. Memphis is also home to one of the largest transportation and distribution clusters in the nation and a sizable manufacturing sector, further supporting broad-based economic growth. In addition, the music and entertainment industry is an important economic driver, supporting local employment and fueling tourism and consumer spending in the region. Memphis is also more affordable relative to the major markets. Indeed, as of 2017, the Memphis cost of living index was 40% less than the average of the major markets, according to the Council for Community and Economic Research. RCG expects moderate but sustained job growth in Memphis through the next five years. We believe that increasing employment opportunities, combined with a high level of affordability and extensive cultural and entertainment amenities will cause Memphis to attract and retain an increasing number of Millennial professionals in the coming years, particularly those with young families.

Memphis Local Employment

Source: RCG, BLS

        Memphis has the fifth-largest inland port in the nation, which historically anchored the local logistics industry. FedEx Corporation, or FedEx, is headquartered in Memphis and is the largest local employer, employing 30,000 employees as of 2017 according to the Memphis Business Journal. Many of the shipping and distribution jobs in Memphis are categorized under the transportation and trade employment sectors, which together represented nearly 28.0% of total employment and added more than 20,000 jobs since 2010. Professional and business services and financial services companies also have a strong presence in Memphis. Driven by corporate and regional headquarters, office-using employment in Memphis increased by 1.9% annually from 2010 through 2017, or a total of more than 15,000 employees, according to the BLS. As of December 2017, office-using employment accounted for approximately 124,000 jobs, or approximately 20% of total employment. As the largest economic hub in the region, Memphis has offices for national and regional banks, third-party logistics companies and consulting, accounting, architecture and law firms. Memphis is also the corporate headquarters location for three Fortune 500 companies and the regional office for numerous national and multinational companies. Memphis is home to a large music industry, as well as a range of complementary professional services and a number of sizable production and sound recording companies. In addition, the large pipeline of educated workers from the University of Memphis and other local universities, combined with the presence of several technological institutes and research labs, support the regional advanced manufacturing industries.

        Additionally, the State of Tennessee and the U.S. Government were the second- and third- largest local employers, respectively, according to the Memphis Business Journal. Healthcare also represents a major local industry, the Memphis hospital network is one of the most expansive in the region serving the broader population from nearby states. The educational and health services job sector, which was the second largest local employer, accounted for approximately 15% of total employment in 2017.

        With a vibrant music district and numerous major museums and cultural attractions, Memphis also has a large tourism industry, with more than 11.5 million visitors annually according to the Memphis Convention & Visitors Bureau. Many of the tourism-related jobs are captured by the leisure and hospitality sector, which accounted 67,000 jobs, or 10% of total employment as of December 2017.

Memphis Employment Growth

Sources: BLS, RCG

        RCG expects the Memphis economy to grow at a steady pace through 2022. Supported by expansion across a broad range of industries, RCG expects that total employment will increase by an annual average pace of 1.0% through 2022, representing a total increase of 34,000 jobs, with increased opportunities in educational and health services, professional and business services, transportation and utilities and trade sectors accounting for the majority of the job growth.

  Attributes of Urban Nodes

        Our initial portfolio includes five multi-tenant office properties in the urban node of East Memphis. Within the Memphis market, we have identified East Memphis as a prime urban node because of its proximity to a large number of desirable communities with high income neighborhoods that contain well-regarded schools, parks and accessible downtowns with restaurants and shopping. In particular, the cities of Germantown and Collierville located near East Memphis possess many of these desirable characteristics and attract a large share of highly educated workers. In 2017, 64.8% and 54.9% of Germantown and Collierville's population, respectively, aged 25 years and older held a Bachelor's or more advanced degree in 2016 compared with 25.1% in the city of Memphis and 30.3% nationally, according to the Census Bureau. In addition, the unemployment rates in Germantown and Collierville were low at 2.4% and 2.5%, respectively, as of December 2017, compared with 4.0% in Memphis and 3.9% nationally, according to the BLS. Selecting office space in East Memphis makes businesses more attractive to this educated workforce in or adjacent to the desirable communities in which they live. With limited construction and sustained tenant demand from existing and expanding businesses, we expect operating conditions in urban nodes in Memphis, including East Memphis, to remain strong in the coming years.

  Office Market Overview

  Vacancy Rate

        Expansion by office-using businesses in Memphis has bolstered tenant demand, particularly in urban nodes as opposed to the CBD. According to CBRE, Inc., the overall office vacancy rate reached a 15-year low of 13.7% in 2015, down from a peak of 17.8% in 2011, and only increased to 15.1% in 2017 due to limited new construction. Going forward, as economic conditions improve, we believe growth in office-using industry clusters will continue to support increased tenant demand. We also expect new construction to remain limited, leading to lower vacancy rates in the coming years.

 Office Vacancy Rates by Selected Submarket

Sources: CBRE, RCG

*
We have identified this submarket as an urban node.

†
According to CBRE, Inc. the East Memphis submarket Class A vacancy was at 8.8% at the end of 2009.

  Rent Growth

        Office rents in Memphis continued to slowly increase in recent years as a result of steady office leasing activity and the reduction in the amount of available space. The overall office average asking rent reached $16.98 per square foot in 2017, compared with a prior peak of $18.73 in 2008. With the overall asking rent approximately $20.00 per square foot less than the average across major markets in 2017, and limited recent rent growth, Memphis can attract companies from higher cost markets looking to capitalize on the local talent and relatively inexpensive cost of doing business. Looking ahead, we expect rent growth to remain positive in the coming years as the amount of available space decreases.

 Average Asking Office Rent for Memphis (per square foot) by Selected Submarket

Sources: CBRE, RCG

*
We have identified this submarket as an urban node.

  New Construction

        Office construction activity in Memphis was muted during the years following the Great Recession, followed by a moderate level of completions in 2015 and a more significant wave of deliveries in 2017. However, deliveries remain significantly lower than the previous peak in 1999. In total, approximately 1.1 million square feet of office space have been completed since 2010, with roughly two thirds of total deliveries completed in 2017. Although this represented a significant increase, office construction remained moderate compared to the total of 3.5 million square feet of office space delivered from 1998 through 2001.

 Office Construction

Sources: CBRE, RCG

        Increasing construction costs in recent years combined with limited rent growth restricted the feasibility of new construction activity in many submarkets in recent years. Since 2006, construction costs increased by nearly 38%, according to the Engineering News Record. However, during this same period, the overall office asking rent did not improve, and instead decreased by nearly 3% in Memphis according to CBRE, Inc. The rapidly increasing cost of construction, combined with limited rent growth in many areas of Memphis contributed to the low level of office construction activity, particularly in the years immediately following the Great Recession. Looking ahead, construction completions should slow in the near term as developments currently in the pipeline reach completion. Consistent with the historical trend and the relative size of the submarkets, new construction should largely be concentrated in the suburban office market. Although rent growth should remain positive at a moderate pace, rising inflation and construction costs are expected to continue to constrain development, particularly during the medium term with limited completions. As a result, we expect the risk of oversupply to remain low in the coming years.

        Office space currently under construction as well as much of the recently delivered product is concentrated in high-quality, well-connected locations, particularly in the Midtown and East Memphis submarkets, with many of the recent completions representing build-to-suit projects. As future office space reaches completion in these submarkets, access to local amenities and close proximity to desirable residential neighborhoods should continue to bolster tenant demand, fueling the absorption of newly delivered space. As new tenants move to Memphis from higher-cost major markets, demand for office space in prime suburban submarkets should remain strong, supporting favorable operating conditions during the coming years.

BUSINESS AND PROPERTIES

Our Company

        We are a recently formed real estate investment company focused on acquiring, improving, owning and managing multi-tenant office properties in high-growth urban nodes in the Midwest and Southeast United States within target markets, which we define as MSAs, other than the major markets, that have populations of at least one million people. We are externally managed by Priam Office Advisors LLC, our Advisor. We intend to elect to be taxed and to operate in a manner that will allow us to qualify as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2020.

        We developed our urban node investment strategy, which our management team has been executing since 2014, to address shifting demographic trends affecting office properties with a particular focus on Millennials. We believe Millennials are increasingly relocating away from major markets in search of living and working environments that provide access to the modern urban amenities available in major markets while also providing a high quality of life and lower cost of living than major markets. We believe multi-tenant office properties in high-growth urban nodes represent the most compelling risk-adjusted opportunity to benefit from the changing priorities and preferences of the Millennial workforce and the employers who seek to recruit and retain them.

        We believe that urban nodes combine many of the desirable attributes of urban submarkets, such as connectivity to cultural and entertainment amenities and desirable employment opportunities, and those of suburban submarkets, such as shorter commutes, lower cost of living and more housing options. According to RCG, urban nodes can exist in a variety of submarket types, including CBDs, urban infill zones and historically suburban environments. When identifying urban nodes within target markets and submarkets, we seek to maintain a disciplined focus on validating the characteristics of an urban node within a target market that meets our investment criteria, rather than on specific classifications of submarket type.

        We own 100% of the interests in 12 multi-tenant office properties, a 99.998% interest in one multi-tenant office property and minority interests of 46.1% and 7.1%, respectively, in two multi-tenant office properties, all 15 of which we refer to collectively as our initial portfolio. The 15 multi-tenant office properties are comprised of 31 buildings with an aggregate of approximately 1.9 million net rentable square feet. As of September 30, 2019, our initial portfolio was 91.4% leased. Our initial portfolio includes properties located within select urban nodes in seven markets located in the Midwest and Southeast United States: Columbus, Ohio; Raleigh, North Carolina; Indianapolis, Indiana; Tampa, Florida; Memphis, Tennessee; Louisville, Kentucky and Birmingham, Alabama. We consider certain markets where we currently own properties—Columbus, Ohio; Raleigh, North Carolina; Indianapolis, Indiana; Tampa, Florida; and Memphis, Tennessee—together with Nashville, Tennessee; and Orlando, Florida, to be our initial selected markets. According to RCG, our initial selected markets contained an aggregate of approximately 317 million net rentable square feet of office space as of December 31, 2018.

        We believe that Abhishek Mathur, our Chief Executive Officer, possesses a unique combination of commercial real estate experience and an intimate knowledge and understanding of the priorities and preferences of the Millennial generation and, as a result, is a leader in identifying and capitalizing on the growing numbers of Millennial workers and office-using businesses when acquiring the properties in our initial portfolio. Since 2010, Mr. Mathur has been acquiring real estate, and since 2014 he has been executing on our urban node investment strategy. Mr. Mathur has been responsible for the acquisition, financing, operations, leasing or disposition of approximately $3.0 billion of office properties since 2005. Additionally, W. Michael Madden, our Chief Financial Officer and Treasurer, has extensive experience in corporate finance, public company reporting and internal controls. Our senior management team has extensive relationships and knowledge of the urban nodes in our initial selected markets that we intend to leverage for further growth of our portfolio.

Our Advisor

        We are externally managed by our Advisor. In connection with this offering, we will enter into the Advisory Agreement. After completion of this offering, the principals of our Advisor, through the ownership of our common units, will beneficially own an approximately        % interest in our company on a fully diluted basis, which we believe aligns their interests with those of our stockholders based on $            per share, the midpoint of the price range set forth on the front cover of this prospectus. See "Our Advisor and the Advisory Agreement."

Market Opportunity

        With approximately 76 million individuals between the ages of 21 and 37 as of December 31, 2018, Millennials comprise the largest generation in the United States and is expected to be the predominant group in the workforce for the foreseeable future, according to the Brookings Institute. As the majority of Millennials mature into their thirties, we believe many have entered or are entering into a stage of life where the confluence of starting a family, continuing to pursue a career and purchasing a home become priorities and, as a result, issues such as employment opportunities, cost of living, quality of life, proximity to work and access to well-regarded schools are becoming increasingly important. We believe these preferences, combined with diminishing single family home affordability in the major markets, will cause many Millennials to pursue opportunities to live and work in urban nodes in target markets that can address their evolving career and personal goals.

        We focus on multi-tenant office properties in urban nodes in target markets that we believe are not only poised to experience outperforming rent and occupancy growth due to sustained population in migration, but also are likely to maintain a significant and sustainable spread between current market rents and rents at which new construction is typically justified. We believe the characteristics of the urban nodes in which we make acquisitions permit us to acquire office properties at attractive yields and significantly insulate us from risks associated with new supply.

        When identifying target markets, we focus on factors such as population growth, a highly educated workforce, office using employment growth and limited new supply.

        Population Growth.    Population growth in target markets has notably outpaced population growth in the major markets during recent years. According to population estimates released by the Census Bureau, average annual population growth in target markets in 2017 exceeded that of the major markets by more than 50% (an average annual rate of 1.1% in target markets versus 0.6% in the major markets). From 2013 through 2017, the growth of the population between the ages of 25 and 34 in target markets exceeded that of the major markets by 40% to 45% (an average annual rate of 1.9% in target markets versus 1.4% in the major markets). Additionally, between 2007 and 2017, the number of 25- to 34 year-olds as a share of total population in target markets increased by 90 basis points, nearly double the increase in the major markets during the same time period. We believe the pace of population growth in target markets reflects the shifting lifestyle preferences of Millennials and that, as this in migration trend continues, more employers will choose to locate or relocate their corporate offices to urban nodes in target markets to attract the Millennial workforce talent that is increasingly residing nearby.

        Highly Educated Workforce.    Many target markets are economic epicenters that often have a strong university presence and a large existing population of highly educated workers. Further, educational attainment increased in target markets in recent years because of net migration and retention of highly educated workers. As of 2017, approximately 3.2% of the population in target markets, or 700,000 people, holding a Bachelor's or more advanced degree had moved from another state, compared with

2.5% in the major markets. Notably, the rate of increase in the number of people in target markets holding a Bachelor's or more advanced degree has outpaced that of the major markets by approximately 6.0%, increasing between 2006 to 2017 by 39.8% and reaching 21.6 million people in 2016. In contrast, the highly educated population in major markets increased at a slower pace of 33.7% during the same time period. We believe that job opportunities, affordability and lifestyle preferences will continue to draw highly educated young professionals to target markets, driving economic growth and attracting employers offering high-paying positions in knowledge-driven industries.

        Office-using Employment Growth.    Office-using employment has increased in recent years in target markets. As a result, we expect tenant demand for multi-tenant office properties to continue to increase substantially in target markets. In recent years, strong office using employment growth supported sustained tenant demand and a steady improvement in operating conditions for office properties in target markets, many of which had office-using employment growth rates that surpassed the national office using employment growth rate of 1.4% in 2018. From 2010 through 2018, office-using employment growth averaged 2.3% annually in target markets, compared with an average of 1.6% among major markets, according to the BLS.

        Limited New Supply.    We believe target markets will be supply-constrained over the medium-to long-term due to prevailing market rents below levels that would justify new construction. As a result, the level of new construction in target markets tends to be lower than in the major markets, resulting in relatively fewer options for multi-tenant office space. New construction in target markets during 2017 remained 15 million square feet below 2008 levels.

        Halo Effect.    Several high-profile companies have announced plans to establish secondary campuses or headquarters within certain of our initial selected markets, developments which we believe are further indications of a broader recognition of the trends on which our strategy has focused since 2014. The following are examples of such announcements:

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  In May 2018, AllianceBernstein, a global investment-management and research firm with more than $500 billion in assets under management, announced it would be relocating its corporate headquarters to Nashville from New York City. The relocation is expected to bring more than 1,000 jobs to Nashville.

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  In May 2016, Salesforce, a cloud-based software company based in San Francisco, announced plans to lease 250,000 square feet in downtown Indianapolis, the site of its regional headquarters. Salesforce is expected to have approximately 800 employees in Indianapolis by 2021.

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  In January 2018, Amazon announced a "Top 20" list for its second headquarters, or HQ2, that included four of our initial selected markets (Columbus, Raleigh, Nashville and Indianapolis). We believe that inclusion of several of our initial selected markets on the "Top 20" list further validates our ability to identify markets early that are beneficiaries of positive demographic trends, regardless of the actual selection. In November 2018, in addition to announcing its decision regarding HQ2, Amazon announced it would open an East Coast hub of operations in Nashville (an "Operations Center of Excellence"), which is expected to bring approximately 5,000 new jobs to the city.

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  Between May and July 2017, Infosys, a global leader in consulting, technology and next-generation services, announced it would be opening Technology and Innovation Hubs in Raleigh and Indianapolis. Each of these projects is expected to create approximately 2,000 jobs in its respective city by 2021.

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  In September 2018, Chipotle announced it would consolidate offices from New York and Colorado to Columbus, Ohio. Chipotle announced 270 new jobs and noted that its main reason for moving was that "The Columbus Region offers us the right combination of a diverse talent pool and innovation to continue Chipotle's national and global growth."

  •
  In December 2018, Indigo Ag announced it will establish its headquarters for North American commercial operations in downtown Memphis, where it will create 700 new jobs. Indigo Ag announced that it will invest approximately $6.6 million in Memphis over the next three years and has noted that a reason for the move was Memphis's pro-business environment.

  •
  In July 2016, ADP, a comprehensive global provider of cloud-based Human Capital Management solutions, announced that it would be moving its payroll and benefits processing center to Orlando. This Fortune 250 company is expected to create 1,600 new jobs in Orlando over the coming years.

        We believe that all markets included on Amazon's "Top 20" list, as well as other targets of high profile corporate relocation processes, are likely to enjoy a meaningful "halo effect" in the eyes of Millennials in the workforce and employers alike. We believe that target markets will continue to be considered for similar corporate relocations, and we further believe that relocation announcements to target markets will serve to further raise the profiles of target markets among a broader group of employers. Additionally, we believe such announcements will act as a catalyst for public infrastructure projects located in and around urban nodes, creating additional attractive options for similar corporate relocations.

Our Urban Node Investment Strategy

        We seek to acquire well-located multi-tenant office properties in urban nodes where we believe we can effectively execute our value-added repositioning programs to generate attractive risk-adjusted returns for our stockholders. We believe urban nodes in target markets tend to be:

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  poised for, or already experiencing, population and office-use employment growth outperformance, both relative to national averages and major markets, and relative to the overall target market MSAs;

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  supply-constrained over the medium- to long-term due to prevailing market rents below levels that would justify new construction; and

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  characterized by a critical mass of office real estate of a size, vintage and character that we believe is well-suited for our capital improvement and value-added leasing strategies.

        We believe that well-located multi-tenant office properties in urban nodes that have a diverse tenant mix, a history of high occupancy rates and require limited deferred capital expenditures provide downside protection. As a result of these downside protections and upside opportunities, we believe that the properties in our initial portfolio are desirable investments even before we deploy capital to make improvements to the property. We believe that with a relatively modest amount of discretionary growth capital expenditures, we can continue to create workspaces that appeal to Millennials and their employers to drive increases in occupancy and rental rates.

Our Investment Process and Value-Add Repositioning Program

        We have an integrated, scalable real estate acquisition and management process that our founder, Mr. Mathur, began developing in 2014. Our dynamic process has been expanded and refined based upon actual operating experience since our initial acquisitions and our routine assessment of evolving conditions in target markets. We believe our senior management team's past experience in managing and acquiring multi-tenant office buildings and our support processes will enable us to achieve scale in each of our initial selected markets. We have strong relationships in our initial selected markets and the urban nodes we select, which we believe enhance our acquisition and underwriting capabilities. Our team's relationships in our initial selected markets have helped us to build a positive reputation, which in turn has led to a number of opportunities to gain scale and future opportunities to acquire additional properties in each of our initial selected markets. In addition, our team's experience helps us use our value-add repositioning program to improve acquired properties with features that are attractive to Millennials.

Selection of Target Markets and Urban Nodes

        Our acquisition strategy is based upon extensive market and demographic research and is focused on exploiting the large shift in Millennial population trends occurring within target markets. When identifying target markets, we focus on factors such as population growth, job growth, employer movement and office relocations, strength of office submarkets, rental rate growth, development pricing, availability of land for speculative construction and institutional capital investment levels. Within these target markets, we then seek submarkets that contain vibrant communities led by prominent universities, local governments that are supportive of attracting business and a growing workforce of Millennials. We evaluate submarkets using data from a variety of sources, with a particular emphasis on macroeconomic and microeconomic trends (including housing market, demographic, population and wage data), to determine if a particular submarket meets our investment criteria.

        Within submarkets that meet our investment criteria, we seek to identify the urban nodes that offer the most attractive mix of rental rate increases, absorption, vacancy rates and amenity-rich environments, which are often characterized by high barriers-to-entry for speculative construction (stemming from a lack of developable land and high construction costs relative to prevailing market rents), access to transportation networks, a range of housing options, employment centers, well-regarded schools and retail conveniences such as coffee shops, bars, gyms and restaurants. We seek to obtain a first-mover advantage by achieving scale in urban nodes in target markets before other institutional investors recognize the attractive office market fundamentals resulting from Millennial in-migration.

Acquisitions

        Our proprietary acquisition model combines an aggressive broker-focused sales strategy to maintain multiple sourcing channels, conservative acquisition criteria and a rigorous underwriting and approval process.

Broker-focused Sales Strategy

        We have built relationships with brokers in its initial selected markets over the course of eight years. It is our intent to maintain relationships with influential brokers across all of the real estate services companies (small and large) in each city to ensure we get the first opportunity at assets that are being sold. We believe in a "boots on the ground" approach as a way to effectively ensure that these brokers view us as top-tier buyers.

Off-Market Broker Process

        Most acquisitions and dispositions of properties in our primary markets involve a broker at some point in the transaction. The broker-focused sales strategy that we use across markets often results in early or off-market access to potential acquisitions prior to their full public marketing process. Brokers are incentivized to give us early access as we pay market fees, do not self-lease and have a track record of closing on time without re-trading. Our reputation as a buyer in our primary markets has allowed for over 80% of our transactions to be off-market.

Institutional Ownership Selling Orphan Assets

        There are many large institutional managers that have a limited number of assets in our initial selected markets. We believe that we have had success purchasing from such owners in these markets as we are disciplined enough to patiently amass a portfolio one by one rather over time. An institutional seller in our primary markets has typically purchased the single asset as part of a larger portfolio and is being forced to sell by its investment committee as it lacks sufficient scale in that particular market to justify its structure. We actively exploit this market inefficiency by becoming a source of liquidity for these sellers.

Portfolio Purchases

        We acquire properties via portfolio purchases sourced from our network of relationships, which include financial institutions and other property owners. We acquire portfolios of multi-tenant office buildings having a total of between 500,000 and one million net rentable square feet. The sellers are typically smaller investors or local aggregators. Generally, at the time, our portfolio purchases are 80% to 90% leased to existing tenants under leases having original terms of approximately four to five years. We believe portfolio acquisitions provide us with an efficient means to acquire larger numbers of properties and provide an in-place rental stream to ease the integration of the acquired assets into our operating platform. In markets where we already own properties, we believe our experience allows us to evaluate and acquire portfolios more quickly and accurately than competitors with less operational acumen and local connectivity.

Selection of Multi-Tenant Office Properties

        Once we have identified urban nodes that meet our investment criteria, we target specific properties that have an existing diverse tenant mix and high occupancy rates and that we believe would benefit from our value-add repositioning strategy, with a particular focus on the addition of Millennial-focused amenities. We then leverage our local brokerage relationships in the market to acquire the assets that we believe have the greatest potential for risk-adjusted returns and long-term capital appreciation.

        The following summarizes our typical selection criteria for potential multi-tenant office property acquisitions:

Size	75,000 or more net rentable square feet
Tenant Profile	Multi-tenant (no single-tenant buildings) with a diverse tenant mix
Value-Add Opportunity	Leasing costs expected to be low on both an absolute and relative basis

Capacity to add certain amenities that are attractive to Millennials and require minimal capital expenditures, such as common-area WiFi, LED lighting, small cafes and food kiosks, and outdoor areas that often include seating, fire pits or bocce ball courts

Tenant Turnover	Approximately 20% - 30% annual rent rollover
Occupancy	Greater than 80% occupied, but at below-market rental rates
Property Condition	No significant deferred capital expenditures
Target Pricing	Approximately 20% - 40% below projected construction replacement cost

Property Underwriting

        Once we have identified a potential acquisition target that meets our investment criteria, we leverage our acquisition team's experience underwriting properties and our asset management team's market-specific knowledge and relationships across target markets to analyze key factors including historical and projected rental rates, absorption time periods, tenant incentives, prospective tenant improvement dollars and capital expenditure requirements. Our acquisition and asset management teams collaborate to assess each acquisition target's projected operating expenses, rental rates, tenant improvement costs, rental terms and disposition expectations to determine a property's estimated value. Our acquisition and asset management teams benefit from their relationships with local leasing brokers, property managers and other vendors and draw upon our experience in target markets to further refine their underwriting assumptions.

Approval Process

        Our acquisition team presents each investment memorandum to our investment committee upon completion of the underwriting process. Prior to an investment being presented to our investment committee, the investment memorandum has been drafted with input from all members of our acquisition team, the asset management team applicable to that particular city, local leasing brokers and property managers and our executive team. The investment committee consists of five individuals, who have collectively transacted over $3 billion of real estate investments. Upon review of the investment memorandum, our investment committee provides initial approval in order to submit the offer to the prospective seller. This initial approval is sufficient to move towards execution of a purchase agreement based upon the same terms as contained in the offer. After entering into a contract to purchase a property, our acquisition team commences its typical due diligence process and further refines the investment memorandum. This is once again presented to our investment committee prior to completion of the due diligence period, and approval is required in order to complete due diligence and acquire the property.

Case Study: Our Investment Process and Value-Add Repositioning Program

        We acquired The Collection in August 2018. The Collection is a 428,276 net rentable square foot multi-tenant office property that consists of four multi-story buildings and four single-story buildings in the I-75/I-4 corridor at Sabal Park in Tampa, Florida. We believe The Collection acquisition is illustrative of our investment process and value-add repositioning program described above.

        Selection of Target Market.    Certain markets in the state of Florida meet many of our initial acquisition criteria due to the state's strong historical and projected population growth, business-friendly environment (evidenced by the lack of a state income tax) and diverse employer base. According to the Census Bureau, Tampa, Jacksonville and Orlando all experienced double-digit population growth from 2010 to 2018. Tampa, in particular, experienced a 16.9% increase in population during this time period, according to the Census Bureau, and in 2014 Florida overtook New York as the third most populous state in the United States.

        We concluded that Tampa's compelling growth trajectory, resilient employer base and strong real estate fundamentals satisfied our investment criteria. According to the Census Bureau, the Tampa MSA was the tenth-fastest growing MSA in the country in 2017, and a recent Pew Research Poll ranked it in the top five of places in the country Americans would most like to live. Tampa also boasts a number of notable employers such as BayCare Health System, Publix Super Markets, Verizon Communications, Inc. and JPMorgan Chase. Additionally, according to Cushman & Wakefield, as of March 2019 Tampa had an overall 11.5% vacancy rate and only 250,000 square feet of office space under construction. We believe that Tampa is well-positioned to continue experiencing strong rental rate growth due to an increase in office space demand and limited new office construction.

        Selection of Urban Nodes.    After we validated the attractiveness of the Tampa market, we investigated Tampa's submarkets to identify the presence of urban nodes that satisfy our investment criteria. We ultimately selected the urban nodes of Westshore and the I-75/I-4 corridor because of their attractive rental growth rates (as set forth in the charts below) and because we believe they are ideally suited for employers that desire to attract potential Millennial employees living in Tampa. The I-75/I-4 corridor also features a mixed-use business park setting and access to a range of housing options for employees, which we believe makes the corridor particularly appealing to employers requiring highly functional and well-located office space.

I-75/I-4—Rental Rate Growth

Source: Cushman & Wakefield

 Westshore—Rental Rate Growth

Source: Cushman & Wakefield

        Selection of Property and Asset Underwriting.    Once we identified the I-75/I-4 corridor as an urban node that met our investment criteria, we began targeting specific properties that we believed would benefit from our value-add repositioning strategy, with a particular focus on the addition of Millennial-focused amenities. By leveraging our local brokerage relationships in Tampa, we were given an "off-market" opportunity to purchase The Collection. Our asset management team concluded that there were opportunities to add value to the property with minimal capital expenditures.

        Value-Add Repositioning Program.    Going forward, we plan to improve The Collection by making judicious capital expenditures to add certain Millennial-focused amenities, such as common area WiFi, collaboration areas and outdoor improvements. We also intend to work with national and local food and beverage operators to provide tenants with convenient dining options that currently do not exist. We believe that, with these improvements and active asset management, The Collection will continue to attract employers and improve occupancy to levels consistent with Tampa's competitive occupancy rates.

        At the time of initial underwriting of the property, The Collection's occupancy rate was 80%. Under the terms of our contract to purchase The Collection, we were given control of the leasing of the property, which allowed us to better position the property for potential tenants. As a result of our efforts, we leased 110,000 square feet and increased occupancy to 93.5% as of September 30, 2019.

Our Competitive Strengths

Early Identification of, and Investment in, Attractive Urban Nodes

        Our founders, Mr. Mathur and Mr. Adams, identified the potential for Millennial population growth in target markets and have had a presence in many of our initial selected markets since making their first acquisition of a multi-tenant office property. We believe that population growth in our initial selected markets will continue as Millennials migrate to urban nodes and employers locate or relocate their offices to attract the Millennial workforce that is increasingly residing nearby. We believe that announcements made by AllianceBernstein, Salesforce, Amazon, Infosys, CoStar, ADP and others to move, or to consider moving, into target markets validate our views of this demographic shift. We also believe that target markets will continue to be considered for corporate relocations and that these relocations will further raise the profile of target markets. Additionally, we believe that our early and consistent presence in many target markets, and our proven ability to identify desirable urban nodes and source acquisition opportunities within them, provides us with a significant first-mover advantage to capitalize on population growth that we believe will lead to increased demand for office properties.

Well-Positioned Initial Portfolio

        We own 100% of the interests in 12 multi-tenant office properties, 99.998% of the interests in one multi-tenant office property and minority interests in two multi-tenant office properties. The 15 multi-tenant office properties are comprised of 31 buildings with an aggregate of approximately 1.9 million net rentable square feet. Our initial properties are in urban nodes which generally are located in vibrant communities with prominent universities, local governments that are supportive of attracting business and a growing Millennial workforce that is expected to attract entrepreneurs and large employers alike. We believe a large portion of the Millennial workforce increasingly is remaining in these urban nodes after graduation to work, or returning to the urban nodes within the markets where they grew up, rather than residing in major markets longer-term. The urban nodes in which our initial properties are located share a number of important common attributes that we believe are particularly attractive to this demographic, such as numerous housing options, well-regarded schools and a desirable work-life balance, evidenced by short commutes and proximity to restaurants, coffee shops, bars, gyms and other retail conveniences.

        As of September 30, 2019, our initial portfolio was 91.4% leased by a diverse group of tenants. None of the 31 buildings in our initial portfolio requires extensive capital expenditures and each provides opportunities for discretionary, value-add improvements. Through our value-add repositioning program, we invest in features attractive to the Millennial workforce, such as modern lighting, amenities and open floorplans, such that our all-in investment remains substantially below estimated replacement cost. We believe that the location of the office properties in our initial portfolio, their high occupancy levels and low capital expenditure requirements lead to our initial portfolio being well-positioned to carry out our investment strategy.

Relationship-Driven Access to Acquisitions

        Of our 10 most recent acquisitions, eight were sourced off-market through existing relationships with the property owners or brokers, which we believe evidences our ability to leverage our close relationships in target markets. We also believe our positive reputation with market participants distinguishes us from many competing property buyers and owners, who often do not have the same localized relationships and knowledge. We expect that our extensive "high-touch" relationships with property owners, brokers, national and regional lenders, diverse tenants and other market participants in our initial selected markets and our reputation as a reliable counterparty will continue to provide us access to off-market acquisition opportunities in submarkets we identify as being attractive urban nodes.

Active and Robust Acquisition Pipeline

        Our active and robust acquisition pipeline includes approximately 5.0 million square feet of multi-tenant office properties in our initial selected markets, which we have generated from our extensive relationships with property owners, brokers, national and regional lenders and other market participants, and our deep knowledge of our initial selected markets and the urban nodes therein. We regularly replenish and grow our pipeline by identifying additional urban nodes within our initial selected markets and potential acquisition opportunities within those urban nodes. Our goal is to identify, underwrite and acquire an average of two to four multi-tenant office properties per quarter over the next several years. According to RCG, as of December 31, 2018 there are an aggregate of approximately 317 million square feet of office space in our initial selected markets, providing us with an opportunity to maintain an active pipeline and to scale operations significantly.

Experienced Management Team Attuned to the Millennial Demographic

        Our senior management team, led by Mr. Mathur, our Chief Executive Officer, has an intimate knowledge and understanding of each of our initial properties as well as a focused strategy targeting urban nodes and specific properties that we believe would benefit from our value-add repositioning strategy with a particular focus on the addition of Millennial-focused amenities. Mr. Madden, our Chief Financial Officer and Treasurer, has extensive experience in corporate finance, public company reporting and internal controls. Our senior management team has a proven track record in office property real estate, collectively having been responsible for the acquisition, financing, operations, leasing or disposition of an aggregate of approximately $3.0 billion of office properties. In addition, our senior management team has extensive experience managing operating expenses through continued implementation of cost control initiatives. We believe our senior management team provides us with a significant advantage over competing buyers when pursuing acquisition opportunities given its extensive relationships with property owners, brokers and tenants within our initial selected markets and its understanding of Millennial office space preferences.

        Mr. Mathur, 39, born among the earliest Millennials, was early to recognize, through personal experience, observation and analyses of emerging trends, the needs and priorities of both Millennial workers and the employers seeking to recruit and retain them. In addition, our Advisor's employees are primarily Millennials, and we believe their personal experiences will continue to serve as a meaningful competitive strength for the foreseeable future. Several of our team members have participated in substantial demographic research efforts to gain a better understanding of Millennials and their workplace preferences. Through this demographic research and the collective experience of our senior management team and our Advisor's employees, we believe that we are attuned to the attributes of office properties desired by the Millennial workforce. Collectively, we believe our senior management team and our Advisor's employees provide us with the ability to successfully identify both urban nodes and properties that are well-positioned for our strategy and conceive and execute efficient value-added repositioning programs that will resonate with the employers of our target demographic and the Millennial workforce.

Engaged and Disciplined Approach to Portfolio Management

        Our asset management team regularly evaluates each of our properties, including its historical and projected financial performance, tenant mix, market fundamentals and other factors, to assess whether its expected future returns justify our continued ownership, or if one or more properties should be sold in order to re-deploy the proceeds into other investment opportunities. We have demonstrated an ability to effectively identify opportune times to sell properties after executing our value-add repositioning strategy to enhance the value of our properties, which has in the past resulted in, and in the future is expected to result in, enhanced liquidity and the ability to fund new acquisitions from time to time.

  Case Study: Our Portfolio Management Strategy

        Oaks Business Center (Nashville, Tennessee)—Oaks Business Center is a two-building multi-tenant office property located in Nashville, Tennessee, comprising 61,770 square feet. In 2015, we acquired Oaks Business Center in an off-market process for approximately $11.5 million. At the time of our purchase, the property was 95% occupied and had a weighted-average lease term of approximately 3.8 years. As a result of our lease-up initiatives and high-touch property management strategies, we increased occupancy to 100% and the weighted-average lease term to over eight years. In 2017, as part of our regular property evaluation process, we concluded that the value of the property had increased meaningfully since our acquisition, and that the prospect of future additional increases in value was marginal. As such, we believed that the investment's internal rate of return had been maximized and it was the optimal time to dispose of the property. As a result, we initiated a broad marketed sales process that resulted in the sale of Oaks Business Center in 2017 for $13.3 million, representing an economic gain on sale of approximately $1.8 million during our 28-month ownership period.

Alignment of Interests

        We believe the interests of our senior management team and certain of our directors will be strongly aligned with those of our stockholders. As a result of their direct or indirect ownership interests in the entities that received common units in our formation transactions, our senior management team and certain of our directors and their respective affiliates (other than us) will beneficially own, directly or indirectly, an aggregate of 112,241 common units, collectively representing approximately        % of the total outstanding shares of our common stock on a fully diluted basis (or approximately        % if the underwriters' option to purchase additional shares is exercised in full) upon completion of this offering.

Growth-Oriented Capital Structure

        We intend to target an overall debt-to-gross total assets ratio of approximately 50% to 60%, which we believe is in line with that of similar publicly traded REITs. In addition, we believe our ability to issue common units as tax-advantaged consideration for property acquisitions will provide us a significant competitive advantage.

Our Business and Growth Strategies

        Our principal investment objectives are to provide our stockholders with current income in the form of dividends and to increase the cash flow and value of our portfolio of office properties thereby increasing the value of our common stock. To accomplish these goals, we intend to focus on the strategies outlined below.

Pursue Our Urban Node Office Property Investment Strategy

        We seek to acquire multi-tenant office properties in urban nodes located within target markets. Within the markets that meet our investment criteria, we intend to acquire well-located office properties within the urban nodes that offer the most attractive mix of rental rate increases, absorption, vacancy rates and amenity-rich environments. These attractive urban nodes are often characterized by high barriers-to-entry for speculative construction (stemming from a lack of developable land and high construction costs relative to market rents), access to transportation networks, a range of housing options, employment centers, well-regarded schools and retail conveniences such as coffee shops, bars, gyms and restaurants. Within identified urban nodes, we focus primarily on multi-tenant office properties at acquisition prices below projected replacement costs and rental rates significantly below those of the overall market. We intend to leverage our strong relationships in many of our initial selected markets and the urban nodes we select to execute our investment strategy.

Create Value through Active Asset Management

        We believe that opportunities exist to increase cash flow through active asset management both in our initial portfolio as well as from new properties that we acquire. When considering a property for acquisition, we review all property-level operating expenditures to determine how the property can be managed more efficiently. Our asset management team remains integrally involved in the operation of our initial properties and pairs regular visits and inspections with a preventative maintenance program to mitigate the need for long-term capital expenditures. This has often led to the identification of additional sources of revenue and the elimination of redundant or unnecessary expenses. During 2018, the wholly owned properties in our initial portfolio delivered a weighted-average rental growth rate (initial leasing spread) of 9%, including an average rental growth rate of 7% from new leases and 10%

from renewals. As of September 30, 2019, the wholly owned properties in our initial portfolio delivered a weighted-average rental growth rate (initial leasing spread) of 10%, including an average rental growth rate of 7% from new leases and 11% from renewals.

  Case Study: Our Active Asset Management Capabilities

        Grove Park (Memphis, Tennessee)—In 2016, we bought an office property located in East Memphis from an owner who did not typically invest in office buildings. The owner's lack of office asset management experience led to uncaptured revenue from tenant reimbursements and excessive operating costs. While performing acquisition due diligence and utilizing our knowledge of other office properties in our portfolio, we recognized that the amount of revenue that the owner could have collected, and that we would be able to collect in the future, was significant. We determined that we could easily capture this missed revenue through tenant reimbursements and targeted re-leasing efforts. Upon acquisition of the property, we immediately focused on capturing this lost tenant reimbursement revenue and have been able to significantly increase annual net operating income.

Achieve Scale in Our Initial Selected Markets

        We believe that achieving scale in our initial selected markets of approximately 500,000 to one million net rentable square feet will provide us with several absolute or relative cost-saving and revenue-generating opportunities, such as realizing economies of scale by allocating overhead expenses across a larger asset base, enhancing pricing power and negotiating leverage with sub-contractors and other vendors in our urban nodes, providing flexible leasing solutions to tenants as they grow over time, and capturing incremental cash flow when we internalize property management. Our management team has extensive experience managing operating expenses through continued implementation of cost control initiatives, such as installation of LED lighting upgrades that reduce utility costs at our properties and, the implementation of capital improvement projects through incentives.

Execute Our Value-Add Repositioning Program to Target Millennial Preferences

        When formulating the business plan for a potential acquisition, we evaluate opportunities for revenue-enhancing capital expenditures in both common areas and vacant spaces. As was the case with the majority of the office properties in our initial portfolio, we expect that many of the office properties we acquire in the future will present opportunities to significantly improve economic returns through relatively modest investments in capital improvements. We expect to focus on investment in capital improvements specifically designed to attract the Millennial workforce and their employers. We believe that the Millennial workforce desires enhanced collaboration opportunities and a more casual work environment. In order to appeal to employers looking to accommodate the preferences of the Millennial workforce, we typically offer open floorplans and add amenities such as common-area WiFi, LED lighting, small cafes and food kiosks, and outdoor areas that often include seating, fire pits or bocce ball courts. In addition, we plan to work with third parties to facilitate the addition of amenities to enhance the tenant experience in areas surrounding our office properties, such as with coffee shop or restaurant chain operators.

Pursue Opportunities to Recycle Capital Efficiently

        We are committed to prudent growth and expect to create significant value by assembling a large portfolio of multi-tenant office properties in attractive urban nodes that will benefit from the long-term demographic trends that we believe will drive future stockholder value. However, we intend to regularly evaluate our portfolio and may opportunistically and selectively sell office properties when we believe the proceeds can be efficiently redeployed into new investment opportunities that present greater overall return prospects. In particular, we may decide to sell certain office properties located in our current target markets if we identify more attractive opportunities to redeploy capital in urban nodes that satisfy our investment criteria.

Our Initial Portfolio

        Our initial portfolio consists of a total of 1.9 million net rentable square feet of office space. We own 100% of the interests in 12 of the properties in our initial portfolio, 99.998% of the interests in Chase Corporate Center, which we account for on a consolidated basis, and minority interests of 46.1% in One Harrison, which we account for on a consolidated basis, and 7.1% in 2700 Blankenbaker, which we account for under the equity method. We acquired this portfolio and commenced operations on August 14, 2019, as a result of our formation transactions. The following table sets forth an overview of our initial portfolio as of September 30, 2019.

Property	% Equity Interests Owned	Number of Buildings	Location	Year Built		Net Rentable Square Feet	% Leased(1)	Annualized Base Rent(2)		Annualized Base Rent per Leased Square Foot(3)		Average Net Effective Base Rent per Leased Square Foot(4)
Goodale Office Complex	100.0%
1400 Goodale		1	Columbus, OH	1955	(5)	60,539	100.0%	$1,288,576	(6)	$21.29	(6)	$22.33	(6)
1404 Goodale		1	Columbus, OH	1986	(5)	19,224	100.0	389,039	(6)	20.24	(6)	20.84	(6)
MetroCenter IV	100.0	1	Columbus, OH	1982		101,894	85.1	1,675,561	(7)	19.31	(7)	19.85	(7)
MetroCenter V	100.0	1	Columbus, OH	1985		212,731	92.8	3,541,600	(8)	17.95	(8)	18.35	(8)
One Harrison(9)	46.1	1	Raleigh, NC	1984		56,954	90.6	1,141,238	(10)	22.11	(10)	24.70	(10)
Haverstick Office Park	100.0
Haverstick I		1	Indianapolis, IN	1983		43,498	84.2	685,023		18.71		19.19
Haverstick II		1	Indianapolis, IN	1983		35,788	94.5	628,287		18.59		18.27
Intech Ten	100.0	1	Indianapolis, IN	2001		116,414	90.3	2,012,078		19.14		19.36
The Collection at Sabal Park	100.0	8	Tampa, FL	1983 - 1988		428,276	93.5	7,853,200	(11)	19.60	(11)	19.49	(11)
5400 Poplar	100.0	1	Memphis, TN	1984		41,912	100.0	904,525		21.58		22.54
8700 Tournament Trails	100.0	1	Memphis, TN	2002		73,423	94.5	1,499,985		21.61		21.79
Grove Park	100.0	1	Memphis, TN	1962		59,711	84.2	1,071,998		21.31		21.66
Primacy II	100.0	1	Memphis, TN	1981		123,265	85.3	2,220,393		21.13		22.20
Primacy III	100.0	1	Memphis, TN	1983		131,125	73.4	1,863,305		19.36		20.45
2700 Blankenbaker(12)	7.1	1	Louisville, KY	2002		107,598	100.0	2,713,270	(13)	25.22	(13)	25.37	(13)
Executive Park(14)	100.0	7	Louisville, KY	1972		109,651	95.2	1,748,116		16.75		17.12
Chase Corporate Center(15)	99.998	2	Birmingham, AL	1985 - 1987		211,341	95.1	4,543,732	(16)	22.61	(16)	23.39	(16)

Total/Weighted Average		31				1,933,344	91.4%	$35,779,926		$20.24		$20.71

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

(4)
Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of September 30, 2019, calculated on a straight-line basis to amortize rental abatements, divided by (ii) square footage under commenced leases as of September 30, 2019.

(5)
The buildings in the Goodale Office Complex were converted to office buildings in 2005 and 2006.

(6)
The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $573,564 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(7)
The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $754,186 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(8)
The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $1,243,355 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(9)
We own 46.1% of the interests in One Harrison and consolidate the property in our financial statements.

(10)
Represents 100% of One Harrison's annualized base rent, annualized base rent per leased square foot and average net effective annual base rent per leased square foot, as applicable.

(11)
The leases at two of the buildings at this property are triple-net leases and, as such, the 2018 rent recoveries of $96,683 for Sabal Business Center I and $65,127 for Sabal Business Center II have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(12)
We own 7.1% of the interests in 2700 Blankenbaker, which we account for under the equity method in our consolidated financial statements.

(13)
Represents 100% of 2700 Blankenbaker's annualized base rent, annualized base rent per leased square foot and average net effective annual base rent per leased square foot, as applicable. The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $1,169,079 have been added to provide cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(14)
Subject to a ground lease that expires in 2067.

(15)
We own 99.998% of the interests in Chase Corporate Center and consolidate the property in our financial statements.

(16)
Represents 100% of Chase Corporate Center's annualized base rent, annualized base rent per leased square foot and average net effective annual base rent per leased square foot, as applicable.

Percentage Leased and Base Rent

        The following table sets forth the percentage leased and annualized base rent per leased square foot for our initial portfolio as of the dates indicated below.

Property	Year End	% Leased	Annualized Base Rent per Leased Square Foot(1)		Average Net Effective Annual Base Rent per Leased Square Foot(2)
Goodale	2018	100.0%	$20.80	(3)	$21.72	(3)
Goodale	2017	100.0	20.17	(4)	20.65	(4)
MetroCenter IV	2018	87.3	19.59	(5)	18.94	(5)
MetroCenter IV	2017	85.2	16.29	(6)	15.70	(6)
MetroCenter V	2018	94.3	17.77	(7)	17.35	(7)
MetroCenter V	2017	91.4	15.13	(8)	15.14	(8)
One Harrison(9)	2018	89.3	21.85	(10)	21.64	(10)
One Harrison(9)	2017	91.0	18.93	(10)	19.56	(10)
Haverstick	2018	92.5	18.34		18.29
Haverstick	2017	92.4	16.61		16.81
Haverstick	2016	89.9	15.88		17.25
Intech Ten	2018	93.7	18.93		19.15
Intech Ten	2017	88.7	18.59		19.37
The Collection at Sabal Park(11)	2018	86.3	19.55		18.59
The Collection at Sabal Park(11)	2017	83.1	16.20		16.00
5400 Poplar	2018	96.8	22.03		21.66
5400 Poplar	2017	96.1	18.55		19.40
8700 Tournament Trails	2018	92.9	21.50		21.00
8700 Tournament Trails	2017	94.5	21.05		20.83
Grove Park	2018	90.3	20.64		20.68
Grove Park	2017	91.1	18.51		18.94
Grove Park	2016	90.7	18.11		18.70
Primacy II	2018	89.2	20.67		20.33
Primacy II	2017	84.6	21.36		21.36
Primacy III	2018	72.2	19.62		19.97
Primacy III	2017	51.3	19.30		18.95
2700 Blankenbaker(12)	2018	100.0	24.86	(13)(14)	24.54	(13)(14)
2700 Blankenbaker(12)	2017	100.0	23.97	(13)(15)	23.99	(13)(15)
2700 Blankenbaker(12)	2016	100.0	24.05	(13)(16)	24.40	(13)(16)
Executive Park	2018	93.0	16.45		16.61
Executive Park	2017	79.1	14.32		14.44
Chase Corporate Center(17)	2018	93.1	22.25	(18)	22.29	(18)
Chase Corporate Center(17)	2017	93.0	21.22	(18)	21.55	(18)
Chase Corporate Center(17)	2016	96.0	19.27	(18)	20.12	(18)

(1)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

(2)
Average net effective annual base rent per leased square foot represents (i) the contractual base rent for leases in place as of the date indicated calculated on a straight-line basis to amortize rental abatements, divided by (ii) net rentable square feet under commenced leases as of the date indicated.

(3)
The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $573,564 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(4)
The leases at this property are triple-net leases and, as such, the 2017 rent recoveries of $545,362 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(5)
The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $754,186 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(6)
The leases at this property are triple-net leases and, as such, the 2017 rent recoveries of $593,623 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(7)
The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $1,243,355 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(8)
The leases at this property are triple-net leases and, as such, the 2017 rent recoveries of $981,988 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(9)
We own 46.1% of the interests in One Harrison and consolidate the property in our financial statements.

(10)
Represents 100% of One Harrison's annualized base rent per leased square foot and average net effective annual base rent per leased square foot, as applicable.

(11)
The leases at two of the buildings at this property are triple-net leases and, as such, the 2018 rent recoveries of $96,683 for Sabal Business Center I and $65,127 for Sabal Business Center II have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(12)
We own 7.1% of the interests in 2700 Blankenbaker, which we account for under the equity method in our consolidated financial statements.

(13)
Represents 100% of 2700 Blankenbaker's annualized base rent per leased square foot and average net effective annual base rent per leased square foot, as applicable.

(14)
The leases at this property are triple-net leases and, as such, the 2018 rent recoveries of $1,169,079 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(15)
The leases at this property are triple-net leases and, as such, the 2017 rent recoveries of $1,130,013 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(16)
The leases at this property are triple-net leases and, as such, the 2016 rent recoveries of $1,166,746 have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(17)
We own 99.998% of the interests in Chase Corporate Center and consolidate the property in our financial statements.

(18)
Represents 100% of Chase Corporate Center's annualized base rent per leased square foot and average net effective annual base rent per leased square foot, as applicable.

Lease Expirations

        The following table sets forth a summary of the lease expirations for leases in place as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring	Square Footage of Leases Expiring	% of Portfolio Net Rentable Square Feet	Annualized Base Rent(1)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)
Available	—	165,880	8.6%	—	—	—
2019	21	51,941	2.7	$1,009,789	3.2%	$19.44
2020	48	262,060	13.6	4,744,627	14.9	18.11
2021	64	353,622	18.3	6,944,901	21.8	19.64
2022	54	342,032	17.7	6,081,959	19.1	17.78
2023	26	109,933	5.7	1,589,090	5.0	14.46
2024	30	187,945	9.7	3,502,294	11.0	18.63
2025	15	157,591	8.2	2,514,029	7.9	15.95
2026	16	153,461	7.9	2,898,386	9.1	18.89
2027	4	76,916	4.0	1,222,353	3.8	15.89
2028	7	66,617	3.4	1,298,317	4.1	19.49
Thereafter	2	5,346	0.3	72,187	0.2	13.50

Total/Weighted Average	287	1,933,344	100.0%	$31,877,932	100.0%	$18.04

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

Tenant Diversification

        As of September 30, 2019, our initial portfolio was leased to 287 tenants conducting business in a variety of industries. The following table sets forth information regarding the ten largest tenants in our initial portfolio based on annualized base rent as of September 30, 2019.

Tenant	Principal Nature of Business	Number of Leases	Number of Properties	Property(ies)	Lease Expiration	Annualized Base Rent(1)	% of Portfolio Annualized Base Rent
Cigna Healthspring, Inc.	Healthcare	1	1	Chase Corporate Center	2021	$1,667,180	5.2%
Coca Cola	Manufacturing	1	1	The Collection at Sabal Park	2022	1,243,482	3.9
Indiana University Health	Healthcare	3	1	Intech Ten	2020, 2022	1,242,317	3.9
CBRE, Inc.	Professional Services	2	2	Chase Corporate Center, Primacy II	2020, 2026	1,104,785	3.5
Springfield College	Education	1	1	The Collection at Sabal Park	2021	683,272	2.1
Advantage Sales & Marketing	Professional Services	1	1	The Collection at Sabal Park	2024	668,016	2.1
Trilliant Networks, Inc.	Technology	1	1	One Harrison Park	2027	535,281	1.7
Kemmons Wilson Companies	Financial Services	1	1	8700 Tournament Trails	2024	530,838	1.7
IWG plc	Professional Services	1	1	Chase Corporate Center	2026	494,509	1.6
FedEx Trade Networks, Inc.	Logistics	1	1	Primacy II	2022	478,349	1.5

Total		13	11			$8,648,028	27.1%

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
96% of the total CBRE, Inc. annualized base rent expires in 2026 at Primacy II.

Lease Distribution

        The following table sets forth information relating to the distribution of leases, based on net rentable square feet under lease as of September 30, 2019:

Square Feet Under Lease	Number of Leases(1)	% of Leases	Number Leased Square Feet	% of Square Feet	Annualized Base Rate(1)	% of Annualized Base Rate
2,500 or less	110	38.3%	149,373	8.5%	$2,762,710	8.7%
2,501 - 10,000	140	48.8	705,444	39.9	12,353,684	38.8
10,000 - 20,000	18	6.3	252,444	14.3	4,338,551	13.6
20,001 - 40,000	13	4.5	335,583	19.0	6,430,827	20.2
40,001 - 100,000	6	2.1	324,620	18.4	5,992,160	18.8

Total	287	100.0%	1,767,464	100.0%	$31,877,932	100.0%

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

Historical Lease Retention and Tenant Improvement and Leasing Commission Costs

        The following table sets forth historical information regarding tenant improvement and leasing commission costs per square foot, in addition to net effective renewal rents, where applicable, on expiring leases, at the properties in our initial portfolio for the nine months ended September 30, 2019, and for the years ended December 31, 2018, 2017 and 2016.

	Nine Months Ended September 30, 2019	Year Ended December 31,
		2018	2017	2016(1)
Expirations
Number of leases expired during the period	43	47	19	5
Aggregate net rentable square footage of expiring leases	166,890	228,159	68,020	10,857
Renewals
Number of leases renewed during the period	34	33	13	3
Aggregate net rentable square footage of renewed leases	143,322	195,715	49,346	6,484
Retention percentage by square feet	86%	86%	73%	60%
Tenant improvement costs	$1,177,956	$603,370	$132,181	$88,051
Leasing commission costs	613,326	341,435	156,241	24,265

Total tenant improvements and leasing commission costs	$1,791,282	$944,805	$288,422	$112,316
Tenant improvement costs per square foot	$8.22	$3.08	$2.68	$13.58
Leasing commission costs per square foot	4.28	1.75	3.17	3.74

Total tenant improvements and leasing commission costs per square foot	$12.50	$4.83	$5.85	$17.32
Weighted-average net effective rent for expiring leases	$17.90	$16.46	$22.90	$18.66
Weighted-average net effective for renewed leases	18.99	17.60	23.76	21.31
Percentage increase (decrease)	6.09%	6.9%	3.7%	14.2%
New Leases
Number of new leases	28	16	7	1
Square feet	72,113	41,221	10,021	2,735
Tenant improvement costs	$1,345,706	$514,979	$207,740	$95,375
Leasing commission costs	653,122	321,564	68,928	19,674
Total tenant improvements and leasing commission costs	$1,998,828	$836,543	$276,668	$115,049
Tenant improvement costs per square foot	$18.66	$12.49	$20.73	$34.87
Leasing improvement costs per square foot	9.06	7.80	6.88	7.19
Total tenant improvements and leasing commission costs per square foot	$27.72	$20.29	$27.61	$42.07
Total Tenant Improvements and Leasing Commissions
Square feet	215,435	236,936	59,367	9,219
Tenant improvement costs	$2,523,662	$1,118,349	$339,921	$183,426
Leasing commission costs	1,266,448	662,999	225,170	43,939
Total tenant improvements and leasing commission costs	$3,790,110	$1,781,348	$565,091	$227,365
Tenant improvement costs per square foot	$11.71	$4.72	$5.72	$19.90
Leasing improvement costs per square foot	5.88	2.80	3.79	4.77
Total tenant improvements and leasing commission costs per square foot	$17.59	$7.52	$9.51	$24.67

(1)
Includes only the properties in our initial portfolio acquired by us prior to January 1, 2017. These properties include 2700 Blankenbaker, Chase Corporate Center, Grove Park (for the period from July 22, 2016 through December 31, 2016) and Haverstick (for the period from December 22, 2016 through December 31, 2016).

Description of Our Office Properties

Goodale Office Complex

        Goodale Office Complex is located at 1400 & 1404 Goodale Boulevard in the Grandview submarket of Columbus, Ohio and was acquired in September 2017. The property is minutes away from Nationwide Financial Services Inc.'s new mixed-use campus and within walking distance from many restaurants and other amenities. Additionally, the City of Grandview recently installed bike paths that lead from the Grandview submarket to the Columbus CBD. The property consists of a one-story Class-A office building and a three-story Class-A office building with a total of 79,763 net rentable square feet. The property was fully renovated in 2007. As of September 30, 2019, the property was 100% occupied, with major tenants including Zaner-Bloser, an educational curriculum and digital resource provider, and King Business Interiors, a commercial office furniture and flooring company. The property features tall ceilings and open floor plans, offering a unique, collaborative setting for tenants.

  Goodale Office Complex's Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of the Goodale Office Complex as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)(2)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)(3)	Renewal Option
Zaner-Bloser, Inc.	Education	4/30/2027	27,242	34.2%	$379,209	34.3%	$13.92	Yes
King Business Interiors, Inc.	Professional Services	4/30/2027	15,944	20.0	219,868	19.9	13.79	Yes
Navigator Management Partners	Consulting	11/30/2023	10,057	12.6	145,827	13.2	14.50	Yes
Greenberg Farrow Architecture	Architecture	2/28/2022	7,296	9.1	108,346	9.8	14.85	Yes
Healthlinx	Healthcare	4/30/2023	7,225	9.1	93,996	8.5	13.01	Yes

Total/Weighted Average			67,764	85.0%	$947,244	85.8%	$13.98

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
The leases at this property are triple-net leases and, as such, we had 2018 rent recoveries of $573,564, reflecting rent recoveries of $7.19 per square foot.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  Goodale Office Complex's Lease Expirations

        The following table sets forth the lease expirations for leases in place at the Goodale Office Complex as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Leases Expiring	% of Portfolio Net Rentable Square Feet	Annualized Base Rent(2)(3)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)(4)
Available	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	—	—	—	—	—	—
2021	—	—	—	—	—	—
2022	1	7,296	9.1%	$108,346	9.8%	$14.85
2023	2	17,282	21.7	239,823	21.7	13.88
2024	2	11,999	15.0	156,806	14.2	13.07
2025	—	—	—	—	—	—
2026	—	—	—	—	—	—
2027	2	43,186	54.1	599,076	54.3	13.87
2028	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average	7	79,763	100.0%	$1,104,051	100.0%	$13.84

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
The leases at this property are triple-net leases and, as such, we had 2018 rent recoveries of $573,564, reflecting rent recoveries of $7.19 per square foot.

(4)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

MetroCenter Office Complex

        MetroCenter Office Complex is located in the MetroCenter office park inside the Dublin submarket of Columbus, Ohio. This property has a number of unique features, including outdoor dining options, jogging and biking routes, an on-campus deli and a large workout facility. The property is located within minutes of I-270 and the surrounding amenities that make Dublin one of the most desirable addresses in the Columbus office market.

        MetroCenter IV is a six-story Class-A office building with 101,894 net rentable square feet that we acquired in February 2018. As of September 30, 2019, the property was approximately 85% occupied, with major tenants including IAS Invesco. The lobby was recently renovated and features open collaboration areas as well as a coffee area for the tenants.

        MetroCenter V a nine-story Class-A office building with 212,731 net rentable square feet that we acquired in December 2017 while we were under contract for MetroCenter IV. As of September 30, 2019, the property was approximately 93% occupied, with major tenants including Metro Fitness, Kasai Kogyo Co. Ltd. (TYO: 7256), PS Executive Centers, Inc., Tibco Software, Inc. and General Services OCC Columbus. MetroCenter V is one of the tallest buildings in the Dublin submarket and is prominently visible from I-270, which boasts a daily traffic count in excess of 106,219 vehicles according to the Ohio Department of Transportation.

  MetroCenter IV's Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of MetroCenter IV as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)(2)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)(3)	Renewal Option
IAS	Insurance	3/31/2026	13,685	13.4%	$136,850	15.1%	$10.00	Yes
ERP Analysts	Technology	8/31/2021	6,357	6.2	73,106	8.1	11.50	Yes
Westell Inc.	Technology	2/28/2025	5,798	5.7	65,228	7.2	11.25	Yes
Central Mutual Insurance	Insurance	2/29/2028	6,328	6.2	61,318	6.8	9.69	Yes
JB Hunt	Logistics	3/31/2024	5,569	5.5	59,867	6.6	10.75	No

Total/Weighted Average			37,737	37.0%	$396,368	43.9%	$10.50

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
The leases at this property are triple-net leases and, as such, we had 2018 rent recoveries of $754,186, reflecting rent recoveries of $7.40 per square foot.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  MetroCenter IV's Lease Expirations

        The following table sets forth the lease expirations for leases in place at MetroCenter IV as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year	Number Leases Expiring(1)	Square Footage of Leases Expiring	% Portfolio Net Rentable Square Feet	Annualized Base Rent(2)(3)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)(4)
Available	—	15,140	14.9%	—	—	—
2019	—	—	—	—	—	—
2020	2	5,365	5.3	$50,590	5.5%	$9.43
2021	4	16,999	16.7	189,425	20.6	11.14
2022	5	15,165	14.9	149,732	16.3	9.87
2023	3	9,979	9.8	109,858	11.9	11.01
2024	2	7,961	7.8	86,179	9.4	10.83
2025	3	11,272	11.1	119,424	13.0	10.59
2026	2	13,685	13.4	154,850	16.8	11.32
2027		—	—	—	—	—
2028	1	6,328	6.2	61,318	6.7	9.69
Thereafter	—	—	—	—	—	—

Total/Weighted Average	22	101,894	100.0%	$921,375	100.0%	$10.62

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
The leases at this property are triple-net leases and, as such, we had 2018 rent recoveries of $754,186, reflecting rent recoveries of $7.40 per square foot.

(4)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

MetroCenter V's Primary Tenants

        The following table summarizes information regarding the top five tenants, by annualized base rent, of MetroCenter V as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)(2)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)(3)	Renewal Option
Metro Fitness	Fitness	08/31/2025	23,191	10.9%	$226,924	9.9%	$9.79	No
General Services OCC Columbus	Government	08/31/2022	8,731	4.1	186,407	8.1	21.35	Yes
Kasai North America, Inc.	Automotive	04/30/2023	14,620	6.9	164,475	7.2	11.25	No
PS Executive Centers, Inc.	Professional Services	05/31/2026	12,673	6.0	139,403	6.1	11.00	Yes
Tibco Software, Inc.	Technology	01/31/2021	12,293	5.8	138,296	6.0	11.25	No

Total/Weighted Average			71,508	33.6%	$855,505	37.4%	$11.96

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
The leases at this property are triple-net leases and, as such, we had 2018 rent recoveries of $1,243,355, reflecting rent recoveries of $5.84 per square foot.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  MetroCenter V's Lease Expirations

        The following table sets forth the lease expirations for leases in place at MetroCenter V as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Leases Expiring	% of Portfolio Net Rentable Square Feet	Annualized Base Rent(2)(3)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)(4)
Available	—	15,392	7.2%	—	—	—
2019	3	9,489	4.5	$113,578	4.9%	$11.97
2020	8	31,837	15.0	372,822	16.2	11.71
2021	6	22,998	10.8	263,200	11.5	11.44
2022	9	44,786	21.1	586,426	25.5	13.09
2023	5	27,644	13.0	315,171	13.7	11.40
2024	4	13,414	6.3	146,469	6.4	10.92
2025	1	23,191	10.9	226,924	9.9	9.79
2026	2	18,634	8.8	208,968	9.1	11.21
2027	—	—	—	—	—	—
2028	—	—	—	—	—	—
Thereafter	1	5,346	2.5	64,687	2.8	12.10

Total/Weighted Average	39	212,731	100.0%	$2,298,245	100.0%	$10.80

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
The leases at this property are triple-net leases and, as such, we had 2018 rent recoveries of $1,243,355, reflecting rent recoveries of $5.84 per square foot.

(4)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

One Harrison

        One Harrison is a three-story office building located off Interstate 40 (I-40) in the Cary submarket of Raleigh, totaling 56,954 net rentable square feet. We acquired the property in May 2018 and it has recently undergone full modernization of the lobby areas, common area corridors and restrooms. The property sits across from SAS, the largest employer in Cary, and the Ulmstead, a five-star resort and spa. The property is adjacent to the Arboretum at Weston, which features a Ruth's Chris Steakhouse, Bonefish Grill and Starbucks. As of September 30, 2019, the property was approximately 91% occupied, with major tenants including Trilliant Networks and Analytics 4 Life. We own approximately 46.1% of the interests in One Harrison and a third party owns the remaining interests in One Harrison. We consolidate the property in our financial statements.

  One Harrison's Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of One Harrison as of September 30, 2019.

Tenant(1)	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)	Renewal Option
Trilliant Networks, Inc.	Technology	12/31/2027	25,730	45.2%	$535,281	46.9%	$20.80	Yes
Analytics 4 Life	Technology	7/31/2021	4,185	7.3	104,541	9.2	24.98	Yes
The Bainbridge Companies	Real Estate	4/30/2022	3,493	6.1	87,325	7.7	25.00	No
Leukemia and Lymphoma Society	Non-Profit	7/31/2021	4,028	7.1	81,406	7.1	20.21	Yes
Hinde Engineering	Engineering	1/31/2026	3,117	5.5	74,808	6.6	24.00	Yes

Top 5 Total/Weighted Average			40,553	71.2%	$883,361	77.4%	$21.78

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  One Harrison's Lease Expirations

        The following table sets forth the lease expirations for leases in place at One Harrison as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Leases Expiring	% of Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	5,330	9.4%	—	—	—
2019	—	—	—	—	—	—
2020	1	2,527	4.4	$61,817	5.4%	$24.46
2021	5	12,284	21.6	282,435	24.7	22.99
2022	3	7,966	14.0	186,897	16.4	23.46
2023	—	—	—	—	—	—
2024	—	—	—	—	—	—
2025	—	—	—	—	—	—
2026	1	3,117	5.5	74,808	6.6	24.00
2027	1	25,730	45.2	535,281	46.9	20.80
2028	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average	11	56,954	100.0%	$1,141,238	100.0%	$22.11

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

Haverstick Office Park

        Haverstick Office Park is a two-building office property located on Haverstick Road in the Keystone submarket of Indianapolis that we acquired in December 2016. The Haverstick Office Park is located at the epicenter of mixed-use activity across from Keystone at the Crossing. With over $100 million in development completed and over $120 million in the pipeline, Keystone at the Crossing is a desirable location for tenants looking to provide their employees with an attractive live-work-play experience. The property features two two-story office buildings with an aggregate of 79,286 net rentable square feet. As of September 30, 2019, the properties were approximately 89% occupied, with major tenants including Child Advocates, Fairway Independent Mortgage Systems, Broyles Kight & Ricafort P.C., Transforce, Inc. and Ross & Baruzzini. We made immediate capital expenditures at the property to update common area collaboration areas as well as expand outdoor amenities, including a bocce ball court.

  Haverstick Office Park's Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of the Haverstick Office Park as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)	Renewal Option
Child Advocates	Non-Profit	6/30/2025	18,896	23.8%	$351,997	26.8%	$18.63	No
Fairway Independent Mortgage Corporation	Financial Services	7/31/2022	8,974	11.3	173,604	13.2	19.35	Yes
Broyles, Kight & Ricafort P.C.	Financial Services	10/31/2021	8,215	10.4	152,220	11.6	18.53	No
Transforce, Inc.	Logistics	7/31/2021	7,340	9.3	137,625	10.5	18.75	Yes
Ross & Baruzzini	Consulting	5/31/2026	5,952	7.5	107,136	8.2	18.00	Yes

Total/Weighted Average			49,377	62.3%	$922,582	70.2%	$18.68

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  Haverstick Office Park's Lease Expirations

        The following table sets forth the lease expirations for leases in place at the Haverstick Office Park as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year	Number Leases Expiring(1)	Square Footage of Leases Expiring	% Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	8,860	11.2%	—	—	—
2019	2	3,143	4.0	$58,494	4.5%	$18.61
2020	—	—	—	—	—	—
2021	3	16,574	20.9	309,765	23.6	18.69
2022	1	8,974	11.3	173,604	13.2	19.35
2023	3	9,888	12.5	180,438	13.7	18.25
2024	3	5,357	6.8	98,216	7.5	18.33
2025	1	18,896	23.8	351,997	26.8	18.63
2026	2	7,594	9.6	140,797	10.7	18.54
2027	—	—	—	—	—	—
2028	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—
Total / Weighted Average	15	79,286	100.0%	$1,313,310	100.0%	$18.65

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

Intech Ten

        Intech Ten is a three-story Class-A office building with 116,414 net rentable square feet located on Intech Boulevard in the Intech submarket of Indianapolis. The property was completed in 2001 and was acquired in August 2017. As of September 30, 2019, the property was approximately 90% occupied, leased to a high quality roster of tenants with 67.4% being investment grade based on square footage, including Indiana University Health (Moody's: Aa1) and State Farm Insurance (S&P: AA). The lobby was recently renovated and the property features shower facilities for tenants to take advantage of a number of outdoor amenities including basketball and tennis courts and walking paths around a nearby park.

  Intech Ten's Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of Intech Ten as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)	Renewal Option
IU Health	Healthcare	3/31/2020	30,737	26.4%	$587,076	29.2%	$19.10	Yes
IU Health	Healthcare	6/30/2022	25,719	22.1	487,375	24.2	18.95	Yes
State Farm Mutual Automobile Insurance Company	Financial Services	11/30/2021	13,250	11.4	251,750	12.5	19.00	No
IU Health	Healthcare	4/30/2022	8,743	7.5	167,866	8.3	19.20	Yes
Connections Education, LLC	Education	6/30/2021	8,235	7.1	159,347	7.9	19.35	Yes

Total/Weighted Average			86,684	74.5%	$1,653,414	82.2%	$19.07

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  Intech Ten's Lease Expirations

        The following table sets forth the lease expirations for leases in place at Intech Ten as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Leases Expiring	% of Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	11,307	9.7%	—	—	—
2019	—	—	—	—	—	—
2020	1	30,737	26.4	$587,076	29.2%	$19.10
2021	3	27,324	23.5	530,797	26.4	19.43
2022	4	43,523	37.4	823,746	40.9	18.93
2023	1	3,523	3.0	70,460	3.5	20.00
2024	—	—	—	—	—	—
2025	—	—	—	—	—	—
2026	—	—	—	—	—	—
2027	—	—	—	—	—	—
2028	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average	9	116,414	100.0%	$2,012,078	100.0%	$19.14

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

The Collection at Sabal Park

        The Collection at Sabal Park is an eight-building office property that totals 428,276 net rentable square feet located within Tampa, Florida's Interstate 75 (I-75) office market. We acquired the property in August 2018 and it is adjacent to Citigroup's 676,710 square foot campus as well as J.P. Morgan's 468,640 square feet campus. The property benefits from a master-planned business park located at the interchange of I-75 and Dr. Martin Luther King Jr. Boulevard just two minutes from the I-4 interchange. The adjacent area has five restaurants, five hotels, a bank, and a full-service child care facility, providing tenants superior amenities. Over 80% of the property's occupancy consists of national companies, including Coca-Cola, Advantage Sales & Marketing and Springfield College. As of September 30, 2019, the property was approximately 94% occupied.

  The Collection at Sabal Park's Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of The Collection at Sabal Park as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)(2)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)(3)	Renewal Option
Coca-Cola	Manufacturing	8/31/2022	55,498	13.0%	$1,243,482	16.2%	$22.41	Yes
Springfield College	Education	12/31/2021	29,515	6.9	683,272	8.9	23.15	Yes
Advantage Sales & Marketing	Professional Services	11/30/2024	33,401	7.8	668,016	8.7	20.00	Yes
Education Training Corp.	Education	3/31/2025	42,000	9.8	476,280	6.2	11.34	Yes
A-1 Contract Staffing, Inc.	Professional Services	10/31/2020	21,300	5.0	469,026	6.1	22.02	Yes

Total/Weighted Average			181,714	42.4%	$3,540,076	46.1%	$19.48

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
The leases at two of the buildings at this property are triple-net leases and, as such, the 2018 rent recoveries of $96,683 for Sabal Business Center I and $65,127 for Sabal Business Center II have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  The Collection at Sabal Park's Lease Expirations

        The following table sets forth the lease expirations for leases in place at The Collection at Sabal Park as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year	Number Leases Expiring(1)	Square Footage of Leases Expiring	% Portfolio Net Rentable Square Feet	Annualized Base Rent(2)(3)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)(4)
Available	—	27,695	6.5%	—	—	—
2019	5	16,804	3.9	$375,000	4.9%	$22.32
2020	8	56,685	13.2	1,194,398	15.5	21.07
2021	15	68,595	16.0	1,387,815	18.0	20.23
2022	8	82,988	19.4	1,724,071	22.4	20.77
2023	4	16,287	3.8	231,056	3.0	14.19
2024	8	68,497	16.0	1,265,671	16.5	18.48
2025	5	69,025	16.1	1,124,920	14.6	16.30
2026	1	4,855	1.1	52,191	0.7	10.75
2027	1	8,000	1.9	87,996	1.1	11.00
2028	1	8,845	2.1	248,271	3.2	28.07
Thereafter	—	—	—	—	—	—

Total/Weighted Average	56	428,276	100.0%	$7,691,390	100.0%	$19.20

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
The leases at two of the buildings at this property are triple-net leases and, as such, the 2018 rent recoveries of $96,683 for Sabal Business Center I and $65,127 for Sabal Business Center II have been added to provide a cumulative annualized base rent and annualized net effective rent, such that all properties are presented on a comparable basis.

(4)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  The Collection at Sabal Park's Tax Basis and Depreciation

	Tax Basis(1)	Net Value	Life in Years	Method (all under Modified Accelerated Cost Recovery System (MACRS))
Building	$40,317,693	$39,897,714	39	Straight Line Mid-Month
Building Improvements	129,017	128,490	39	Straight Line Mid-Month
15-year Tenant Improvements	168,317	167,687	39	Straight Line Mid-Month
Land	13,196,750	13,196,750	Land	None

Tax Basis	$53,811,777	$53,390,641

(1)
Tax basis is as of December 31, 2018, reflecting the most recently filed tax return.

5400 Poplar

        5400 Poplar is a three-story Class-A boutique office building with 41,912 net rentable square feet located on Poplar Avenue in the East Memphis submarket of Memphis. We acquired the property in

January 2017. As of September 30, 2019, the property was 100% occupied, with major tenants including Paragon Bank, Bourland, Heflin, Alvarez, Minor, & Matthews, PLC, the Jehl Law Group and McDonald Kuhn, PLLC. The property recently underwent a full elevator modernization and common area corridor renovation and a number of open floorplate tenant buildouts were recently completed.

  5400 Poplar's Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of 5400 Poplar as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)	Renewal Option
Paragon Bank	Financial Services	10/31/2025	17,912	42.7%	$395,137	43.7%	$22.06	Yes
Bourland, Heflin, Alvarez, Minor & Matthews, PLC	Legal Services	3/31/2024	9,168	21.9	192,528	21.3	21.00	Yes
Jehl Law Group PLLC	Legal Services	2/28/2022	7,282	17.4	147,843	16.3	20.30	No
McDonald Kuhn, PLLC	Legal Services	9/30/2026	4,514	10.8	95,922	10.6	21.25	No
Cameron Ellis	Financial Services	10/31/2022	1,938	4.6	47,127	5.2	24.32	No

Total/Weighted Average			40,814	97.4%	$878,557	97.1%	$21.53

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  5400 Poplar's Lease Expirations

        The following table sets forth the lease expirations for leases in place at 5400 Poplar as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year	Number Leases Expiring(1)	Square Footage of Leases Expiring	% Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	—	—	—	—	—	—
2021	—	—	—	—	—	—
2022	2	9,220	22.0%	$194,970	21.6%	$21.15
2023	1	1,098	2.6	25,968	2.9	23.65
2024	1	9,168	21.9	192,528	21.3	21.00
2025	1	17,912	42.7	395,137	43.7	22.06
2026	1	4,514	10.8	95,922	10.6	21.25
2027	—	—	—	—	—	—
2028	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average	6	41,912	100.0%	$904,525	100.0%	$21.58

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

Grove Park

        Grove Park is a five-story office building with 59,711 net rentable square feet located on Poplar Avenue in the East Memphis submarket of Memphis. The property was completely renovated in 2008 and acquired in July 2016. As of September 30, 2019, the property was approximately 84% occupied, with major tenants including MSK Group, Paragon Bank, Darrell Castle & Associates, Sneed, Robinson & Gerber and GEICO. The property is located across the street from a new development featuring Nordstrom and L.A. Fitness facility and in front of the Oak Court Mall. The unique mixed-use setting offers tenants a number of dining and shopping options.

  Grove Park's Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of Grove Park as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)	Renewal Option
MSK Group, P.C.	Medical	6/30/2020	11,857	19.9%	$225,283	21.0%	$19.00	Yes
Paragon Bank	Financial Services	8/31/2024	4,433	7.4	141,856	13.2	32.00	Yes
Darrell Castle & Associates, PLLC	Legal Services	12/31/2021	4,800	8.0	103,344	9.6	21.53	No
Sneed, Robinson & Gerber, Inc.	Insurance	6/30/2028	3,790	6.3	73,450	6.9	19.38	Yes
GEICO	Insurance	8/20/2021	2,751	4.6	55,468	5.2	20.16	Yes

Total/Weighted Average			27,631	46.3%	$599,401	55.9%	$21.69

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  Grove Park's Lease Expirations

        The following table sets forth the lease expirations for leases in place at Grove Park as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year	Number Leases Expiring(1)	Square Footage of Leases Expiring	% Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	9,405	15.8%	—	—	—
2019	6	5,462	9.1	$108,105	10.1%	$19.79
2020	9	17,763	29.7	349,707	32.6	19.69
2021	4	9,844	16.5	207,076	19.3	21.04
2022	6	4,732	7.9	100,029	9.3	21.14
2023	1	1,139	1.9	24,492	2.3	21.50
2024	1	4,433	7.4	141,856	13.2	32.00
2025	1	1,217	2.0	25,873	2.4	21.26
2026	1	1,926	3.2	41,409	3.9	21.50
2027	—	—	—	—	—	—
2028	1	3,790	6.3	73,450	6.9	19.38
Thereafter	—	—	—	—	—	—

Total/Weighted Average	30	59,711	100.0%	$1,071,998	100.0%	$21.31

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

Primacy Office Complex

        Primacy Office Complex is located on Primacy Parkway in the East Memphis submarket of Memphis. The property is located next to two private preparatory schools, Memphis University School and Hutchison School offering tenants convenient access to their children's schools. Additionally, the property features a jogging path and is adjacent to an L.A. Fitness facility.

        Primacy II is a four-story Class-A office building with 123,265 net rentable square feet that we acquired in April 2017. As of September 30, 2019, the property was approximately 85% occupied, with major tenants including CBRE (NYSE:CBG), FedEx (NYSE:FDX) and OrthoDiscovery Group. The common area corridors, restrooms and lobby were recently renovated to provide open collaboration areas.

        Primacy III is a four-story Class-A office building with 130,682 net rentable square feet that we acquired in January 2018. As of September 30, 2019, the property was approximately 73% occupied, with major tenants including the FDIC, Harris Shelton Hanover Walsh, PLLC and Active Implants. The property is scheduled to undergo a number of aesthetic changes.

  Primacy II's Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of Primacy II as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)	Renewal Option
CBRE, Inc.	Professional Services	10/31/2026	47,601	38.6%	$1,061,026	47.8%	$22.29	Yes
FedEx Trade Networks, Inc.	Logistics	4/30/2022	25,256	20.5	478,349	21.5	18.94	Yes
OrthoDiscovery Group	Medical	11/30/2021	7,717	6.3	159,575	7.2	20.68	Yes
ADP, Inc.	Professional Services	10/31/2019	6,073	4.9	136,642	6.2	22.50	Yes
Fresensius Medical Care	Medical	8/31/2021	6,214	5.0	118,066	5.3	19.00	Yes

Total/Weighted Average			92,861	75.3%	$1,953,658	88.0%	$21.04

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  Primacy II's Lease Expirations

        The following table sets forth the lease expirations for leases in place at Primacy II as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Leases Expiring	% of Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	18,176	14.7%	—	—	—
2019	1	6,073	4.9	$136,642	6.2%	$22.50
2020	1	2,826	2.3	69,975	3.2	24.76
2021	2	13,931	11.3	277,641	12.5	19.93
2022	1	25,256	20.5	478,349	21.5	18.94
2023	—	—	—	—	—	—
2024	1	3,750	3.0	75,000	3.4	20.00
2025	—	—	—	—	—	—
2026	1	47,601	38.6	1,061,026	47.8	22.29
2027	—	—	—	—	—	—
2028	2	5,652	4.6	121,760	5.5	21.54
Thereafter	—	—	—	—	—	—

Total/Weighted Average	9	123,265	100.0%	$2,220,393	100.0%	$21.13

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  Primacy Office III's Primary Tenants

        The following table summarizes information regarding the top five tenants, by annualized base rent, of Primacy III as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)	Renewal Option
Harris Shelton	Legal Services	9/30/2028	22,581	17.2%	$454,894	24.4%	$20.14	Yes
FDIC	Insurance	11/30/2021	22,362	17.1	436,059	23.4	19.50	Yes
Active Implants	Medical	4/30/2024	9,796	7.5	195,920	10.5	20.00	Yes
Total Eye Care	Medical	2/28/2026	9,356	7.1	183,658	9.9	19.63	Yes
L.P. Brown Company, Inc.	Manufacturing	7/31/2023	8,069	6.2	130,516	7.0	16.18	Yes

Top 5 Total/Weighted Average			72,164	55.0%	$1,401,048	75.2%	$19.41

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  Primacy III's Lease Expirations

        The following table sets forth the lease expirations for leases in place at Primacy III as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Leases Expiring	% of Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	34,880	26.6%	—	—	—
2019	—	—	—	—	—	—
2020	2	4,437	3.4	$64,661	3.5%	$14.57
2021	3	31,399	23.9	615,977	33.1	19.62
2022	—	—	—	—	—	—
2023	2	10,777	8.2	185,760	10.0	17.24
2024	1	9,796	7.5	195,920	10.5	20.00
2025	1	4,436	3.4	92,979	5.0	20.96
2026	2	12,819	9.8	253,115	13.6	19.75
2027	—	—	—	—	—	—
2028	1	22,581	17.2	454,894	24.4	20.14
Thereafter	—	—	—	—	—	—

Total/Weighted Average	12	131,125	100.0%	$1,863,305	100.0%	$19.36

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

8700 Tournament Trails

        8700 Tournament Trails is a three-story Class-A office building with 73,423 net rentable square feet located on Trail Lake Drive West in the East Memphis submarket of Memphis. The property is located near desirable outdoor amenities such as park-like outdoor space. We acquired the property in April 2017. The property is located within one mile of the FedEx World Headquarters and adjacent to TPC Southwind, home of the PGA Tour's FedEx St. Jude Classic. As of September 30, 2019, the property was approximately 95% occupied, with major tenants including Kemmons Wilson Companies and Walgreens (NASDAQ:WAG).

  8700 Tournament Trails' Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of 8700 Tournament Trail as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)	Renewal Option
Kemmons Wilson, Companies, LLC	Financial Services	4/30/2024	25,278	34.4%	$530,838	35.4%	$21.00	Yes
Walgreens, Co.	Retail Healthcare	4/30/2020	8,540	11.6	214,354	14.3	25.10	Yes
Kemmons Wilson Insurance Group	Insurance	3/31/2022	8,276	11.3	161,382	10.8	19.50	Yes
Helix Business Solutions, LLC	Technology	7/31/2020	6,591	9.0	145,002	9.7	22.00	Yes
Hypermed Imaging, Inc.	Medical	3/31/2020	4,816	6.6	115,584	7.7	24.00	Yes

Total/Weighted Average			53,501	72.9%	$1,167,160	77.8%	$21.82

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  8700 Tournament Trails' Lease Expirations

        The following table sets forth the lease expirations for leases in place at 8700 Tournament Trails as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Leases Expiring	% of Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	4,007	5.5%	—	—	—
2019	—	—	—	—	—	—
2020	5	23,192	31.6	$546,675	36.4%	$23.57
2021	1	4,976	6.8	103,302	6.9	20.76
2022	3	11,134	15.2	222,330	14.8	19.97
2023	—	—	—	—	—	—
2024	1	25,278	34.4	530,838	35.4	21.00
2025	—	—	—	—	—	—
2026	1	4,836	6.6	96,841	6.5	20.02
2027	—	—	—	—	—	—
2028	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average	11	73,423	100.0%	$1,499,985	100.0%	$21.61

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

2700 Blankenbaker

        2700 Blankenbaker is a two-story Class-A office building with 107,598 net rentable square feet located on Blankenbaker Parkway in the East Louisville submarket of Louisville. We acquired the property in November 2015. The site includes a parking ratio of 6.2 spaces per 1,000 feet of rentable area. The site is located a short distance away from Interstate 64 (I-64). As of September 30, 2019, the property was 100% occupied by two tenants, National Patient Account Services/Parallon, a subsidiary of HCA Healthcare, Inc., and Honeywell (NYSE:HON), a Fortune 100 technology company. We own 7.1% of the equity interests in 2700 Blankenbaker and third parties own the remaining interests. We account for our interest in 2700 Blankenbaker under the equity method.

  2700 Blankenbaker's Primary Tenants

        The following table summarizes certain information regarding the tenants, by annualized base rent, of 2700 Blankenbaker as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)(2)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)(3)	Renewal Option
Parallon	Healthcare	06/30/2020	53,098	49.3%	$806,784	52.2%	$15.19	No
Honeywell	Technology	05/31/2022	54,500	50.7	737,407	47.8	13.53	Yes

Total/Weighted Average			107,598	100.0%	$1,544,191	100.0%	$14.35

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
The leases at this property are triple-net leases and, as such, we had 2018 rent recoveries of $1,169,079, reflecting rent recoveries of $10.87 per square foot.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  2700 Blankenbaker's Lease Expirations

        The following table sets forth the lease expirations for leases in place at 2700 Blankenbaker as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Leases Expiring	% of Portfolio Net Rentable Square Feet	Annualized Base Rent(2)(3)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)(4)
Building Amenities	—	—	—	—	—	—
Available	—	—	—	—	—	—
2019	—	—	—	—	—	—
2020	1	53,098	49.3%	$806,784	52.2%	$15.19
2021	—	—	—	—	—	—
2022	1	54,500	50.7	737,407	47.8	13.53
2023	—	—	—	—	—	—
2024	—	—	—	—	—	—
2025	—	—	—	—	—	—
2026	—	—	—	—	—	—
2027	—	—	—	—	—	—
2028	—	—	—	—	—	—
Thereafter	—	—	—	—	—	—

Total/Weighted Average	2	107,598	100.0%	$1,544,191	100.0%	$14.35

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
The leases at this property are triple-net leases and, as such, we had 2018 rent recoveries of $1,169,079, reflecting rent recoveries of $10.87 per square foot.

(4)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

Executive Park

        Executive Park is a seven-building office property located off I-264 in the St. Matthews submarket of Louisville, totaling 109,651 net rentable square feet that we acquired in April 2018. The property is scheduled to undergo a number of aesthetic improvements, including the addition of outdoor amenities and an LED lighting retrofit. The property offers tenants a unique park-like setting in the middle of the city not offered at other office properties in the area. As of September 30, 2019, the property was approximately 95% occupied, with major tenants including Commonwealth Pain Associates, Gary L. Reasor MD, ClearPath Mutual Insurance Fund and Ceridian Stored Value Solutions.

  Executive Park's Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of Executive Park as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)	Renewal Option
Commonwealth Pain Associates	Healthcare	11/30/2028	19,421	17.7%	$338,623	19.4%	$17.44	Yes
Gary L Reasor MD	Healthcare	9/30/2026	10,609	9.7	223,950	12.8	21.11	Yes
ClearPath Mutual Insurance	Insurance	9/30/2020	12,481	11.4	199,072	11.4	15.95	No
Ceridian Stored Value Solutions	Financial Services	3/31/2021	10,423	9.5	158,951	9.1	15.25	No
Partners in Physical Therapy	Healthcare	12/31/2023	6,309	5.8	97,790	5.6	15.50	Yes

Total/Weighted Average			59,243	54.0%	$1,018,385	58.3%	$17.19

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  Executive Park's Lease Expirations

        The following table sets forth the lease expirations for leases in place at Executive Park as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year	Number Leases Expiring(1)	Square Footage of Leases Expiring	% Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	5,269	4.8%	—	—	—
2019	2	2,098	1.9	$22,212	1.3%	$10.59
2020	5	19,902	18.2	324,434	18.6	16.30
2021	8	26,744	24.4	435,812	24.9	16.30
2022	2	3,624	3.3	51,102	2.9	14.10
2023	1	6,309	5.8	97,790	5.6	15.50
2024	2	4,033	3.7	77,419	4.4	19.20
2025	2	11,642	10.6	176,776	10.1	15.18
2026	1	10,609	9.7	223,950	12.8	21.11
2027	—	—	—	—	—	—
2028	1	19,421	17.7	338,623	19.4	17.44
Thereafter	—	—	—	—	—	—

Total/Weighted Average	24	109,651	100.0%	$1,748,116	100.0%	$16.75

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

Chase Corporate Center

        Chase Corporate Center consists of two Class-A office buildings with 211,341 net rentable square feet located on Corporate Drive in the Hoover submarket of Birmingham. We acquired the property in January 2016. The property is located on U.S. Highway 31, minutes from I-459 and I-65 minutes away from the Riverchase Galleria. As of September 30, 2019, the property was approximately 95% occupied, with major tenants including Cigna (NYSE:CI), which occupies 34% of the available space, IWG plc, and United States Pipe and Foundry, a subsidiary of Forterra (NASDAQ:FRTA). In addition to being the first building in the state of Alabama to receive Silver LEED-EB, the property has recently underdone chiller replacements in both buildings, upgraded security systems with access card installations, parking lot resurfacing, corridor and common area remodeling, and a lighting upgrade to modern LED lighting. We recently completed the process of revamping and modernizing the café. We own 99.998% of the interests in Chase Corporate Center. The contribution agreements pursuant to which we acquired these interests provide that we will also acquire the remaining 0.002% of the interests subject to the consent of the lender of the indebtedness secured by Chase Corporate Center.

  Chase Corporate Center's Primary Tenants

        The following table summarizes certain information regarding the top five tenants, by annualized base rent, of Chase Corporate Center as of September 30, 2019.

Tenant	Principal Nature of Business	Lease Expiration	Total Leased Square Feet	% of Property Net Rentable Square Feet	Annualized Base Rent(1)	% of Property Annualized Base Rent	Annualized Base Rent per Leased Square Foot(2)	Renewal Option
Cigna Healthspring, Inc.	Healthcare	9/30/2021	71,923	34.0%	$1,667,180	37.0%	23.18	Yes
IWG plc	Professional Services	3/31/2026	23,271	11.0	494,509	11.0	21.25	Yes
United States Pipe & Foundry	Manufacturing	5/31/2024	17,324	8.2	381,285	8.5	22.01	Yes
Fidelity Bank	Financial Services	10/31/2019	7,479	3.5	165,005	3.7	22.06	Yes
Crown Castle USA	Technology	5/31/2022	6,521	3.1	151,157	3.4	23.18	Yes

Total/Weighted Average			126,518	59.8%	$2,859,136	63.6%	$22.60

(1)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for the month ended September 30, 2019 by (ii) 12.

(2)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

  Chase Corporate Center's Lease Expirations

        The following table sets forth the lease expirations for leases in place at Chase Corporate Center as of September 30, 2019 for each of the ten full calendar years beginning January 1, 2019, plus available space as of September 30, 2019. The information set forth in the table assumes that tenants exercise no renewal options and no early termination rights.

Year of Lease Expiration	Number of Leases Expiring(1)	Square Footage of Leases Expiring		% of Portfolio Net Rentable Square Feet	Annualized Base Rent(2)	% of Portfolio Annualized Base Rent	Annualized Base Rent per Leased Square Foot(3)
Available	—	10,419		4.9%	—	—	—
2019	2	8,872		4.2	$195,757	4.3%	$22.06
2020	5	13,691		6.5	315,689	6.9	23.06
2021	10	101,954		48.2	2,341,656	51.5	22.97
2022	8	22,868		10.8	544,591	12.0	23.83
2023	3	6,007		2.8	108,277	2.4	18.03
2024	4	24,259		11.5	535,393	11.8	22.07
2025	—	—		—	—	—	—
2026	1	23,271		11.0	494,509	10.9	21.25
2027	—	—		—	—	—	—
2028	—	—		—	—	—	—
Thereafter	1	—	(4)	— (4)	7,500	0.2	—	(4)

Total/Weighted Average	34	211,341		100.0%	$4,543,732	100.0%	$22.61

(1)
The table includes tenants who have a fully executed lease as of September 30, 2019.

(2)
Annualized base rent is calculated by multiplying (i) rental payments (defined as cash rents without regard to rental abatements) for leases that were executed on or before September 30, 2019 by (ii) 12.

(3)
Annualized base rent per leased square foot is calculated by dividing (i) annualized base rent (without regard to rental abatements) by (ii) net rentable square feet.

(4)
Represents a land lease for a kiosk located in Chase Corporate Center.

  Chase Corporate Center's Tax Basis and Depreciation

	Tax Basis(1)	Net Value	Life in Years	Depreciation Method
Building	$21,247,249	$19,649,867	39	Straight line
Building Improvements	323,997	313,442	39	MACRS 100%
15-year Tenant Improvements	117,250	22,966	15	MACRS 100%
39-year Tenant Improvements	632,388	609,519	39	Straight line
Land Improvements	2,295,953	1,766,736	15	MACRS 150%
Furniture & Fixtures	2,283,040	657,516	5	MACRS 200%
Land	9,837,016	9,837,016	N/A	None

Tax Basis	$36,736,893	$32,857,062

(1)
Tax basis is as of December 31, 2018, reflecting the most recently filed tax return.

Lease Distribution

        As of September 30, 2019, approximately 48.4% of our initial portfolio's annualized base rent was generated from leases of 10,000 net rentable square feet or less. Leases of this size typically require lower amounts of tenant improvements and provide better tenant diversification across the portfolio. The following chart sets forth the percentage of annualized base rent of our initial portfolio under lease as of September 30, 2019.

Percentage of 2019 Annualized Base Rent by Amount of Space Leased as of September 30, 2019

Tenant Diversification

        As of September 30, 2019, our initial portfolio was leased to 287 tenants conducting business in a variety of industries. Our five largest tenants as of September 30, 2019 were Cigna Healthspring, Inc., Coca-Cola, Indiana University Health, CBRE, Inc. and Springfield College. Collectively, as of September 30, 2019, our five largest tenants provided approximately 18.6% of our initial portfolio's annualized base rent, and our single largest tenant provided approximately 5.2% of our initial portfolio's annualized base rent.

Acquisition Strategy and Pipeline

        We seek to expand our portfolio through acquisitions of well-located multi-tenant office properties located in attractive urban nodes within target markets.

        As of the date of this prospectus, we have identified 12 multi-tenant office properties aggregating approximately 1.95 million net rentable square feet as acquisition opportunities in our initial selected markets for estimated purchase prices aggregating approximately $303 million. In particular, we are currently negotiating non-binding letters of intent with respect to four of these properties in four of our initial selected markets. Collectively, these four properties represent approximately 601,000 net rentable square feet and are available for an estimated aggregate purchase price of approximately $95 million. We have not completed our due diligence process and have not entered into binding agreements with the sellers of any of these properties. As a result, we do not deem any of these potential acquisition prospects probable as of the date of this prospectus. The four properties are as follows:

  •
  Columbus—An approximately 116,000 square foot multi-tenant office property located in the Dublin submarket, for an estimated purchase price of approximately $16 million;

  •
  Tampa—An approximately 80,000 square foot multi-tenant office property located in the I-75/I-4 corridor, for an estimated purchase price of approximately $13 million;

  •
  Orlando—An approximately 195,000 square foot multi-tenant office property located in the Maitland submarket, for an estimated purchase price of approximately $31 million; and

  •
  Raleigh—An approximately 210,000 square foot multi-tenant office property in the Glenwood submarket, for an estimated purchase price of approximately $35 million.

        We can provide no assurances that we will acquire the properties listed above at the prices we currently expect, on our anticipated timeline or at all.

Property Management

        We use various qualified third parties to manage the properties in our initial portfolio. As we achieve scale in target markets, we intend to terminate third-party property manager arrangements by internalizing the property management function in markets where we achieve 500,000 to one million net rentable square feet.

Financing Strategy

        In the future, we may incur various types of indebtedness, including indebtedness secured by our properties.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act. We are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not yet made a decision as to whether we will take advantage of any or all of these exemptions in the future. If we do take advantage of any of these exemptions, we do not know if some investors will find shares of our common stock less attractive as a result. The result may be a less active trading market for shares of our common stock and the price of our common stock may be more volatile.

        In addition, the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards. We may elect to comply with public company effective dates at any time, and such election would be irrevocable pursuant to Section 107(b) of the JOBS Act.

        We will remain an emerging growth company until the earliest to occur of (i) the last day of the fiscal year during which our total annual revenue equals or exceeds $1.07 billion (subject to adjustment for inflation), (ii) the last day of the fiscal year following the fifth anniversary of this offering, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt or (iv) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act.

Employees

        We do not currently have any employees and do not expect to have any employees in the foreseeable future. Services necessary for our business will continue to be provided by our Advisor pursuant to the terms of the Advisory Agreement. Each of our executive officers is an employee or officer of our Advisor. One employee of our Advisor, Abhishek Mathur, our Chief Executive Officer, will dedicate substantially all of his time to us and we expect all of the full-time employees of our Advisor will spend substantial time on our matters during calendar year 2020.

Insurance

        We carry comprehensive general liability coverage on all of our properties, with limits of liability customary within the industry to insure against liability claims and related defense costs. Similarly, we are insured against the risk of direct physical damage in amounts necessary to reimburse us on a replacement-cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. The majority of our property policies include coverage for the perils of flood and earthquake shock with limits and deductibles customary in the industry and specific to the property. We also obtain title insurance policies when acquiring new properties, which insure fee title to our real properties. We currently have coverage for losses incurred in connection with both domestic and foreign terrorist-related activities. While we do carry commercial general liability insurance, property insurance and terrorism insurance with respect to our properties, these policies include limits and terms we consider commercially reasonable. There are certain losses that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it, in our belief, economically impractical to maintain such coverage. Should an uninsured loss arise against us, we would be required to use our own funds to resolve the issue, including litigation costs. We believe the policy specifications and insured limits are adequate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our management, the properties in our portfolio are adequately insured.

Competition

        The leasing of office space is highly competitive in the markets and urban nodes in which we operate. We compete with numerous developers, owners and operators of office and flex properties, many of which own or may seek to acquire or develop properties similar to ours in the same urban nodes in which our properties are located. The principal means of competition are rent charged, tenant improvement allowances granted, free rent periods, location, services provided, and the nature and condition of the facility to be leased. In addition, we face competition from other real estate companies including other REITs, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors and others that may have greater financial resources or access to capital than we do or that are willing to acquire properties in transactions which are more highly leveraged or are less attractive from a financial viewpoint than we are willing to pursue. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, in better locations within urban nodes in target markets or in higher quality facilities, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when our tenants' leases expire.

Environmental and Related Matters

        Under various federal, state or local laws, ordinances and regulations, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or release of hazardous substances, waste, or petroleum products at, on, in, under or migrating from such property, including costs for investigation or remediation, natural resource damages, or third-party liability for personal injury or property damage. These laws often impose liability without regard to fault or whether the owner or operator knew of, or was responsible for, the presence or release of such materials, and the liability may be strict, joint and several. Some of our properties may be impacted by contamination arising from current or prior uses of the property or adjacent properties for commercial, industrial or other purposes. Such contamination may arise from spills or releases of petroleum or hazardous substances or releases from tanks used to store such materials. We may be liable for the cost of any required investigation, remediation, removal, monitoring, fines or other costs required to address the contamination. We also may be liable for the costs of remediating contamination at off-site disposal or treatment facilities when we arrange for disposal or treatment of hazardous substances at such facilities, without regard to whether we comply with environmental laws in doing so. The presence of contamination or the failure to remediate contamination on our properties may adversely affect our ability to attract or retain tenants and our ability to develop or sell or borrow against those properties. In addition to potential liability for cleanup costs, private plaintiffs may bring claims for personal injury, property damage or for other related claims. Moreover, if contamination is discovered on our properties, environmental laws may create liens on contaminated sites in favor of the government and impose restrictions on the manner in which that property may be used or how businesses may be operated on that property.

        Some of our properties are, and may be adjacent to or near other properties, used for industrial or commercial purposes. These properties may have contained or currently contain underground storage tanks used to store petroleum products or other hazardous or toxic substances. Releases from these properties could impact our properties. While certain properties contain or contained uses that could have or have impacted our properties, we are not aware of any liabilities related to environmental contamination that we believe will have a material adverse effect on our operations.

        In addition, our properties are subject to various federal, state and local environmental and health and safety laws and regulations. Noncompliance with these environmental and health and safety laws and regulations could subject us or our tenants to liability. These liabilities could affect a tenant's ability to make rental payments to us. Moreover, changes in laws could increase the potential costs of compliance with such laws and regulations or increase liability for noncompliance. This may result in significant unanticipated expenditures or may otherwise materially and adversely affect our operations, or those of our tenants, which could in turn have a material adverse effect on us. We typically require our private tenants to comply with environmental and health and safety laws and regulations and to indemnify us for any related liabilities in our leases with them. But in the event of the bankruptcy or inability of any of our tenants to satisfy such obligations, we may be required to satisfy such obligations. We are not presently aware of any instances of material noncompliance with environmental or health and safety laws or regulations at our properties, and we believe that we and/or our tenants have all material permits and approvals necessary under current laws and regulations to operate our properties.

        In addition, our properties may contain hazardous substances such as asbestos, lead or radon or develop harmful mold or suffer from other indoor air quality issues, which could lead to liability for adverse health effects or property damage or costs for remediation. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from vapor intrusion caused by indoor or outdoor sources and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain, mitigate or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants, employees of our tenants or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties.

        With respect to properties we may develop, we may be subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters, including local regulations that impose restrictive zoning requirements. We also may be subject to periodic delays or may be precluded entirely from developing properties due to building moratoriums that could be implemented in the future in certain states in which we intend to operate.

Americans with Disabilities Act

        Our properties must comply with Title III of the ADA to the extent that such properties are "public accommodations" as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe the existing properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we will continue to assess our properties and to make alterations as appropriate in this respect.

Legal Proceedings

        We are currently not a party to any material legal proceedings. From time to time, we may in the future be a party to various claims and routine litigation arising in the ordinary course of business.

Corporate Information

        Priam Properties Inc., a Maryland corporation, was incorporated on July 5, 2018 and commenced operations on August 14, 2019. Our principal executive offices are located at 102 Woodmont Boulevard, Suite 100, Nashville, Tennessee 37205. Our telephone number is (615) 296-0483. We maintain an internet website at www.priamproperties.com. Information on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus or the registration statement of which it forms a part.

MANAGEMENT

Our Directors, Director Nominees and Executive Officers

        We are externally managed by our Advisor. Pursuant to the terms of the Advisory Agreement, our Advisor will continue to provide us with our senior management team, including officers, along with appropriate support personnel. Each of our officers is an equity holder of our Advisor. We do not have any employees. Our Advisor, however, will at all times remain subject to the supervision and oversight of our board of directors.

        Upon completion of this offering, our board of directors will consist of five members, including a majority of directors who are independent within the meaning of the listing standards of the NYSE American and the New York Stock Exchange, or NYSE. Each of our directors will be elected by our stockholders at our annual meeting of stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Our Board of Directors." The first annual meeting of our stockholders after this offering will be held in 2021. Officers serve at the pleasure of our board of directors.

        The following table sets forth certain information concerning our directors and executive officers upon completion of this offering:

Name	Age	Position
Abhishek Mathur*	39	Chief Executive Officer, Director
W. Michael Madden*	50	Chief Financial Officer, Treasurer
Brian C. Adams	36	Director
Michael E. Harris#†	69	Chairman of the Board, Independent Director Nominee
Michael A. Koban Jr.#†	66	Independent Director Nominee
Dale A. Reiss#†	71	Independent Director Nominee

*
Our executive officers.

†
Independent within the meaning of the listing standards of the NYSE and NYSE American.

#
It is expected that this individual will become a director upon completion of this offering.

        The following are biographical summaries of the experience of our directors, executive officers and certain other officers.

Name	Biographical Summary
Abhishek Mathur	Mr. Mathur, 39, serves as our Chief Executive Officer and is a member of our board of directors. Mr. Mathur has 14 years of experience in real estate private equity across a spectrum of asset classes. Mr. Mathur co-founded Priam Capital in 2010, and provides leadership and direction to the firm with respect to acquisitions, asset management, and capital markets. Previously, Mr. Mathur was Managing Director and Chief Financial Officer at Brock Capital, a boutique investment bank. While at Brock Capital, from October 2012 to January 2015, Mr. Mathur advised institutional investors and pension plans in connection with their real estate portfolios and other alternative investments. Prior to Brock Capital, Mr. Mathur was an attorney, working at Andrews Kurth LLP (January 2010 through October 2012) and Kirkland & Ellis LLP (September 2007 through December 2009). While an attorney, Mr. Mathur worked with a number of institutional investors, specifically with respect to real asset investing as well as other alternative assets. During Mr. Mathur's career, he has been responsible for the acquisition, financing, operations, leasing, or disposition of an aggregate of approximately $3 billion of real estate, including office, flex, industrial, and hospitality assets.

We believe that Mr. Mathur's extensive experience with structuring real estate transactions as well as advising on real estate investments, including during his career with Priam Capital, along with his knowledge of Priam Capital and its affiliates and his operational role within the Real Estate group, qualifies him to serve on, and makes him a valuable member of, our board of directors.
W. Michael Madden
Mr. Madden, 50, serves as our Chief Financial Officer and Treasurer. Mr. Madden was previously employed by Kirklands, Inc. (NASDAQ: KIRK), a specialty retailer of home décor operating 425 stores in the United States and an e-commerce website. While at Kirklands, Inc., Mr. Madden served as President and Chief Executive Officer from February 2015 to April 2018, as Senior Vice President and Chief Financial Officer from January 2008 to February 2015, as Vice President and Chief Financial Officer from May 2006 to January 2008, as Vice President of Finance from May 2005 to April 2006 and as Director of Finance from July 2000 to May 2005. Prior to that, Mr. Madden served as Assistant Controller with Trammell Crow Company and was with PricewaterhouseCoopers LLP. At PricewaterhouseCoopers LLP, he served in positions of increasing responsibility over six years culminating as Manager-Assurance and Business Advisory Services where he worked with various clients, public and private, in the retail and consumer products industries.

Name	Biographical Summary
Brian C. Adams	Mr. Adams, 36, is a member of our board of directors. Mr. Adams has ten years of experience in real estate private equity. Mr. Adams co-founded Priam Capital in 2010 and provides leadership and direction for the firm in connection with capital markets, investment management and investor relations. Mr. Adams currently serves as a principal at Excelsior Capital GP, a real estate private equity firm. Mr. Adams has served on the Board of Sirrom Partners, LP, a private wealth management advisory firm investing across private and public asset classes since May of 2008. Since May of 2017 he has served on the Investment Committee for Solidus LP, an early-stage venture capital firm focused on investment opportunities in Healthcare and Technology. From January of 2016 to January of 2018, Mr. Adams served as a member of the Board of Next Gen Advisory Faculty for the Institute of Private Investors/Campden, a program designed to support next generation family members in preparing the following generation for the responsibility of being a steward of family wealth. Mr. Adams has served on the Advisory Committee for the Southeastern Family Office Forum since December 2016. He is a former practicing attorney.

We believe that Mr. Adams is a valuable member of our board of directors based on his extensive experience in real estate private equity, his knowledge and experience in internal and external risk oversight and his board experience.
Michael E. Harris
Mr. Harris, 69, will serve as Chairman of our board of directors and will be an independent director upon completion of this offering. Mr. Harris has 38 years of experience in real estate. Mr. Harris is currently, and has been since September 2015, a Principal of Butler Snow Advisory Services. Previously, Mr. Harris served as the Chief Operating Officer and Executive Vice President of Highwoods Properties Inc. (NYSE: HIW), from July 2004 through August 2015. Prior to its merger with Highwoods Properties Inc., Mr. Harris served as Executive Vice President of Crocker Realty Trust (NYSE: CRO), and prior to that he was Senior Vice President, General Counsel and Chief Financial Officer of Towermarc Corporation, a private real estate development firm. Mr. Harris is a full member of the Urban Land Institute and is past president of the Memphis Chapter of Lambda Alpha International Land Economics Society. Mr. Harris is a past member of the Advisory Board of the School of Real Estate at the University of Mississippi, and a past member of the Advisory Board of Wachovia Bank—Memphis, and Allen & Hoshall Engineering, Inc.
Mr. Harris was selected to serve on our board of directors based on his 38 years of experience in all facets of real estate investment, development and operations.

Name	Biographical Summary
Michael A. Koban, Jr.	Mr. Koban, 66, will serve as an independent director upon completion of this offering. Mr. Koban is the founder of Lindenhurst Capital LLC, where he has served as Chairman since 2015. Prior to forming Lindenhurst Capital LLC, Mr. Koban co-founded Covenant Surgical Partners in 2008, and served as its Chairman until 2015. Mr. Koban was previously Co-Founder, President and Chief Executive Officer of Iroquois Capital Group, Inc., a boutique investment bank (from 2008 to August 2015). Prior to forming Iroquois Capital, Mr. Koban co-founded NetCare Health Systems, and served as its Chief Executive Officer and President, until its sale upon reaching annual revenues of a few hundred million. Prior to NetCare Health Systems, Mr. Koban was Senior Vice President of Finance of Healthtrust Inc. and Treasurer of Hospital Corporation of America (NYSE: HCA).
We believe that Mr. Koban's experience as an investment professional, including evaluating investment opportunities, qualifies him to serve on our board of directors.
Dale A. Reiss
Ms. Reiss, 71, will serve as an independent director upon completion of this offering. Ms. Reiss currently serves as Senior Managing Director of Brock Capital Group LLC, an investment bank, and Chairman of Brock Real Estate LLC, as well as Managing Director of Artemis Advisors, LLC, a real estate restructuring and consulting firm since 2008. Ms. Reiss served as the Global and Americas Director of Real Estate, Hospitality and Construction at Ernst & Young LLP until her retirement in 2008 and continued to consult with the firm until 2011. In addition, Ms. Reiss currently serves as a board member for Tutor Perini Corporation (NYSE: TPC) and for Starwood Real Estate Income Trust, a public, non-listed REIT. Ms. Reiss was also previously a member of the boards of iStar Financial, Inc. (NYSE: STAR), Post Properties, Inc. (NYSE: PPS), Care Capital Properties, Inc. (NYSE: CCP) until its merger in August 2017, CYS Investments, Inc. (NYSE: CYS) until its merger in August 2018 and the Urban Land Institute (where she continues to serve as a governor). Ms. Reiss is a CPA.

We believe that Ms. Reiss's experience in public and private company governance, broad experience serving on public company boards and in financial management qualifies her to serve on our board of directors.

Corporate Governance Profile

        We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

  •
  our board of directors is not classified, with each of our directors subject to re-election annually;

  •
  of the five persons who will serve on our board of directors immediately after the completion of this offering, we expect our board of directors to determine that three of our directors satisfy the listing standards for independence of the NYSE, the NYSE American and Rule 10A-3 under the Exchange Act;

  •
  we anticipate that at least one of our directors will qualify as an "audit committee financial expert" as defined by the SEC;

  •
  we intend to comply with the corporate governance requirements of the NYSE American listing standards, as well as those of the NYSE, including having committees comprised solely of independent directors;

  •
  we have opted out of the business combination and control share acquisition statutes in the MGCL;

  •
  we do not have a stockholder rights plan; and

  •
  we have opted out of most of the provisions of Subtitle 8 of Title 3 of MGCL, commonly referred to as the Maryland Unsolicited Takeover Act, or MUTA, by means of our charter, which prohibits us from electing to be subject to such provisions unless a proposal to repeal such prohibition with respect to any section of Title 3, Subtitle 8 of the MGCL is approved by the affirmative vote of at least a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of our directors. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Subtitle 8, Also Known as the Maryland Unsolicited Takeover Act."

        Our directors will stay informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Role of the Board in Risk Oversight

        One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from its three standing committees, the audit committee, the nominating and corporate governance committee and the compensation committee, each of which addresses risks specific to their respective areas of oversight. In particular, our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Board Committees

        Upon completion of this offering, our board of directors will establish three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The principal functions of each committee are described below. Notwithstanding that we are subject to the listing standards of the NYSE American, we intend to comply with the more rigorous corporate governance requirements and other rules and regulations of the NYSE American, as amended or modified from time to time, and each of these committees will be comprised exclusively of independent directors. Additionally, our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Audit Committee

        Upon completion of this offering, our audit committee will be comprised of Mr. Harris and Mr. Koban. We expect that Mr. Koban, the chair of our audit committee, will qualify as an "audit committee financial expert" as that term is defined by the applicable SEC regulations and NYSE American corporate governance listing standards. We expect that our board of directors will determine that each of the audit committee members is "financially literate" as that term is defined by the NYSE American corporate governance listing standards. Prior to the completion of this offering, we expect to adopt an audit committee charter, which will detail the principal functions of the audit committee, including oversight related to:

  •
  our accounting and financial reporting processes;

  •
  the integrity of our consolidated financial statements and financial reporting process;

  •
  our systems of disclosure controls and procedures and internal control over financial reporting;

  •
  our compliance with financial, legal and regulatory requirements;

  •
  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

  •
  the performance of our internal audit function; and

  •
  our overall risk profile.

        The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

Compensation Committee

        Upon completion of this offering, our compensation committee will be comprised of Mr. Harris, Mr. Koban and Ms. Reiss, with Mr. Harris serving as chair. Prior to the completion of this offering, we expect to adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:

  •
  reviewing our compensation policies and plans;

  •
  evaluating the performance of our officers;

  •
  evaluating the performance of our Advisor;

  •
  overseeing plans and programs related to the compensation of our Advisor, including fees payable to our Advisor pursuant to the Advisory Agreement;

  •
  administer the issuance of any equity awards issued to personnel of our Advisor or its affiliates who provide services to us;

  •
  assisting management in complying with our proxy statement and annual report disclosure requirements;

  •
  producing a report on executive compensation to be included in our annual proxy statement; and

  •
  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Nominating and Corporate Governance Committee

        Upon completion of this offering, our nominating and corporate governance committee will be comprised of Mr. Harris, Mr. Koban and Ms. Reiss, with Ms. Reiss serving as chair. Prior to the completion of this offering, we expect to adopt a nominating and corporate governance committee charter, which will detail the principal functions of the nominating and corporate governance committee, including:

  •
  identifying and recommending to our full board of directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

  •
  developing and recommending to our board of directors corporate governance guidelines and implementing and monitoring such guidelines;

  •
  reviewing and making recommendations on matters involving the general operation of our board of directors, including board size and composition, and committee composition and structure;

  •
  recommending to the board of directors nominees for each committee of our board of directors;

  •
  annually facilitating the assessment of our board of directors' performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

  •
  overseeing our board of directors' evaluation of management.

        In identifying and recommending nominees for directors, the nominating and corporate governance committee may consider diversity of relevant experience, expertise and background.

Code of Business Conduct and Ethics

        Upon completion of this offering, our board of directors will establish a code of business conduct and ethics that applies to our officers, directors, employees, if any, and our Advisor and its employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

  •
  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

  •
  compliance with applicable laws, rules and regulations;

  •
  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the code of business conduct and ethics.

        Any waiver of the code of business conduct and ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or regulations of the NYSE or the NYSE American.

Indemnification of Directors and Officers and Limitation of Liability

        For information concerning indemnification applicable to our directors and officers, see "Certain Provisions of Maryland Law and of Our Charter and Bylaws."

EXECUTIVE COMPENSATION

Compensation of Executive Officers

        The services necessary for the operation of our business are provided to us by the officers and other employees of our Advisor pursuant to the terms of the Advisory Agreement. Because our executive officers are employees of our Advisor, we do not have employment agreements or change-in-control agreements with any of our executive officers, nor do we offer any cash compensation, pension benefits, non-qualified deferred compensation benefits or termination or change-in-control payments. Since our formation, we have not paid any compensation, or provided any benefits, to our executive officers or to any other employee.

Equity Incentive Plans

        Prior to the completion of this offering, our board of directors expects to adopt, and our stockholders are expected to approve, the Individual Equity Incentive Plan and the Advisor Equity Incentive Plan, collectively referred to herein as the Equity Incentive Plans. We expect to use the Equity Incentive Plans to attract and retain independent directors, executive officers and other key employees, (in the event we hire employees), and service providers, including officers and employees of our affiliates, (including our operating partnership) and to provide equity incentive opportunities to our Advisor's employees who perform services for us, either individually or via grants of incentive equity to our Advisor. The Individual Equity Incentive Plan is intended to provide a means through which our and our affiliates' directors, officers, employees, consultants and advisors, as well as employees of our Advisor and its affiliates who are providing services to us and our affiliates, can acquire and maintain an equity interest in us or be paid incentive compensation. The Advisor Equity Incentive Plan is intended to provide a means through which our Advisor and its affiliates can acquire and maintain an equity interest in us, thereby strengthening their commitment to the welfare of our company and aligning their interests with those of our stockholders. The Equity Incentive Plans provide for the grant of options to purchase shares of common stock, stock awards, stock appreciation rights, performance units, incentive awards and other equity-based awards including LTIP units.

Administration of the Equity Incentive Plans

        The Equity Incentive Plans will be administered by the compensation committee of our board of directors, except that the Equity Incentive Plans will be administered by our full board of directors with respect to awards made to directors who are not employees. The compensation committee may delegate to an officer of our company all or part of the committee's authority with respect to awards made under the Equity Incentive Plan to individuals who are not subject to Section 16 of the Exchange Act. This summary uses the term "administrator" to refer to the compensation committee, any delegate of the committee or our board of directors, as applicable. The administrator will approve all terms of awards under the Equity Incentive Plans. The administrator also will determine who will receive grants under the Equity Incentive Plans and the terms of each grant; provided that a director who is not an employee may not receive awards for that number of shares of common stock that has a fair market value on the date of grant in excess of $200,000.

Eligibility

        Any employees we may hire in the future, although we have no current plans to do so, and the employees, if any, of our subsidiaries and affiliates, including our operating partnership, are eligible to receive grants under the Individual Equity Incentive Plan. In addition, our independent directors and individuals who perform services for us and our subsidiaries and affiliates, including individuals who perform services for our operating partnership, may receive grants under the Individual Equity Incentive Plan. Our Advisor is eligible to receive grants under the Advisory Equity Incentive Plan.

Share Authorization

        The number of shares of common stock that may be issued under the Equity Incentive Plans is                shares. In connection with stock splits, stock dividends, recapitalizations and certain other events, our board of directors will make adjustments that it deems appropriate in the aggregate number of shares of common stock that may be issued under the Equity Incentive Plans, the non-employee director grant limit and the terms of outstanding awards. If any awards terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or paid or are settled in cash, the shares of common stock subject to such awards will again be available for future grants under the Equity Incentive Plans. Shares of common stock tendered or withheld to satisfy the exercise price or for tax withholding are not available for future grants under the Equity Incentive Plans. No awards under the Equity Incentive Plans will be outstanding prior to completion of this offering. The initial grants described below will become effective upon completion of this offering.

Options

        The Individual Equity Incentive Plan authorizes the grant of incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. The exercise price of each option will be determined by the administrator, provided that the price cannot be less than 100% of the fair market value of the shares of common stock on the date on which the option is granted (or 110% of the shares' fair market value on the grant date in the case of an incentive stock option granted to an individual who is a "ten percent stockholder" under Sections 422 and 424 of the Code). Except in the case of stock dividends, stock splits and other changes in capitalization, the option price may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of our stockholders. The exercise price for any option is generally payable (i) in cash, (ii) by certified check, (iii) by the surrender of shares of common stock (or attestation of ownership of shares of common stock) with an aggregate fair market value on the date on which the option is exercised, equal to the exercise price, or (iv) by payment through a broker in accordance with procedures established by the Federal Reserve Board. The term of an option cannot exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a "ten percent stockholder").

Stock Awards

        The Equity Incentive Plans also provide for the grant of stock awards. A stock award is an award of shares of common stock that may be subject to restrictions on transferability and other restrictions as the administrator determines in its sole discretion on the date of grant. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the administrator may determine. Unless otherwise specified in the applicable award agreement, a participant who receives a stock award will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote the shares and the right to receive dividends or distributions on the shares; provided, however, that dividends payable on common stock subject to a stock award that does not vest solely on account of continued employment or service will be distributed only when, and to the extent that, the stock award vests. During the period, if any, when stock awards are non-transferable or forfeitable, (i) a participant is prohibited from selling, transferring, pledging, exchanging, hypothecating or otherwise disposing of his or her stock award shares, (ii) we will retain custody of any certificates evidencing such shares and (iii) a participant must deliver a stock power to us for each stock award.

        Concurrently with the closing of this offering, we will grant restricted stock awards to our independent directors under the Individual Equity Incentive Plan for a number of shares of common stock determined by dividing an aggregate of $175,000 by the initial public offering price (or an aggregate of                shares based on the midpoint of the price range set forth on the front cover of this prospectus). These restricted stock awards are expected to vest ratably as to one-third of the shares on each of the first three anniversaries of the date of grant subject to continued employment or service until the applicable vesting date.

Stock Appreciation Rights

        The Equity Incentive Plans authorize the grant of stock appreciation rights. A stock appreciation right provides the recipient with the right to receive, upon exercise of the stock appreciation right, cash, shares of common stock or a combination of the two. The amount that the recipient will receive upon exercise of the stock appreciation right generally will equal the excess of the fair market value of the shares of common stock on the date of exercise over the shares' fair market value on the date of grant (the "initial value"). Except in the case of stock dividends, stock splits and other changes in capitalization, the initial value may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of our stockholders. Stock appreciation rights will become exercisable in accordance with terms determined by the administrator. Stock appreciation rights may be granted in tandem with an option grant or as independent grants. The term of a stock appreciation right cannot exceed ten years from the date of grant or five years in the case of a stock appreciation right granted in tandem with an incentive stock option awarded to a "ten percent stockholder."

Performance Units

        The Equity Incentive Plans also authorize the grant of performance units. Performance units represent the participant's right to receive an amount, based on the value of a specified number of shares of common stock, if performance goals or other conditions established by the administrator are met. The administrator will determine the applicable performance period, any performance goals and other conditions that apply to the performance unit. Performance goals may relate to our financial performance or the financial performance of our operating partnership, the participant's performance or such other criteria determined by the administrator. If applicable performance goals and other conditions are met, performance units will be paid in cash, shares of common stock or a combination thereof.

Incentive Awards

        The Equity Incentive Plans also authorize the grant of incentive awards. An incentive award entitles the participant to receive a payment if certain requirements are met. The administrator will establish the requirements that must be met before an incentive award is earned, and the requirements may be stated with reference to one or more performance measures or criteria prescribed by the administrator. A performance goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index and may be adjusted for unusual or non-recurring events, changes in applicable tax laws or accounting principles. An incentive award that is earned will be settled in a single payment that may be in cash, common stock or a combination of cash and common stock.

Other Equity-Based Awards; LTIP Units

        The administrator may grant other types of stock-based awards under the Equity Incentive Plans, including LTIP units. Other equity-based awards are payable in cash, shares of common stock or other equity, or a combination thereof, as determined by the administrator. The terms and conditions of other equity-based awards are determined by the administrator.

        LTIP units are a special class of partnership interest in our operating partnership. Each LTIP unit awarded will be deemed equivalent to an award of one share of common stock under the Equity Incentive Plans, reducing the plan's share authorization for other awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted to employees. The vesting period for any LTIP units, if any, will be determined at the time of issuance. LTIP units, whether or not vested, will receive the same quarterly per unit distributions as units in our operating partnership, which distributions will generally equal the per-share distributions on shares of our common stock. Initially, LTIP units will not have full parity with units in our operating partnership with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in our operating partnership's valuation from the time of grant until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of operating partnership unit holders. Upon equalization of the capital accounts of the holders of LTIP units with the capital account of the general partner on a per unit basis, the LTIP units will achieve full parity with operating partnership units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of operating partnership units at any time, and thereafter enjoy all the rights of operating partnership units, including redemption rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value that a holder of LTIP units will realize for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Dividend Equivalents

        The administrator may grant dividend equivalents in connection with the grant of performance units and other equity-based awards. Dividend equivalents may be paid currently or accrued as contingent cash obligations (in which case they may be deemed to have been invested in shares of common stock); provided, however, that if the related performance units or other equity-based awards will not vest solely on account of continued employment or service, dividend equivalents will be paid only when, and to the extent that, the underlying award vests. Dividend equivalents may be payable in cash, shares of common stock or other property dividends declared on shares of common stock. The administrator will determine the terms of any dividend equivalents.

Change in Control

        If we experience a change in control, the administrator may, at its discretion, provide that all outstanding options, stock appreciation rights, stock awards, performance units, incentive awards or other equity-based awards that are outstanding will be assumed by the surviving entity, or will be replaced by a comparable substitute award of the same type as the original award and that has substantially equal value granted by the surviving entity. The administrator may also provide that all outstanding options and stock appreciation rights will be fully exercisable upon the change in control, restrictions and conditions on outstanding stock awards will lapse upon the change in control and performance units, incentive awards or other equity-based awards will become earned in their entirety. The administrator may also provide that participants must surrender their outstanding options and stock appreciation rights, stock awards, performance units, incentive awards and other equity-based awards in exchange for a payment, in cash or shares of our common stock or other securities or consideration received by stockholders in the change in control transaction, equal to (i) the entire amount that can be earned under an incentive award, (ii) the value received by stockholders in the change in control transaction for each share subject to a stock award, performance unit or other equity-based award or (iii) in the case of options and stock appreciation rights, the amount by which that transaction value exceeds the exercise price.

        In summary, a change in control under the Equity Incentive Plans occurs if:

  •
  a person, entity or affiliated group (with certain exceptions) acquires, in a transaction or series of transactions, at least 50% of the total combined voting power of our outstanding securities;

  •
  we merge into another entity, unless the holders of our voting securities immediately prior to the merger have more than 50% of the combined voting power of the securities in the merged entity or its parent;

  •
  we sell or dispose of all or substantially all of our assets, other than a sale or disposition to any entity more than 50% of the combined voting power and common stock of which is owned by our stockholders immediately before the sale or disposition; or

  •
  during any period of two consecutive years individuals who, at the beginning of such period, constitute our board of directors together with any new directors (other than individuals who become directors in connection with certain transactions or election contests) cease for any reason to constitute a majority of our board of directors.
        The Code has special rules that apply to "parachute payments," i.e., compensation or benefits the payment of which is contingent upon a change in control. If certain individuals receive parachute payments in excess of a safe harbor amount prescribed by the Code, the payor is denied a federal income tax deduction for a portion of the payments and the recipient must pay a 20% excise tax, in addition to income tax, on a portion of the payments.

        If we experience a change in control, benefits provided under the Equity Incentive Plans could be treated as parachute payments. In that event, the Equity Incentive Plans provide that the plan benefits, and all other parachute payments provided under other plans and agreements, will be reduced to the safe harbor amount, i.e., the maximum amount that may be paid without excise tax liability or loss of deduction, if the reduction allows the recipient to receive greater after-tax benefits. The benefits under the Equity Incentive Plans and other plans and agreements will not be reduced, however, if the recipient will receive greater after-tax benefits (taking into account the 20% excise tax payable by the recipient) by receiving the total benefits. The Equity Incentive Plans also provide that an individual's parachute payments will not exceed the safe harbor amount if the participant has an agreement with us providing that the individual's parachute payments are limited to the safe harbor amount.

Amendment; Termination

        Our board of directors may amend or terminate the Equity Incentive Plans at any time, provided that no amendment may adversely impair the rights of participants under outstanding awards. Our stockholders must approve any amendment if such approval is required under applicable law or NYSE American requirements. Our stockholders also must approve any amendment that materially increases the benefits accruing to participants under the Equity Incentive Plans, materially increases the aggregate number of shares of common stock that may be issued under the Equity Incentive Plans (other than on account of stock dividends, stock splits, or other changes in capitalization as described above) or materially modifies the requirements as to eligibility for participation in the Equity Incentive Plans. Unless terminated sooner by our board of directors or extended with stockholder approval, the Equity Incentive Plans will terminate on the day before the tenth anniversary of the date our board of directors adopts the Equity Incentive Plans.

Director Compensation

        We will pay our Chairman of the Board, Mr. Harris, an annual cash retainer of $75,000 payable in quarterly installments in conjunction with quarterly meetings of our board of directors. In addition, concurrently with the completion of this offering, he will receive a grant of a number of restricted shares of our common stock equal to $75,000 divided by the initial public offering price of our shares in this offering (or                shares based on the midpoint of the price range set forth on the front cover of this prospectus), which will vest ratably on each of the first three anniversaries of the date of grant.

        We will pay each of Mr. Koban and Ms. Reiss, each of whom are independent directors, an annual cash retainer of $50,000 payable in equal quarterly installments in conjunction with quarterly meetings of our board of directors. In addition, concurrently with the completion of this offering, each of Mr. Koban, Ms. Reiss and Mr. Adams will receive a grant of a number of restricted shares of our common stock equal to $50,000 divided by the initial public offering price of our shares in this offering (or                shares based on the midpoint of the price range set forth on the front cover of this prospectus), which will vest ratably on each of the first three anniversaries of the date of grant.

        Messrs. Mathur and Adams will not receive any additional compensation in exchange for their service on the board.

        We intend to approve and implement a compensation program for our independent directors that consists of annual cash retainers and long-term equity awards. Following the completion of this offering, each independent director (other than our Chairman of the Board) is expected to receive an annual base retainer for services to us as independent directors of $50,000 payable in cash in equal quarterly installments in conjunction with quarterly meetings of the board of directors, and $50,000 in restricted shares of our common stock, which will vest ratably on each of the first three anniversaries of the date of grant. We intend to reimburse each of our directors for their travel expenses incurred in connection with their attendance at meetings of our board of directors and its committees.

        We have not made any payments to any of our independent directors. Following the completion of this offering, each of our independent directors will be eligible to receive grants of restricted shares of our common stock under the Individual Equity Incentive Plan. On the date of each annual meeting of stockholders, beginning with the 2021 annual meeting of stockholders, each independent director who will continue to serve on our board of directors following such annual meeting will be granted an award of restricted stock with a value equal to $50,000, based on the closing price of our common stock on the date of such grant. These awards of restricted shares of our common stock are expected to vest on the first anniversary of the date of grant, subject to the director's continued service on our board of directors. All awards of restricted shares of our common stock granted to each independent director will vest in full upon a change in control (as defined in the Equity Incentive Plans).

OUR ADVISOR AND THE ADVISORY AGREEMENT

Our Advisor

        We are externally managed by our Advisor. Our senior management team and certain employees of our Advisor own the membership interests of our Advisor. After completion of this offering, the principals of our Advisor, through the ownership of our common units, will beneficially own an approximately        % interest in our company on a fully diluted basis, which we believe aligns their interests with those of our stockholders, based on an initial public offering price of $            per share, which is the midpoint of the price range set forth on the front cover of this prospectus.

Advisory Agreement

        In connection with this offering, we will enter into the Advisory Agreement, pursuant to which our Advisor will continue to provide management and advisory services to us. The Advisory Agreement requires our Advisor to manage our business affairs in conformity with policies and investment guidelines that are approved and monitored by our board of directors.

        Our Advisor will provide us with the following management services (the "Advisory Services"):

  •
  Provide the services of our Advisor's senior management team to act as our chief executive officer and chief financial officer;

  •
  Advise our board of directors on strategic matters, including potential acquisitions, dispositions, financings and development;

  •
  Advise and assist with borrowing, issuances of securities and other capital raising requirements, including assistance in dealings with banks and other lenders, investment dealers and investors;

  •
  Identify, evaluate, recommend and assist in the structuring of acquisitions, dispositions, financings and other transactions;

  •
  Develop and implement business plans and annual budgets and monitor our financial performance;

  •
  Advise with respect to investor relations strategies and activities;

  •
  Advise with respect to regulatory compliance requirements, risk management policies and any litigation matters;

  •
  Provide guidance to the managers of the properties in our portfolio on operating expenses, lease negotiation terms and capital expenditures;

  •
  Make recommendations with respect to the payment of distributions;

  •
  Supervise our compliance with the REIT provisions of the Code and our qualification as a REIT, including soliciting required information from stockholders and complying with the applicable provisions of our charter and bylaws;

  •
  Supervise the preparation of all financial statements, financial reports, management discussion and analysis and other financial information;

  •
  Report directly to the audit committee of our board of directors with respect to all financial matters;

  •
  Supervise our disclosure policy and review all news releases and other public announcements;

  •
  Assist us with our public financial reporting and disclosure-related responsibilities;

  •
  Assist us on all strategic and tactical matters as they relate to accounting, budget management, cost benefit analysis, risk management and forecasting needs;

  •
  Provide guidance on the development of a financial and operational strategy, and the ongoing development and monitoring of control systems designed to preserve our assets and reporting of accurate financial results; and

  •
  Any additional services as may from time-to-time be agreed to in writing by our Advisor and us for which our Advisor will be compensated on terms to be agreed upon between our Advisor and us prior to the provision of such services.

        Our Advisor will not, individually or in partnership or jointly or in conjunction with any person, directly or indirectly, (a) create or manage another public entity focused on the ownership of Suitable Properties (defined below); (b) invest in, or finance the purchase of, assets which constitute Suitable Properties and meet our investment criteria, unless they have been first offered to us (on no less favorable terms) and we have declined to purchase such assets; or (c) solicit tenants and employees away from us or our facilities, or otherwise interfere with the relationships that we have with such persons, each as further described in "Conflicts of Interest."

        "Suitable Properties" are multi-tenant office properties in high-growth urban nodes in the Midwestern and Southeastern United States within our target markets.

Initial Grant

        Upon entering into the original advisory agreement with our Advisor, which will be amended and restated as the Advisory Agreement, we approved for issuance to our Advisor a one-time grant of 3% of the total number of common units outstanding upon completion of this offering, or the Initial Grant, or            common units. We intend to issue the Initial Grant to our Advisor shortly following completion of this offering. Our Advisor may award the Initial Grant to our senior management team and other employees of our Advisor, in its sole direction. Our senior management team's ownership percentages of our company and operating partnership described elsewhere in this prospectus do not include any portion of the common units that we plan to grant to our Advisor pursuant to the Initial Grant or the base management fee which is described below.

Term, Termination and Termination Fee

        The Advisory Agreement has a five-year term, or the initial term, and will automatically be renewed for additional one-year terms unless terminated by either us or our Advisor. Our independent directors will review our Advisor's performance and the management fees annually and, following the initial term, the Advisory Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors based upon (a) our Advisor's unsatisfactory performance that is materially detrimental to us taken as a whole, and (b) our determination that the advisory fees payable to our Advisor are not fair, subject to our Advisor's right to prevent such termination due to unfair fees by accepting a reduction of advisory fees agreed to by at least two-thirds of our independent directors. We must provide 180 days' prior notice of any such termination. Unless terminated for cause, our Advisor will be paid a termination fee as described below.

        Upon a determination by us not to renew the Advisory Agreement at the expiration of the initial term or any extended term, or our termination of the Advisory Agreement at any time after the initial term (other than for cause, as discussed below), we will pay our Advisor a termination fee upon the termination of the Advisory Agreement termination fee equal to three times the sum of the average annual base management fee and incentive fee earned by our Advisor during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. Any termination fee will be payable by us in common units equal to the termination fee divided by the average of the daily market price of our common stock for the ten consecutive trading days immediately preceding the date of termination. Payment must be made within 90 days after occurrence of the event requiring the payment of the termination fee.

        We shall have the right to terminate the Advisory Agreement without the payment of any fees (other than those accrued to date of termination) for cause, as defined below:

  (a)
  an "event of default" of our Advisor, including bankruptcy, insolvency, fraud, willful misconduct, gross negligence, misappropriation of funds or material uncured breach (subject to 30 days prior written notice and provided that such breach is not cured within the notice period, or, if not curable within such 30-day period, such longer period as may be necessary provided that our Advisor is diligently pursuing such cure);

  (b)
  a Change of Control (as defined below) of our Advisor (other than internal transfers); and

  (c)
  as a result of a Change of Control of our company, effective upon 30 days' prior written notice from our board of directors to our Advisor, provided that our Advisor is notified of such election to terminate within 90 days of such Change of Control.

        Our Advisor shall have the right to terminate the Advisory Agreement as a result of:

  (a)
  an event of default of our company (subject to 30 days prior written notice and provided that such breach is not cured within the notice period or within the subsequent 30-day period);

  (b)
  a Change of Control of our company, provided that our Advisor notifies us of such election to terminate within 90 days of such Change of Control; and

  (c)
  In the event our company becomes regulated as an "investment company" under the Investment Company Act of 1940, as amended, or the 1940 Act.

        "Change of Control" means the direct or indirect acquisition by any person, or group of persons, acting jointly or in concert, of voting control or direction over more than 50% of the votes attaching, collectively, to outstanding voting shares of us or our Advisor, as applicable.

        During the initial term, we may not terminate the Advisory Agreement except for cause.

        Our Advisor may decline to renew the Advisory Agreement by providing us with 180 days' written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the Advisory Agreement and the default continues for a period of 30 days after written notice to us specifying such default and requesting the same be remedied in 30 days, our Advisor may terminate the Advisory Agreement upon 60 days' written notice. If the Advisory Agreement is terminated by our Advisor upon our breach, we would be required to pay our Advisor the termination fee described above.

        We may not assign our rights or responsibilities under the Advisory Agreement without the prior written consent of our Advisor, except in the case of assignment to another REIT or other organization which is our successor, in which case such successor organization will be bound under the Advisory Agreement and by the terms of such assignment in the same manner as we are bound under the Advisory Agreement.

Base Management Fee and Acquisition Fee

        Our Advisor will be paid the following fees for providing the Advisory Services:

  •
  Base Management Fee:  An annual base management fee, calculated and payable in cash in arrears on a monthly basis in an amount equal to 1/12 of the sum of (i) $            and (ii) 1.25% multiplied by the sum of (a) the net proceeds from this offering plus (b) the net proceeds from future offerings of our common stock minus (c) any amount that we pay for repurchases of shares of our common stock. Up to 100% of the base management fee may be paid in common units or LTIP units at the discretion of our Advisor. Pursuant to an agreement with our Advisor, we will pay 100% of the first year's base management fee in common units or LTIP units.

  •
  Acquisition Fee:  An acquisition fee equal to 0.50% of the gross purchase price of each property (other than our initial properties) is due at the closing of each acquisition. Up to one-half of the acquisition fee may be paid in shares of our common stock at the discretion of our board of directors.

Incentive Fee

        We will pay our Advisor an annual incentive fee, calculated and payable in cash in arrears on a quarterly basis, if any, with respect to each measurement period, in the amount equal to the greater of (i) $0.00 and (ii) the product of (a) 20% multiplied by (b) the amount by which our total stockholder return, on an annualized basis, exceeds 8% multiplied by (c) the weighted-average number of common shares and common units outstanding.

        For purposes of calculating the incentive fee under the Advisory Agreement:

  •
  "total stockholder return" means, with respect to any measurement period, an amount equal to (i) the final share price, plus (ii) all dividends with respect to a share of our common stock paid since the beginning of such measurement period (whether paid in cash or a distribution in kind), minus (iii) the high-water price;

  •
  "final share price" means, with respect to any measurement period, the volume weighted average trading price for a share of our common stock on the NYSE American (or any other securities exchange on which our common stock is principally traded) over the ten consecutive trading days ending on the last trading day of such measurement period;

  •
  "high-water price" means, with respect to any measurement period, the volume weighted average trading price for a share of our common stock on the NYSE American (or any other securities exchange on which our common stock is principally traded) over the ten consecutive trading days ending on the last trading day immediately prior to the beginning of such measurement period; provided, however, that the high-water price with respect to the first measurement period will be the price per share at which shares of our common stock are sold to the public in this offering.

  •
  "measurement period" means each quarter beginning on January 1 after the last measurement period with respect to which the incentive fee shall have been payable (July 1, 2020 with respect to the first measurement period) and ending on December 31 of the applicable calendar year, provided that if the Advisory Agreement expires or is terminated other than on December 31, the last measurement period will end on the last complete trading day for our common stock on the NYSE American (or any other securities exchange on which our common stock is principally traded) prior to such termination or expiration; and

  •
  "weighted-average common shares and common units" means, with respect to any measurement period, the weighted-average fully diluted number of shares of our common stock and our common units issued and outstanding during such measurement period, as determined in accordance with GAAP.

        The following is an illustration of how the incentive fee would be calculated for the first measurement period (commencing July 1, 2020 and ending September 30, 2020) and for the second measurement period (commencing October 1, 2020 and ending December 31, 2021). These amounts are provided for illustrative purposes only, intended solely to show the amounts the incentive fees would be if the assumptions set forth below prove to be accurate in every respect. However, no assurances can be given that any of these assumptions will prove to be accurate in any way, and therefore no assurances can be given that the amounts of the incentive fee shown will be the actual amounts of the incentive fees paid after the first and second measurement periods following completion of this offering. For purposes of this illustration, we assume the following:

  •
  The high-water price for the first measurement period is $10.00.

  •
  The final share price for the first measurement period is $12.00.

  •
  The high-water price for the second measurement period is $12.00.

  •
  The final share price for the second measurement period is $15.00.

  •
  We pay cash dividends in the amount of $1.00 per share of common stock in each of the first measurement period and the second measurement period.

  •
  The number of weighted-average common shares and common units in the first measurement period and the second measurement period is 10,000,000 common shares and common units.

		First Measurement Period	Second Measurement Period
	Final Share Price	$12.00	$15.00
	Plus: Dividends	$1.00	$1.00
	Less: High-Water Price	$(10.00)	$(12.00)
	Total Stockholder return	$3.00	$4.00
	High-Water Price	$10.00	$12.00
	Cumulative Return %	30.0%	33.3%
	The amount by which our Total Stockholder return exceeds 8% on an annualized basis, paid quarterly	28.0%	31.3%
	Incentive Fee %	20.0%	20.0%
	Incentive Fee Per Share	$0.056	$0.063
	Weighted-Average Common Shares and Common Units	10,000,000	10,000,000
* *	Incentive Fee	$560,000	$626,667

        Pursuant to the calculation formula, if our total stockholder return increases and our weighted-average shares of common stock and common units outstanding remain constant, the incentive fee will increase.

        As soon as practicable after the end of each measurement period, our Advisor will prepare a statement setting forth its calculation of any incentive fee payable by us to our Advisor with respect to such measurement period, and our Advisor will deliver the statement to our board of directors. We will pay any such incentive fee in cash promptly (but in any event within 15 business days) after delivery to our board of directors of our Advisor's statement setting forth its calculation of the incentive fee.

Internalization of our Advisor

        Our Advisor has agreed to present an initial proposal for us to acquire all of the assets or equity interests in our Advisor, subject to the procedures described below. After the first four-and-a-half years of the initial term of the Advisory Agreement, and not later than 180 days prior to the end of the initial term, our Advisor must provide to us a written offer to contribute to us at the end of the initial term all of the assets or equity interests in our Advisor.

        The offer price will be based on the following: the lesser of (i) our Advisor's EBITDA, annualized based on the most recent completed quarter, multiplied by the EBITDA Multiple set forth below depending on our common stock's annual TSR, and (ii) the equity market capitalization of our outstanding common stock and common units multiplied by Capitalization Percentage set forth below depending on our annual TSR. For purposes of the computations above, the EBITDA Multiple and Capitalization Percentage, respectively, for specific levels of annual TSR are: (A) 5.0 and 5.0% if the TSR is less than 8.0%; (B) 5.5 and 5.5% if the TSR is at least 8.0% and not more than 12.0%; and (C) 6.0 and 6.0% if the TSR is greater than 12.0%. For purposes of the foregoing computation, total return will be calculated by adding (i) the difference (if any, but not a negative number) between the volume-weighted average of the closing price of our common stock on the NYSE American (or other applicable trading market) for the last ten consecutive trading days of the computation period and the price paid per share in this offering, or the IPO price, plus (ii) dividends per share paid in respect of our common stock since completion of this offering, dividing the result by the number of full months elapsed since completion of this offering, and multiplying the result by 12.

        Upon receipt of our Advisor's initial internalization offer, a special committee consisting solely of our independent directors may accept our Advisor's proposal or submit a counter offer to our Advisor. Consummation of any internalization transaction will be conditioned upon (i) our receipt of a fairness opinion from a nationally-recognized investment banking firm to the effect that the consideration to be paid by us for the assets or equity of our Advisor is fair, from a financial point of view, to holders of our common stock who are not affiliated with our Advisor or its affiliates, (ii) approval of the internalization transaction by a special committee comprised solely of independent members of our board of directors, and (iii) approval by stockholders holding a majority of all the votes cast at a meeting of stockholders duly called and at which a quorum is present.

        If these conditions are not satisfied and an internalization transaction is not consummated at the end of the initial term, the Advisor will annually submit a new internalization offer, with an Internalization Price based on the foregoing framework, not later than 180 days prior to the next anniversary of the Advisory Agreement until termination of the Advisory Agreement. The special committee of our board of directors and our Advisor will follow the same process with respect to each internalization offer, and any internalization transaction will be subject to the above three conditions. Unless we terminate the Advisory Agreement for cause or our Advisor is internalized (in which case our Advisor's owner will receive the Internalization Price), our Advisor will receive the termination fee upon termination of the Advisory Agreement.

        For purposes of computing the termination fee set forth above, the term "Internalization Price" shall mean the lesser of the prices determined pursuant to the Internalization Formulas, subject to the board of directors' discretion. No assurances can be given that we will internalize our Advisor on the foregoing terms or at all.

        At the time we internalize our Advisor, our investment portfolio might include investments containing equity participations or cash flow-sharing provisions negotiated with our joint venture partners and included in the investment documentation at the time such investment was made. Such equity participations and cash flow-sharing provisions may not be recordable as income until received, and receipt may be delayed depending on the timing of the ultimate sale of the investments. At the time of internalization, if the amount of any equity participation or cash flow has not been recorded in EBITDA for purposes of determining the Internalization Price, then we will pay such unrecorded equity participations or cash flow-sharing provisions to the equity owners of the Advisor upon actual receipt of such consideration.

Property Management Fee, Construction Fee and Leasing Commissions

        If we internalize property management and leasing functions at our properties, we will pay an affiliate of our Advisor property management fees and construction management fees equal to those fees previously payable to the third-party property manager under each property's third-party property manager arrangement and market rate leasing commissions.

Expense Reimbursement

        We will reimburse our Advisor for all reasonable out-of-pocket expenses incurred in connection or associated with property acquisitions or acquisition investigations, such as environmental site assessments, building inspection reports, independent appraisals and travel costs.

Grants of Equity Compensation to Our Advisor

        We intend to grant our Advisor a number of common units equal to 3.0% of the total common units outstanding at the completion of this offering. Additionally, we will pay 100% of the first year's base management fee in common units or LTIP units. Future awards may be issued beginning August 14, 2022, which is the third anniversary of the effective date of our original agreement, at the discretion of our compensation committee.

Real Estate Operation

        Real estate operation services required for each of our initial properties are provided by experienced third-party office real estate operation companies doing business in the location of the property being managed. Fees to be paid to the local real estate operators will be at customary market rates in the location of the property being managed and, in most cases, includes in the operating costs of the office properties to be reimbursed by the tenants.

        The real estate operation services of the local real estate operators will generally include: communicating with tenants; collecting all rents and other amounts payable by tenants; subject to our prior consent, instituting litigation or other proceedings on behalf and in the name of our company; ensuring compliance with all leases and all contractual, statutory or municipal obligations with respect to the property; paying all operating costs and carrying charges and other expenses relating to the operation of the property; reviewing and managing property taxes and assessments, maintaining proper books and records and communicating with governmental authorities as required; obtaining certificates of insurance from each tenant's insurer and ensuring the maintenance of such insurance; and providing all other services which it is appropriate for a real estate operator to provide.

CONFLICTS OF INTEREST

        We are subject to conflicts of interest relating to our Advisor because, among other things:

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  The Advisory Agreement was not negotiated at arm's length and may not be on terms as favorable as we could have negotiated with a third party. Pursuant to the Advisory Agreement, our Advisor will be obligated to supply us with substantially all of our senior management team.

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  Each of our executive officers and non-independent director nominees is also an owner of our Advisor. These individuals have interests in our relationships with our Advisor that are different than the interests of our stockholders. In particular, these individuals will have a direct interest in the financial success of our Advisor, which may encourage these individuals to support strategies that impact us based upon these considerations. As a result of these relationships, these persons have a conflict of interest with respect to our agreements and arrangements with our Advisor, which were not negotiated at arm's length, and the terms of such agreements and arrangements may not be as favorable to us as if they had been negotiated with an unaffiliated third party. In order to minimize any potential conflict of interest, however, (a) the Advisory Agreement will include non-competition and non-solicitation provisions with respect to our Advisor and its affiliates, on the one hand, and us, on the other hand.

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  Our Advisor may retain, for and on our behalf and at our sole cost and expense, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, developers, investment banks, valuation firms, financial advisors, due diligence firms, underwriting review firms, banks and other lenders and others as our Advisor deems necessary or advisable in connection with our management and operations. Our Advisor shall have the right to cause any such services to be rendered by its employees or affiliates. Except as otherwise provided in the Advisory Agreement, we shall pay or reimburse our Advisor performing such services for the reasonable cost thereof, provided that such costs and reimbursements are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm's length basis.

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  Our Advisor's liability is limited under the Advisory Agreement and we have agreed to indemnify our Advisor with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts or omissions of such indemnified parties not constituting (i) reckless disregard of our Advisor's duties under the Advisory Agreement that has a material adverse effect on us, (ii) willful misconduct or (iii) gross negligence. As a result, we could experience poor performance or losses for which our Advisor would not be liable.

Non-Competition and Non-Solicitation Provisions

        Under the Advisory Agreement, without the prior approval of our independent directors, our Advisor agrees that it will not during the term of the Advisory Agreement (i) create or manage another public entity focused on the ownership of Suitable Properties, (ii) invest in, purchase or finance the purchase of any assets directly or through any entity in which it has a management role that constitutes a Suitable Property and meet our investment criteria unless such Suitable Property first been offered to us (on no less favorable terms) and we have declined to purchase such Suitable Properties (see "—Preferential Acquisition Rights" below) or (iii) solicit tenants (see "—Restrictions on Leasing" below) and employees away from us or our facilities, or otherwise interfere with relationships that we have with our tenants.

        The provisions will remain in effect during the term of the Advisory Agreement, provided, however, that in the case of a termination of the Advisory Agreement by reason of an event of default by our Advisor, the provisions will remain in effect for an additional 12 months following the termination of the Advisory Agreement.

Other Activities of Our Advisor

        Our Advisor will conduct itself professionally, ethically and otherwise as a prudent manager would with respect to the entire property acquisition process.

Guarantors of Indebtedness

        Mr. Mathur, our chief executive officer and a member of our board of directors, and Mr. Adams, a member of our board of directors, are carve-out guarantors of $             million of nonrecourse indebtedness of certain of our subsidiaries. Messrs. Mathur and Adams will remain guarantors of such indebtedness upon completion of this offering. As obligors to us, Messrs. Mathur and Adams may have interests that differ than those of our common stockholders generally.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Formation Transactions

        In connection with our formation transactions, the following have occurred:

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  We were formed as a Maryland corporation and our operating partnership was formed as a Delaware limited partnership in July 2018. In connection with our formation, Messrs. Mathur and Adams made an initial investment in us of an aggregate of $1,000 in exchange for an aggregate of 1,000 shares of our common stock. We will repurchase those shares upon completion of this offering for $1,000.

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  Our operating partnership entered into contribution agreements with the prior investors, pursuant to which we acquired our initial properties by acquiring from the prior investors 100% of the equity interests in the entities that own the multi-tenant office properties (other than the entity that owns One Harrison, of which we acquired 46.1% of the equity interests; the entity that owns 2700 Blankenbaker, of which we acquired 7.1% of the equity interests; and the entity that owns Chase Corporate Center, of which we acquired 99.998% of the equity interests), for:

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  an aggregate of $275,000 in cash;

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  2,578,947 common units; and

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  417,110 4.75% Series A Preferred Units (which have an aggregate liquidation preference amount of $20.86 million).

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  As a result of the foregoing, we own, through our operating partnership, 100% of the interests in 12 of the properties in our initial portfolio, 99.998% of the interests in Chase Corporate Center, which we account for on a consolidated basis, and minority interests in two of the properties in our initial portfolio as follows: 46.1% of the interests in One Harrison, which we account for on a consolidated basis; and 7.1% of the interests in 2700 Blankenbaker, which we account for under the equity method. The contribution agreements for Chase Corporate Center provide that the remaining 0.002% interest will be contributed in exchange for an aggregate of three 4.75% Series A Preferred Units (which will have an aggregate liquidation preference amount of $150) and seven common units, following receipt of the consent of the lender of the debt secured by Chase Corporate Center.

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  All of our initial properties are consolidated in our financial statements other than 2700 Blankenbaker, which we account for under the equity method.

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  Messrs. Mathur and Madden, who were members of the management team of Priam Capital, which controlled the entities other than Hall Capital that contributed our initial properties, became members of our senior management team and approximately seven former employees of Priam Capital became our Advisor's dedicated employees.

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  50% of the common units issued in our formation transactions will be redeemable at the option of the holder beginning nine months following the completion of this offering. The remaining 50% of the common units issued in our formation transactions will be redeemable 18 months following the completion of this offering. Each common unit will be redeemable for cash in an amount equal to the then-current market price per share of our common stock or, at our option, for shares of our common stock on a one-for-one basis. During the first three years following completion of this offering, each share of our common stock issued in connection with the redemption of our common units will be subject to a six-month lock-up agreement. See "Shares Eligible for Future Sale—Lock-up Agreements."

        Concurrently with or prior to the completion of this offering, the following will occur:

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  We will sell            shares of our common stock in this offering (or            shares of our common stock if the underwriters' option to purchase additional shares is exercised in full) and we will contribute the net proceeds from this offering to our operating partnership in exchange for            common units (or                 common units if the underwriters' option to purchase additional shares is exercised in full).

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  We expect to have approximately $152.2 million of indebtedness outstanding upon completion of this offering.

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  Concurrently with the completion of this offering, we expect to amend and restate our advisory agreement, or as amended and restated, the Advisory Agreement, pursuant to which our Advisor will continue to provide management and advisory services to us. See "Our Advisor and the Advisory Agreement—Advisory Agreement."

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  In connection with the completion of this offering, we expect to adopt the Individual Equity Incentive Plan and the Advisor Equity Incentive Plan.

Advisory Agreement

        In connection with this offering, we will enter into the Advisory Agreement with our Advisor pursuant to which our Advisor will continue to provide management and advisory services. The Advisory Agreement requires our Advisor to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors.

        Upon entering into the original advisory agreement we approved for issuance to our Advisor a one-time grant of, 3% of the total number of common units outstanding completion of this offering, or            common units. We intend to issue the Initial Grant to our Advisor following completion of this offering. Our Advisor may award the Initial Grant to our senior management team and other employees of our Advisor.

        The Advisory Agreement has a five-year term and will automatically be renewed for additional one-year terms unless terminated by either us or our Advisor upon prior notice. The Advisory Agreement will provide for our Advisor to earn a base management fee, an incentive fee and an acquisition fee. In addition, we will reimburse certain expenses of our Advisor, excluding the compensation expenses incurred by our Advisor. In the event that we terminate the Advisory Agreement per the terms of the agreement, there will be a termination fee due to our Advisor. Finally, at the expiration of the Advisory Agreement, we will have the opportunity to purchase the assets and equity interests of our Advisor. See "Our Advisor and Advisory Agreement—Advisory Agreement."

        Our officers are also members of our Advisor. As a result, the Advisory Agreement between us and our Advisor was negotiated between related parties and its terms, including fees and other amounts payable, may not be as favorable to us as if they had been negotiated with unaffiliated third parties. See "Conflicts of Interest" and "Risk Factors—Risks Associated With Our Advisor and the Advisory Agreement—Our Advisor and certain of its affiliates may have interests that diverge from the interests of our common stockholders."

Excluded Assets

        Our management team has retained ownership interests in certain properties that were not contributed to us in our formation transactions. These interests include Overlook (a single-tenant office property); Great Oaks (a property held with a joint venture partner); and Arbors Office Complex (a property held with a joint venture partner). We are focused on the acquisition of multi-tenant office properties and thus we do not believe that the Overlook single-tenant property is consistent with our investment criteria. At this time, we do not have the opportunity to purchase Great Oaks or Arbors Office Complex from our joint venture partner.

Partnership Agreement

        In connection with our formation transactions, we entered into an amended and restated partnership agreement with the various persons or entities receiving common units in our formation transactions, including certain directors and officers of our company. As a result, these persons became limited partners of our operating partnership. Upon completion of this offering, we will enter into a second amended and restated partnership agreement. See "Description of the Partnership Agreement of Our Operating Partnership." Upon completion of this offering, certain of our officers and employees and their affiliates (other than us) will own      % of the outstanding common units (or      % if the underwriters' option to purchase additional shares is exercised in full).

        Pursuant to the partnership agreement, limited partners of our operating partnership and some assignees of limited partners will have the right, beginning nine months following completion of this offering for up to 50% of the common units issued in our formation transactions, and beginning eighteen months following completion of this offering for the remaining 50% of the common units issued in our formation transactions, to require our operating partnership to redeem part or all of their common units. Each common unit will be redeemable for cash in an amount equal to the then-current market price per share of our common stock (determined in accordance with and subject to adjustment under the partnership agreement) or, at our option, for shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under the section titled "Description of Capital Stock—Restrictions on Ownership and Transfer." During the first three years following completion of this offering, each share of our common stock issued in connection with the redemption of our common units will be subject to a six-month lock-up agreement. Pursuant to this lock-up agreement, the holders of the common units issued in our formation transactions have agreed, subject to certain exceptions, not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, the shares of common stock owned by them following redemption of our common units for a period of six months. Additionally, we, as the general partner of our operating partnership, may, at our option, force such redemptions described above.

Registration Rights

        Pursuant to the terms of the partnership agreement of our operating partnership, we have agreed to file, following the date on which the common units issued in our formation transactions become eligible for redemption, one or more registration statements registering the issuance and resale of the common stock issuable upon redemption of the common units issued in connection with our formation transactions, including those issued to our officers and directors and their affiliates. We have agreed to pay all of the expenses relating to such registration statements. See "Shares Eligible for Future Sale—Registration Rights."

Equity Incentive Plans

        We intend to adopt the Equity Incentive Plans immediately prior to the completion of this offering. The Equity Incentive Plans will provide for the grant of various types of incentive awards to directors, officers, in the event we do hire employees, employees, and consultants of our company and our subsidiaries and affiliates, including our operating partnership, and to our Advisor's employees who perform services for us, either individually or via grants of incentive equity to our Advisor. We expect that an aggregate of                 shares of our common stock and common units will be available for issuance under awards granted pursuant to the Equity Incentive Plans. Upon completion of this offering, shares of our restricted common stock having an aggregate initial value of $            (which will be an aggregate of                restricted shares of common stock based on the midpoint of the price range set forth on the front cover of this prospectus) will be granted to our independent directors under the Individual Equity Incentive Plan. The shares of restricted common stock granted to our directors will vest ratably over a three-year period. In addition, pursuant to an agreement with our Advisor, we will pay 100% of the first year's base management fee in common units or LTIP units granted under the Advisor Equity Incentive Plan.

Indemnification of Officers and Directors

        Effective upon completion of this offering, our charter and bylaws will provide for certain indemnification rights for our directors and officers and we will enter into an indemnification agreement with each of our executive officers and directors, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors, or in certain other capacities, to the maximum extent permitted by Maryland law. See "Certain Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers."

POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

        The following is a discussion of certain of our investment, financing and other policies. These policies have been determined by our board of directors and, in general, may be amended or revised from time to time by our board of directors without a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate

        We will conduct all of our investment activities through our operating partnership and its subsidiaries. Our investment objectives are to maximize the cash flow of our properties, acquire properties with cash flow growth potential, provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders through increases in the value of our company. Consistent with our policy to acquire assets for both income and capital gain, our operating partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see "Business and Properties."

        We expect to pursue our investment objectives primarily through the ownership by our operating partnership of our portfolio of properties and other acquired properties and assets. We currently intend to invest primarily in office properties. Future investment activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for federal income tax purposes. In addition, we may purchase or lease income-producing office or other types of properties for long-term investment, expand and improve the properties we presently own or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

        We may also participate with third parties in property ownership, through joint ventures or other types of co-ownership. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, units, preferred stock or options to purchase stock. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

        Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. Debt service on such financing or indebtedness will have a priority over any dividends with respect to our common stock. Investments are also subject to our policy not to fall within the definition of an "investment company" under the 1940 Act.

Investments in Real Estate Mortgages

        While our initial portfolio consists of, and our business objectives emphasize, equity investments in office properties, we may, at the discretion of our board of directors and without a vote of our stockholders, invest in mortgages and other types of real estate interests in a manner that is consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may invest in participating or convertible mortgages if we conclude that we may benefit from the gross revenues or any appreciation in value of the property. If we choose to invest in mortgages, we would expect to invest in mortgages secured by office properties. However, there is no restriction on the proportion of our assets that may be invested in a type of mortgage or any single mortgage or type of mortgage loan. Investments in real estate mortgages run the risk that one or more borrowers may default under the mortgages and that the collateral securing those mortgages may not be sufficient to enable us to recoup our full investment.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities and Other Issuers

        Subject to the percentage of ownership limitations and the income and asset tests necessary for REIT qualification, we may in the future invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers where such investment would be consistent with our investment objectives. We may invest in the debt or equity securities of such entities, including for the purpose of exercising control over such entities. We have no current plans to invest in entities that are not engaged in real estate activities. We do not have any limit on the amount or percentage of our assets that may be invested in any one entity, property or geographic area. Our investment objectives are to maximize cash flow of our investments, acquire investments with growth potential and provide cash distributions and long-term capital appreciation to our stockholders through increases in the value of our company. We have not established a specific policy regarding the relative priority of these investment objectives. We will limit our investment in such securities so that we will not fall within the definition of an "investment company" under the 1940 Act.

Investments in Other Securities

        Other than as described above, we do not intend to invest in any additional securities such as bonds, preferred stock or common stock.

Dispositions

        We do not currently intend to dispose of any of our initial properties, although we reserve the right to do so if, based upon management's periodic review of our portfolio, our board of directors determines that such action would be in our best interests. The tax consequences to our directors and executive officers who hold common units resulting from a proposed disposition of a property may influence their decision as to the desirability of such proposed disposition. See "Risk Factors—Risks Related to Our Organizational Structure—Conflicts of interest may exist or could arise in the future between the interests of our stockholders and the interests of holders of units, which may impede business decisions that could benefit our stockholders."

Financing and Leverage Policy

        We anticipate using a number of different sources to finance our acquisitions and operations, including cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as additional bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or nonrecourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

        Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds for the acquisition of assets, to refinance existing debt or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of tenants and future rental rates. Our charter and bylaws do not limit the amount of debt that we may incur. Our board of directors has not adopted a policy limiting the total amount of debt that we may incur. Going forward, we intend to target a debt to gross total assets ratio of approximately 50% to 60%, which is in line with similar publicly traded REITs.

        Our board of directors will consider a number of factors in evaluating the amount of debt that we may incur. If we adopt a debt policy, our board of directors may from time to time modify such policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders, and we are not restricted by our governing documents or otherwise in the amount of leverage that we may use.

Lending Policies

        Although we do not have a policy limiting our ability to make loans to other persons, following completion of this offering, we do not intend to make loans to third parties although we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. However, we do not intend to engage in significant lending activities. Any loan we make will be consistent with maintaining our status as a REIT.

Equity Capital Policies

        To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, including additional common units or senior securities of our operating partnership, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as our operating partnership is in existence, we will generally contribute the proceeds of all equity capital raised by us to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

        Existing common stockholders will have no preemptive rights to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder's investment in us. Although we have no current plans to do so, we may in the future issue shares of capital stock or operating partnership units in connection with acquisitions of property.

        We may, under certain circumstances, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by our board of directors. Our board of directors has no present intention of causing us to repurchase any shares of our common stock or other securities, and any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Conflict of Interest Policies

Overview

        Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company under applicable Maryland law in connection with their management of our company. At the same time, we, as the general partner of our operating partnership, have fiduciary duties and obligations to our operating partnership and its other partners under Delaware law and the partnership agreement in connection with the management of our operating partnership. Our fiduciary duties and obligations, as the general partner of our operating partnership, may come into conflict with the duties of our Advisor, directors and officers to our company. Our officers and certain of our directors will be limited partners of our operating partnership.

        Under Delaware law, a general partner of a Delaware limited partnership has fiduciary duties of loyalty and care to the partnership and its partners and must discharge its duties and exercise its rights as general partner under the partnership agreement or Delaware law consistently with the obligation of good faith and fair dealing. The partnership agreement provides that, in the event of a conflict between the interests of our operating partnership or any partner, on the one hand, and the separate interests of our company or our stockholders, on the other hand, we, in our capacity as the general partner of our operating partnership, are under no obligation not to give priority to the separate interests of our company or our stockholders, and that any action or failure to act on our part or on the part of our directors that gives priority to the separate interests of our company or our stockholders that does not result in a violation of the contract rights of the limited partners of the operating partnership under its partnership agreement does not violate the duty of loyalty that we, in our capacity as the general partner of our operating partnership, owe to the operating partnership and its partners. The duty of care requires a general partner to refrain from engaging in grossly negligent or reckless conduct, intentional misconduct or a knowing violation of law, and this duty may not be unreasonably reduced by the partnership agreement.

        The partnership agreement provides that we are not be liable to our operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for our intentional harm or gross negligence. The partnership agreement also provides that any obligation or liability in our capacity as the general partner of our operating partnership that may arise at any time under the partnership agreement or any other instrument, transaction or undertaking contemplated by the partnership agreement will be satisfied, if at all, out of our assets or the assets of our operating partnership only, and no obligation or liability of the general partner will be personally binding upon any of our directors, stockholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise, and none of our directors or officers will be liable or accountable in damages or otherwise to the partnership, any partner or any assignee of a partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission. Our operating partnership must indemnify us, our directors and officers, officers of our operating partnership and any other person designated by us against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys' fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, unless (1) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) for any transaction for which such person actually received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

        Our operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person's good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person's right to indemnification under the partnership agreement) or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

Sale or Refinancing of Properties

        Upon the sale of certain of our initial properties, certain unitholders could incur adverse tax consequences which are different from the tax consequences to us and to holders of our common stock. Consequently, unitholders may have differing objectives regarding the appropriate pricing and timing of any such sale or repayment of indebtedness.

        While we will have the exclusive authority under the partnership agreement to determine whether, when, and on what terms to sell a property or when to refinance or repay indebtedness, any such decision would require the approval of our board of directors.

Policies Applicable to All Directors and Officers

        Our charter and bylaws do not restrict any of our directors, officers, stockholders or affiliates from having a pecuniary interest in an investment or transaction that we have an interest in or from conducting, for their own account, business activities of the type we conduct. We intend, however, to adopt policies that are designed to eliminate or minimize potential conflicts of interest, including a policy for the review, approval or ratification of any related party transactions. This policy will provide that the audit committee of our board of directors will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party before approving such transaction. We will also adopt a code of business conduct and ethics, which will provide that all of our directors, officers and employees are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without our consent. See "Management—Code of Business Conduct and Ethics." However, we cannot assure you that these policies or provisions of law will always be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all stockholders.

        In addition, our management team has retained ownership interests in certain properties that were not contributed to us in our formation transactions. These interests include interests in Overlook (a single-tenant office property); Great Oaks (a property held with a joint venture partner); and Arbors Office Complex (a property held with a joint venture partner). As a result of these ownership interests and option and asset management agreements, our management team will have conflicts of interests when deciding whether to take any action under these agreements.

Interested Director and Officer Transactions

        Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation, firm or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof, provided that:

  •
  the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

  •
  the fact of the common directorship or interest is disclosed or known to our stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation, firm or other entity; or

  •
  the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

        Furthermore, under Delaware law (where our operating partnership is formed), we, as general partner, have a fiduciary duty of loyalty to our operating partnership and its partners and, consequently, such transactions also are subject to the duties that we, as general partner, owe to the operating partnership and its limited partners (as such duty has been modified by the partnership agreement). We will also adopt a policy that requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of our disinterested directors even if less than a quorum. Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Policies with Respect to Other Activities

        We will have authority to offer common stock, preferred stock or options to purchase stock in exchange for property and to repurchase or otherwise acquire our common stock or other securities in the open market or otherwise, and we may engage in such activities in the future. As described in "Description of the Partnership Agreement of Our Operating Partnership" we expect, but are not obligated, to issue common stock to holders of common units upon some or all of their exercises of their redemption rights. Except in connection with the initial capitalization of our company and our operating partnership, we have not issued common stock, common units or any other securities in exchange for property or any other purpose, and our board of directors has no present intention of causing us to repurchase any common stock other than the shares of common stock we issued in connection with an initial capitalization. Our board of directors has the authority, without further stockholder approval, to amend our charter to increase or decrease the number of authorized shares of common stock or preferred stock or the number of shares of stock of any class or series that we have authority to issue and our board of directors, without stockholder approval, has the authority to authorize us to issue additional shares of common stock or preferred stock, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate. See "Description of Capital Stock." We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers other than our operating partnership and do not intend to do so. At all times, we intend to make investments in such a manner as to qualify as a REIT, unless because of circumstances or changes in the Code, or the Treasury regulations, our board of directors determines that it is no longer in our best interests to qualify as a REIT. In addition, we intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act.

Reporting Policies

        We intend to make available to our stockholders annual reports, including our audited financial statements. After this offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

STRUCTURE AND FORMATION OF OUR COMPANY

Our Operating Entities

Our Company

        We were formed as a Maryland corporation in July 2018 and commenced operations upon completion of our formation transactions on August 14, 2019. We conduct our business through a traditional UPREIT structure in which our properties are owned by our operating partnership directly or indirectly through limited partnerships, limited liability companies or other subsidiaries of our operating partnership, as described below under "—Our Operating Partnership." We are the sole general partner of our operating partnership and, upon completion of this offering, will own approximately      % of the common units of our operating partnership. Our board of directors oversees our business and affairs.

Our Operating Partnership

        Our operating partnership was formed as a Delaware limited partnership in July 2018 and commenced operations upon completion of our formation transactions on August 14, 2019. Substantially all of our assets are held by, and our operations are conducted through, our operating partnership. As the sole general partner of our operating partnership, we generally have the exclusive power under the partnership agreement to manage and conduct its business and affairs, subject to certain limited approval and voting rights of the limited partners, which are described more fully below in "Description of the Partnership Agreement of Our Operating Partnership." In the future, we may issue common units or preferred units from time to time in connection with property acquisitions, compensation or otherwise.

        Beginning nine months following completion of this offering, 50% of the common units issued in our formation transactions will be redeemable, at the option of each holder, and beginning 18 months following completion of this offering, the remaining 50% of the common units issued in our formation transactions will be redeemable, at the option of each holder. Each common unit will be redeemable for cash in an amount equal to the then-current market price per share of our common stock (determined in accordance with and subject to adjustment under the partnership agreement) or, at our option, for shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter and described under the section titled "Description of Capital Stock—Restrictions on Ownership and Transfer." Additionally, we, as the general partner of our operating partnership, may, at our option, force such redemptions described above. With each redemption of common units, our percentage ownership interest in our operating partnership and our share of our operating partnership's cash distributions and profits and losses will increase. See "Description of the Partnership Agreement of Our Operating Partnership."

Formation Transactions

        The properties and businesses that our operating partnership acquired in connection with our formation transactions were previously owned by partnerships and limited liability companies in which Mr. Mathur and his affiliates (other than us), and other third parties, directly or indirectly owned interests. We refer to these partnerships and limited liability companies collectively as the ownership entities. The prior owners of the ownership entities or their parent companies, whom we refer to collectively as the prior investors, entered into contribution agreements with our operating partnership pursuant to which they contributed all or a portion of their interests in the ownership entities to our operating partnership or its subsidiaries in exchange for cash and common units or, in the case of Hall Capital, preferred units of limited partnership in our operating partnership designated as 4.75% Series A Preferred Units. The amount of consideration paid to the prior investors in our formation transactions was based upon the terms of the applicable contribution agreements and was not based on arm's-length negotiations (except with respect to Hall Capital). No appraisal or other third-party valuation of the properties in our initial portfolio was obtained. See "Structure and Formation of Our Company—Our Structure—Determination of Consideration Payable in our Formation Transactions."

        In connection with our formation transactions, the following have occurred:

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  We were formed as a Maryland corporation and our operating partnership was formed as a Delaware limited partnership in July 2018. In connection with our formation, Messrs. Mathur and Adams made an initial investment in us of an aggregate of $1,000 in exchange for an aggregate of 1,000 shares of our common stock. We will repurchase those shares upon completion of this offering for $1,000.

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  Our operating partnership entered into contribution agreements with the prior investors, pursuant to which we acquired our initial properties by acquiring from the prior investors 100% of the equity interests in the entities that own the multi-tenant office properties (other than the entity that owns One Harrison, of which we acquired 46.1% of the equity interests; the entity that owns 2700 Blankenbaker, of which we acquired 7.1% of the equity interests; and the entity that owns Chase Corporate Center, of which we acquired 99.998% of the equity interests), for:

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  an aggregate of $275,000 in cash;

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  2,578,947 common units; and

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  417,110 4.75% Series A Preferred Units (which have an aggregate liquidation preference amount of $20.86 million).

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  As a result of the foregoing, we own, through our operating partnership, 100% of the interests in 12 of the properties in our initial portfolio, 99.998% of the interests in Chase Corporate Center, which we account for on a consolidated basis, and minority interests in two of the properties in our initial portfolio as follows: 46.1% of the interests in One Harrison, which we account for on a consolidated basis; and 7.1% of the interests in 2700 Blankenbaker, which we account for under the equity method. The contribution agreements for Chase Corporate Center provide that the remaining 0.002% interest will be contributed in exchange for an aggregate of three 4.75% Series A Preferred Units (which will have an aggregate liquidation preference amount of $150) and seven common units, following receipt of the consent of the lender of the debt secured by Chase Corporate Center.

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  All of our initial properties are consolidated in our financial statements other than 2700 Blankenbaker, which we account for under the equity method.

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  Messrs. Mathur and Madden, who were members of the management team of Priam Capital, which controlled the entities other than Hall Capital that contributed our initial properties, became members of our senior management team and approximately seven former employees of Priam Capital became our Advisor's dedicated employees.

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  50% of the common units issued in our formation transactions will be redeemable at the option of the holder beginning nine months following the completion of this offering. The remaining 50% of the common units issued in our formation transactions will be redeemable 18 months following the completion of this offering. Each common unit will be redeemable for cash in an amount equal to the then-current market price per share of our common stock or, at our option, for shares of our common stock on a one-for-one basis. During the first three years following completion of this offering, each share of our common stock issued in connection with the redemption of our common units will be subject to a six-month lock-up agreement. See "Shares Eligible for Future Sale—Lock-up Agreements."

        Concurrently with on prior to the completion of this offering, the following will occur:

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  We will sell            shares of our common stock in this offering (or            shares of our common stock if the underwriters' option to purchase additional shares is exercised in full) and we will contribute the net proceeds from this offering to our operating partnership in exchange for            common units (or                 common units if the underwriters' option to purchase additional shares is exercised in full).

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  We expect to have approximately $152.2 million of indebtedness outstanding upon completion of this offering.

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  Concurrently with the completion of this offering, we expect to amend and restate our advisory agreement, or as amended and restated, the Advisory Agreement, pursuant to which our Advisor will continue to provide management and advisory services to us. See "Our Advisor and the Advisory Agreement—Advisory Agreement."

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  In connection with the completion of this offering, we expect to adopt the Individual Equity Incentive Plan and the Advisor Equity Incentive Plan.

  Benefits of this Offering to Related Parties

        In connection with this offering, our senior management team and certain of our directors will receive material benefits described in "Certain Relationships and Related Party Transactions," including those described below.

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  We have agreed to file, following the date on which our common units become eligible for redemption pursuant to the terms of the partnership agreement, one or more registration statements on Form S-3 under the Securities Act of 1933, as amended, or the Securities Act, registering the issuance and resale of the shares of common stock issuable upon redemption of the common units issued in our formation transactions, including those issued to Mr. Mathur, his affiliates and related trusts and certain of our other directors and executive officers and their respective affiliates. We have agreed to pay all of the expenses relating to such registration statements, except for any brokerage and sale commission fees and disbursements of each holder's counsel, accountants and other advisors, and any transfer taxes relating to the sale or disposition of shares of common stock by such holders. See "Shares Eligible for Future Sale—Registration Rights."

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  We intend to enter into indemnification agreements with our directors and executive officers effective upon completion of this offering, providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us or, at our request, service to other entities, as officers or directors or in certain other capacities.

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  Under the Equity Incentive Plans, we may grant cash or equity incentive awards to our Advisor, directors, officers, employees and consultants. Upon completion of this offering, we will grant awards of restricted shares of common stock having an aggregate initial value of $            (which will be an aggregate of                 restricted shares of common stock based on the midpoint of the price range set forth on the front cover of this prospectus) to our independent directors pursuant to the Individual Equity Incentive Plan. These awards will vest pursuant to the terms of the respective award agreements. See "Executive Compensation—Equity Incentive Plans."

Our Structure

        The following diagram depicts our expected ownership structure upon completion of this offering. Our operating partnership owns the properties in our initial portfolio directly or indirectly.

(1)
Includes an aggregate of                restricted shares of our common stock to be granted to our independent directors concurrently with the completion of this offering, based on the midpoint of the price range on the front cover of this prospectus.

(2)
Includes an aggregate of 61,332 common units issued in our formation transactions and beneficially owned by Mr. Adams or his affiliates (other than us) as a result of his indirect or direct ownership interests in the entities that received common units in our formation transactions.

(3)
Includes an aggregate of 50,909 common units issued to Mr. Mathur in our formation transactions and beneficially owned by Mr. Mathur or his affiliates (other than us) as a result of his indirect or direct ownership interests in the entities that received common units in our formation transactions.

(4)
Percentages of ownership are 100% (of each of 12 property-owning entities), 99.998% (of the entity that owns Chase Corporate Center), 46.1% (of the entity that owns One Harrison) and 7.1% (of the entity that owns 2700 Blankenbaker).

Determination of Offering Price

        Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock in this offering will be negotiated between the representatives of the underwriters and us. In determining the initial public offering price of our common stock, the representatives of the underwriters will consider, among other things, the history and prospects for the industry in which we compete, our results of operations, the ability of our management, our business potential and earnings prospects, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the prevailing securities markets at the time of this offering, the recent market prices of, and the demand for, publicly traded shares of companies considered by us and the underwriters to be comparable to us and the current state of the commercial real estate industry and the economy as a whole.

 DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF OUR OPERATING PARTNERSHIP

        The following summarizes the material terms of the agreement of limited partnership of our operating partnership, a copy of which is an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Management

        We are the sole general partner of our operating partnership, a Delaware limited partnership. We will conduct substantially all of our operations and make substantially all of our investments through our operating partnership. Pursuant to the partnership agreement, we, as the general partner, will have full, complete and exclusive responsibility and discretion in the management and control of our operating partnership, including the ability to cause our operating partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees, to make distributions to partners and to cause changes in our operating partnership's business activities.

Transferability of Interests

        Holders of partnership units may not transfer their units without our consent, as general partner of the operating partnership. We may not engage in any merger, consolidation or other combination, or sale of all or substantially all of our assets in a transaction that results in a change in control of our company unless:

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  we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or our subsidiaries);

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  as a result of such transaction, all limited partners (other than our company or our subsidiaries) will receive, or have the right to receive, for each common unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property paid in the transaction to a holder of one of shares of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding common stock, each holder of partnership units (other than those held by our company or our subsidiaries) shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer common stock received upon exercise of the redemption right immediately prior to the expiration of the offer; or

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  we are the surviving entity in the transaction and either (A) our stockholders do not receive cash, securities or other property in the transaction or (B) all limited partners (other than our company or our subsidiaries) receive for each partnership unit an amount of cash, securities or other property equal or substantially equivalent in value to the product of the conversion factor and the greatest amount of cash, securities or other property received in the transaction by a holder of one of shares of our common stock.

        We also may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (ii) the survivor expressly agrees to assume all of our obligations under the partnership agreement, including those of the general partner, and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

        We also may, as the general partner, (i) transfer all or any portion of its general partnership interest to (A) a wholly-owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner, and (ii) engage in a transaction required by law or by the rules of any national securities exchange or OTC interdealer quotation system on which our common stock is listed.

        We, as the general partner, without the consent of the limited partners, may (i) merge or consolidate our operating partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation or (ii) sell all or substantially all of the assets of our operating partnership in a transaction pursuant to which the limited partners (other than us or any of our subsidiaries) receive consideration as set forth above.

Capital Contributions

        We will contribute, directly, to our operating partnership substantially all of the net proceeds from this offering as a capital contribution in exchange for common units. Upon completion this offering and the contribution of the net proceeds from this offering to our operating partnership, we will own an approximate        % (or         % if the underwriters' option to purchase additional shares is exercised in full) partnership interest in our operating partnership. The partnership agreement provides that if our operating partnership requires additional funds at any time in excess of funds available to our operating partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to our operating partnership on the same terms and conditions as are applicable to our borrowing of such funds. Under the partnership agreement, we are obligated to contribute the net proceeds from any future offering of common or preferred equity securities as additional capital to our operating partnership. If we contribute additional capital to our operating partnership, we will receive additional common or preferred units, as applicable, and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of our operating partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to our operating partnership, the general partner will revalue the property of our operating partnership to its fair market value (as determined by the general partner) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of such property for its fair market value (as determined by the general partner) on the date of the revaluation. Our operating partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from our operating partnership, including the partnership interests we own as the general partner.

Redemption Rights

        Pursuant to the partnership agreement, limited partners, other than us, will receive redemption rights, which will enable them to cause our operating partnership to redeem their common units in exchange for cash or, at our operating partnership's option, for shares of our common stock on a one-for-one basis, commencing nine months from the date of completion of this offering, with respect to 50% of the common units issued in our formation transactions and 18 months from the date of completion of this offering with respect to the remaining 50% of the common units issued in our formation transactions. During the first three years following completion of this offering, each share of our common stock issued in connection with the redemption of our common units will be subject to a six-month lock-up agreement. Pursuant to this lock-up agreement, the holders of the common units issued in our formation transactions have agreed, subject to certain exceptions, not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, the shares of common stock owned by them following redemption of our common units for a period of six months. Redemptions will generally occur only on the first day of each calendar quarter. Limited partners must submit an irrevocable notice to our operating partnership of the intention to tender for redemption no less than 60 days prior to the redemption date, and each limited partner must tender for redemption at least 1,000 common units or, if such limited partner holds less than 1,000 common units, all the common units owned by such limited partner. The number of shares of common stock issuable upon redemption of common units held by limited partners may be adjusted upon the occurrence of certain events such as share dividends, share subdivisions or combinations. We expect to fund any cash redemptions out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner would:

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  result in any person owning, directly or indirectly, shares of common stock in excess of the stock ownership limit in our charter;

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  result in our being "closely held" within the meaning of Section 856(h) of the Code;

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  cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant (other than a TRS) of ours, our operating partnership's or a subsidiary partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code;

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  cause us to fail to qualify as a REIT under the Code; or

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  cause the acquisition of common stock by such redeeming limited partner to be "integrated" with any other distribution of common stock or common units for purposes of complying with the registration provisions of the Securities Act.

        We, as the general partner, may, in our sole and absolute discretion, waive any of these restrictions.

        The partnership agreement requires that our operating partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Code (other than any federal income tax liability associated with our retained capital gains) and to ensure that the partnership will not be classified as a "publicly traded partnership" taxable as a corporation under Section 7704 of the Code.

Mandatory Redemption

        The partnership agreement grants our operating partnership, at its discretion, the option to redeem 50% of our common units issued in our formation transactions for shares of our common stock on a one-for-one basis subject to the restrictions on ownership and transfer of our stock set forth in our charter and described above, beginning nine months after the completion of this offering, and the option to redeem the remaining 50% of our common units in our formation transactions beginning 18 months following the completion of this offering. Any shares of our common stock issued pursuant to our mandatory redemption right will be subject to the lock-up restrictions described above.

Partnership Expenses

        In addition to the administrative and operating costs and expenses incurred by our operating partnership, our operating partnership generally will pay all of our administrative costs and expenses, including:

  •
  all expenses relating to our continuity of existence and our subsidiaries' operations;

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  all expenses relating to offerings and registration of securities;

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  all expenses associated with any repurchase by us of any securities;

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  all expenses associated with the preparation and filing of any of our periodic or other reports and communications under federal, state or local laws or regulations;

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  all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body;

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  all administrative costs and expenses, including salaries and other payments to directors, officers or employees, if any;

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  all accounting and legal expenses;

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  all expenses associated with any incentive plan, bonus plan or other plan providing compensation to our employees, if any, or directors;

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  all expenses incurred by us relating to any issuance or redemption of partnership units; and

  •
  all of our other operating or administrative costs incurred in the ordinary course of business on behalf of our operating partnership.

        These expenses, however, do not include any of our administrative and operating costs and expenses incurred that are attributable to properties that, in the future, may be owned by us directly rather than by our operating partnership or its subsidiaries.

General Partner Duties

        Our directors and officers have duties under applicable Maryland law to oversee our management in a manner consistent with our best interests. At the same time, we, as the general partner of our operating partnership, have fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to us. The partnership agreement provides that in the event of a conflict between the interests of our stockholders, on the one hand, and the limited partners of the operating partnership, on the other hand, as general partner we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners; provided, however, that so long as we own a controlling interest in the operating partnership, any such conflict that we, in our sole and absolute discretion, determine cannot be resolved in a manner not adverse to either our stockholders or the limited partners shall be resolved in favor of our stockholders and we shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

Distributions

        The partnership agreement provides that our operating partnership will distribute cash from operations (including net sale or refinancing proceeds, but excluding net proceeds from the sale of our operating partnership's property in connection with the liquidation of our operating partnership) at such time and in such amounts as determined by the general partner in its sole discretion, to us and the other limited partners in accordance with their respective percentage interests in our operating partnership.

        Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with their respective positive capital account balances.

LTIP Units

        LTIP units are a class of common units in our operating partnership and, if issued, will receive the same quarterly per-unit profit distributions as the other outstanding units in our operating partnership. LTIP units will not have full parity with other outstanding units with respect to liquidating distributions. Generally, under the terms of the LTIP units our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the last revaluation of our operating partnership assets until such event will be allocated first to the LTIP unit holders to equalize the capital accounts of such holders with the capital accounts of holders of our other outstanding common units. Upon equalization of the capital accounts of the LTIP unit holders with the capital accounts of the other holders of our common units, the LTIP units will achieve full parity with our other common units for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of common units at any time, and thereafter enjoy all the rights of such units, including redemption rights. However, there are circumstances under which such parity would not be reached. Until and unless such parity is reached, the value for a given number of vested LTIP units will be less than the value of an equal number of shares of our common stock.

Allocations

        Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally will be allocated to us and the other limited partners in accordance with the respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury regulations promulgated thereunder. To the extent Treasury regulations promulgated pursuant to Section 704(c) of the Code permit, we, as the general partner, shall have the authority to elect the method to be used by our operating partnership for allocating items with respect to (i) the difference between our accounting predecessor's adjusted tax basis in our portfolio and the proceeds of this offering that we will contribute to our operating partnership in exchange for common units and (ii) contributed property acquired for common units for which fair market value differs from the adjusted tax basis at the time of contribution. Any such election shall be binding on all partners. Upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the LTIP units to the extent necessary to equalize the capital accounts of such holders with the capital accounts of the holders of the general partner on a per unit basis.

Registration Rights

        We have granted those persons with a direct or indirect interest in the property entities who received common units in our formation transactions certain registration rights with respect to the shares of our common stock that may be issued to them in connection with the exercise of the redemption rights under the partnership agreement.

        Following the date on which the common units issued in our formation transactions become eligible for redemption we will be obligated to file one or more registration statements on Form S-3 covering the issuance and resale of the shares of our common stock issuable upon redemption of the common units issued in our formation transactions. In furtherance of such registration rights, we have also agreed as follows:

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  to use our commercially reasonable efforts to have the registration statement declared effective;

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  to furnish to limited partners redeeming their common units for shares of our common stock prospectuses, supplements, amendments, and such other documents reasonably requested by them;

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  to register or qualify such shares under the securities or blue sky laws of such jurisdictions within the United States as required by law;

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  to list shares of our common stock issued pursuant to the exercise of redemption rights on any securities exchange or national market system upon which shares of our common stock are then listed; and

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  to indemnify limited partners exercising redemption rights against all losses caused by any untrue statement of a material fact contained in the registration statement, preliminary prospectus or prospectus or caused by any omission to state a material fact required to be stated or necessary to make the statements therein not misleading, except insofar as such losses are caused by any untrue statement or omission based upon information furnished to us by such limited partners.

        Notwithstanding the foregoing, we are not required to file more than two registration statements in any 12-month period and, as a condition to our obligations with respect to the registration rights of limited partners, each limited partner will agree:

  •
  that no limited partner will offer or sell shares of our common stock that are issued upon redemption of their common units until such shares have been included in an effective registration statement;

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  that, if we determine in good faith that registration of shares for resale would require the disclosure of important information that we have a business purpose for preserving as confidential, the registration rights of each limited partner will be suspended until we notify such limited partners that suspension of their registration rights is no longer necessary (so long as we do not suspend their rights for more than 180 days in any 12-month period);

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  that if we propose an underwritten public offering, each limited partner will agree not to effect any offer, sale or distribution of our shares during the period commencing on the tenth day prior to the expected effective date of a registration statement filed with respect to the public offering or commencement date of a proposed offering and ending on the date specified by the managing underwriter for such offering; and

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  to indemnify us and each of our officers, directors and controlling persons against all losses caused by any untrue statement or omission contained in (or omitted from) any registration statement based upon information furnished to us by such limited partner.

        Subject to certain exceptions, our operating partnership will pay all expenses in connection with the exercise of registration rights under our operating partnership's partnership agreement.

4.75% Series A Preferred Units (Liquidation Preference $50.00 Per Unit)

        In connection with certain of our formation transactions, pursuant to contribution agreements between us and Hall Capital, our operating partnership issued an aggregate of 417,110 of 4.75% Series A Preferred Units, having an aggregate liquidation preference of approximately $20.86 million, in accordance with the terms of the contribution agreements, to Hall Capital in exchange for its equity interests in the entities that own Chase Corporate Center, Primacy II and Primacy III.

        Each 4.75% Series A Preferred Unit is a preferred unit of limited partnership interest in our operating partnership and has a liquidation preference value of $50.00. The 4.75% Series A Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of our operating partnership, rank: (a) senior to the common units and to all equity interests of our operating partnership the terms of which specifically provide that such equity interests shall rank junior to the 4.75% Series A Preferred Units; (b) junior to all equity interests issued by our operating partnership the terms of which specifically provide that such equity interests shall rank senior to the

4.75% Series A Preferred Units; and (c) on a parity with all equity interests issued by our operating partnership, other than those equity interests referred to in clauses (a) and (b).

        The 4.75% Series A Preferred Units are entitled to receive cumulative preferential cash distributions at the rate of 4.75% per annum of the $50.00 per unit liquidation preference (equivalent to a fixed annual amount of $2.50 per unit). Distributions shall accumulate on a daily basis and be cumulative from (and including) August 14, 2019 and be payable quarterly in equal amounts in arrears on or about the fifteenth day of January, April, July and October of each year. If a quarterly payment is not paid on or before its due date, then the amount due shall be increased by a penalty amount equal to 40% of the amount due (i.e., $0.25 per unit) and shall be calculated at an annual rate of 7% (instead of 5%) for the then-current quarter and each subsequent quarter until the amount due is paid. Following payment, the annual rate shall revert to 4.75%.

        The 4.75% Series A Preferred Units are redeemable at any time by us, in whole or in part, for cash at a redemption price of $50.00 per 4.75% Series A Preferred Unit, plus an amount equal to all accrued and unpaid distributions on such units, but upon the earlier occurrence of (a) a sale of Chase Corporate Center, Primacy II or Primacy III, we must redeem any 4.75% Series A Preferred Units then outstanding (but the dollar amount of such redemption shall not be greater than the net proceeds from such sale); and (b) May 1, 2023, we must redeem any 4.75% Series A Preferred Units then outstanding. If we do not redeem all of the 4.75% Series A Preferred Units outstanding on May 1, 2023, the annual dividend rate will increase to 18%, accruing on a daily basis until we redeem the 4.75% Series A Preferred Units.

        Pursuant to the partnership agreement, upon the earliest to occur of (a) the date on which Mr. Mathur ceases to be our Chief Executive Officer or is otherwise unable or unwilling to dedicate a reasonable amount of his business time to the management of our company and (b) May 1, 2024, Hall Capital may, by written notice to our operating partnership, require our operating partnership, to the extent permitted and subject to the terms of the loan documents governing the indebtedness secured by one or more of Chase Corporate Center, Primacy II and Primacy III, to offer one or more of such properties for sale using a leading broker to market and manage the sale process in a commercially reasonable time period. If Hall Capital delivers such a notice, our operating partnership will, to the extent permitted and subject to the terms of the loan documents governing the indebtedness secured by such property, use its best efforts in good faith to sell such property no later than 12 months after the date of such notice's delivery. If Hall Capital delivers such a notice that covers Chase Corporate Center, Primacy II and Primacy III and one or more of such properties has not been sold within 12 months after delivery of the notice, then the holder of the 4.75% Series A Preferred Units, at its option and upon not less than 30 nor more than 60 days' written notice to our operating partnership, may require our operating partnership to redeem all outstanding 4.75% Series A Preferred Units then held by such holder at the liquidation value per share, or an aggregate of approximately $20.86 million, plus any accrued but unpaid distributions.

        The 4.75% Series A Preferred Units have no voting rights.

Amendments of the Partnership Agreement

        We, as the general partner, without the consent of the limited partners, may amend the partnership agreement in any respect; provided that the following amendments require the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries):

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  any amendment affecting the operation of the conversion factor (for holders of LTIP units) or the redemption right (except as otherwise provided in the partnership agreement) in a manner that adversely affects the limited partners in any material respect;

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  any amendment that would adversely affect the rights of the limited partners to receive the distributions payable to them under the partnership agreement, other than with respect to the issuance of additional common units pursuant to the partnership agreement;

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  any amendment that would alter our operating partnership's allocations of profit and loss to the limited partners, other than with respect to the issuance of additional common units pursuant to the partnership agreement; or

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  any amendment that would impose on the limited partners any obligation to make additional capital contributions to our operating partnership.

Indemnification and Limitation of Liability

        The limited partners of our operating partnership expressly acknowledge that the general partner of our operating partnership is acting for the benefit of our operating partnership, the limited partners (including us) and our stockholders collectively and that we are under no obligation to consider the separate interests of the limited partners (including, without limitation, the tax consequences to some or all of the limited partners) in deciding whether to cause our operating partnership to take, or decline to take, any actions. The partnership agreement provides that in the event of a conflict between the interests of our stockholders on the one hand, and the limited partners of our operating partnership on the other hand, the general partner will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners, provided however, that so long as we own a controlling interest in our operating partnership, any such conflict that the general partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either our stockholders or the limited partners will be resolved in favor of our stockholders, and neither the general partner nor our company will be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the limited partners in connection with such decisions.

        To the extent permitted by applicable law, the partnership agreement will provide for the indemnification of the general partner, and our officers, directors, employees, agents and any other persons we may designate from and against any and all claims arising from operations of our operating partnership in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a court of competent jurisdiction that:

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  the act or omission of the indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty;

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  the indemnitee actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

        Similarly, the general partner of our operating partnership, and our officers, directors, agents or employees, will not be liable for monetary damages to our operating partnership or the limited partners for losses sustained or liabilities incurred as a result of errors in judgment or mistakes of fact or law or of any act or omission so long as any such party acted in good faith.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term

        Our operating partnership will continue indefinitely or until sooner dissolved upon:

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  the bankruptcy, dissolution, removal or withdrawal of the general partner (unless the limited partners elect to continue the partnership);

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  the passage of 90 days after the sale or other disposition of all or substantially all of the assets of the partnership;

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  the redemption of all common units (other than those held by us, if any) unless we decide to continue the partnership by the admission of one or more limited partners; or

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  an election by us in our capacity as the general partner.

Tax Matters

        The partnership agreement provides that the sole general partner of our operating partnership is the partnership representative of our operating partnership and, as such, has authority to handle tax audits and to make tax elections under the Code on behalf of our operating partnership.

PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of the completion of this offering, certain information regarding the beneficial ownership of shares of our common stock and shares of our common stock issuable upon redemption of common units for (1) each person who is expected to be the beneficial owner of 5% or more of our outstanding common stock immediately following the completion of this offering, (2) each of our directors, director nominees and named executive officers, and (3) all of our directors, director nominees and executive officers as a group. This table assumes that this offering has been completed, and gives effect to the expected issuance of common stock in connection with this offering based on the midpoint of the price range set forth on the front cover of this prospectus. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the footnotes to the table. The extent to which a person will hold shares of common stock as opposed to common units or LTIP units is set forth in the footnotes below.

        The SEC has defined "beneficial ownership" of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

        Unless otherwise indicated, the address of each named person is c/o Priam Properties Inc., 102 Woodmont Boulevard, Suite 100, Nashville, Tennessee 37205. No shares beneficially owned by any executive officer, director or director nominee have been pledged as security for a loan.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)	Number of Shares and Common Units Beneficially Owned		Percentage of All Shares of Common Stock	Percentage of All Shares of Common Stock and Common Units(3)
Abhishek Mathur		2,578,947	(2)
W. Michael Madden		2,578,947	(2)
Brian C. Adams
Michael E. Harris
Michael A. Koban Jr.
Dale A. Reiss
All executive officers and directors as a group (6 people)

*
Less than 1.0%

(1)
Represents number of shares of restricted common stock expected to be granted to the named individual pursuant to the Individual Equity Incentive Plan concurrently with the completion of this offering, based upon an assumed public offering price equal to the midpoint of the price range set forth on the front cover of this prospectus.

(2)
Includes 18,355 common units held by Priam Ventures Fund II, LP, 75,934 common units held by 4515 Poplar CIV LLC, 63,271 common units held by 5400 Poplar CIV LLC, 24 common units held by 6055 Primacy Manager LLC, 14,952 common units held by 6055 Primacy CIV LLC, 24 common units held by Priam Investors GP, LLC, 84, 915 common units held by 8200 Haverstick CIV LLC, 163,792 common units held by Priam Capital Fund III, LP, 119,151 common units held by 8700 Trail Lake CIV LLC, 281,687 common units held by Priam CCC CIV LLC, 158,407 common units held by Executive Office Park CIV LLC, 129,147 common units held by Goodale CIV LLC, 201,011 common units held by Intech Ten CIV LLC, 232,056 common units held by MetroCenter IV CIV LLC, 375,015 common units held by MetroCenter V CIV LLC, 89 common units held by Primacy III Manager LLC, 89 common units held by Priam Capital GP, LLC, 66,389 common units held by Priam III CIV LLC and 594,639 common units held by Sabal Park CIV LLC. Each or Mr. Mathur and Mr. Adams is deemed to be, for purposes of this table, the beneficial owner of the common units held by Priam Ventures Fund II, LP, 4515 Poplar CIV LLC, 5400 Poplar CIV LLC, 6055 Primacy Manager, 6055 Primacy CIV LLC, Priam Investors GP, LLC, 8200 Haverstick CIV LLC, Priam Capital Fund III, LP, 8700 Trail Lake CIV LLC, Priam CCC CIV, LLC, Executive Office Park CIV LLC, Goodale CIV LLC, Intech Ten CIV LLC, MetroCenter IV CIV LLC, MetroCenter V CIV LLC, Primacy III Manager LLC, Priam Capital GP, LLC, Priam III CIV LLC and Sabal Park CIV LLC as each holds shared voting and dispositive power over such shares.

(3)
Assumes an aggregate of            shares of common stock and an aggregate of 2,578,947 common units (other than common units and LTIP units to be held by us).

 DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material terms of our capital stock and certain terms of our charter and bylaws as we expect they will be at the time of completion of this offering. For a complete description, we refer you to the MGCL and to our charter and bylaws. For a more complete understanding of our capital stock, we encourage you to read carefully this entire prospectus, as well as our charter and bylaws, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

General

        Upon completion of this offering we will be authorized to issue 600,000,000 shares of stock, consisting of 500,000,000 shares of common stock, $0.01 par value per share, or our common stock, and 100,000,000 shares of preferred stock, $0.01 par value per share, or our preferred stock. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action on the part of our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series without stockholder approval. As of the date of this prospectus, we had 1,000 outstanding shares of common stock issued in connection with our initial capitalization, which we will repurchase upon completion of this offering, and no outstanding shares of preferred stock. Upon completion of this offering and the grants of restricted stock described elsewhere in this prospectus,            shares of our common stock will be issued and outstanding and no shares of our preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

Common Stock

        Subject to the preferential rights, if any, of holders of any other class or series of stock and to the provisions of our charter regarding restrictions on ownership and transfer of our stock, holders of our common stock:

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  have the right to receive ratably any distributions from funds legally available therefor, when, as and if authorized by our board of directors and declared by us; and

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  are entitled to share ratably in the assets of our company legally available for distribution to the holders of our common stock in the event of our liquidation, dissolution or winding up of our affairs.

        There generally are no redemption, sinking fund, conversion, preemptive or appraisal rights with respect to our common stock.

        Subject to the provisions of our charter regarding restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Power to Reclassify and Issue Stock

        Our board of directors may classify any unissued shares of preferred stock, and reclassify any unissued shares of common stock or any previously classified but unissued shares of preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights or distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each class or series, our board of directors is required by the MGCL and our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law, the terms of any other class or series of our stock or the rules of any stock exchange or automated quotation system on which our stock may be then listed or quoted.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

        Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action by our stockholders, to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the additional shares of stock, will be available for future issuance without further action by our stockholders, unless such action is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

        In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

        Because our board of directors believes it is at present essential for us to qualify as a REIT, among other purposes, our charter, subject to certain exceptions, will contain restrictions on the number of our shares of stock that a person may own. Our charter provides that, subject to certain exceptions, no person may beneficially or constructively own more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of any class or series of our capital stock, or the Ownership Limit.

        Our charter will also prohibit any person from:

  •
  beneficially owning shares of our capital stock to the extent that such beneficial ownership would result in our being "closely held" within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year);

  •
  transferring shares of our capital stock to the extent that such transfer would result in our shares of capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code);

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  beneficially or constructively owning shares of our capital stock to the extent such beneficial or constructive ownership would cause us to constructively own 9.9% or more of the ownership interests in a tenant (other than a taxable REIT subsidiary) of our real property within the meaning of Section 856(d)(2)(B) of the Code; or

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  beneficially or constructively owning or transferring shares of our capital stock if such beneficial or constructive ownership or transfer would otherwise cause us to fail to qualify as a REIT under the Code.

        Our board of directors, in its sole discretion, may prospectively or retroactively exempt a person from certain of the limits described in the paragraph above and may establish or increase an excepted holder percentage limit for that person. The person seeking an exemption must provide to our board of directors any representations, covenants and undertakings that our board of directors may deem appropriate in order to conclude that granting the exemption and/or establishing the excepted holder limit will not cause us to lose our status as a REIT. Our board of directors may not grant an exemption to any person if that exemption would result in our failing to qualify as a REIT. Our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

        Notwithstanding the receipt of any ruling or opinion, our board of directors may impose such guidelines or restrictions as it deems appropriate in connection with granting such exemption. In connection with granting a waiver of the ownership limit or creating an exempted holder limit or at any other time, our board of directors from time to time may increase or decrease the ownership limit, subject to certain exceptions.

        Any attempted transfer of shares of our capital stock which, if effective, would violate any of the restrictions described above will result in the number of shares of our capital stock causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, except that any transfer that results in the violation of the restriction relating to shares of our capital stock being beneficially owned by fewer than 100 persons will be void ab initio. In either case, the proposed transferee will not acquire any rights in those shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the purported transfer or other event that results in the transfer to the trust. Shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends or other distributions and will have no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

        Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership and transfer limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee (net of any commission and other expenses of sale) from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends or other distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that our shares of our stock have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he or she was entitled to receive, the excess shall be paid to the trustee upon demand.

        In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer, which we may reduce by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

        If a transfer to a charitable trust, as described above, would be ineffective for any reason to prevent a violation of the ownership and transfer restrictions, the transfer that would have resulted in a violation will be void ab initio, and the proposed transferee shall acquire no rights in those shares.

        Any certificate representing shares of our capital stock, and any notices delivered in lieu of certificates with respect to the issuance or transfer of uncertificated shares, will bear a legend referring to the restrictions described above.

        Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our capital stock that resulted in a transfer of shares to a charitable trust, is required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice, and provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        Every beneficial owner of more than 5% (or any lower percentage as required by the Code or the regulations promulgated thereunder) in number or value of the outstanding shares of our capital stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his, her or its name and address, the number of shares of each class and series of shares of our capital stock that he, she or it beneficially owns and a description of the manner in which the shares are held. Each of these owners must provide us with additional information that we may request in order to determine the effect, if any, of his, her or its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each stockholder (including the stockholder of record) will, upon demand, be required to provide us with information that we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine our compliance.

        These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

        Although the following summary describes certain provisions of Maryland law and the material provisions of our charter and bylaws, it is not a complete description of our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part, or of Maryland law. See "Where You Can Find More Information."

Our Board of Directors

        Our charter and bylaws provide that the number of directors of our company may be established, increased or decreased by our board of directors, but may not be less than the minimum number required under the MGCL, which is one, or, unless our bylaws are amended, more than fifteen. We have elected by a provision of our charter to be subject to a provision of Maryland law requiring that, subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

        Each member of our board of directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors, and directors will be elected by a plurality of the votes cast in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors.

Removal of Directors

        Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed from office at any time, but only for cause (as defined in our charter), and then only by the affirmative vote of holders of shares entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors except for cause and by a substantial affirmative vote and from filling the vacancies created by such removal with their own nominees.

Resignation Policy for Directors

        Directors are elected by a plurality of the votes cast. Our board of directors will adopt a policy regarding the election of directors in uncontested elections. Pursuant to such policy, in an uncontested election of directors, any nominee who receives a greater number of votes affirmatively withheld from his or her election than votes for his or her election will, within two weeks following certification of the stockholder vote by our company, submit a written resignation offer to our board of directors for consideration by our nominating and corporate governance committee. Our nominating and corporate governance committee will consider the resignation offer and, within 60 days following certification by our company of the stockholder vote with respect to such election, will make a recommendation to our board of directors concerning the acceptance or rejection of the resignation offer. Our board of directors will take formal action on the recommendation no later than 90 days following certification of the stockholder vote by our company. We will publicly disclose, in a Form 8-K filed with the SEC, the decision of our board of directors. Our board of directors will also provide an explanation of the process by which its decision was made and, if applicable, its reason or reasons for rejecting the tendered resignation.

Business Combinations

        Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person (other than the corporation or any subsidiary) who beneficially owns 10% or more of the voting power of the corporation's outstanding voting stock after the date on which the corporation had 100 or more beneficial owners of its stock, or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock) or an affiliate of an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by it.

        The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested stockholder became an interested stockholder. As permitted by the MGCL, our board of directors has adopted a resolution exempting any business combination between us and any other person from the provisions of this statute, provided that the business combination is first approved by our board of directors (including a majority of directors who are not affiliates or associates of such persons). However, our board of directors may repeal or modify this resolution at any time in the future, in which case the applicable provisions of this statute will become applicable to business combinations between us and interested stockholders.

Control Share Acquisitions

        The MGCL provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights with respect to those shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by stockholders entitled to vote generally in the election of directors, excluding votes cast by (1) the person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply to, among other things, (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by the charter or bylaws of the corporation.

        Our bylaws contain a provision exempting from the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future by our board of directors.

Subtitle 8, Also Known as the Maryland Unsolicited Takeover Act

        Subtitle 8 of Title 3 of the MGCL, which is commonly referred to as the Maryland Unsolicited Takeover Act, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors, without stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, that:

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  the corporation's board of directors will be divided into three classes;

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  the affirmative vote of two-thirds of the votes cast in the election of directors generally is required to remove a director;

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  the number of directors may be fixed only by vote of the directors;

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  a vacancy on its board of directors be filled only by the remaining directors and that directors elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred; and

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  the request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting is required for the calling of a special meeting of stockholders.

        We will elect in our charter to be subject to the provision of Subtitle 8 providing that vacancies on our board of directors may be filled only by the remaining directors, even if such remaining directors do not constitute a quorum. Our charter prohibits us from electing to be subject to each of the other provisions of Subtitle 8 unless an election by our board of directors to opt in to any section of Subtitle 8 is approved by the affirmative vote of at least a majority of the votes cast on the matter by our stockholders entitled to vote generally in the election of our directors. In addition, without our having elected to be subject to Subtitle 8, our charter and bylaws already (1) require the affirmative vote of holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of directors to remove a director from our board of directors, (2) vest in our board of directors the exclusive power to fix the number of directors and (3) require, unless called by our chairman, our President, our Chief Executive Officer or our board of directors, the request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting to call a special meeting. Our board of directors is not currently classified.

Meetings of Stockholders

        Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any business will be held on a date and at the time and place set by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies under Maryland law. In addition, our chairman, President, Chief Executive Officer or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be considered by our stockholders will also be called by our Secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on such matter, accompanied by the information required by our bylaws. Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our Secretary may prepare and mail the notice of the special meeting.

Amendments to Our Charter and Bylaws

        Under the MGCL, a Maryland corporation generally cannot amend its charter unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Except for certain amendments related to the removal of directors, the restrictions on ownership and transfer of our stock and the vote required to amend those provisions (which must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue. Our board of directors may also amend our charter to change our name or make certain other ministerial changes without stockholder approval.

        Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Extraordinary Transactions

        Under the MGCL, a Maryland corporation generally cannot dissolve, merge, convert, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. As permitted by the MGCL, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Many of our operating assets will be held by our subsidiaries, and these subsidiaries may be able to merge or sell all or substantially all of their assets without the approval of our stockholders.

Appraisal Rights

        Our charter provides that our stockholders generally will not be entitled to exercise statutory appraisal rights.

Dissolution

        Our dissolution must be declared advisable by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record at the record date for the meeting, at the time of giving of notice and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on the election of the individual so nominated or such other business and who has complied with the advance notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

        With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that the special meeting has been properly called in accordance with our bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record at the record date for the meeting, at the time of giving of notice and at the time of the meeting (or any postponement or adjournment thereof), who is entitled to vote at the meeting on the election of each individual so nominated and who has complied with the advance notice provisions set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Proxy Access

        Our bylaws permit a stockholder, or group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least the prior three years to nominate a candidate for election to the board of directors and inclusion in our proxy materials for the annual meeting of stockholders, provided that the total number of all stockholder nominees included in our proxy materials shall not exceed the greater of (i) one or (ii) 20% (rounded down) of the number of directors on the last day that notice of such a nomination may be given. The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

        Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including:

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  supermajority vote and cause requirements for removal of directors;

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  requirement that stockholders holding at least a majority of our outstanding common stock must act together to make a written request before our stockholders can require us to call a special meeting of stockholders;

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  provisions that vacancies on our board of directors may be filled only by the remaining directors for the full term of the directorship in which the vacancy occurred;

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  the power of our board of directors, without stockholder approval, to increase or decrease the aggregate number of authorized shares of stock or the number of shares of any class or series of stock;

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  the power of our board of directors to cause us to issue additional shares of stock of any class or series and to fix the terms of one or more classes or series of stock without stockholder approval;

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  the restrictions on ownership and transfer of our stock; and

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  advance notice requirements for director nominations and stockholder proposals.

        Likewise, if the resolution opting out of the business combination provisions of the MGCL is repealed, or the business combination is not approved by our board of directors, or the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Exclusive Forum

        Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, will be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought on our behalf (other than actions arising under federal securities laws), (c) any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or to our stockholders, (d) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (e) any other action asserting a claim against us or any of our directors, officers or other employees that is governed by the internal affairs doctrine. This provision does not cover claims made by stockholders pursuant to the securities laws of the United States, or any rules or regulations promulgated thereunder.

Limitation of Liability and Indemnification of Directors and Officers

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

        Our charter and bylaws provide for indemnification of our officers and directors against liabilities to the maximum extent permitted by the MGCL, as amended from time to time.

        The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made, or threatened to be made, a party or witness by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

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  the director or officer actually received an improper personal benefit in money, property or services; or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

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  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

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  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

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  any present or former director or officer of our company who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or

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  any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our company in any of the capacities described above and to any employee or agent of our company or any predecessor of ours, including our accounting predecessor.

        We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law. Upon completion of this offering, we will enter into such indemnification agreements with each of our three current director nominees.

REIT Qualification

        Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

SHARES ELIGIBLE FOR FUTURE SALE

General

        Upon completion of this offering, we will have            outstanding shares of our common stock (            shares if the underwriters' option to purchase additional shares is exercised in full). In addition, upon completion of this offering, 2,578,947 shares of our common stock will be reserved for future issuance upon redemption of common units issued in our formation transactions and                        shares of our common stock will be available for future issuance under the Equity Incentive Plans.

        Of these shares, the            shares sold in this offering (            shares if the underwriters' option to purchase additional shares is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares purchased in this offering by our "affiliates," as that term is defined by Rule 144 under the Securities Act. The remaining shares of common stock issued to our officers, directors, affiliates and to our Advisor pursuant to the Equity Incentive Plans and the shares of our common stock issuable to officers, directors and affiliates upon redemption of common units will be "restricted shares" as defined in Rule 144.

        Prior to this offering, there has been no public market for our common stock. Trading of our common stock on the NYSE American is expected to commence immediately following the completion of this offering. No assurance can be given as to (1) the likelihood that an active market for shares of our common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock (including shares issued upon the redemption of common units), or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See "Risk Factors—Risks Related to this Offering."

        For a description of certain restrictions on transfers of shares of our common stock held by certain of our stockholders, see "Description of Capital Stock—Restrictions on Ownership and Transfer."

Rule 144

        After giving effect to this offering,                         shares of our outstanding common stock will be "restricted" securities under the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

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  1.0% of the shares of our common stock then outstanding, which will equal approximately                        shares immediately after this offering (            shares if the underwriters' option to purchase additional shares is exercised in full); or

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  the average weekly trading volume of our common stock on the NYSE American during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Redemption Rights

        In connection with our formation transactions, our operating partnership issued an aggregate of 2,578,947 common units to the prior investors in the entities that owned the properties in our portfolio. Beginning nine months following completion of this offering, 50% of the common units issued in our formation transactions will be redeemable, at the option of each holder, and beginning eighteen months following completion of this offering, the remaining 50% of the common units issued in our formation transactions will be redeemable, at the option of each holder. Each common unit will be redeemable for cash in an amount equal to the then-current market price per share of our common stock or, at our option, for shares of our common stock on a one-for-one basis, subject to the restrictions on ownership and transfer of our stock set forth in our charter and described under the section titled "Description of Capital Stock—Restrictions on Ownership and Transfer." See "Description of the Partnership Agreement of Our Operating Partnership." During the first three years following completion of this offering, each share of our common stock issued in connection with the redemption of our common units will be subject to a six-month lock-up agreement. See "—Lock-up Agreements" below. Additionally, we, as the general partner of our operating partnership, may, at our option, force such redemptions described above.

Registration Rights

        Pursuant to the terms of the partnership agreement of our operating partnership, we have agreed to file, following the date on which the common units issued in our formation transactions become eligible for redemption, one or more registration statements on Form S-3 registering the issuance and resale of the common stock issuable upon redemption of the common units issued in connection with our formation transactions, including those issued to our officers, directors and their affiliates. We have agreed to pay all of the expenses relating to such registration statements, except for any brokerage and sale commission fees and disbursements of each holder's counsel, accountants and other advisors, and any transfer taxes relating to the sale or disposition of shares of common stock by such holder.

Equity Incentive Plans

        We intend to adopt the Equity Incentive Plans immediately prior to the completion of this offering. The Equity Incentive Plans will provide for the grant of various types of incentive awards to directors, officers, in the event we do hire employees, employees, and consultants of our company and our subsidiaries and affiliates, including our operating partnership, and members of our Advisor's management team and employees who perform services for us, either individually or via grants of incentive equity to our Advisor. An aggregate of             shares of our common stock are authorized for issuance under the Equity Incentive Plans, of which an aggregate of            shares (based on the midpoint of the price range set forth on the front cover of this prospectus) will be granted to our directors pursuant to the Individual Equity Incentive Plan upon completion of this offering and will be subject to the lock-up agreements discussed below. After giving effect to grants of restricted shares of common stock concurrently with the completion of this offering, we expect that an aggregate of                        shares of our common stock will be available for future issuance under the Equity Incentive Plans.

        We intend to file with the SEC a Registration Statement on Form S-8 covering the shares of common stock issuable under the Individual Equity Incentive Plan. Shares of our common stock covered by this registration statement, including any shares of our common stock issuable upon the exercise of options or restricted shares of common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Lock-up Agreements

        In addition to the limits placed on the sale of our common stock by operation of Rule 144 and other provisions of the Securities Act, our directors, executive officers, Advisor, director nominees and their affiliates have agreed with the underwriters of this offering, subject to certain exceptions, not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, any shares of common stock or securities convertible into, exchangeable for or exercisable for shares of common stock (including common units and LTIP units) owned by them at the completion of this offering or thereafter acquired by them for a period of 180 days (subject to extension in certain circumstances) after the date of this prospectus, without the prior written consent of                                    .

        However, in addition to certain other exceptions, each of our directors, director nominees, executive officers and their respective affiliates may transfer or dispose of his or her shares during the lock-up period in the case of gifts or for estate planning purposes, provided that each transferee agrees to a similar lock-up agreement for the remainder of the lock-up period (including any extension period), the transfer does not involve a disposition for value, no report is required to be filed by the transferor under the Exchange Act as a result of the transfer and the transferor does not voluntarily effect any public filing or report regarding such transfer.

        During the first three years following completion of this offering, each share of our common stock issued in connection with the redemption of our common units will be subject to a six-month lock-up agreement. Pursuant to this lock-up agreement, the holders of the common units issued in our formation transactions have agreed, subject to certain exceptions, not to sell or otherwise transfer or encumber, or enter into any transaction that transfers, in whole or in part, directly or indirectly, the shares of common stock owned by them following redemption of our common units for a period of six months.

 MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        This section summarizes the material federal income tax considerations that you, as a stockholder, may consider relevant in connection with the acquisition, ownership and disposition of our common stock and our election to be taxed as a REIT.

        Hunton Andrews Kurth LLP has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders that are subject to special treatment under the federal income tax laws, such as:

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  insurance companies;

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  tax-exempt organizations (except to the limited extent discussed in "—Taxation of Tax-Exempt Stockholders" below);

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  financial institutions or broker-dealers;

  •
  non-U.S. individuals and foreign corporations (except to the limited extent discussed in "—Taxation of Non-U.S. Stockholders" below);

  •
  U.S. expatriates;

  •
  persons who mark-to-market our stock;

  •
  subchapter S corporations;

  •
  U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

  •
  regulated investment companies and REITs;

  •
  trusts and estates;

  •
  holders who receive our stock through the exercise of employee stock options or otherwise as compensation;

  •
  persons holding our stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

  •
  persons subject to the alternative minimum tax provisions of the Code;

  •
  persons that own 10% or more of our stock; and

  •
  persons holding our stock through a partnership or similar pass-through entity.

        This summary assumes that stockholders hold our stock as capital assets for federal income tax purposes, which generally means property held for investment.

        The statements in this section are not intended to be, and should not be construed as, tax advice. The statements in this section are based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, and court decisions. The reference to IRS interpretations and practices includes the IRS practices and policies endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this summary. Future legislation, Treasury regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law on which the information in this section is based. Any such change could apply retroactively. We have not received any rulings from the IRS concerning our qualification as a REIT. Accordingly, even if there is no change in the applicable law, no assurance can be provided that the statements made in the following discussion, which do not bind the IRS or the courts, will not be challenged by the IRS or will be sustained by a court if so challenged.

        WE URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND SALE OF OUR STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT. SPECIFICALLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION, AND REGARDING POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of our Company

        We have elected to be taxed as a pass-through entity under subchapter S of the Code, but intend to revoke our S election prior to the closing of this offering. We intend to elect to be taxed as a REIT for federal income tax purposes commencing with our short taxable year ending December 31, 2020. We believe that, commencing with such short taxable year, we will be organized and will operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

        The following discussion sets forth only the material aspects of these laws. This summary is qualified in its entirety by the applicable Code provisions and the related Treasury Regulations and administrative and judicial interpretations thereof.

        In connection with this offering, Hunton Andrews Kurth LLP will render an opinion prior to the effectiveness of the registration statement of which this prospectus forms a part that, commencing with our short taxable year ending December 31, 2020, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the Code for our short taxable year ending December 31, 2020 and subsequent taxable years. Investors should be aware that Hunton Andrews Kurth LLP's opinion is based upon customary assumptions, will be conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, is not binding upon the IRS or any court, and speaks as of the date issued. In addition, Hunton Andrews Kurth LLP's opinion will be based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT will depend upon our ability to meet on a continuing basis, through actual annual and quarterly operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our capital stock ownership, and the percentage of our earnings that we distribute. Hunton Andrews Kurth LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. Hunton Andrews Kurth LLP's opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material), in order for us to maintain our REIT qualification. For a discussion of the tax consequences of our failure to qualify as a REIT, see "—Failure to Qualify as a REIT."

        If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the "double taxation," or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

  •
  We will pay federal income tax on any taxable income, including undistributed net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

  •
  We will pay income tax at the highest corporate rate on:

  •
  net income from the sale or other disposition of property acquired through foreclosure ("foreclosure property") that we hold primarily for sale to customers in the ordinary course of business; and

  •
  other non-qualifying income from foreclosure property.

  •
  We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

  •
  If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under "—Gross Income Tests," and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on:

  •
  the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by

  •
  a fraction intended to reflect our profitability.

  •
  If we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income required to be distributed from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distribute.

  •
  We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we made a timely designation of such gain to the stockholders) and would receive a credit or refund for its proportionate share of the tax we paid.

  •
  We will be subject to a 100% excise tax on transactions with any TRS that are not conducted on an arm's-length basis.

  •
  If we fail any of the asset tests, other than a de minimis failure of the 5% asset test, the 10% vote test or 10% value test, as described below under "—Asset Tests," as long as the failure was due to reasonable cause and not to willful neglect, we file a description of each asset that caused such failure with the IRS, and we dispose of the assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or the highest federal income tax rate then applicable to U.S. corporations on the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

  •
  If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

  •
  If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation's basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the five-year period after we acquire the asset provided no election is made for the transaction to be taxable on a current basis. The amount of gain on which we will pay tax is the lesser of:

    •
    the amount of gain that we recognize at the time of the sale or disposition, and

    •
    the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

    •
    We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Recordkeeping Requirements."

    •
    The earnings of our lower-tier entities that are subchapter C corporations, including any TRS we form in the future, will be subject to federal corporate income tax.

        In addition, notwithstanding our qualification as a REIT, we also may have to pay certain state and local income taxes because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any TRS we form the future will be subject to federal, state and local corporate income tax on their taxable income.

Requirements for Qualification as a REIT

        A REIT is a corporation, trust, or association that meets each of the following requirements:

  1.
  It is managed by one or more trustees or directors.

  2.
  Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

  3.
  It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

  4.
  It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

  5.
  At least 100 persons are beneficial owners of its shares or ownership certificates.

  6.
  Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the Code defines to include certain entities, during the last half of any taxable year.

  7.
  It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

  8.
  It meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions to stockholders.

  9.
  It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws.

        We must meet requirements 1 through 4, 7, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 will apply to us beginning with our 2021 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining stock ownership under requirement 6, an "individual" generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An "individual," however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

        Our charter provides restrictions regarding the transfer and ownership of shares of our capital stock. See "Description of Capital Stock—Restrictions on Ownership and Transfer." We believe that we will issue sufficient stock with sufficient diversity of ownership to allow us to satisfy requirements 5 and 6 above. The restrictions in our charter are intended (among other things) to assist us in continuing to satisfy requirements 5 and 6 above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy such share ownership requirements. If we fail to satisfy these share ownership requirements, our qualification as a REIT may terminate. For purposes of requirement 9, we have adopted December 31 as our year end, and thereby satisfy this requirement.

        Qualified REIT Subsidiaries.    A corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, other than a TRS, all of the stock of which is owned by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiary" that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

        Other Disregarded Entities and Partnerships.    An unincorporated domestic entity, such as a limited liability company, that has a single owner for federal income tax purposes generally is not treated as an entity separate from its owner for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Our proportionate share for purposes of the 10% value test (see "—Asset Tests") is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an equity interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

        We have control of our operating partnership and intend to control any subsidiary partnerships and limited liability companies, and we intend to operate them in a manner consistent with the requirements for our qualification as a REIT. We may from time to time be a limited partner or non-managing member in some of our partnerships and limited liability companies. If a partnership or limited liability company in which we own an interest takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

        Taxable REIT Subsidiaries.    A REIT may own up to 100% of the shares of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation (other than a REIT) of which a TRS directly or indirectly owns more than 35% of the voting power or value of the outstanding securities will automatically be treated as a TRS. We are not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by a TRS to us is an asset in our hands, and we treat the distributions paid to us from such TRS, if any, as dividend income to the extent of the TRS's current and accumulated earnings and profits. This treatment may affect our compliance with the gross income and asset tests. Because we do not include the assets and income of TRSs in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more TRSs.

        A TRS pays income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. In addition, overall limitations on the deductibility of net interest expense by businesses could apply to any TRS. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT's tenants that are not conducted on an arm's-length basis, such as any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS of ours, redetermined deductions and excess interest represent any amounts that are deducted by a TRS of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm's length negotiations, and redetermined TRS service income is income of a TRS that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. Dividends paid to us from a TRS, if any, will be treated as dividend income received from a corporation. The foregoing treatment of TRSs may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders and may affect our compliance with the gross income tests and asset tests.

        Rent that we receive from a TRS will qualify as "rents from real property" as long as (1) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (2) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space, as described in further detail below under "—Gross Income Tests—Rents from Real Property." If we lease space to a TRS in the future, we intend to comply with these requirements. Any TRS we form in the future will be subject to corporate income tax on their taxable income.

Gross Income Tests

        We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

  •
  rents from real property;

  •
  interest on debt secured by mortgages on real property, or on interests in real property, and, interest on debt secured by mortgages on both real and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

  •
  dividends or other distributions on, and gain from the sale of, shares in other REITs;

  •
  gain from the sale of real estate assets;

  •
  income and gain derived from foreclosure property; and

  •
  income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

        Although a debt instrument issued by a "publicly offered REIT" (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) is treated as a "real estate asset" for the asset tests, neither the gain from the sale of such debt instruments nor interest on such debt instruments is treated as qualifying income for the 75% gross income test unless the debt instrument is secured by real property or an interest in real property.

        Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both the 75% and 95% gross income tests. In addition, income and gain from "hedging transactions" (as defined in "—Hedging Transactions") that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 75% and 95% gross income tests. In addition, certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See "—Foreign Currency Gain." Finally, gross income attributable to cancellation of indebtedness income will be excluded from both the numerator and denominator for purposes of both of the gross income tests. The following paragraphs discuss the specific application of certain relevant aspects of the gross income tests to us.

        Rents from Real Property.    Rent that we receive for the use of our real property will qualify as "rents from real property," which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

  •
  First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

  •
  Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a TRS.

  •
  Third, if the rent attributable to personal property leased in connection with a lease of real property is 15% or less of the total rent received under the lease, then the rent attributable to personal property will qualify as rents from real property. However, if the 15% threshold is exceeded, the rent attributable to personal property will not qualify as rents from real property.

  •
  Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive revenue. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income for the related properties. However, we need not provide services through an "independent contractor" or a TRS, but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor or a TRS, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property.

        As described above, in order for the rent that we receive to constitute "rents from real property," several other requirements must be satisfied. First, rent must not be based in whole or in part on the income or profits of any person. Percentage rent, however, will qualify as "rents from real property" if it is based on percentages of receipts or sales and the percentages:

  •
  are fixed at the time the leases are entered into;

  •
  are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

  •
  conform with normal business practice.

        More generally, rent will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We intend to set and accept rents that are not to any extent determined by reference to any person's income or profits, in compliance with the rules above.

        Second, if we own, at any time during a taxable year, actually or constructively, 10% or more (measured by voting power or fair market value) of the stock of a corporate lessee, or 10% or more of the assets or net profits of any non-corporate lessee (each a "related party tenant"), other than a TRS, any income we receive from the lessee during the year will be non-qualifying income for purposes of the 75% and 95% gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. We believe that all of our properties are and will be leased to third parties that do not constitute related party tenants. In addition, our charter prohibits transfers of our stock that would cause us to own actually or constructively, 10% or more of the ownership interests in any non-TRS lessee. Based on the foregoing, we should never own, actually or constructively, 10% or more of any lessee other than a TRS. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our stock, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a TRS at some future date. As described above, we may own up to 100% of the shares of one or more TRSs. Notwithstanding the foregoing, under an exception to the related-party tenant rule, rent that we receive from a TRS will qualify as "rents from real property" as long as (i) at least 90% of the leased space in the property is leased to persons other than TRSs and related-party tenants, and (ii) the amount paid by the TRS to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The "substantially comparable" requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the TRS. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any TRS or related party tenant. Any increased rent attributable to a modification of a lease with a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock (a "controlled TRS") will not be treated as "rents from real property." If in the future we receive rent from a TRS, we will seek to comply with this exception.

        Third, the rent attributable to the personal property leased in connection with the lease of a property must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a property is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the property at the beginning and at the end of such taxable year (the "personal property ratio"). With respect to each of our leases, we believe either that the personal property ratio is less than 15% or that any rent attributable to excess personal property, when taken together with all of our other non-qualifying income, will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus potentially lose our REIT status.

        Fourth, except as described below, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an "independent contractor," but instead may provide services directly to our tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of "noncustomary" services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost for performing such services) does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the shares of one or more TRSs, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We believe that we do not perform any services other than customary ones for our lessees other than services that are provided through independent contractors or TRSs.

        If a portion of the rent that we receive from a property does not qualify as "rents from real property" because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is non-qualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT qualification. If, however, the rent from a particular lease or property does not qualify as "rents from real property" because either (i) the rent is considered based on the income or profits of the related lessee, (ii) the lessee either is a related party tenant or fails to qualify for the exceptions to the related party tenant rule for qualifying TRSs or (iii) we furnish more than de minimis noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a TRS, none of the rent from that lease or property, as applicable, would qualify as "rents from real property." In that case, we might lose our REIT qualification because we would be unable to satisfy either the 75% or 95% gross income test. In addition to the rent, the lessees are required to pay certain additional charges. We believe that our leases are structured in a manner that will enable us to continue satisfy the REIT gross income tests.

        Interest.    For purposes of the 75% and 95% gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, interest generally includes the following:

  •
  an amount that is based on a fixed percentage or percentages of receipts or sales; and

  •
  an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying "rents from real property" if received directly by a REIT.

        Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan or on the date the REIT modifies the loan (if the modification is treated as "significant" for federal income tax purposes), a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan. For purposes of this paragraph, however, we do not need to redetermine the fair market value of the real property securing a loan in connection with a loan modification that is occasioned by a borrower default or made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan. In addition, in the case of a loan that is secured by both real property and personal property, if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property securing the loan, then the personal property securing the loan will be treated as real property for purposes of determining whether the interest on such loan is qualifying income for purposes of the 75% gross income test.

        If a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property's value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests assuming the loan is held for investment.

        Dividends.    Our share of any dividends received from any corporation (including any TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

        Fee Income.    We may receive various fees. Fee income generally will not be treated as qualifying income for purposes of the 75% and 95% gross income tests. Any fees earned by a TRS are not included for purposes of the gross income tests. We do not expect such amounts, if any, to be significant.

        Prohibited Transactions.    A REIT will incur a 100% tax on the net income (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Net income derived from such prohibited transactions is excluded from gross income for purposes of the 75% and 95% gross income tests. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets would not be in the ordinary course of our business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:

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  the REIT has held the property for not less than two years;

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  the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling price of the property;

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  either (i) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1031 or 1033 of the Code applies, (ii) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year, (iii) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year, (iv) (a) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 20% of the aggregate adjusted bases of all property of the REIT at the beginning of the year and (b) the 3-year average percentage of properties sold by the REIT compared to all the REIT's properties (measured by adjusted bases) taking into account the current and two prior years did not exceed 10%, or (v) (a) the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 20% of the aggregate fair market value of all property of the REIT at the beginning of the year and (b) the 3-year average percentage of properties sold by the REIT compared to all the REIT's properties (measured by fair market value) taking into account the current and two prior years did not exceed 10%;

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  in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and

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  if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income or a TRS.

        We will attempt to comply with the terms of the safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold "primarily for sale to customers in the ordinary course of a trade or business." We may hold and dispose of certain properties through a TRS if we conclude that the sale or other disposition of such property may not fall within the safe-harbor provisions. The 100% prohibited transactions tax will not apply to gains from the sale of property that is held through a TRS, although such income will be taxed to the TRS at regular federal corporate income tax rates.

        Foreclosure Property.    We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

  •
  that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

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  for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

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  for which the REIT makes a proper election to treat the property as foreclosure property.

        A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year (or, with respect to qualified health care property, the second taxable year) following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. However, this grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

  •
  on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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  on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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  which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income, or a TRS.

        Hedging Transactions.    From time to time, we or our operating partnership may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Income and gain from "hedging transactions" will be excluded from gross income for purposes of both the 75% and 95% gross income tests provided we satisfy the identification requirements discussed below. A "hedging transaction" means (i) any transaction entered into in the normal course of our or our operating partnership's trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (ii) any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain), or (iii) any transaction entered into to "offset" a transaction described in (i) or (ii) if a portion of the hedged indebtedness is extinguished or the related property is disposed of. We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT; however, no assurance can be given that our hedging activities will give rise to income that is excluded from gross income or qualifies for purposes of either or both of the gross income tests.

        Foreign Currency Gain.    Certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. "Real estate foreign exchange gain" will be excluded from gross income for purposes of the 75% and 95% gross income tests. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or an interest in real property and certain foreign currency gain attributable to certain "qualified business units" of a REIT that would satisfy the 75% gross income test and 75% asset test (discussed below) on a stand-alone basis. "Passive foreign exchange gain" will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

        Failure to Satisfy Gross Income Tests.    We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our portfolio so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions are available if:

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  our failure to meet those tests is due to reasonable cause and not to willful neglect; and

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  following such failure for any taxable year, we file a schedule of the sources of our income in accordance with regulations prescribed by the Secretary of the Treasury.

        We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "—Taxation of Our Company," even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

        To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

        First, at least 75% of the value of our total assets must consist of:

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  cash or cash items, including certain receivables and, in certain circumstances, foreign currencies;

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  government securities;

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  interests in real property, including leaseholds and options to acquire real property and leaseholds, and personal property to the extent such personal property is leased in connection with real property and rents attributable to such personal property are treated as "rents from real property";

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  interests in mortgage loans secured by real property;

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  interests in mortgage loans secured by both real property and personal property if the fair market value of such personal property does not exceed 15% of the total fair market value of all such property;

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  stock in other REITs and debt instruments issued by "publicly offered REITs"; and

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  investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

        Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer's securities (other than a TRS) may not exceed 5% of the value of our total assets, or the 5% asset test.

        Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power of any one issuer's outstanding securities or 10% of the value of any one issuer's outstanding securities, or the 10% vote test or 10% value test, respectively.

        Fourth, no more than 20% of the value of our total assets may consist of the securities of one or more TRSs.

        Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs or other issuers that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

        Sixth, no more than 25% of the value of our total assets may consist of debt instruments issued by "publicly offered REITs" to the extent such debt instruments are not secured by real property or interests in real property.

        For purposes of the 5% asset test, the 10% vote test and the 10% value test, the term "securities" does not include shares in another REIT, debt of "publicly offered REITs," equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term "securities," however, generally includes debt securities issued by a partnership or another REIT (other than a "publicly offered REIT"), except that for purposes of the 10% value test, the term "securities" does not include:

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  "Straight debt" securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into equity, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower's discretion, or similar factors. "Straight debt" securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-"straight debt" securities that have an aggregate value of more than 1% of the issuer's outstanding securities. However, "straight debt" securities include debt subject to the following contingencies:

  •
  a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer's debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

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  a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

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  Any loan to an individual or an estate;

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  Any "section 467 rental agreement," other than an agreement with a related party tenant;

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  Any obligation to pay "rents from real property";

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  Certain securities issued by governmental entities;

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  Any security issued by a REIT;

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  Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and certain debt securities of the partnership; and

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  Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership's gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in "—Gross Income Tests."

        For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.

        In general, under the applicable Treasury regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of: (1) the date we agreed to acquire or originate the loan; or (2) in the event of a significant modification not covered by the IRS Revenue Procedure described below, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. Although the law is not entirely clear, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% vote or value test. IRS Revenue Procedure 2014-51 provides a safe harbor under which the IRS has stated that it will not challenge a REIT's treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of (1) the fair market value of the loan on the relevant quarterly REIT asset testing date or (2) the greater of (a) the fair market value of the real property securing the loan on the relevant quarterly REIT testing date or (b) the fair market value of the real property securing the loan on the date the REIT committed to originate or acquire the loan. It is unclear how the safe harbor in Revenue Procedure 2014-51 is affected by the subsequent legislative changes regarding the treatment of loans secured by both real property and personal property where the fair market value of the personal property does not exceed 15% of the sum of the fair market values of the real property and personal property securing the loan. We intend to invest in mortgage loans, if any, in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

        We believe that the assets that we hold, and that we will acquire in the future, will allow us to satisfy the foregoing asset test requirements. However, we do not typically obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of certain assets violates one or more of the asset tests applicable to REITs.

        Failure to Satisfy Asset Tests.    We intend to monitor the status of our assets for purposes of the various asset tests and will manage our portfolio so as to comply at all times with such tests. However, there is no assurance that we will not inadvertently fail to comply with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

  •
  we satisfied the asset tests at the end of the preceding calendar quarter; and

  •
  the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

        If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

        If we violate the 5% asset test, the 10% vote test or the 10% value test described above, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. If we fail any of the asset tests (other than de minimis failures described in the preceding sentence), as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets causing the failure or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, (ii) file a description of each asset causing the failure with the IRS and (iii) pay a tax equal to the greater of $50,000 or the highest federal corporate income tax rate applicable to the net income from the assets causing the failure during the period in which we failed to satisfy the asset tests.

Distribution Requirements

        Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

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  the sum of

  •
  90% of our "REIT taxable income," computed without regard to the dividends paid deduction and our net capital gain or loss, and

  •
  90% of our after-tax net income, if any, from foreclosure property, minus

  •
  the excess of the sum of certain items of non-cash income over a specified percentage of our income.

        We must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement to the extent of our earnings and profits for such prior taxable year.

        Further, if we were not a "publicly offered REIT," for our distributions to be counted as satisfying the annual distribution requirement for REITs and to provide us with the dividends paid deduction, such distributions must not be "preferential dividends." A dividend is not a preferential dividend if that distribution is (i) pro rata among all outstanding shares within a particular class of stock and (ii) in accordance with the preferences among different classes of stock as set forth in our charter. This preferential dividend rule does not apply to us so long as we qualify and continue to qualify as a "publicly offered REIT."

        We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

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  85% of our REIT ordinary income for such year,

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  95% of our REIT capital gain income for such year, and

  •
  any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

        We may elect to retain and pay federal income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

        It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our "REIT taxable income." Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds or, if possible, pay taxable dividends of our capital stock or debt securities.

        We may satisfy the REIT annual distribution requirements by making taxable distributions of our stock or debt securities. The IRS has issued a revenue procedure authorizing publicly offered REITs to treat certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. We currently do not intend to pay taxable dividends payable in cash and stock.

        Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

        To avoid a monetary penalty, we must request on an annual basis, information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements. A stockholder that fails or refuses to comply with such request is required by the Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information.

Failure to Qualify as a REIT

        If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions available under the Code for a failure of the gross income tests and asset tests, as described in "—Gross Income Tests" and "—Asset Tests."

        If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, distributions to stockholders generally would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders may be eligible for the dividends received deduction and stockholders taxed at individual rates may be eligible for the reduced federal income tax rate of up to 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

        As used herein, the term "U.S. stockholder" means a beneficial owner of our capital stock that for federal income tax purposes is:

  •
  an individual citizen or resident of the United States for federal income tax purposes;

  •
  a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

  •
  an estate whose income is subject to federal income taxation regardless of its source; or

  •
  any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

        If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our capital stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our capital stock, you should consult your tax advisor regarding the consequences of the ownership and disposition of our capital stock by the partnership.

Distributions

        As long as we qualify as a REIT, a taxable U.S. stockholder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. Our dividends will not qualify for the dividends received deduction generally available to corporations.

        For taxable years beginning before January 1, 2026, individuals, trusts and estates may deduct up to 20% of certain pass-through income, including ordinary REIT dividends that are not "capital gain dividends" or "qualified dividend income," subject to certain limitations (the "pass-through deduction"). For taxable years beginning before January 1, 2026, the maximum tax rate for U.S. stockholders taxed at individual rates is 37%. For taxpayers qualifying for the full pass-through deduction, the effective maximum tax rate on ordinary REIT dividends for taxable years beginning before January 1, 2026 would be 29.6%.

        Dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for "qualified dividend income." Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to U.S. stockholders that are taxed at individual rates. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (See "—Taxation of Our Company" above), our dividends generally will not be eligible for the 20% rate on qualified dividend income. As a result, our ordinary REIT dividends generally will be taxed at a higher tax rate as described above. However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from non-REIT corporations during the taxable year, such as a TRS, and (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income in a prior taxable year). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our capital stock for more than 60 days during the 121 day period beginning on the date that is 60 days before the date on which our capital stock becomes ex-dividend.

        A U.S. stockholder generally will take into account as long-term capital gain any distributions that we designate as capital gain dividends without regard to the period for which the U.S. stockholder has held our stock. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. See "—Capital Gains and Losses." A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, to the extent that we designate such amount in a timely notice to such stockholder, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. stockholder would receive a credit for its proportionate share of the tax we paid. The U.S. stockholder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

        A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder in the shares of capital stock on which the distribution was paid. Instead, the distribution will reduce the adjusted basis of such stock. A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder's adjusted basis in his or her stock as long-term capital gain, or short-term capital gain if the shares of stock have been held for one year or less, assuming the shares of stock are a capital asset in the hands of the U.S. stockholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

        U.S. stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of our capital stock will not be treated as passive activity income and, therefore, U.S. stockholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which the U.S. stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our capital stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify U.S. stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

Dispositions

        A U.S. stockholder who is not a dealer in securities must generally treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. stockholder has held our stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. stockholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis. A stockholder's adjusted tax basis generally will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a U.S. stockholder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain. All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of shares of our stock may be disallowed if the U.S. stockholder purchases other stock within 30 days before or after the disposition.

Capital Gains and Losses

        A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. For taxable years beginning before January 1, 2026, the highest marginal individual income tax rate currently is 37%. The maximum tax rate on long-term capital gain applicable to taxpayers taxed at individual rates is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of "Section 1250 property," or depreciable real property, is 25%, which applies to the lesser of the total amount of the gain or the accumulated depreciation on the Section 1250 property.

        With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to U.S. stockholders taxed at individual rates currently at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

FATCA Withholding

        Under the Foreign Account Tax Compliance Act, or FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends paid to certain U.S. stockholders who own our shares through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect of any amounts withheld.

Additional Medicare Tax

        Certain U.S. stockholders, including individuals, estates and trusts, will be subject to an additional 3.8% tax, which, for individuals, applies to the lesser of (i) "net investment income" or (ii) the excess of "modified adjusted gross income" over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). "Net investment income" generally equals the taxpayer's gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. It is unclear whether the 20% deduction that individuals may take with respect to ordinary dividends received from us is available to reduce the taxpayer's gross investment income for these purposes.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts, or qualified trusts, and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. Although many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a

REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI. However, if a tax-exempt stockholder were to finance (or be deemed to finance) its acquisition of capital stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the "debt-financed property" rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

        Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our capital stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. Such rule applies to a qualified trust holding more than 10% of our capital stock only if:

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  the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

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  we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our capital stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our capital stock in proportion to their actuarial interests in the pension trust; and

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  either:

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  one pension trust owns more than 25% of the value of our capital stock; or

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  a group of pension trusts individually holding more than 10% of the value of our capital stock collectively owns more than 50% of the value of our capital stock.

        As a result of limitations included in our charter on the transfer and ownership of our stock, we do not expect to be classified as a "pension-held REIT," and, therefore, the tax treatment described in this paragraph is unlikely to apply to our stockholders. However, because shares of our common stock are publicly traded, we cannot guarantee this will always be the case.

Taxation of Non-U.S. Stockholders

        As used herein, the term "non-U.S. stockholder" means a beneficial owner of our capital stock that is not a U.S. stockholder, a partnership (or entity treated as a partnership for federal income tax purposes) or a tax-exempt stockholder. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex. This section is only a summary of certain of such rules.

        We urge non-U.S. stockholders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on the purchase, ownership and sale of our capital stock, including any reporting requirements.

Distributions

        A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of a "United States real property interest", or USRPI, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business, the

non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such distribution, and a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. stockholder unless either:

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  a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or W-8BEN-E, as applicable (or any applicable successor form), evidencing eligibility for that reduced rate with us;

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  the non-U.S. stockholder files an IRS Form W-8ECI (or any applicable successor form) with us claiming that the distribution is effectively connected income; or

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  the distribution is treated as attributable to a sale of a USRPI under FIRPTA (discussed below).

        A non-U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of the non-U.S. stockholder in the shares of capital stock on which the distribution was paid. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. stockholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its capital stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its capital stock, as described below. We may be required to withhold 15% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 15% on any portion of a distribution not subject to withholding at a rate of 30%. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. stockholder may claim a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

        For any year in which we qualify as a REIT, a non-U.S. stockholder may incur tax on distributions that are attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Act of 1980, or FIRPTA. A USRPI includes certain interests in real property and stock in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, subject to the exceptions discussed below, a non-U.S. stockholder is taxed on distributions attributable to gain from sales of USRPIs as if such gain were effectively connected with a U.S. business of the non-U.S. stockholder. A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate stockholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution.

        Capital gain distributions to the holders of shares of a class of our capital stock that are attributable to our sale of a USRPI will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as (i) (a) such class of capital stock is treated as being "regularly traded" on an established securities market in the United States, and (b) the non-U.S. stockholder did not own more than 10% of such class of capital stock at any time during the one-year period preceding the distribution or (ii) the non-U.S. stockholder was treated as a "qualified shareholder" or "qualified foreign pension fund," as discussed below. As a result, non-U.S. stockholders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering. If a class of our capital stock is not regularly traded on an established securities market in the United States or the non-U.S. stockholder owned more than 10% of the applicable class of our capital stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of USRPIs would be subject to tax under FIRPTA, as described in the preceding paragraph. In such case, we must withhold at least 21% of any distribution that we could designate as a capital gain dividend. A non-U.S. stockholder may receive a credit against its tax liability for the amount we withhold. Moreover, if we are a "domestically controlled qualified investment entity," and a non-U.S. stockholder disposes of shares of our capital stock during the 30-day period preceding a dividend payment, and such non-U.S. stockholder (or a person related to such non-U.S. stockholder) acquires or enters into a contract or option to acquire that capital stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as being subject to FIRPTA to such non-U.S. stockholder, then such non-U.S. stockholder shall be treated as having income subject to FIRPTA in an amount that, but for the disposition, would have been treated as income subject to FIRPTA.

        Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our capital stock held by U.S. stockholders generally should be treated with respect to non-U.S. stockholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. stockholder would be able to offset as a credit against its federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. stockholder's proportionate share of such tax paid by us exceeds its actual federal income tax liability, provided that the non-U.S. stockholder furnishes required information to the IRS on a timely basis.

Dispositions

        Non-U.S. stockholders could incur tax under FIRPTA with respect to gain realized upon a disposition of our capital stock if we are a United States real property holding corporation during a specified testing period. If at least 50% of a REIT's assets are USRPIs, then the REIT will be a United States real property holding corporation. We anticipate that we will be a United States real property holding corporation based on our investment strategy. However, despite our status as a United States real property holding corporation, a non-U.S. stockholder generally would not incur tax under FIRPTA on gain from the sale of our capital stock if we are a "domestically controlled qualified investment entity." A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. stockholders. We cannot assure you that this test will be met. If a class of our capital stock is regularly traded on an established securities market, an additional exception to the tax under FIRPTA will be available with respect to that class of our capital stock, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. stockholder sells shares of that class of our capital stock. Under that exception, the gain from such a sale by such a non-U.S. stockholder will not be subject to tax under FIRPTA if:

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  that class of our capital stock is treated as being regularly traded under applicable Treasury regulations on an established securities market; and

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  the non-U.S. stockholder owned, actually or constructively, 10% or less of that class of our capital stock at all times during a specified testing period.

        As noted above, we anticipate our common stock will be regularly traded on an established securities market following this offering.

        If the gain on the sale of shares of our capital stock were taxed under FIRPTA, a non-U.S. stockholder would be taxed on that gain in the same manner as U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

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  the gain is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain; or

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  the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his or her capital gains.

Qualified Shareholders

        Subject to the exception discussed below, any distribution to a "qualified shareholder" who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA and thus will not be subject to the special withholding rules under FIRPTA. While a "qualified shareholder" will not be subject to FIRPTA withholding on REIT distributions, the portion of REIT distributions attributable to certain investors in a "qualified shareholder" (i.e., non-U.S. persons who hold interests in the "qualified shareholder" (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor's ownership in the "qualified shareholder")) may be subject to FIRPTA withholding. REIT distributions received by a "qualified shareholder" that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax.

        In addition, a sale of our stock by a "qualified shareholder" who holds such stock directly or indirectly (through one or more partnerships) generally will not be subject to federal income taxation under FIRPTA. As with distributions, the portion of amounts realized attributable to certain investors in a "qualified shareholder" (i.e., non-U.S. persons who hold interests in the "qualified shareholder" (other than interests solely as a creditor), and directly or indirectly hold more than 10% of the stock of such REIT (whether or not by reason of the investor's ownership in the "qualified shareholder")) may be subject to federal income taxation and FIRPTA withholding on a sale of our stock.

        A "qualified shareholder" is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person's taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

        A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a "United States real property holding corporation" if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the

Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

Qualified Foreign Pension Funds

        Any distribution to a "qualified foreign pension fund" (or an entity all of the interests of which are held by a "qualified foreign pension fund") who holds REIT stock directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA and thus will not be subject to the special withholding rules under FIRPTA. REIT distributions received by a "qualified foreign pension fund" that are exempt from FIRPTA withholding may still be subject to regular U.S. withholding tax. In addition, a sale of our stock by a "qualified foreign pension fund" that holds such stock directly or indirectly (through one or more partnerships) will not be subject to federal income taxation under FIRPTA.

        A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (v) with respect to which, under the laws of the country in which it is established or operates, (a) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (b) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

FATCA Withholding

        Under FATCA, a U.S. withholding tax at a 30% rate will be imposed on dividends paid on our capital stock received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Information Reporting Requirements and Withholding

        We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding, with respect to distributions unless the stockholder:

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  is a corporation or qualifies for certain other exempt categories and, when required, demonstrates this fact; or

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  provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

        A stockholder who does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.

        Backup withholding will generally not apply to payments of dividends made by us or our paying agents, in their capacities as such, to a non-U.S. stockholder provided that the non-U.S. stockholder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI (or any applicable successor form), or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. Payments of the proceeds from a disposition or a redemption effected outside the U.S. by a non-U.S. stockholder made by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) generally will apply to such a payment if the broker has certain connections with the U.S. unless the broker has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Payment of the proceeds from a disposition by a non-U.S. stockholder of stock made by or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the non-U.S. stockholder certifies under penalties of perjury that it is not a U.S. person and satisfies certain other requirements, or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the stockholder's federal income tax liability if certain required information is furnished to the IRS. Stockholders should consult their tax advisors regarding application of backup withholding to them and the availability of, and procedure for obtaining an exemption from, backup withholding.

Other Tax Consequences

Tax Aspects of Our Investments in Our Operating Partnership and Subsidiary Partnerships

        The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in our operating partnership and any subsidiary partnerships or limited liability companies that we form or acquire (each individually a "Partnership" and, collectively, the "Partnerships"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

        Classification as Partnerships.    We are required to include in our income our distributive share of each Partnership's income and to deduct our distributive share of each Partnership's losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner for federal income tax purposes) rather than as a corporation or an association taxable as a corporation. An unincorporated entity with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

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  is treated as a partnership under the Treasury regulations relating to entity classification (the "check-the-box regulations"); and

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  is not a "publicly-traded partnership."

        Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity is a U.S. entity and fails to make an election, it generally will be treated as a partnership (or an entity that is disregarded for federal income tax purposes if the entity is treated as having only one owner for federal income tax purposes) for federal income tax purposes. Our operating partnership intends to be classified as a partnership for federal income tax purposes and will not elect to be treated as an association taxable as a corporation under the check-the-box regulations.

        A publicly-traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly-traded partnership will not, however, be treated as a corporation for any taxable year if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly-traded partnership, 90% or more of the partnership's gross income for such year consists of certain passive-type income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the "90% passive income exception"). Treasury regulations (the "PTP regulations") provide limited safe harbors from the definition of a publicly-traded partnership. Pursuant to one of those safe harbors (the "private placement exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership and (ii) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. We believe our operating partnership will qualify for the private placement exclusion. We expect that any other Partnership that we form in the future will qualify for the private placement exclusion. Our operating partnership's partnership agreement contains provisions enabling its general partner to take such steps as are necessary or appropriate to prevent the issuance and transfers of interests in our operating partnership from causing our operating partnership to be treated as a publicly traded partnership under the PTP regulations; however, no assurance can be given that such provisions would not be amended. Even if we did not satisfy the private placement exception, we expect that our operating partnership generally would also satisfy the 90% passive income exception.

        We have not requested, and do not intend to request, a ruling from the IRS that our operating partnership will be classified as a partnership for federal income tax purposes. If for any reason our operating partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT unless we qualified for certain relief provisions. See "—Gross Income Tests" and "—Asset Tests." In addition, any change in a Partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "—Distribution Requirements." Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership's taxable income.

Income Taxation of the Partnerships and their Partners

        Partners, Not the Partnerships, Subject to Tax.    In general, a partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership's income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership. However, the tax liability for adjustments to a Partnership's tax returns made as a result of an audit by the IRS will be imposed on the Partnership itself in certain circumstances absent an election to the contrary. See "—Partnership Audit Rules."

        Partnership Allocations.    Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership's allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

        Tax Allocations With Respect to Contributed Properties.    Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. In the case of a contribution of property, the amount of the unrealized gain or unrealized loss ("built-in gain" or "built-in loss") is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Any property purchased for cash initially will have an adjusted tax basis equal to its fair market value, resulting in no book-tax difference. In connection with our formation transactions, we acquired a significant portion of our portfolio in exchange for interests in our operating partnership, which will result in book-tax differences. Furthermore, our operating partnership may admit partners in the future in exchange for a contribution of property, which will result in book-tax differences.

        Allocations with respect to book-tax differences are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Under certain available methods, the carryover basis in the hands of our operating partnership of properties contributed to us would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all our properties were to have a tax basis equal to their fair market value at the time of contribution. We use the "traditional" method for the book-tax difference caused by the contribution of our initial portfolio to our operating partnership in connection with our initial public offering. The "traditional" method is generally the method that will result in the least favorable tax results for us. We have not yet decided what method will be used to account for book-tax differences caused by our operating partnership admitting partners in the future in exchange for contributions of property.

  Partnership Audit Rules

        The Bipartisan Budget Act of 2015 changed the rules applicable to federal income tax audits of partnerships. Under the new rules, among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner's distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level, absent an election to the contrary. It is possible that the new rules could result in Partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these Partnerships, could be required to bear the economic burden of those taxes, interest, and penalties. Stockholders are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our stock.

Sale of a Partnership's Property

        Generally, any gain realized by a Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Under Section 704(c) of the Code, any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners' built-in gain or loss on such contributed properties will equal the difference between the partners' proportionate share of the book value of those properties and the partners' tax basis allocable to those properties at the time of the contribution as reduced for any decrease in the "book-tax difference." See "—Income Taxation of the Partnerships and Their Partners—Tax Allocations With Respect to Contributed Properties." Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

        Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See "—Gross Income Tests." We do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership's trade or business.

Legislative or Other Actions Affecting REITs

        The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations. The TCJA significantly changed the federal income tax laws applicable to businesses and their owners, including REITs and their stockholders. Additional technical corrections or other amendments to the TCJA or administrative guidance interpreting the TCJA may be forthcoming at any time. We cannot predict the long-term effect of the TCJA or any future law changes on REITs and their stockholders. Prospective investors are urged to consult with their tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our stock.

State and Local Taxes

        We and/or you may be subject to taxation by various states and localities, including those in which we or a stockholder transacts business, owns property or resides. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our stock.

UNDERWRITING

        Pursuant to an underwriting agreement dated                    , 2020, between us and D.A. Davidson & Co. as representative of the several underwriters, we have agreed to sell to the underwriters named below, subject to certain conditions, the indicated numbers of shares of our common stock.

Number of Shares
D.A. Davidson & Co.

Total

        The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

        If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional            shares from us to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

        The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares from us.

	Per share		Total
	Without Option	With Option	Without Option	With Option
Public offering price	$	$	$	$
Underwriting discounts and commissions paid by us	$	$	$	$

Proceeds, before expenses payable by us	$	$	$	$

        In addition, we estimate that the total expenses of this offering payable by us will be approximately $             million, which includes registration, filing and listing fees, printing fees, legal and accounting expenses (including reimbursement of up to $250,000 of expenses of the underwriters), but does not include the underwriting discounts and commissions.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the front cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $            per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $            per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change this offering price and the other selling terms.

        The underwriters have informed us that they do not intend sales to discretionary accounts to exceed        % of the total number of shares of common stock offered by them.

        We, our Advisor, our officers and our directors have agreed with the underwriters not to dispose of or hedge any shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of D.A. Davidson & Co. or in other limited circumstances. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

        Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated between us and D.A. Davidson & Co. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        We intend to apply to list our common stock on the NYSE American under the symbol "PRMI."

        We have agreed or will agree to indemnify the underwriters against certain liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

        Until the distribution of shares of our common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the representatives may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.

        In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. "Naked" short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the completion of this offering.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        These transactions may be effected on the NYSE American or otherwise and, if commenced, may be discontinued at any time.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the securities may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

        The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

European Economic Area

        In relation to each member state of the European Economic Area, no offer of securities which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

  A.
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  B.
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the Representatives for any such offer; or

  C.
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities referred to in (a) to (c) above shall result in a requirement for our company or any Representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person located in a Member State to whom any offer of securities is made or who receives any communication in respect of any offer of ordinary shares, or who initially acquires any securities will be deemed to have represented, warranted, acknowledged and agreed to and with each Representative and our company that (1) it is a "qualified investor" within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any securities acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the securities acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the Representatives has been given to the offer or resale; or where ordinary shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those ordinary shares to it is not treated under the Prospectus Directive as having been made to such persons.

        We, the Representatives and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

        This prospectus has been prepared on the basis that any offer of securities in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in that Member State of securities which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for our company or any of the Representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither our company nor the Representatives have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for our company or the Representatives to publish a prospectus for such offer.

        For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

Notice to Prospective Investors in Hong Kong

        The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Canada

        The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

 LEGAL MATTERS

        Certain legal matters will be passed upon for us by Hunton Andrews Kurth LLP and for the underwriters by Winston & Strawn LLP. Venable LLP will pass upon the validity of the shares of common stock sold in this offering and certain other matters of Maryland law.

EXPERTS

        Unless otherwise indicated, the statistical and economic market data included in this prospectus, including information relating to the economic conditions within our markets contained in "Prospectus Summary," "Industry and Market Opportunity" and "Business and Properties" is derived from market information prepared for us by RCG, a nationally recognized real estate consulting firm, and is included in this prospectus in reliance on RCG's authority as an expert in such matters. We paid RCG a fee of $55,100 for its services.

        The consolidated balance sheets of Priam Properties Inc. as of December 31, 2018 and July 17, 2018, the combined financial statements and financial statement schedule III of Priam Properties Predecessor as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018, the combined financial statements of 2700 Blankenbaker and Chase Corporate Center as of December 31, 2018 and 2017, and for each of the years in the two-year period ended December 31, 2018, the combined statements of revenues and certain expenses of Properties I for the years ended December 31, 2018 and 2017, and the combined statements of revenues and certain expenses of Properties II for the years ended December 31, 2018 and 2017, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit reports for Properties I and Properties II refer to the fact that their combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission, and as described in Note 1 to the combined statements of revenues and certain expenses, are not intended to be a complete presentation of Properties I and Properties II revenues and expenses.

 WHERE YOU CAN FIND MORE INFORMATION

        We maintain a website at www.priamproperties.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this prospectus or any other report or documents we file with or furnish to the SEC.

        We have filed with the SEC a Registration Statement on Form S-11, including exhibits, schedules and amendments thereto, of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document has been filed as an exhibit to the registration statement, each statement in this prospectus is qualified in all respects by the exhibit to which the reference relates. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC's website, www.sec.gov.

        AS A RESULT OF THIS OFFERING, WE WILL BECOME SUBJECT TO THE INFORMATION AND PERIODIC REPORTING REQUIREMENTS OF THE EXCHANGE ACT, AND WILL FILE PERIODIC REPORTS AND OTHER INFORMATION WITH THE SEC. THESE PERIODIC REPORTS AND OTHER INFORMATION WILL BE AVAILABLE ON THE SEC'S WEBSITE REFERENCED ABOVE.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Pro Forma Condensed Consolidated Financial Statements:
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2019	F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2019	F-5
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-6
Priam Properties Inc.:
Report of Independent Registered Public Accounting Firm	F-9
Consolidated Balance Sheets as of September 30, 2019 (unaudited), December 31, 2018 and July 17, 2018	F-10
Consolidated Statements of Operations for the nine months ended September 30, 2019 (unaudited) and the period from July 17, 2018 through December 31, 2018 (unaudited)	F-11
Consolidated Statement of Changes in Equity	F-12
Consolidated Statement of Cash Flows for the nine months ended September 30, 2019 (unaudited) and the period from July 17, 2018 through December 31, 2018 (unaudited)	F-13
Notes to Consolidated Financial Statements	F-14
Priam Properties Predecessor and Priam Office Properties OP LP:
Report of Independent Registered Public Accounting Firm	F-15
Consolidated and Combined Balance Sheets as of September 30, 2019 (unaudited) and December 31, 2018 and 2017	F-16

Consolidated and Combined Statements of Operations for the period from January 1, 2019 through August 13, 2019 and the period from August 14, 2019 through September 30, 2019 and the nine months ended September 30, 2018 (unaudited) and the years ended December 31, 2018 and 2017

F-17
Consolidated and Combined Statements of Changes in Equity	F-18

Consolidated and Combined Statements of Cash Flows for the period from January 1, 2019 through August 13, 2019 and the period from August 14, 2019 through September 30, 2019 and the nine months ended September 30, 2018 (unaudited) and the years ended December 31, 2018 and 2017

F-19
Notes to Consolidated and Combined Financial Statements	F-20
Schedule III Real Estate and Accumulated Depreciation	F-33
2700 Blankenbaker and Chase Corporate Center:
Report of Independent Registered Public Accounting Firm	F-34
Combined Balance Sheets as of June 30, 2019 (unaudited) and December 31, 2018 and 2017	F-35
Combined Statements of Operations as of the six months ended June 30, 2019 and 2018 (unaudited) and the years ended December 31, 2018 and 2017	F-36
Combined Statements of Changes in Equity	F-37
Combined Statements of Cash Flows as of the six months ended June 30, 2019 and 2018 (unaudited) and the years ended December 31, 2018 and 2017	F-38
Notes to Combined Financial Statements	F-39
Properties I:
Report of Independent Registered Public Accounting Firm	F-46
Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2019 and 2018 (unaudited) and the years ended December 31, 2018 and 2017	F-47
Notes to Combined Statements of Revenues and Certain Expenses	F-48
Properties II:
Report of Independent Registered Public Accounting Firm	F-51
Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2019 and 2018 (unaudited) and the years ended December 31, 2018 and 2017	F-52
Notes to Combined Statements of Revenues and Certain Expenses	F-53

Priam Properties Inc.

Pro Forma Condensed Consolidated Financial Statements

        The unaudited pro forma condensed consolidated financial statements as of and for the year ended December 31, 2019, are presented as if this offering, our formation transactions and the other pro forma adjustments described below all had occurred on January 1, 2019 for purposes of the unaudited condensed consolidated statements of operations. The historical financial information included within the pro forma condensed consolidated financial statements has been derived from the consolidated and combined financial statements of Priam Properties Predecessor (as defined below) that are included in this prospectus.

        For purposes of the financial statement presentation in the F-pages of this prospectus, Priam Properties Predecessor, for all periods prior to August 14, 2019, reflects the combined financial position and results of operations of three multi-tenant office properties. Prior to August 14, 2019, three limited liability companies, 4515 Poplar, LLC ("Grove Park"), Haverstick Office, LLC ("Haverstick") and 5400 Poplar, LLC ("5400 Poplar"), comprised Priam Properties Predecessor, each of which owns one office property. The period from August 14, 2019 through September 30, 2019 reflects the consolidated financial position and results of operations of Priam Office Properties OP LP (the "Operating Partnership").

        On August 14, 2019, the Operating Partnership acquired from the prior investors, through a series of contribution transactions, 100% of the equity interests in the ownership entities that previously comprised Priam Properties Predecessor (Grove Park, Haverstick and 5400 Poplar), 99.998% of the equity interests in the entity that owns Chase Corporate Center and the equity interests in the ten properties listed below, also known as Properties I and Properties II, in exchange for 417,110 4.75% Series A Preferred Units and 2,578,947 common units pursuant to contribution agreements between the Operating Partnership and the prior investors. The Operating Partnership also acquired a 7.1% interest in the entity that owns 2700 Blankenbaker. The investment in 2700 Blankenbaker is accounted for under the equity method. The parties retaining the remaining interests in the entities that own One Harrison, included below as part of Properties II, and 2700 Blankenbaker did not receive any cash or common units from us because we did not acquire additional interests in these properties as part of the formation transactions. The Operating Partnership also issued 26,050 units of limited partnership interest in the form of LTIP units, which under certain circumstances, may be converted into an equal number of common units, to Priam Properties Inc. Consequently, we account for 2,604,997 common units outstanding.

Properties I (Ownership %)	Properties II (Ownership %)
Primacy II (100%)	8700 Tournament Trails (100%)
Primacy III (100%)	Intech Ten (100%)
Goodale (100%)
MetroCenter IV (100%)
MetroCenter V (100%)
Executive Park (100%)
The Collection at Sabal Park (100%)
One Harrison (46.1%)

        These financial statements as of and for the year ended December 31, 2019 have been adjusted to give effect to:

  •
  this offering;

  •
  the expected use of proceeds from this offering; and

  •
  incremental general and administrative expenses associated with operating as a public entity.

        We expect that the net proceeds from this offering will be approximately $             million (or $             million if the underwriters' option to purchase additional shares is exercised in full) after deducting the underwriting discount and commissions and estimated expenses of this offering. We will contribute the net proceeds from this offering to our operating partnership in exchange for common units and our operating partnership will use the net proceeds from this offering as described in the "Use of Proceeds" section of this prospectus.

        You should read the information below along with all other financial information and analysis presented throughout this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and related notes included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of our actual financial position as of the periods presented, or the actual results of operations for the periods presented. The unaudited pro forma adjustments are based on available information and upon assumptions we believe are reasonable.

Priam Properties Inc.

Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2019

(Unaudited)

	Priam Properties Inc.	Priam Office Properties OP LP (A)	Prorations to the Prior Investors (B)	Net Proceeds from Offering (C)		Use of Proceeds (D)		Other Pro Forma Adjustments		Adjusted Pro Forma
Assets
Investments in real estate:
Land and improvements	$	$			$—		$—			$
Buildings and improvements					—		—
Tenant improvements					—		—
Less: accumulated depreciation					—		—

Investments in real estate, net					—		—
Investment in unconsolidated joint venture					—		—
Cash
Restricted cash					—		—
Tenant receivables and accrued straight-line rents					—		—
Intangible assets, net					—		—
Prepaid expenses and other assets					—		—

Total assets	$	$		$		$		$		$

Liabilities and Equity
Liabilities:
Mortgage notes payable, net	$	$			$—	$				$
Line of credit					—		—
Capital lease obligation					—		—
Accounts payable and accrued liabilities					—		—
Real estate taxes payable					—		—
Acquired below-market leases, net					—		—
Tenant security deposits					—		—
Other liabilities					—		—

Total liabilities					—
Preferred Units—Series A
Equity:
Common stock
Additional paid-in capital									(H)
Noncontrolling interest					—		—		(H)

Total liabilities and equity	$	$		$		$		$		$

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Priam Properties Inc.

Pro Forma Condensed Consolidated Statement of Operations

for the Year Ended December 31, 2019

(Unaudited)

Historical Data
	Priam Properties Inc.	Priam Office Properties OP LP Period from January 1, 2019 through August 13, 2019	Predecessor (AA) Period from August 14, 2019 (commencement of operations) through December 31 2019		Property Results for Period from January 1, 2019 through August 13, 2019 (BB)	Other Pro Forma Adjustments	Adjusted Pro Forma
Revenues
Rental revenue	$	$	$		$	$	$
Recoveries from tenants
Other income

Total revenues
Operating Expenses
Property operating expenses
Real estate taxes
Repairs and maintenance
Management fees
Other operating expenses
Depreciation and amortization

Total operating expenses

Equity in loss from unconsolidated joint venture

Income (loss) from operations
Interest expense

Net income (loss)	$	$(	$		$
Net income (loss) attributable to noncontrolling interest				—

Net income (loss) attributable to Priam Properties Inc.
Preferred distributions

Net income (loss) allocable to common stock	$	$	$		$	$	$

Pro forma earnings per share:
Basic:							$
Diluted							$
Pro forma weighted average shares outstanding:
Basic
Diluted

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

Priam Properties Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1—Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2019

(A)
Priam Office Properties OP LP reflects the audited consolidated balance sheet as of December 31, 2019.

(B)
Reflects (i) the proration of all rents or other forms of revenue that are due to the operating partnership and allocable to the period prior to the effective date of the offering, (ii) the proration of all real estate taxes and operating expenses that are obligations of the operating partnership and allocable to the period prior to the effective date of the offering, and (iii) the credit to prior investors of all cash held by the operating partnership in operating or reserve bank accounts as of the effective date of the offering, each investor to receive a credit equal to the amount of cash multiplied by each investors' percentage interest in the operating partnership.

(C)
Reflects assumed gross proceeds from the sale of            shares of our common stock in this offering (excluding shares issuable upon exercise of the underwriters' option to purchase additional shares) at a public offering price of $            per share, which is the midpoint of the price range set forth on the front cover of this prospectus, net of underwriting discounts and other estimated expenses of this offering payable by us. We intend to contribute the net proceeds from this offering to our operating partnership in exchange for             common units. The following table provides a reconciliation of gross proceeds to the expected net proceeds from this offering.

Gross proceeds from this offering	$
Underwriting discounts

Proceeds before offering expenses payable by us
Offering expenses payable by us

Net proceeds from this offering	$

(D)
Reflects the expected use of the net proceeds from this offering to fund acquisitions of multi-tenant office properties and for general corporate purposes, including working capital. Also reflects our repurchase for $1,000 of an aggregate of the 1,000 shares of our common stock we issued to Messrs. Mathur and Adams in connection with our formation for an initial investment in us of an aggregate of $1,000.

Note 2—Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2019

        The adjustments to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2019 are as follows:

(AA)
Reflects the consolidated audited statement of operations of Priam Office Properties OP LP for the period from August 14, 2019 through December 31, 2019, and the combined statement of operations from Priam Properties Predecessor for the period from January 1, 2019 through August 13, 2019.

(BB)
Reflects the results of operations for the properties listed below for the period from January 1, 2019 through August 13, 2019. These properties were not part of Priam Properties Predecessor

Priam Properties Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

Note 2—Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2019 (Continued)

  prior to August 14, 2019 and were included in the following three sets of financial statements: 2700 Blankenbaker and Chase Corporate Center, Properties I, and Properties II.

	Chase Corporate Center	Primacy II	Primacy III	8700 Tourna- ment Trails	Intech Ten	Goodale	MetroCenter V	MetroCenter V	Executive Park	Collection at Sabal Park	One Harrison	Total
Revenues
Rental revenue	$	$	$	$	$	$	$	$	$	$	$	$
Recoveries from tenants
Other income

Total revenues
Operating Expenses
Property operating expenses
Real estate taxes
Repairs and maintenance
Management fees
Other operating expenses
Depreciation and amortization

Total operating expenses

Income from operations
Interest expense

Net income (loss)	$	$	$	$	$	$	$	$	$	$	$	$
(CC)
Reflects the following additional general and administrative expenses that we expect to begin incurring upon completion of this offering: (1) cash compensation for our directors, (2) salaries and benefits for our employees and officers, (3) stock compensation expenses, (4) rent for our office space, (5) directors' and officers' insurance premiums and (6) fees for investor relations services. The amounts of each such item are as follows (in thousands):

Year Ended December 31, 2019
Director compensation	$
Employee and officer compensation
Stock compensation
Office rent
Director and officer insurance
Investor relations

Total	$

    We have determined that these amounts are factually supportable based on the following reliable evidence: (1) compensation arrangements with our directors, (2) salaries and benefits of the employees and officers that we hired and the directors appointed in anticipation of completion of the offering, (3) compensation arrangements with our directors and employees with regard to anticipated equity awards, (4) the lease we have signed for our office space, (5) established premiums for directors and officers insurance as set forth in the applicable insurance policies and (6) fees for investor relations services set forth in the contract for such services between us and our investor relations firm.

Priam Properties Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

Note 2—Adjustments to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2019 (Continued)

    Stock compensation expense reflects the estimated amortization of awards of an aggregate of            shares of restricted stock to our non-employee directors and certain other employees (based on a one-year vesting period) upon the completion of this offering. The aggregate fair value of the awards is expected to be $             million (based on a price per share of $            , which is the midpoint of the price range set forth on the front cover of this prospectus).

    We have included the sum of these amounts as an adjustment in the unaudited pro forma condensed consolidated statements of operations as additional general and administrative expenses, without duplication, to the general and administrative expenses appearing in Priam Office Properties OP LP Consolidated and Priam Properties Predecessor's combined income statements.

    The unaudited pro forma consolidated financial statements may not be indicative of our future results of operations, because we expect to incur additional general and administrative costs in order to operate as a public company. We expect to incur aqdditional general and administrative expenses, including but not limited to incremental legal, audit, tax and other compliance-related fees and expenses. Management estimates these costs will be approximately $         million to $         million on an annual basis.

(DD)
Reflects an adjustment to distributions paid on our 4.75% Series A Preferred Units to show an annualized amount for pro forma purposes.

(EE)
Reflects the non-controlling interests in One Harrison and Chase Corporate Center, in which we own 46.1% and 99.998% interests, respectively, and which we account for on a consolidated basis.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Priam Properties Inc.:

Opinion on the Consolidated Financial Statements

        We have audited the accompanying consolidated balance sheets of Priam Properties Inc. (the "Company") as of December 31, 2018 and July 17, 2018, and the related notes (collectively, the consolidated balance sheets). In our opinion, the consolidated balance sheets present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and July 17, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These consolidated balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated balance sheets are free of material misstatement, whether due to error or fraud. Our audits include performing procedures to assess the risks of material misstatement of the consolidated balance sheets, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated balance sheets. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated balance sheets. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company's auditor since 2018.

Charlotte, North Carolina
March 26, 2019

Priam Properties Inc.

Consolidated Balance Sheets

	September 30, 2019	December 31, 2018	July 17, 2018
	(unaudited)
ASSETS
Cash	$864	$1,099	$1,099
Investment in Priam Office Properties OP LP	901,074	—	—

Total assets	$901,938	$1,099	$1,099

EQUITY
Common stock, $0.01 par value per share; 600,000,000 shares authorized; 1,000 shares issued and outstanding	$10	$10	$10
Additional paid-in capital	990	990	990
Non-controlling interest of operating partnership	—	99	99
Retained earnings	900,938	—	—

Total equity	$901,938	$1,099	$1,099

See accompanying notes to consolidated financial statements

Priam Properties Inc.

Consolidated Statements of Operations

	Nine Months Ended September 30, 2019	Period from July 17, 2018 through December 31, 2018
	(unaudited)	(unaudited)
Revenues	$—	$—

Expenses
Bank fees	136	—

Loss from operations	(136)	—
Earnings in investment in Priam Office Properties OP LP	901,074	—

Net income	$900,938	$—

See accompanying notes to consolidated financial statements

Priam Properties Inc.

Consolidated Statement of Changes in Equity

	Common Stock	Additional Paid-in-Capital	Retained Earnings	Total Equity
Balance, December 31, 2018	$10	$990	$—	$1,000
Net income (unaudited)	—	—	900,938	900,938

Balance, September 30, 2019 (unaudited)	$10	$990	$900,938	$901,938

See accompanying notes to consolidated financial statements

Priam Properties Inc.

Consolidated Statements of Cash Flows

	Nine Months Ended September 30, 2019	Period from July 17, 2018 through December 31, 2018
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$900,938	$—
Adjustments to reconcile net income to net cash used in operating activities:
Equity in earnings of Priam Office Properties OP LP	(901,074)

Net cash used in operating activities	$(136)	—

Cash flows from financing activities:
Issuance of shares	—	1,099

Net increase (decrease) in cash and restricted cash	(136)	1,099
Cash at beginning of period	1,000	—

Cash at end of period	$864	$1,099

See accompanying notes to consolidated financial statements

Priam Properties Inc.

Notes to Consolidated Financial Statements

September 30, 2019 (unaudited), December 31, 2018 and July 17, 2018

Note 1—Organization

        Priam Properties Inc. (the "Company") was incorporated in Maryland on July 5, 2018, and capitalized with the issuance of 1,000 shares at par on July 17, 2018. The Company is the general partner of Priam Office Properties OP LP (the "Operating Partnership"), which was formed in Delaware on July 5, 2018. Prior to August 14, 2019, the Company owned 100% of the Operating Partnership and consolidated the entity.

        On August 14, 2019, the Operating Partnership acquired equity interests in 15 office properties in the United States. The Company is the sole general partner of the Operating Partnership and following the acquisition, owns 1% of the outstanding common units of the Operating Partnership. The Company uses the equity method of accounting for investments in real estate partnerships when it has significant influence but does not have a controlling financial interest. Under the equity method, the Company records its investments in, and advances to, these entities in the consolidated balance sheets, and the Company's proportionate share of earnings or losses earned by the partnership is recognized in equity in income (loss) of investments in the consolidated statements of operations. Based on the Company's significant influence over the Operated Partnership, the Company recognized its interests in the Operating Partnership under the equity method. All intercompany balances have been eliminated in consolidation.

        The Company intends to elect and qualify to be taxed as a real estate investment trust, or REIT, for federal income tax purposes in accordance with the rules of the Internal Revenue Code ("IRC").

Note 2—Federal Income Tax

        The Company has elected to be treated as an S corporation. The Company intends to revoke its S corporation election and intends to elect to be treated as a REIT under Sections 856 through 859 of the IRC commencing with its short taxable year ending December 31, 2020. The Company's qualification as a REIT depends upon its ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the IRC relating to, among other things, the sources of the Company's gross income, the composition and values of its assets, its distribution levels and the diversity of ownership of its stock. The Company believes that it will be organized in conformity with the requirements for qualification and taxation as a REIT under the IRC and that the Company's intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT.

        As a REIT, the Company generally will not be subject to federal income tax on taxable income that it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company will be subject to federal income tax at regular corporate rates and generally will be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which it lost its REIT qualification. Accordingly, the Company's failure to qualify as a REIT could materially and adversely affect it, including its ability to make distributions to its stockholders in the future. Even if the Company qualifies as a REIT, it may be subject to some U.S. federal, state and local taxes on its income or property and the income of any taxable REIT subsidiaries will be subject to taxation at normal corporate rates.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Priam Properties Inc.:

Opinion on the Combined Financial Statements

        We have audited the accompanying combined balance sheets of Priam Properties Predecessor (the "Company") as of December 31, 2018 and 2017, the related combined statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes and financial statement Schedule III (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company's auditor since 2018.

Charlotte, North Carolina
March 26, 2019

Priam Office Properties OP LP Consolidated and
Priam Properties Predecessor Combined Balance Sheets

	Priam Office Properties OP LP	Priam Properties Predecessor
	September 30, 2019	December 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Investments in real estate:
Land and improvements	$53,948,714	$6,049,126	$6,049,126
Buildings and improvements	166,257,383	13,441,430	13,254,135
Tenant improvements	17,517,402	1,913,425	1,558,635
Less: accumulated depreciation	(2,361,212)	(2,356,229)	(1,236,953)

Investments in real estate, net	235,362,287	19,047,752	19,624,943

Cash	4,984,862	516,495	606,304
Restricted cash	6,529,746	609,585	485,386
Tenant receivables and accrued straight-line rents	1,196,863	283,445	199,219
Intangible assets, net	27,803,191	1,192,672	1,754,016
Above market leases, net	698,076	—	—
Prepaid expenses and other assets	1,406,805	341,488	188,937

Total assets	$277,981,830	$21,991,437	$22,858,805

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$155,805,570	$15,433,336	$15,498,347
Line of credit	184,346	232,696	123,125
Capital lease obligation	1,200,736	355,945	460,876
Accounts payable and accrued liabilities	2,049,680	189,536	128,017
Real estate taxes payable	2,238,997	172,504	234,681
Acquired below market leases, net	3,122,480	166,065	231,495
Tenant security deposits	1,159,438	123,784	125,795
Other liabilities	1,016,776	109,508	18,811

Total liabilities	166,778,023	16,783,374	16,821,147

Preferred units, Series A	20,985,488	—	—
Equity:
Common units
Priam Office Properties OP LP	88,686,905	—	—
Priam Properties Predecessor	—	5,208,063	6,037,658
Noncontrolling interest	1,531,414	—	—

Total equity	90,218,319	5,208,063	6,037,658

Total liabilities and equity	$277,981,830	$21,991,437	$22,858,805

See accompanying notes to consolidated and combined financial statements

Priam Office Properties OP LP Consolidated and
Priam Properties Predecessor Combined Statements of Operations

	Priam Office Properties OP LP
		Priam Properties Predecessor
	Period from August 14, 2019 (commencement of operations) through September 30, 2019
		Period from January 1, 2019 through August 13, 2019		Year Ended
			Nine Months Ended September 30, 2018
				December 31, 2018	December 31, 2017
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Rental revenue	$4,188,089	$2,054,828	$2,553,960	$3,421,962	$3,406,973
Recoveries from tenants	584,575	213,410	205,679	249,551	373,392
Other income	34,735	152,719	61,592	62,245	1,597

Total revenues	4,807,399	2,420,957	2,821,231	3,733,758	3,781,962

Operating expenses:
Property operating expenses	1,082,045	544,914	639,928	869,609	793,519
Real estate taxes	488,251	306,011	435,163	487,807	516,627
Repairs and maintenance	267,404	175,819	201,380	293,050	297,397
Management fee	143,825	77,063	104,462	133,217	134,758
Other operating expenses	508,154	113,026	121,391	143,142	255,032
Depreciation and amortization	2,788,333	939,811	1,265,070	1,714,406	1,693,783

Total operating expenses	5,278,012	2,156,644	2,767,394	3,641,231	3,691,116

Equity in loss of unconsolidated joint venture	(6,440)	—	—	—	—

(Loss) income from operations	(477,053)	264,313	53,837	92,527	90,846
Interest expense	(843,512)	(492,445)	(592,984)	(801,135)	(770,009)

Net loss	(1,320,565)	(228,132)	(539,147)	(708,608)	(679,163)

Net income attributable to noncontrolling interest	10,098

Net loss attributable to Priam Office Properties OP LP	(1,330,663)
Preferred distributions	(129,988)

Net loss allocable to common unitholders	$(1,460,651)

Common units outstanding (basic and diluted)	2,578,947

Loss per common unit (basic and diluted)	$(0.57)

See accompanying notes to consolidated and combined financial statements

Priam Office Properties OP LP Consolidated and
Priam Properties Predecessor Combined Statements of Changes in Equity

	Priam Office Properties OP LP	Noncontrolling Interest	Grove Park	Haverstick	5400 Poplar	Total
Equity, December 31, 2016	$—	$—	$2,964,951	$2,750,195	$—	$5,715,146
Contributions	—	—	—	—	1,700,000	1,700,000
Distributions	—	—	(349,984)	(236,920)	(111,421)	(698,325)
Net loss	—	—	(147,258)	(357,747)	(174,158)	(679,163)

Equity, December 31, 2017	$—	$—	$2,467,709	$2,155,528	$1,414,421	$6,037,658
Contributions	—	—	—	—	250,000	250,000
Distributions	—	—	(107,750)	(221,800)	(41,437)	(370,987)
Net loss	—	—	(160,360)	(382,264)	(165,984)	(708,608)

Equity, December 31, 2018	$—	$—	$2,199,599	$1,551,464	$1,457,000	$5,208,063
Contributions	—	—	—	—	—	—
Distributions	—	—	—	—	—	—
Net income (loss)	—	—	(58,471)	(206,289)	36,628	(228,132)

Equity, August 13, 2019 (unaudited) (Predecessor)	$—	$—	$2,141,128	$1,345,175	$1,493,628	$4,979,931
Issuance of OP units in exchange for equity interests in properties	90,079,802	1,521,316	(2,141,128)	(1,345,175)	(1,493,628)	86,621,187
Contributions	67,754	—	—	—	—	67,754
Preferred Distributions	(129,988)	—	—	—	—	(129,988)
Net loss	(1,330,663)	10,098	—	—	—	(1,320,565)

Equity, September 30, 2019 (unaudited) (Priam Office Properties OP LP)	$88,686,905	$1,531,414	$—	$—	$—	$90,218,319

Equity, December 31, 2017	$—	$—	$2,467,709	$2,155,528	$1,414,421	$6,037,658
Contributions	—	—	—	—	—	—
Distributions	—	—	(72,625)	(221,845)	(41,438)	(335,908)
Net loss	—	—	(135,742)	(266,453)	(136,952)	(539,147)

Equity, September 30, 2018 (unaudited)	$—	$—	$2,259,342	$1,667,230	$1,236,031	$5,162,603

See accompanying notes to consolidated and combined financial statements

Priam Office Properties OP LP Consolidated and
Priam Properties Predecessor Combined Statements of Cash Flows

	Priam Office Properties OP LP
		Priam Properties Predecessor
	Period from August 14, 2019 (commencement of operations) through September 30, 2019
		Period from January 1, 2019 through August 13, 2019		Year Ended
			Nine Months Ended September 30, 2018
				December 31, 2018	December 31, 2017

	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(1,320,565)	$(228,132)	$(539,147)	$(708,608)	$(679,163)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,788,333	939,811	1,265,070	1,714,406	1,693,783
Amortization of debt issue costs and fair value adjustments	(92,254)	18,755	25,094	30,324	35,920
Amortization of above and below market leases	(136,141)	(25,085)	(51,613)	(65,430)	(73,794)
Straight-line rent adjustment	(215,707)	(54,327)	(59,031)	(58,912)	(145,702)
Equity in loss of unconsolidated joint venture	6,440	—	—	—	—
Changes in operating assets and liabilities:
Tenant receivables	363,354	(37,233)	11,626	(25,314)	10,995
Prepaid expenses and other assets	(560,248)	(335,626)	(82,996)	(177,113)	(167,673)
Accounts payable and accrued liabilities	(147,843)	(28,141)	(4,514)	61,519	45,740
Real estate taxes payable	327,167	(36,603)	(33,231)	(62,177)	159,543
Tenant security deposits	(78,072)	(2,765)	(2,952)	(2,011)	33,341
Other liabilities	(567,507)	64,612	71,806	90,697	64,997

Net cash provided by operating activities	366,957	275,266	600,112	797,381	977,987

Cash flows from investing activities:
Acquisitions of investments in real estate	—	—	—	—	(5,750,185)
Capital additions	(483,124)	(340,979)	(484,495)	(551,309)	(275,627)

Net cash used in investing activities	(483,124)	(340,979)	(484,495)	(551,309)	(6,025,812)

Cash flows from financing activities:
Proceeds from mortgage notes payable	—	—	—	—	4,260,000
Proceeds from line of credit	—	—	125,278	165,125	123,125
Repayment of line of credit	(21,213)	(37,484)	—	(55,554)	—
Repayment of mortgage notes payable	(196,759)	(66,188)	(70,962)	(95,335)	(30,645)
Repayment of capital lease obligation	(44,929)	(66,500)	(78,698)	(104,931)	(63,777)
Debt issuance costs paid	—	—	—	—	(68,816)
Purchase of equity interests in properties	(275,000)	—	—	—	—
Contributions	67,754	—	—	250,000	1,700,000
Distributions	—	—	(335,908)	(370,987)	(698,325)

Net cash used in financing activities	(470,147)	(170,172)	(360,290)	(211,682)	5,221,562

Net increase (decrease) in cash and restricted cash	(586,314)	(235,885)	(244,673)	34,390	173,737
Cash and restricted cash at beginning of period	12,100,922	1,126,080	1,091,690	1,091,690	917,953

Cash and restricted cash at end of period	$11,514,608	$890,195	$847,017	$1,126,080	$1,091,690

Supplemental disclosure of cash information:
Cash paid for interest	$904,964	$476,719	$567,890	$755,690	$725,744
Noncash investing and financing activities:
Capital additions financed with leases	$—	$—	$—	$—	$482,526
Issuance of common units for equity interests in properties	$89,804,802	$—	$—	$—	$—
Issuance of Preferred Units, Series A for equity interests in properties	$20,855,500	$—	$—	$—	$—
Acquired debt and capital lease obligations	$151,511,501	$—	$—	$—	$—
Preferred distributions accrued but not paid	$129,988	$—	$—	$—	$—

See accompanying notes to consolidated and combined financial statements

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 1—Basis of Presentation

        The combined financial statements from January 1, 2019 through August 13, 2019, are of Priam Properties Predecessor and reflect the financial position and results of operations of three multi-tenant office properties. Three limited liability companies, 4515 Poplar, LLC ("Grove Park"), Haverstick Office, LLC ("Haverstick") and 5400 Poplar, LLC ("5400 Poplar"), each of which owns one office property, comprise Priam Properties Predecessor. The consolidated financial statements from August 14, 2019 through September 30, 2019, represent Priam Office Properties OP LP (the "Operating Partnership"), which acquired the following equity interests in the limited liability companies that owned the properties shown pursuant to contribution agreements on August 14, 2019:

Property Name	Location	Equity Interest
Grove Park	Memphis, TN	100%
Haverstick	Indianapolis, IN	100%
5400 Poplar	Memphis, TN	100%
Chase Corporate Center	Birmingham, AL	99.998%
2700 Blankenbaker	Louisville, KY	7.1429%
Primacy II	Memphis, TN	100%
Primacy III	Memphis, TN	100%
Tournament Trails	Memphis, TN	100%
Intech Ten	Indianapolis, IN	100%
Goodale	Columbus, OH	100%
MetroCenter V	Columbus, OH	100%
MetroCenter IV	Columbus, OH	100%
Executive Park	Louisville, KY	100%
One Harrison	Raleigh, NC	46.11%
The Collection at Sabal Park	Tampa, FL	100%

        All of the property owning entities acquired by the Operating Partnership have been consolidated as of August 14, 2019, except for 2700 Blankenbaker, which has been accounted for using the equity method of accounting for investments. This investment is included in prepaid expenses and other assets on the consolidated balance sheet. Chase Corporate Center and One Harrison satisfy the criteria for consolidation. The interests in these two properties not owned by the Company are recorded in noncontrolling interest.

        Priam Properties Inc. ("Priam") was incorporated in the State of Maryland on July 5, 2018. Priam intends to increase its ownership percentage in the Operating Partnership in a series of transactions in connection with the completion of, and in exchange for, the net proceeds from the initial public offering of Priam's common stock.

        Priam Properties Predecessor and the Operating Partnership are collectively referred to as the "Company" within these financial statements.

        These financial statements were prepared for the purpose of inclusion in a registration statement on Form S-11 and to comply with the rules and regulations of the Securities and Exchange Commission.

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 1—Basis of Presentation (Continued)

        The consolidated financial statements include the accounts of the Operating Partnership, its wholly-owned subsidiaries, and consolidated partnerships in which the Operating Partnership has a controlling interest. Investments in real estate partnerships not controlled by the Company are accounted for under the equity method. All significant inter-company balances and transactions are eliminated in the consolidated financial statements. The Operating Partnership consolidates properties that are wholly owned or properties where it owns less than 100%, but which it controls. Control is determined using an evaluation based on accounting standards related to the consolidation of variable interest entities ("VIEs") and voting interest entities. For joint ventures that are determined to be a VIE, the Operating Partnership consolidates the entity where it is deemed to be the primary beneficiary. Determination of the primary beneficiary is based on whether an entity has (i) the power to direct the activities of the VIE that most significantly impact the entity's economic performance, and (ii) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

        The unaudited combined financial statements as of September 30, 2019 and for the periods from January 1, 2019 through August 13, 2019 and from August 14, 2019 through September 30, 2019, and the nine months ended September 30, 2018, have been prepared in accordance with GAAP for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations and cash flows for the interim periods are not necessarily indicative of the expected results for the entire year ending December 31, 2019.

Note 2—Summary of Significant Accounting Policies

(a)
Use of Estimates

        The preparation of consolidated and combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(b)
Investments in Real Estate

        Investments in real estate consist of land and improvements, buildings and improvements, and tenant improvements that were allocated to each category upon acquisition. Improvements and additions after the properties acquisition date are recorded at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Years
Land improvements	5 - 15
Buildings	15 - 39
Building improvements	7 - 25
Tenant improvements	Shorter of asset's useful life or noncancelable lease term

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 2—Summary of Significant Accounting Policies (Continued)

        Depreciation expense was $1,339,786 for the period from August 14, 2019 through September 30, 2019 (unaudited), $665,604 for the period from January 1, 2019 through August 13, 2019 (unaudited), and $848,746 for the nine months ended September 30, 2018 (unaudited), and $1,119,276 and $1,096,612 for the years ended December 31, 2018 and 2017, respectively.

(c)
Fair Value of Assets and Liabilities

        Fair value is a market-based measurement, not an entity-specific measurement. Therefore, a fair value measurement is determined based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, the Company uses a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from independent sources (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the Company's own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). The three levels of inputs used to measure fair value are as follows:

  •
  Level 1—Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

  •
  Level 2—Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

  •
  Level 3—Unobservable inputs for the asset or liability, which are typically based on the Company's own assumptions, as there is little, if any, related market activity.

The Company also remeasures nonfinancial assets and nonfinancial liabilities, initially measured at fair value in a business combination or other new basis event, at fair value in subsequent periods if a remeasurement event occurs.

(d)
Allocation of Purchase Price of Real Estate

        Upon the acquisition of real estate, the Company evaluates whether the acquisition is a business combination or an asset acquisition. The Company has determined that each of its acquisitions of real estate met the definition of an asset acquisition. The Company allocates the purchase price of properties to acquired tangible assets, consisting of land and improvements, buildings and improvements, and acquired intangible assets and liabilities (consisting of the value of above-market and below-market leases and the value of in-place leases). This allocation process is based on inputs that are classified as Level 3 within the fair value hierarchy.

        The fair values of the tangible assets of an acquired property (which includes land, buildings and improvements) are determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land and buildings and improvements based on management's determination of the value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 2—Summary of Significant Accounting Policies (Continued)

        The fair values of above-market and below-market leases are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases and (ii) an estimate of market lease rates for the corresponding leases, measured over a period equal to the remaining non-cancelable term of the lease including any fixed rate bargain renewal periods, with respect to a below-market lease. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities. Above-market lease values are amortized as an adjustment of rental income over the remaining terms of the respective leases. Below-market leases are amortized as an adjustment of rental income over the remaining terms of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of above-market and below-market leases related to that lease would be recorded as an adjustment to rental income.

        The fair values of in-place leases include an estimate of direct costs associated with obtaining a new tenant and costs associated with lost rentals that are avoided by acquiring an in-place lease. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management's consideration of current market costs to execute a similar lease. The amount of costs associated with lost rentals is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. These lease intangibles are amortized to expense over the remaining terms of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

(e)
Restricted Cash

        Restricted cash consists of restricted cash held in escrow and restricted bank deposits. Restricted cash held in escrow includes cash held in escrow accounts for capital improvements as well as cash held by lenders in escrow accounts for tenant and capital improvements, repairs and maintenance and other lender reserves for certain properties, in accordance with the respective lender's loan agreement. Restricted bank deposits consist of tenant receipts which are required to be deposited into lender-controlled accounts in accordance with the respective lender's loan agreement.

        For all periods presented, the Company adopted Accounting Standards Update (ASU) 2016-18, Restricted Cash (ASU 2016-18). ASU 2016-18 requires that a statement of cash flows explain the change during a reporting period in the total of cash, cash equivalents and restricted cash. This ASU states that transfers between cash, cash equivalents and restricted cash are not part of the Company's operating, investing and financing activities. Therefore, restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows.

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 2—Summary of Significant Accounting Policies (Continued)

        The following table presents a reconciliation of the beginning of period and end of period cash and restricted cash reported within the combined balance sheets to the totals shown in the combined statements of cash flows:

	September 30,		December 31,
	2019	2018	2018	2017
	(unaudited)	(unaudited)
Beginning of period:
Cash	$516,495	$606,304	$606,304	$538,726
Restricted cash	609,585	485,386	485,386	379,227

Cash and restricted cash	$1,126,080	$1,091,690	$1,091,690	$917,953

End of period:
Cash	$4,984,862	$357,777	$516,495	$606,304
Restricted cash	6,529,746	489,240	609,585	485,386

Cash and restricted cash	$11,514,608	$847,017	$1,126,080	$1,091,690

(f)
Impairment

        The Company periodically assesses whether there are any indicators that the value of the long-lived assets may be impaired or that their carrying value may not be recoverable. The Company reviews its investments in real estate for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the estimated future undiscounted cash flows derived from the asset are less than its carrying amount. The impairment loss is measured as the excess of the carrying amount over the fair value of the asset, with fair value determined based on estimated future discounted cash flows or using standard industry valuation techniques.

        The Company determined that there were no indicators of impairment of its investments in real estate for the periods from August 14, 2019 through September 30, 2019 (unaudited), from January 1, 2019 through August 13, 2019 (unaudited), and for the nine months ended September 30, 2018 (unaudited), and the years ended December 31, 2018 and 2017.

(g)
Debt Issuance Costs and Fair Value Adjustments

        Debt issuance costs and fair value adjustments on acquired debt, net of accumulated amortization, are reported as a direct deduction from or addition to the face amount of the mortgage notes payable to which such costs and adjustments relate. Amortization is reported as a component of interest expense and is computed using a method which approximates the effective interest rate method. Debt issuance costs and fair value adjustments, net of accumulated amortization, represented a net liability of $3,628,402 as of September 30, 2019 (unaudited) and a net asset of $180,684 and $211,008 as of December 31, 2018 and 2017, respectively. For the period from August 14, 2019 through September 30, 2019 (unaudited), amortization related to debt issuance costs and fair value adjustments represented a net reduction to interest expense of $92,253. For the period from January 1, 2019 through August 13, 2019 (unaudited), amortization related to debt issue costs represented a net increase to interest expense

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 2—Summary of Significant Accounting Policies (Continued)

in the amount of $18,755. For the nine months ended September 30, 2018 (unaudited) amortization represented a net increase to interest expense of $25,094. For the years ended December 31, 2018 and 2017, amortization represented a net increase to interest expense of $30,324 and $35,920, respectively.

(h)
Revenue Recognition and Allowance for Doubtful Accounts

        Leases with tenants are classified as operating. Rental revenues consist of base rents, which are recognized on a straight-line basis over their lease term. Recoveries from tenants represents amounts that are charged to tenants for their share of operating expenses incurred by the Company in accordance with each tenant's lease. Expenses such as insurance, real estate taxes, repairs and maintenance, and other operating expenses are generally subject to recovery. Recoveries from tenants are recognized in accordance with the terms of the lease, on a monthly basis, and adjusted annually.

        If collectability of straight-line rents or tenant receivables is not reasonably assured, future revenue recognition is limited to amounts contractually owed and paid, and, when appropriate, an allowance for estimated losses is established. For straight-line rent receivables, the assessment is based on amounts estimated to be recoverable over the lease term. Judgment is exercised in establishing allowances which include payment history and current credit status in developing these estimates. As of September 30, 2019 (unaudited), December 31, 2018 and 2017 there was no allowance for estimated losses.

(i)
Income Taxes

        The Operating Partnership and the limited liability companies which comprise the Company are not subject to federal, state and local income taxes; accordingly, the Company makes no provision for income taxes in its combined financial statements. The Company's taxable income or loss, which is different than financial statement income or loss, is reportable by the owners of the limited liability companies.

        The Company follows a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not (a likelihood of more than 50%) to be sustained upon examination. Measurement (step two) determines the amount of benefit that more likely than not will be realized upon settlement. Derecognition of a tax position that was previously recognized occurs when the Company subsequently determines that a tax position no longer meets the more likely than not threshold of being sustained. The Company had no unrecognized tax benefits as of September 30, 2019 (unaudited), December 31, 2018 and 2017.

(j)
Recent Accounting Pronouncements

        In February 2016, the FASB issued ASU 2016-02, Leases, ("ASU 2016-02"). ASU 2016-02 establishes the principles to increase the transparency and comparability among organizations for leasing transactions affecting both lessees and lessors. ASU 2016-02 requires lessees to record a right-of-use asset and a lease liability for all leases with terms over 12 months regardless of their classification. Lessor accounting remains largely unchanged, apart from the narrower scope of initial direct costs that can be capitalized. In addition, ASU 2016-02 requires lessors to identify the lease and non-lease components, such as the reimbursement of common area maintenance, contained within each lease. Recoveries from tenants will not be addressed until the Company's adoption of ASU 2016-02,

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 2—Summary of Significant Accounting Policies (Continued)

considering its revisions to accounting for common area maintenance as described in ASU 2018-11 below.

        In July 2018, the FASB issued ASU 2018-11, Targeted Improvements, ("ASU 2018-11") to simplify the leasing guidance by allowing lessors to elect a practical expedient to not separate non-lease components from a lease, which would provide the Company with the option of not bifurcating certain common area maintenance recoveries as a non-lease component. As a result of electing this practical expedient, the Company will no longer present rental revenue and tenant reimbursement revenue separately in the consolidated and combined statements of operations. In addition, the Company is planning to elect the package of practical expedients, which permits the Company to not reassess (1) whether any expired or existing contracts are or contain leases, (2) the lease classification for any expired or existing leases, and (3) any initial direct costs for any existing leases as of the effective date. The Company is not planning to elect the hindsight practical expedient, which permits entities to use hindsight in determining the lease term and assessing impairment.

        In December 2018, the FASB issued ASU 2018-20, Narrow-Scope Improvements for Lessors, ("ASU 2018-20") that allows lessors to make an accounting policy election not to evaluate whether real estate taxes and other similar taxes imposed by a governmental authority on a specific lease revenue-producing transaction are the primary obligation of the lessor as owner of the underlying leased asset. A lessor that makes this election will exclude these taxes from the measurement of lease revenue and the associated expense. The amendment also requires lessors to (1) exclude lessor costs paid directly by lessees to third parties on the lessor's behalf from variable payments and therefore variable lease revenue and (2) include lessor costs that are paid by the lessor and reimbursed by the lessee in the measurement of variable lease revenue and the associated expense.

        The Company expects to meet the definition of an emerging growth company ("EGC"). In November 2019, the FASB issued ASU 2019-10 which provides relief to EGC's by delaying the effective date for ASU 2016-02 and the related interpretations ASU 2018-11 and ASU 2018-20. These new accounting standards are now effective for fiscal years beginning after December 15, 2020, and interim periods beginning after December 15, 2021. The adoption of ASU 2016-02 and the related interpretations is not expected to have a material impact to the Company's consolidated and combined financial statements with regard to lessor accounting. In the case of lessee accounting, the Company expects that a right-of-use asset and corresponding liability will be required to be established for the ground lease in place at the Executive Park property in Louisville, Kentucky. The ground lease provides for monthly payments of $2,500 and expires in 2067.

        In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement. This ASU amends existing fair value measurement disclosure requirements by adding, changing, or removing certain disclosures. ASU No. 2018-13 is effective as of January 1, 2020, and earlier adoption is permitted. The Company is currently reviewing the impact this ASU will have on our consolidated and combined financial statements, but it is not expected to have a material impact.

Note 3—Acquisitions of Real Estate

        On August 14, 2019, the Operating Partnership entered into contribution agreements whereby the Operating Partnership acquired certain equity interests in property-owning limited liability companies as

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 3—Acquisitions of Real Estate (Continued)

specified in Note 1 to these consolidated and combined financial statements. The properties that the Operating Partnership acquired were previously owned by partnerships and limited liability companies in which our Chief Executive Officer and his affiliates, and other third parties, directly and indirectly owned equity interests. The properties were acquired in exchange for an aggregate of $275,000 in cash, 2,578,947 common units in the Operating Partnership at $33.50 per unit, and 417,110 4.75% Series A Preferred Units in the Operating Partnership. The acquisitions were accounted for as asset acquisitions, with Grove Park as the acquirer for accounting purposes. The other properties acquired in the August 14, 2019 transaction were allocated purchase price based upon Level 3 fair value inputs. The Operating Partnership did not obtain individual independent appraisals in connection with the transaction.

        The following table summarizes the allocations to assets and liabilities, in the aggregate, of the properties acquired in connection with the August 14, 2019 transaction:

August 14, 2019
Assets:
Land and improvements	$51,509,355
Buildings and improvements	160,627,345
Tenant improvements	16,604,927
Above market leases	721,029
In-place leases	29,010,380

258,473,036

Liabilities:
Below market leases	(3,265,187)
Acquired debt and capital lease obligations	(151,511,501)

Net assets acquired	$103,696,348

Note 4—Intangible Assets and Acquired Below Market Leases

        Intangible assets, net consisted of the following as of September 30, 2019 (unaudited), December 31, 2018 and 2017:

	September 30, 2019
	Weighted-average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Assets:
Acquired in-place leases	4.2	$29,738,408	$(1,935,217)	$27,803,191

Acquired above market leases	6.2	$721,029	$(22,953)	$698,076

Liabilities:
Acquired below market leases	4.0	$(3,339,131)	$216,651	$(3,122,480)

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 4—Intangible Assets and Acquired Below Market Leases (Continued)

	December 31, 2018
	Weighted-average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Assets:
Acquired in-place leases	4.7	$2,440,790	$(1,248,118)	$1,192,672

Liabilities:
Acquired below market leases	5.3	$(314,413)	$148,348	$(166,065)

	December 31, 2017
	Weighted-average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Assets:
Acquired in-place leases	5.4	$2,430,242	(676,226)	$1,754,016

Liabilities:
Acquired below market leases	5.9	$(314,413)	$82,918	$(231,495)

        Amortization expense related to in-place leases was $1,448,547 for the period from August 14, 2019 through September 30, 2019 (unaudited), $245,218 for the period from January 1, 2019 through August 13, 2019 (unaudited), and $403,343 for the nine months ended September 30, 2018 (unaudited), and $570,568 and $597,171 for the years ended December 31, 2018 and 2017, respectively, and is recorded in depreciation and amortization in the combined statements of operations. Estimated amortization expense for the next five years (the remainder of 2019 through 2023) is $2,800,593, $8,641,146, $6,102,961, $3,501,102 and $2,500,468, respectively.

        Amortization of acquired above and below market leases was $136,141 for the period from August 14, 2019 through September 30, 2019 (unaudited), $25,085 for the period from January 1, 2019 through August 13, 2019 (unaudited), and $51,613 for the nine months ended September 30, 2018 (unaudited), and $65,430 and $73,794 for the years ended December 31, 2018 and 2017, respectively, and is recorded in rental revenue in the combined statements of operations. Estimated amortization for the next five years (the remainder of 2019 through 2023) is $243,938, $799,494, $683,559, $438,072 and $244,421 respectively.

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 5—Mortgage Notes Payable, Line of Credit and Capital Lease Obligation

        The following table summarizes the terms of the Company's indebtedness outstanding as of September 30, 2019, December 31, 2018 and December 31, 2017:

				Amount Outstanding as of
Facility	Stated Rate	Rate at September 30, 2019	Maturity	September 30, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
5400 Poplar—$4,260,000	4.50%	4.50%	7/27/2022	$4,059,735	$4,134,020	$4,229,355
5400 Poplar—$303,145	5.43%	5.43%	9/11/2022	184,346	232,696	123,125
Grove Park—$6,020,000	4.38%	4.38%	8/11/2026	6,009,653	6,020,000	6,020,000
Haverstick—$5,460,000	5.15%	5.15%	1/11/2027	5,460,000	5,460,000	5,460,000
Chase Corporate Center—$23,200,000	5.03%	5.03%	2/11/2023	23,200,000	—	—
Goodale—$8,960,000	4.36%	4.36%	10/6/2027	8,960,000	—	—
Metrocenter IV—$5,008,588	LIBOR + 2.5%	4.52%	2/28/2021	5,017,500	—	—
Metrocenter V—$12,900,000	4.43%	4.43%	1/6/2028	12,900,000	—	—
Intech Ten—$8,282,000	4.13%	4.13%	9/6/2027	8,282,000	—	—
Primacy II—$10,750,000	4.44%	4.44%	5/1/2024	10,427,357	—	—
Primacy III—$8,078,200	LIBOR + 2.5%	4.52%	1/4/2023	8,078,200	—	—
Tournament Trails—$5,375,000	4.62%	4.62%	5/1/2024	5,217,715	—	—
Executive Park—$7,050,000	LIBOR + 2.75%	4.77%	4/11/2023	7,024,598	—	—
One Harrison—$6,930,000	4.78%	4.78%	6/1/2028	6,893,783	—	—
Collections—$36,400,000	LIBOR + 2%	4.02%	8/6/2021	35,646,627	—	—
Collections—$5,000,000	17.00%	17.00%	8/6/2021	5,000,000	—	—
Fair value adjustment and unamortized debt issuance costs				3,628,402	(180,684)	(211,008)

				$155,989,917	$15,666,032	$15,621,472

        As of September 30, 2019 (unaudited), December 31, 2018 and 2017, the Operating Partnership recorded accrued interest on indebtedness of $429,188, $43,628, and $46,186, respectively. These amounts are included as a component of accounts payable and accrued liabilities on the consolidated and combined balance sheets. For the period from August 14, 2019 through September 30, 2019 (unaudited), the period from January 1, 2019 through August 13, 2019 (unaudited), and the nine months ended September 30, 2018 (unaudited), interest expense on indebtedness was $935,797, $479,416, and $567,890, respectively. For the years ended December 31, 2018 and 2017, interest expense was $758,058 and $734,089, respectively. The weighted average interest rate on borrowings outstanding at September 30, 2019 (unaudited), December 31, 2018 and 2017, was 5.0%, 4.7%, and 4.7%, respectively. The outstanding indebtedness contains various financial and non-financial covenants. The Company is in compliance with these covenants as of September 30, 2019 (unaudited), December 31, 2018 and 2017.

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 5—Mortgage Notes Payable, Line of Credit and Capital Lease Obligation (Continued)

        Scheduled principal payments on the indebtedness and capital lease obligations as of September 30, 2019 (unaudited) are as follows:

	Principal Payments	Capital Lease Obligations	Total
2019 (October 1 to December 31)	$464,866	$95,486	$580,352
2020	6,861,469	381,945	7,243,414
2021	41,675,642	381,854	42,057,496
2022	5,764,236	277,463	6,041,699
2023	37,961,746	63,988	38,025,734
Thereafter	59,633,556	—	59,633,556

	$152,361,515	$1,200,736	$153,562,251

Note 6—Redeemable Preferred Units

        In connection with its August 14, 2019 acquisition of real estate properties (see Note 3), the Operating Partnership issued 417,110 4.75% Series A Preferred Units (the "Preferred Units") in exchange for the equity interests in three of the properties acquired. The Preferred Units rank senior to all current classes of partnership interest in the Operating Partnership and are entitled to quarterly distributions based on an annual distribution rate of 4.75%. The Operating Partnership, at its sole option, may at any time redeem outstanding Preferred Units in cash at a redemption price of $50 per unit. If any of the three properties acquired in exchange for the Preferred Units are sold while such Preferred Units remain outstanding, the holders of the Preferred Units are entitled to 100% of the related sales proceeds until all Preferred Units have been redeemed.

        Beginning on May 1, 2023, the distribution rate increases to 18.0% for any outstanding Preferred Units. If any Preferred Units remain outstanding at May 1, 2024, and the Operating Partnership owns any of the three properties at that time, the holders of the Preferred Units may require the Operating Partnership to sell any of the remaining three properties. In the event that the holders exercise this right, the preferred unitholders may require the redemption in cash of any outstanding Preferred Units at a price of $50 per unit if such properties have not been sold within 12 months. The Preferred Units are recorded at stated value of $50 per unit plus any accrued distributions and, based on the terms of the security, have been included in temporary equity on the balance sheet.

Note 7—Operating Leases

        For the period from August 14, 2019 through September 30, 2019 (unaudited), there were no tenants representing greater than 10% of the Operating Partnership's rental revenue. Each of the following tenants represented greater than 10% of the Company's rental revenue for the period from

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 7—Operating Leases (Continued)

January 1, 2019 through August, 13, 2019 (unaudited), the nine months ended September 30, 2018 (unaudited), and the years ended December 31, 2018 and 2017:

		Period From January 1, 2019 through August 13, 2019
				Year Ended December 31,
			Nine Months Ended September 30, 2018
Property	Tenant			2018	2017
5400 Poplar	Paragon Bank	12%	11%	11%	10%
Haverstick	Child Advocates, Inc.	11%	10%	10%	10%

        Future minimum lease payments under non-cancelable operating leases as of September 30, 2019 (unaudited), excluding any potential recoveries from tenants are as follows:

Year ending December 31:	Amount
2019 (October 1 through December 31)	$5,491,686
2020	19,910,116
2021	16,821,666
2022	11,299,912
2023	9,201,959
Thereafter	20,199,358

Total	$82,924,698

Note 8—Common Units and Loss Per Common Unit

        Common units are a class of partnership units representing limited partner ownership interests in the Operating Partnership, and are junior in rank to the holders of the Preferred Units. The common unitholders do not have voting rights nor do they participate in the management or control of the Operating Partnership. The Operating Partnership has the right to redeem all or a portion of the common units in cash or in shares of common stock of its general partner, Priam Properties Inc., pursuant to the terms of the operating agreement of the Operating Partnership. The common unitholders are entitled to distributions as determined in the sole discretion of the general partner. Long-term incentive partnership units in the Operating Partnership have identical rights as to rank and dividends as the common units.

Priam Office Properties OP LP Consolidated and Priam Properties Predecessor
Combined Notes to Financial Statements (Continued)

September 30, 2019 (unaudited), December 31, 2018 and 2017

Note 8—Common Units and Loss Per Common Unit (Continued)

        The computation of our loss per common unit for the period from August 14, 2019 through September 30, 2019 (unaudited) was as follows:

Period August 14, 2019 through September 30, 2019
Net loss allocable to common unitholders	$(1,460,651)

Weighted average common units outstanding—Basic and diluted	2,578,947

Net loss per unit allocable to common unitholders:
Basic and diluted	$(0.57)

        The effect of the inclusion of the potentially dilutive LTIP units would be anti-dilutive when computing diluted earnings per unit. Therefore, the computation of both basic and diluted earnings per unit is the same.

Note 9—Related-Party Transactions

        For the period from August 14, 2019 through September 30, 2019 (unaudited), the Operating Partnership incurred $166,142 in external advisory fees for services provided by Priam Office Advisors LLC (the "Advisor"). The Advisor commenced operations on August 14, 2019 in connection with the acquisition of properties by the Operating Partnership (see Note 3). For the period from January 1, 2019 through August 13, 2019 (unaudited), and the nine months ended September 30, 2018 (unaudited), the Company incurred $5,238 and $15,713, and for the years ended December 31, 2018 and 2017, the Company incurred asset management fees totaling $20,950 and $20,619, respectively, which are included in general and administrative expenses in the accompanying combined statements of operations.

Note 10—Commitments and Contingencies

        In the ordinary course of business, the Company may become subject to litigation or claims. As of September 30, 2019, December 31, 2018 and 2017, there were no material legal proceedings to which the Company is a party.

        The Company is party to a ground lease arrangement related to its ownership of the Executive Park office complex in Louisville, Kentucky. The ground lease expires in 2067 and provides for payments of $2,500 per month. Commitments under the ground lease total $7,500 for the remainder of 2019; $30,000 in 2020; $30,000 in 2021; $30,000 in 2022; $30,000 in 2023; and $1,320,000 thereafter.

Priam Properties Predecessor
Schedule III—Real Estate and Accumulated Depreciation
December 31, 2018

			Cost Capitalized Subsequent to Acquisition	Gross Carrying Amount at December 31, 2018
	Initial Cost
							Accumulated Depreciation at December 31, 2018
	Land & Improvements	Building & Improvements		Land & Improvements	Building & Improvements			Year Acquired	Encumbrances at December 31, 2018
Property Name			Improvements			Total
Office Properties
Grove Park	$2,439,159	$5,610,380	$365,164	$2,251,356	$6,163,347	$8,414,703	$(817,800)	2016	$6,020,000
Haverstick	1,810,374	5,113,425	358,990	1,810,374	5,472,415	7,282,789	(1,117,190)	2016	5,460,000
5400 Poplar	1,799,593	3,242,722	664,174	1,799,593	3,906,896	5,706,489	(421,239)	2017	4,366,716

Totals	$6,049,126	$13,966,527	$1,388,328	$5,861,323	$15,542,658	$21,403,981	$(2,356,229)		$15,846,716

        Depreciation and amortization of Priam Properties Predecessor's investment in buildings and improvements reflected in the statements of operations is calculated over the estimated useful lives of the assets, which are up to 43 years. The aggregate cost for federal income tax purposes was approximately $22.5 million at December 31, 2018.

        The changes in total investments in real estate for the periods ended December 31, 2018 and 2017 are as follows:

	2018	2017
Balance, beginning of period	$20,861,896	$15,061,628
Acquired properties	—	5,042,115
Improvements	542,085	758,153

Balance, end of period	$21,403,981	$20,861,896

        The changes in accumulated depreciation for the periods ended December 31, 2018 and 2017 are as follows:

	2018	2017
Balance, beginning of period	$(1,236,953)	$(140,341)
Depreciation expense	(1,119,276)	(1,096,612)

Balance, end of period	$(2,356,229)	$(1,236,953)

See accompanying report of independent registered public accounting firm

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Priam Properties Inc.:

Opinion on the Combined Financial Statements

        We have audited the accompanying combined balance sheets of 2700 Blankenbaker and Chase Corporate Center (collectively, the "Company") as of December 31, 2018 and 2017, the related combined statements of operations, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

        These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company's auditor since 2018.

Charlotte, North Carolina
March 26, 2019

2700 Blankenbaker and Chase Corporate Center Combined Balance Sheets

	June 30, 2019	December 31, 2018	December 31, 2017
	(unaudited)
ASSETS
Investments in real estate:
Land and improvements	$6,801,911	$6,801,911	$6,798,311
Buildings and improvements	38,955,207	38,911,267	38,867,714
Tenant improvements	4,163,441	4,132,799	3,825,144
Less: accumulated depreciation	(6,415,270)	(5,488,275)	(3,633,866)

Investments in real estate, net	43,505,289	44,357,702	45,857,303

Cash	1,526,843	1,176,359	730,885
Restricted cash	2,244,412	2,038,884	1,540,573
Tenant receivables and accrued straight-line rents	690,086	685,892	728,744
Intangible assets, net	1,303,338	1,663,035	2,435,364
Prepaid expenses and other assets	353,545	271,259	197,966

Total assets	$49,623,513	$50,193,131	$51,490,835

LIABILITIES AND EQUITY
Liabilities:
Mortgage notes payable, net	$35,900,773	$35,891,387	$35,872,616
Capital lease obligation	256,332	293,708	366,181
Accounts payable and accrued liabilities	1,093,677	748,725	713,358
Tenant security deposits	76,024	69,085	68,836
Other liabilities	105,371	65,949	173,605

Total liabilities	37,432,177	37,068,854	37,194,596

Equity	12,191,336	13,124,277	14,296,239

Total liabilities and equity	$49,623,513	$50,193,131	$51,490,835

See accompanying notes to combined financial statements

2700 Blankenbaker and Chase Corporate Center Combined Statements of Operations

	Six Months Ended		Year Ended
	June 30, 2019	June 30, 2018	December 31, 2018	December 31, 2017
	(unaudited)	(unaudited)
Revenues:
Rental revenue	$2,830,188	$2,936,309	$5,863,835	$5,873,780
Recoveries from tenants	759,855	795,580	1,520,531	1,516,340
Other income	6,574	34,147	10,833	1,180

Total revenues	$3,596,617	$3,766,036	$7,395,199	$7,391,300

Operating expenses:
Property operating expenses	651,583	651,995	1,320,424	1,348,432
Real estate taxes	345,356	339,441	593,288	687,703
Repairs and maintenance	257,879	288,447	556,261	541,312
Management fee	127,565	126,628	245,048	245,386
Other operating expenses	124,691	160,858	375,749	272,540
Depreciation and amortization	1,309,268	1,348,289	2,671,697	2,677,973

Total operating expenses	2,816,342	2,915,658	5,762,467	5,773,346

Income from operations	780,275	850,378	1,632,732	1,617,954
Interest expense	(914,843)	(914,843)	(1,834,661)	(1,834,662)

Net loss	$(134,568)	$(64,465)	$(201,929)	$(216,708)

See accompanying notes to combined financial statements

2700 Blankenbaker and Chase Corporate Center Combined Statements of Changes in Equity

	2700 Blankenbaker	Chase Corporate Center	Total Equity
Equity, December 31, 2016	$4,267,754	$11,512,098	$15,779,852
Distributions	(625,655)	(641,250)	(1,266,905)
Net loss	(12,304)	(204,404)	(216,708)

Equity, December 31, 2017	$3,629,795	$10,666,444	$14,296,239
Distributions	(489,095)	(480,938)	(970,033)
Net income (loss)	14,227	(216,156)	(201,929)

Equity, December 31, 2018	$3,154,927	$9,969,350	$13,124,277
Distributions	(477,750)	(320,623)	(798,373)
Net income (loss)	20,602	(155,170)	(134,568)

Equity, June 30 2019 (unaudited)	$2,697,779	$9,493,557	$12,191,336

Equity, December 31, 2017	$3,629,795	$10,666,444	$14,296,239
Distributions	(318,500)	(320,625)	(639,125)
Net loss	(1,608)	(62,857)	(64,465)

Equity, June 30, 2018 (unaudited)	$3,309,687	$10,282,962	$13,592,649

See accompanying notes to combined financial statements

2700 Blankenbaker and Chase Corporate Center Combined Statements of Cash Flows

	Six Months Ended
	June 30, 2019	June 30, 2018	Year Ended December 31, 2018	Year Ended December 31, 2017
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(134,568)	$(64,465)	$(201,929)	$(216,708)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,309,268	1,348,289	2,671,697	2,677,973
Amortization of debt issuance costs	9,386	9,386	18,771	18,772
Straight-line rent adjustment	8,046	42,904	(35,801)	(141,742)
Bad debt expense	—	—	145,273	—
Changes in operating assets and liabilities:
Tenant receivables	(12,240)	73,854	(66,620)	(138,243)
Prepaid expenses and other assets	(104,862)	(20,749)	(118,252)	(85,609)
Accounts payable and accrued liabilities	344,952	49,432	35,367	115,539
Tenants security deposits	6,939	—	249	—
Other liabilities	39,422	(134,302)	(107,656)	141,555

Net cash provided by operating activities	1,466,343	1,304,349	2,341,099	2,371,537

Cash flows from investing activities:
Capital additions	(74,582)	(184,259)	(354,808)	(323,713)

Net cash used in investing activities	(74,582)	(184,259)	(354,808)	(323,713)

Cash flows from financing activities:
Repayment of capital lease obligation	(37,376)	(35,096)	(72,473)	(22,153)
Distributions	(798,373)	(639,125)	(970,033)	(1,266,905)

Net cash used in financing activities	(835,749)	(674,221)	(1,042,506)	(1,289,058)

Net increase in cash and restricted cash	556,012	445,869	943,785	758,766
Cash and restricted cash at beginning of period	3,215,243	2,271,458	2,271,458	1,512,692

Cash and restricted cash at end of period	$3,771,255	$2,717,327	$3,215,243	$2,271,458

Supplemental disclosure of cash information
Cash paid during the year for interest	$905,457	$905,451	$1,815,890	$1,815,890
Supplemental disclosure of non-cash transactions
Capital additions financed with leases	$—	$—	$—	$388,334

See accompanying notes to combined financial statements

2700 Blankenbaker and Chase Corporate Center
Notes to Combined Financial Statements

June 30, 2019 (unaudited), December 31, 2018 and 2017

Note 1—Basis of Presentation

        These combined financial statements reflect the financial position and results of operations of two limited liability companies that own multi-tenant office properties, 2700 Blankenbaker ("Blankenbaker") and Chase Corporate Center ("Chase") (collectively, the "Company"), in which Priam Properties Inc. ("Priam") acquired equity interests via Priam Office Properties OP LP (the "Operating Partnership"), of which Priam is the sole general partner, in connection with the Operating Partnership's formation transactions, which occurred on August 14, 2019. Subsequent to the formation transactions, the Operating Partnership owns 99.998% of Chase and 7.1% of Blankenbaker.

        These combined financial statements were prepared for the purpose of inclusion in a registration statement on Form S-11. The table below summarizes the properties included in this combination, their acquisition date by the Company, and their locations:

Property	Acquisition Date	Location
2700 Blankenbaker	November 10, 2015	Louisville, KY
Chase Corporate Center	January 14, 2016	Birmingham, AL

        The combined financial statements and accompanying notes include the accounts of each of the properties within the Company from its respective date of acquisition forward, and have been prepared using the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP).

        The unaudited combined financial statements as of June 30, 2019 and for the six months ended June 30, 2019 and 2018, have been prepared in accordance with GAAP for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations and cash flows for the interim periods are not necessarily indicative of the expected results for an entire year.

Note 2—Summary of Significant Accounting Policies

(a)
Use of Estimates

        The preparation of combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(b)
Investments in Real Estate

        Investments in real estate consist of land and improvements, buildings and improvements, and tenant improvements that were allocated to each category upon acquisition. Improvements and

2700 Blankenbaker and Chase Corporate Center
Notes to Combined Financial Statements (Continued)

June 30, 2019 (unaudited), December 31, 2018 and 2017

Note 2—Summary of Significant Accounting Policies (Continued)

additions after the properties acquisition date are recorded at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives:

Years
Land improvements	15 - 20
Buildings and improvements	10 - 43
Tenant improvements	Shorter of asset's useful life or noncancelable lease term

        Depreciation expense was $1,070,125 and $933,280 for the six months ended June 30, 2019 and 2018 (unaudited), respectively, and $1,854,409 and $1,806,461 for the years ended December 31, 2018 and 2017, respectively.

(c)
Allocation of Purchase Price of Real Estate

        Upon the acquisition of real estate, the Company evaluates whether the acquisition is a business combination or an asset acquisition. The Company has determined that each of its acquisitions of real estate met the definition of asset acquisitions. The Company allocates the purchase price of properties to acquired tangible assets, consisting of land and improvements, buildings and improvements, and acquired intangible assets (consisting of the value of in-place leases).

        The fair values of the tangible assets of an acquired property (which includes land, buildings and improvements) are determined by valuing the property as if it were vacant, and the "as-if-vacant" value is then allocated to land and buildings and improvements based on management's determination of the value of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases, including leasing commissions and other related costs. In estimating carrying costs, management includes real estate taxes, insurance, and other operating expenses during the expected lease-up periods based on current market conditions.

        The fair values of in-place leases include an estimate of direct costs associated with obtaining a new tenant and costs associated with lost rentals that are avoided by acquiring an in-place lease. Direct costs associated with obtaining a new tenant include commissions, tenant improvements, and other direct costs and are estimated based on management's consideration of current market costs to execute a similar lease. The amount of costs associated with lost rentals is calculated using the contractual amounts to be paid pursuant to the in-place leases over a market absorption period for a similar lease. These lease intangibles are amortized to expense over the remaining terms of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts of in-place lease assets relating to that lease would be expensed.

(d)
Restricted Cash

        Restricted cash consists of restricted cash held in escrow and restricted bank deposits. Restricted cash held in escrow includes cash held in escrow accounts for capital improvements as well as cash held by lenders in escrow accounts for tenant and capital improvements, repairs and maintenance and other

2700 Blankenbaker and Chase Corporate Center
Notes to Combined Financial Statements (Continued)

June 30, 2019 (unaudited), December 31, 2018 and 2017

Note 2—Summary of Significant Accounting Policies (Continued)

lender reserves for certain properties, in accordance with the respective lender's loan agreement. Restricted bank deposits consist of tenant receipts which are required to be deposited into lender-controlled accounts in accordance with the respective lender's loan agreement.

        For both 2018 and 2017, the Company adopted Accounting Standards Update (ASU) 2016-18, Restricted Cash (ASU 2016-18). ASU 2016-18 requires that a statement of cash flows explain the change during a reporting period in the total of cash, cash equivalents and restricted cash. This ASU states that transfers between cash, cash equivalents and restricted cash are not part of the Company's operating, investing and financing activities. Therefore, restricted cash should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows.

        The following table presents a reconciliation of the beginning of year and end of year cash and restricted cash reported within the combined balance sheets to the totals shown in the combined statements of cash flows:

	June 30,		December 31,
	2019	2018	2018	2017
	(unaudited)	(unaudited)
Beginning of period:
Cash	$1,176,359	$730,885	$730,885	$309,233
Restricted cash	2,038,884	1,540,573	1,540,573	1,203,459

Cash and restricted cash	$3,215,243	$2,271,458	$2,271,458	$1,512,692

End of period:
Cash	$1,526,843	$878,288	$1,176,359	$730,885
Restricted cash	2,244,412	2,418,222	2,038,884	1,540,573

Cash and restricted cash	$3,771,255	$3,296,510	$3,215,243	$2,271,458

(e)
Impairment

        The Company periodically assesses whether there are any indicators that the value of the long-lived assets may be impaired or that their carrying value may not be recoverable. The Company reviews its investments in real estate for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the estimated future undiscounted cash flows derived from the asset are less than its carrying amount. The impairment loss is measured as the excess of the carrying amount over the fair value of the asset, with fair value determined based on recent financial performance and estimated future discounted cash flows or using standard industry valuation techniques.

        The Company determined that there were no indicators of impairment of its investments in real estate for the six months ended June 30, 2019 and 2018 (unaudited), and the years ended December 31, 2018 and 2017.

2700 Blankenbaker and Chase Corporate Center
Notes to Combined Financial Statements (Continued)

June 30, 2019 (unaudited), December 31, 2018 and 2017

Note 2—Summary of Significant Accounting Policies (Continued)

(f)
Debt Issuance Costs

        Debt issuance costs, net of accumulated amortization, are reported as a direct deduction from the face amount of the mortgage notes payable to which such costs relate. Amortization of debt issuance costs is reported as a component of interest expense and is computed using a method, which approximates the effective interest method. Debt issuance costs, net of accumulated amortization, totaled $87,227 as of June 30, 2019 (unaudited) and $96,613 and $115,384 as of December 31, 2018 and 2017, respectively. Amortization related to debt issuance costs for the six months ended June 30, 2019 and 2018 (unaudited) was $9,386 and $9,386, respectively, and for the years ended December 31, 2018 and 2017 was $18,771 and $18,772, respectively.

(g)
Revenue Recognition and Allowance for Doubtful Accounts

        Leases with tenants are classified as operating. Rental revenues consist of base rents, which are recognized on a straight-line basis over their lease term. Recoveries from tenants represents amounts that are charged to tenants for their share of operating expenses incurred by the Company in accordance with each tenant's lease. Expenses such as insurance, real estate taxes, repairs and maintenance, and other operating expenses are generally subject to recovery. Recoveries from tenants are recognized in accordance with the terms of the lease, on a monthly basis, and adjusted annually.

        If collectability of straight-line rents or tenant receivables is not reasonably assured, future revenue recognition is limited to amounts contractually owed and paid, and, when appropriate, an allowance for estimated losses is established. For straight-line rent receivables, the assessment is based on amounts estimated to be recoverable over the lease term. Judgment is exercised in establishing allowances which include payment history and current credit status in developing these estimates. As of June 30, 2019 (unaudited), December 31, 2018 and 2017, there was no allowance for estimated losses.

(h)
Income Taxes

        The limited liability companies which comprise the Company are not subject to federal, state and local income taxes; accordingly, the Company makes no provision for income taxes in its combined financial statements. The Company's taxable income or loss, which is different than financial statement income or loss, is reportable by the members.

        The Company follows a two-step approach for evaluating uncertain tax positions. Recognition (step one) occurs when an enterprise concludes that a tax position, based solely on its technical merits, is more likely than not (a likelihood of more than 50%) to be sustained upon examination. Measurement (step two) determines the amount of benefit that more likely than not will be realized upon settlement. De-recognition of a tax position that was previously recognized occurs when the Company subsequently determines that a tax position no longer meets the more likely than not threshold of being sustained. The Company had no unrecognized tax benefits as of June 30, 2019 (unaudited), December 31, 2018 and 2017.

2700 Blankenbaker and Chase Corporate Center
Notes to Combined Financial Statements (Continued)

June 30, 2019 (unaudited), December 31, 2018 and 2017

Note 3—Acquisitions of Real Estate

        On November 12, 2015, the Company acquired Blankenbaker for the total purchase price, including acquisition costs, of $17,060,986. On January 14, 2016, the Company acquired Chase for the total purchase price, including acquisition costs, of $35,604,304.

        The following table summarizes the allocations to assets and liabilities of each property at the acquisition date.

November 12, 2015 Blankenbaker
Assets:
Land and improvements	$3,042,595
Buildings and improvements	11,502,912
Tenant improvements	1,041,924
In-place leases	1,473,555

Total assets acquired	$17,060,986

January 14, 2016 Chase
Assets:
Land and improvements	$3,731,305
Buildings and improvements	26,779,565
Tenant improvements	2,345,777
In-place leases	2,747,657

Total assets acquired	$35,604,304

Note 4—Intangible Assets

        Intangible assets, net consisted of the following as of June 30, 2019 (unaudited), December 31, 2018 and 2017:

	June 30, 2019
	Weighted-average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Assets:
Acquired in-place leases	2.0	$4,221,213	$(2,917,875)	$1,303,338

	December 31, 2018
	Weighted-average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Assets:
Acquired in-place leases	2.4	$4,221,213	$(2,558,178)	$1,663,035

2700 Blankenbaker and Chase Corporate Center
Notes to Combined Financial Statements (Continued)

June 30, 2019 (unaudited), December 31, 2018 and 2017

Note 4—Intangible Assets (Continued)

	December 31, 2017
	Weighted-average amortization period (years)	Gross carrying amount	Accumulated amortization	Net carrying amount
Assets:
Acquired in-place leases	4.3	$4,221,213	$(1,785,849)	$2,435,364

        Amortization expense was $359,697 and $415,009 for the six months ended June 30, 2019 and 2018, respectively (unaudited), and $772,329 and $844,268 for the years ended December 31, 2018 and 2017, respectively, and is recorded in depreciation and amortization in the combined statements of operations. Estimated amortization expense for the next five years (2019 through 2023) is $707,970, $494,940, $315,737, $84,088, and $44,189, respectively.

Note 5—Mortgage Notes Payable and Capital Lease Obligation

Blankenbaker

        On November 12, 2015, the Company entered into a mortgage loan agreement with a financial institution in the amount of $12,788,000. The loan is secured by a first mortgage lien on Blankenbaker and is personally guaranteed by the principals of one of the Company's equity members. The loan bears interest at a fixed rate of 4.88% per annum and matures on December 11, 2025. The Company is required to make monthly interest only payments calculated based on the outstanding loan amount from January 2016 through December 2019. Fixed monthly principal and interest payments of $67,714 begin January 2020. The loan agreement contains financial and non-financial covenants. Management believes the Company was in compliance with all covenants as of June 30, 2019 (unaudited), December 31, 2018 and 2017. For the six months ended June 30, 2019 and 2018 (unaudited), interest expense was $315,494 and $315,494, respectively, and for years ended December 31, 2018 and 2017, interest expense was $632,722 and $632,722, respectively. As of June 30, 2019 (unaudited), December 31, 2018 and 2017, accrued interest was $52,005 and is included in accounts payable and accrued liabilities on the accompanying combined balance sheets. As of June 30, 2019 (unaudited), December 31, 2018 and 2017, the outstanding mortgage balance was $12,788,000.

Chase

        On January 14, 2016, the Company entered into a mortgage loan agreement with a financial institution in the amount of $23,200,000. The loan is secured by a first mortgage lien on Chase and is personally guaranteed by the principals of one of the Company's equity members. The loan bears interest at a fixed rate of 5.03% per annum and matures on February 11, 2023. The Company is required to make monthly interest only payments calculated based on the outstanding loan amount from February 2016 through February 2021. Fixed monthly principal and interest payments of $124,968 begin March 2021. The loan agreement contains financial and non-financial covenants. Management believes the Company was in compliance with all covenants as of June 30, 2019 (unaudited), December 31, 2018 and 2017. For the six months ended June 30, 2019 and 2018 (unaudited), interest expense was, $589,963 and $589,963, respectively, and for the years ended December 31, 2018 and 2017, interest expense was $1,183,168 and $1,183,168, respectively. As of June 30, 2019 (unaudited), December 31, 2018 and 2017, accrued interest was $64,832 and is included in accounts payable and

2700 Blankenbaker and Chase Corporate Center
Notes to Combined Financial Statements (Continued)

June 30, 2019 (unaudited), December 31, 2018 and 2017

Note 5—Mortgage Notes Payable and Capital Lease Obligation (Continued)

accrued liabilities on the accompanying combined balance sheets. As of June 30, 2019 (unaudited), December 31, 2018 and 2017, the outstanding mortgage balance was $23,200,000.

        Scheduled principal payments on the mortgage notes payable and capital lease obligation as of December 31, 2018 are as follows:

	Blankenbaker	Chase	Capital Lease Obligation	Total
2019	$—	$—	$77,667	$77,667
2020	192,787	—	77,667	270,454
2021	202,409	282,505	77,667	562,581
2022	212,510	354,980	60,707	628,197
2023	223,090	22,562,515	—	22,785,605
Thereafter	11,957,204	—	—	11,957,204

	$12,788,000	$23,200,000	$293,708	$36,281,708

Note 6—Operating Leases

        Each of the following tenants represented greater than 10% of the Company's rental revenue for the six months ended June 30, 2019 and 2018 (unaudited) and for the years ended December 31, 2018 and 2017:

		% of Rental Revenue
		Six Months Ended		Year Ended December 31,
		June 30, 2019	June 30, 2018
Property	Tenant			2018	2017
Blankenbaker	Parallon	13%	13%	13%	13%
Blankenbaker	Honeywell International, Inc.	12%	12%	12%	12%
Chase	Cigna Corp.	28%	27%	28%	28%

        Future minimum lease payments under non-cancelable operating leases as of December 31, 2018, excluding any potential recoveries from tenants are as follows:

Year Ending December 31:	Amount
2019	$5,815,243
2020	4,603,296
2021	3,573,540
2022	1,164,054
2023	633,053
Thereafter	236,717

Total	$16,025,903

Note 7—Commitments and Contingencies

        In the ordinary course of business, the Company may become subject to litigation or claims. As of June 30, 2019 (unaudited), December 31, 2018 and 2017, there were no material legal proceedings to which the Company is a party.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Priam Properties Inc.:

Opinion on the Combined Financial Statements

        We have audited the accompanying combined statements of revenues and certain expenses of Properties I for the years ended December 31, 2018 and 2017, and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the revenues and certain expenses as described in Note 1 to the combined financial statements for the years ended December 31, 2018 and 2017, in conformity with U.S. generally accepted accounting principles.

Combined Statements of Revenues and Certain Expenses

        The accompanying combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Priam Properties Inc., as described in Note 1 to the combined financial statements. It is not intended to be a complete presentation of Properties I's revenues and expenses.

Basis for Opinion

        These combined financial statements are the responsibility of Priam Properties Inc.'s management. Our responsibility is to express an opinion on the combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Properties I in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as Properties I's auditor since 2018.

Charlotte, North Carolina
March 26, 2019

Properties I Combined Statements of Revenues and Certain Expenses

	Six Months Ended
			Year Ended December 31,
	June 30, 2019	June 30, 2018
			2018	2017
	(unaudited)	(unaudited)
Revenues:
Rental revenue	$2,037,962	$2,082,029	$4,259,513	$3,553,569
Recoveries from tenants	127,251	51,604	181,216	86,809
Other income	534	9,960	23,821	1,957

Total revenues	2,165,747	2,143,593	4,464,550	3,642,335

Certain expenses:
Operating expenses	546,172	559,646	1,173,964	1,047,216
Real estate taxes	301,311	289,337	565,751	582,657
Repairs and maintenance	76,796	121,071	242,367	177,969
Other operating expenses	176,648	204,929	321,542	230,357
Property management fees	64,658	67,370	132,722	118,391

Total certain expenses	1,165,585	1,242,353	2,436,346	2,156,590

Revenues in excess of certain expenses	$1,000,162	$901,240	$2,028,204	$1,485,745

See accompanying notes to combined statements of revenues and certain expenses

Properties I Notes to Combined Statements of Revenues and Certain Expenses

Six Months Ended June 30, 2019 and 2018 (unaudited) and
Years Ended December 31, 2018 and 2017

Note 1—Basis of Presentation

        The accompanying Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2019 and 2018 (unaudited) and the years ended December 31, 2018 and 2017, combines the rental operations of two real estate properties ("Properties I") that Priam Properties Inc. ("Priam") acquired via Priam Office Properties OP LP (the "Operating Partnership"), of which Priam is the sole general partner, in connection with the Operating Partnership's formation transactions, which occurred on August 14, 2019.

        The Combined Statements of Revenues and Certain Expenses was prepared for inclusion in a Form S-11 and to comply with the rules and regulations of the Securities and Exchange Commission for the probable acquisition of real estate properties pursuant to Rule 3.14 of Regulation S-X. The Combined Statements of Revenues and Certain Expenses is not intended to be a complete presentation of the operations of Properties I as certain expenses, which may not be comparable to the expenses to be incurred in the proposed future operations, have been excluded. Expenses excluded from the Combined Statements of Revenues and Certain Expenses consist of interest, depreciation and amortization, and other expenses not directly related to the operations of Properties I.

        The unaudited Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2019 and 2018, has been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The Combined Statements of Revenues and Certain Expenses for the interim periods are not necessarily indicative of the expected results for an entire year ending December 31, 2019.

        The table below summarizes the two properties included within the Combined Statements of Revenues and Certain Expenses, and their location:

Property	Location
Primacy II	Memphis, TN
Primacy III	Memphis, TN

Note 2—Significant Accounting Policies

Use of estimates

        The preparation of the Combined Statements of Revenues and Certain Expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses. Actual results could differ from those estimates.

Revenues

        Leases with tenants are classified as operating. Rental revenues consist of base rents, which are recognized on a straight-line basis over their lease term. Recoveries from tenants represents amounts that are charged to tenants for their share of operating expenses incurred by Properties I in accordance with each tenant's respective lease. Expenses such as real estate taxes, repairs and maintenance, and

Properties I Notes to Combined Statements of Revenues and Certain Expenses (Continued)

Six Months Ended June 30, 2019 and 2018 (unaudited) and
Years Ended December 31, 2018 and 2017

Note 2—Significant Accounting Policies (Continued)

other operating expenses are generally subject to recovery. Recoveries from tenants are recognized in accordance with the terms of the lease, on a monthly basis, and adjusted annually.

Certain expenses

        Certain expenses include only those expenses expected to be comparable to the proposed future operations of Properties I. These expenses, which include insurance, utilities, property management fees, repairs and maintenance, and real estate taxes, are expensed as incurred.

Note 3—Operating Leases

        Each of the following tenants represents greater than 10% of Properties I's rental revenue:

Property	Tenant	Six Months Ended June 30, 2019 (unaudited)	Six Months Ended June 30, 2018 (unaudited)	Year Ended December 31, 2018	Year Ended December 31, 2017
Primacy II	CBRE, Inc.	26%	25%	25%	29%
Primacy III	Federal Deposit Insurance Corporation	11%	15%	15%	17%
Primacy II	FedEx Trade Networks, Inc.	11%	11%	10%	11%
Primacy III	Harris Shelton Hanover Walsh PLLC	11%	6%	8%	—

        The properties of Properties I are leased to tenants under operating leases with expiration dates extending to 2028. Future minimum lease payments under non-cancelable operating leases as of December 31, 2018, excluding any potential recoveries from tenants are as follows:

Year ending December 31:	Amount
2019	$3,939,645
2020	3,675,809
2021	3,482,780
2022	2,532,313
2023	2,370,025
Thereafter	7,314,931

Total	$23,315,503

Note 4—Related Party

        For the six months ended June 30, 2019 and 2018 (unaudited), Properties I incurred related party fees for asset management services totaling $30,530 and $30,257, respectively, which is included in other operating expenses, in the Combined Statements of Revenues and Other Expenses.

        For the years ended December 31, 2018 and 2017, Properties I incurred related party fees for asset management services totaling $60,802 and $21,583, respectively, which is included in other operating

Properties I Notes to Combined Statements of Revenues and Certain Expenses (Continued)

Six Months Ended June 30, 2019 and 2018 (unaudited) and
Years Ended December 31, 2018 and 2017

Note 4—Related Party (Continued)

expenses, in the Combined Statements of Revenues and Certain Expenses. For the years ended December 31, 2018 and 2017, Properties I incurred related party fees for property management services totaling $129,258 and $51,994, respectively, which are included in property management fees in the Combined Statements of Revenues and Certain Expenses.

        Properties I has a management agreement with CBRE, Inc. The annual base fee is for the greater of 3% of gross collected revenues or $3,000 monthly. In addition, Properties I leases space to CBRE, Inc. and recognized base rent of $523,148 for the six months ended June 30, 2019 and 2018 (unaudited), and $1,046,295 for the years ended December 31, 2018 and 2017, respectively.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
Priam Properties Inc.:

Opinion on the Combined Financial Statements

        We have audited the accompanying combined statements of revenues and certain expenses of Properties II for the years ended December 31, 2018 and 2017, and the related notes (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the revenues and certain expenses as described in Note 1 to the combined financial statements for the years ended December 31, 2018 and 2017, in conformity with U.S. generally accepted accounting principles.

Combined Statements of Revenues and Certain Expenses

        The accompanying combined statements of revenues and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Priam Properties Inc., as described in Note 1 to the combined financial statements. It is not intended to be a complete presentation of Properties II's revenues and expenses.

Basis for Opinion

        These combined financial statements are the responsibility of Priam Properties Inc.'s management. Our responsibility is to express an opinion on the combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to Properties II in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as Properties II's auditor since 2018.

Charlotte, North Carolina
March 26, 2019

Properties II Combined Statements of Revenues and Certain Expenses

	Six Months Ended		Year Ended
	June 30, 2019	June 30, 2018	December 31, 2018	December 31, 2017
	(unaudited)	(unaudited)
Revenues:
Rental revenue	$8,551,241	$8,110,291	$16,749,226	$13,525,981
Recoveries from tenants	1,700,506	1,673,154	3,569,789	2,612,029
Other income	47,088	50,886	51,434	331,920

Total revenues	10,298,835	9,834,331	20,370,449	16,469,930

Certain expenses:
Operating expenses	2,549,688	2,423,364	4,895,257	4,447,286
Real estate taxes	1,016,337	980,267	1,924,637	1,553,418
Repairs and maintenance	787,676	612,475	1,187,769	803,822
Other operating expenses	545,285	483,140	1,017,050	641,943
Property management fees	296,930	310,265	598,452	476,652

Total certain expenses	5,195,916	4,809,511	9,623,165	7,923,121

Revenues in excess of certain expenses	$5,102,919	$5,024,820	$10,747,284	$8,546,809

See accompanying notes to combined statements of revenues and certain expenses

Properties II Notes to Combined Statements of Revenues and Certain Expenses

Six Months Ended June 30, 2019 and 2018 (unaudited), and
Years Ended December 31, 2018 and 2017

Note 1—Basis of Presentation

        The accompanying Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2019 and 2018 and the years ended December 31, 2018 and 2017 combines the rental operations of eight real estate properties ("Properties II") that Priam Properties Inc. ("Priam") acquired via Priam Office Properties OP LP (the "Operating Partnership"), of which Priam is the sole general partner, in connection with the Operating Partnership's formation transactions, which occurred on August 14, 2019.

        The Combined Statements of Revenues and Certain Expenses was prepared for inclusion in a Form S-11 and to comply with the rules and regulations of the Securities and Exchange Commission for the probable acquisition of real estate properties pursuant to Rule 3.14 of Regulation S-X. The Combined Statements of Revenues and Certain Expenses is not intended to be a complete presentation of the operations of Properties II as certain expenses, which may not be comparable to the expenses to be incurred in the proposed future operations, have been excluded. Expenses excluded from the Combined Statements of Revenues and Certain Expenses consist of interest, depreciation and amortization, and other expenses not directly related to the operations of Properties II.

        The unaudited Combined Statements of Revenues and Certain Expenses for the six months ended June 30, 2019 and 2018, has been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The Combined Statements of Revenues and Certain Expenses for the interim periods are not necessarily indicative of the expected results for an entire year.

        The table below summarizes the eight properties included within the Combined Statements of Revenues and Certain Expenses:

Property	Period for Which Operations Are Included	Location
8700 Tournament Trails	January 1, 2017 to June 30, 2019	Memphis, TN
Intech Ten	August 15, 2017 to June 30, 2019	Indianapolis, IN
Goodale	September 29, 2017 to June 30, 2019	Columbus, OH
MetroCenter V	January 1, 2017 to June 30, 2019	Columbus, OH
MetroCenter IV	January 1, 2017 to June 30, 2019	Columbus, OH
Executive Park	January 1, 2017 to June 30, 2019	Louisville, KY
One Harrison	January 1, 2017 to June 30, 2019	Raleigh, NC
The Collection at Sabal Park	January 1, 2017 to June 30, 2019	Tampa, FL

Note 2—Significant Accounting Policies

Use of estimates

        The preparation of the Combined Statements of Revenues and Certain Expenses in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses. Actual results could differ from those estimates.

Properties II Notes to Combined Statements of Revenues and Certain Expenses (Continued)

Six Months Ended June 30, 2019 and 2018 (unaudited), and
Years Ended December 31, 2018 and 2017

Note 2—Significant Accounting Policies (Continued)

Revenues

        Leases with tenants are classified as operating. Rental revenues consist of base rents, which are recognized on a straight-line basis over their lease term. Recoveries from tenants represents amounts that are charged to tenants for their share of operating expenses incurred by the Properties II in accordance with each tenant's respective lease. Expenses such as real estate taxes, repairs and maintenance, and other operating expenses are generally subject to recovery. Recoveries from tenants are recognized in accordance with the terms of the lease, on a monthly basis, and adjusted annually.

Certain expenses

        Certain expenses include only those expenses expected to be comparable to the proposed future operations of Properties II. These expenses, which include insurance, utilities, property management fees, repairs and maintenance, and real estate taxes, are expensed as incurred.

Note 3—Operating Leases

        For the six months ended June 30, 2019 and 2018 (unaudited) and years ended December 31, 2018 and 2017, there are no tenants which represent greater than 10% of Properties II's rental revenue.

        The properties of Properties II are leased to tenants under operating leases with expiration dates extending to 2029. Future minimum lease payments under non-cancelable operating leases as of December 31, 2018, excluding any potential recoveries from tenants are as follows:

Year ending December 31:	Amount
2019	$16,325,873
2020	13,611,045
2021	11,750,693
2022	8,187,143
2023	5,946,444
Thereafter	12,826,150

Total	$68,647,348

Note 4—Related Party

        For the six months ended June 30, 2019 and 2018 (unaudited), Properties II incurred related party fees for property management totaling $22,801 and $21,574, respectively, and asset management services totaling $147,480 and $62,843, respectively, which are included in property management fees and other operating expenses, respectively, in the Combined Statements of Revenues and Certain Expenses.

        For the years ended December 31, 2018 and 2017, Properties II incurred related party fees for property management totaling $50,334 and $6,019, respectively, and asset management services totaling $212,257 and $27,281, respectively, which are included in property management fees and other operating expenses, respectively, in the Combined Statements of Revenues and Certain Expenses.

        Until                        , 2020 (25 days after the date of this prospectus), all dealers that effect transactions in shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                Shares

Priam Properties Inc.

Common Stock

PROSPECTUS

D.A. Davidson & Co.

                        , 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC Registration Fee	$		*
NYSE American Listing Fee			*
FINRA Filing Fee			*
Printing and Engraving Expenses			*
Legal Fees and Expenses (other than Blue Sky)			*
Accounting Fees and Expenses			*
Transfer Agent and Registrar Fees		20,000
Other Expenses			*

Total	$		*

*
To be furnished by amendment.

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        In connection with the initial capitalization of our company, on July 5, 2018 we issued 1,000 shares of our common stock to Messrs. Mathur and Adams. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act as transactions by the issuer not involving a public offering. No general solicitation or underwriters were involved in this issuance.

        In connection with our formation transactions, an aggregate of 2,578,947 common units with an aggregate initial value of $89.9 million, and an aggregate of 417,110 4.75% Series A Preferred Units with an aggregate liquidation preference of $20.86 million were issued to certain persons owning interests in the entities that own the properties and other assets comprising our portfolio as consideration in our formation transactions. All such persons had substantive, pre-existing relationships with us and made irrevocable elections to receive such securities in our formation transactions prior to the filing of this registration statement with the SEC. Prior to the filing of this registration statement, each such person consented to the contribution of their interests in the ownership entities, or sale of certain assets, to our operating partnership or its subsidiaries. All of such persons are "accredited investors" as defined under Regulation D of the Securities Act. The issuance of such common units and 4.75% Series A Preferred Units was effected in reliance upon exemptions from registration provided by Section 4(a)(2) of the Securities Act and Regulation D of the Securities Act.

Item 34.    Indemnification of Directors and Officers.

        Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision which eliminates our directors' and officers' liability to the maximum extent permitted by Maryland law.

        Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employees or agents of our company or a predecessor of our company.

        We have entered into indemnification agreements with each of our executive officers and directors whereby we indemnify such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to limited exceptions. We intend to enter into such indemnification agreements with our current director nominees upon completion of our initial public offering of our common stock. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order us to indemnify such executive officer or director.

        Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See "Underwriting." In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Priam Office Properties OP LP, the operating partnership of which we serve as sole general partner.

        Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.    Treatment of Proceeds from Stock Being Registered.

        None.

Item 36.    Financial Statements and Exhibits.

        (A)  Financial Statements.    See page F-1 for an Index to Financial Statements and the related notes thereto included in this registration statement.

        (B)  Exhibits.    The attached Exhibit Index is incorporated herein by reference.

Item 37.    Undertakings.

        (a)   The undersigned registrant hereby further undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned registrant hereby further undertakes that:

    (1)
    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2)
    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 EXHIBIT INDEX

Exhibit		Exhibit Description
1.1	*	Form of Underwriting Agreement

3.1	**	Form of Articles of Amendment and Restatement of Priam Properties Inc.

3.2	**	Form of Amended and Restated Bylaws of Priam Properties Inc.

5.1	*	Opinion of Venable LLP regarding the validity of the securities being registered

8.1	*	Opinion of Hunton Andrews Kurth LLP with respect to tax matters

10.1	*	Form of Second Amended and Restated Agreement of Limited Partnership of Priam Office Properties OP LP

10.2	†*	Form of Priam Properties Inc. 2020 Individual Equity Incentive Plan

10.3	†*	Form of Priam Properties Inc. 2020 Advisor Equity Incentive Plan

10.4	†*	Form of 2020 Restricted Stock Award Agreement (Time Vesting)

10.5	†*	Form of 2020 LTIP Unit Award Agreement

10.6	**	Form of Indemnification Agreement between Priam Properties Inc. and its directors and officers

10.7	**	Form of Registration Rights Agreement between Priam Properties Inc. and [ ]

10.8	*	First Amended and Restated Advisory Agreement by and between Priam Properties Inc. and Priam Office Advisors LLC

10.9	**	Loan Agreement between Chase Corporate Center, LLC and Wells Fargo Bank, National Association dated as of January 14, 2016

10.10	**	Contribution Agreement by and among 4515 Poplar CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.11	**	Contribution Agreement by and among 5400 Poplar CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.12	**	Contribution Agreement by and among 6055 Primacy CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.13	**	Contribution Agreement by and among 6055 Primacy Manager LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.14	**	Contribution Agreement by and among 8200 Haverstick CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.15	**	Contribution Agreement by and among Executive Office Park CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.16	**	Contribution Agreement by and among Goodale CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam ÈCapital GP, LLC and Priam Investors GP, LLC

10.17	**	Contribution Agreement by and among Hall Capital III, LP, Priam Office Properties OP LP, Priam and Properties Inc.

Exhibit		Exhibit Description
10.18	**	Contribution Agreement by and among Hall Capital, LLC, Priam Office Properties OP LP, Priam and Properties Inc.

10.19	**	Contribution Agreement by and among Hall Capital, LLC, Priam Office Properties OP LP, Priam and Properties Inc.

10.20	**	Contribution Agreement by and among Intech Ten CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.21	**	Contribution Agreement by and among MetroCenter IV CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.22	**	Contribution Agreement by and among MetroCenter V CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.23	**	Contribution Agreement by and among Priam Capital Fund III, L.P., Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.24	**	Contribution Agreement by and among Priam Capital GP, LLC, Priam Office Properties OP LP, Priam Properties Inc. and Priam Investors GP, LLC

10.25	**	Contribution Agreement by and among Priam CCC CIV, LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.26	**	Contribution Agreement by and among Priam Investors GP, LLC, Priam Office Properties OP LP, Priam Properties Inc. and Priam Capital GP, LLC

10.27	**	Contribution Agreement by and among Priam Ventures Fund II, LP, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.28	**	Contribution Agreement by and among Primacy III CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.29	**	Contribution Agreement by and among Primacy III Manager LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.30	**	Contribution Agreement by and among Sabal Park CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.31	**	Contribution Agreement by and among 8700 Trail Lake CIV LLC, Priam Office Properties OP LP, Priam Properties Inc., Priam Capital GP, LLC and Priam Investors GP, LLC

10.32	**	Contribution Agreement by and among Hall Capital III, LP, Priam Office Properties OP LP, Priam and Properties Inc.

10.33	**	Contribution Agreement by and among Marc Eason, Priam Office Properties OP LP, Priam and Properties Inc.

10.34	**	Contribution Agreement by and among Bob McLean, Priam Office Properties OP LP, Priam and Properties Inc.

10.35	**	Contribution Agreement by and among Brad Moffatt, Priam Office Properties OP LP, Priam and Properties Inc.

Exhibit		Exhibit Description
10.36	**	Contribution Agreement by and among Bill Pradat, Priam Office Properties OP LP, Priam and Properties Inc.

21.1	*	List of Subsidiaries of the Registrant

23.1		Consent of KPMG LLP

23.2	*	Consent of Venable LLP (included in Exhibit 5.1)

23.3	*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 8.1)

23.4		Consent of Rosen Consulting Group

24.1	**	Power of Attorney

99.1	*	Consent of Independent Director Nominee

99.2	*	Consent of Independent Director Nominee

99.3	*	Consent of Independent Director Nominee

*
To be filed by amendment.

**
Previously filed.

†
Compensatory plan or arrangement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that the registrant meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 7th day of February, 2020.

PRIAM PROPERTIES INC.
By:	/s/ ABHISHEK MATHUR Abhishek Mathur Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ABHISHEK MATHUR Abhishek Mathur	Director and Chief Executive Officer (principal executive officer)	February 7, 2020
/s/ W. MICHAEL MADDEN W. Michael Madden	Director and Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	February 7, 2020
/s/ BRIAN C. ADAMS Brian C. Adams	Director	February 7, 2020